   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            UNISPHERE NETWORKS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               3576                              522142617
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------

                              ONE EXECUTIVE DRIVE
                        CHELMSFORD, MASSACHUSETTS 01824
                                 (978) 848-0300
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              JAMES A. DOLCE, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              ONE EXECUTIVE DRIVE
                        CHELMSFORD, MASSACHUSETTS 01824
                                 (978) 848-0300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                 MARK G. BORDEN, ESQ.                                  ADAM L. SALASSI, ESQ.
               PHILIP P. ROSSETTI, ESQ.                                 MARK D. SPOTO, ESQ.
                  HALE AND DORR LLP                                      COOLEY GODWARD LLP
                   60 STATE STREET                                       ONE FREEDOM SQUARE
             BOSTON, MASSACHUSETTS 02109                                11951 FREEDOM DRIVE
              TELEPHONE: (617) 526-6000                                RESTON, VIRGINIA 20190
               TELECOPY: (617) 526-5000                              TELEPHONE: (703) 456-8000
                                                                      TELECOPY: (703) 456-8100

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and certain other conditions under the Merger Agreement are met or waived.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                   TITLE OF EACH CLASS OF
                SECURITIES TO BE REGISTERED                   AMOUNT TO BE REGISTERED(1)  AMOUNT OF REGISTRATION FEE(2)
-----------------------------------------------------------------------------------------------------------------------
Common stock, $.01 par value per share......................       7,460,000 shares                  $3,169
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) Based upon the maximum number of shares of common stock of the Registrant issuable in the merger described herein.

(2) Pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, the registration fee is based on the book value of $12,001,869 of BroadSoft, Inc. as of September 30, 2000.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                BROADSOFT, INC.
                               220 PERRY PARKWAY
                             GAITHERSBURG, MD 20877

                                                                          , 2001

Dear Stockholders:

     You are cordially invited to attend the special meeting of stockholders of
BroadSoft, Inc., to be held on           ,             , 2001, at      a.m. at
               .

     BroadSoft, Inc., Unisphere Networks, Inc. and a wholly owned subsidiary of Unisphere entered into a merger agreement dated as of October 20, 2000. Under that agreement, the wholly owned subsidiary will be merged with and into BroadSoft, and BroadSoft will survive as a wholly owned subsidiary of Unisphere. Your board of directors is mailing this proxy statement/prospectus to you to solicit your proxy to vote for approval and adoption of the merger agreement and the merger.

     If we complete the merger, shares of BroadSoft common stock that are outstanding at the completion of the merger will be converted into shares of Unisphere common stock, unless you exercise appraisal rights under Delaware law. We will determine the portion of a share of Unisphere common stock into which each share of BroadSoft common stock will be converted immediately prior to completion of the merger according to formulas specified in the merger agreement and described in the attached materials. In addition, you may become entitled to additional shares of Unisphere common stock depending upon the trading price of Unisphere common stock in the public market during a specified period after the closing. If the merger agreement is approved and all other conditions described in the merger agreement have been met or, where permissible, waived, the merger is expected to occur as soon as possible after the special meeting. There is no public trading market for BroadSoft common stock. Unisphere common stock is quoted on the Nasdaq Stock Market under the symbol "UNSP."

     After careful consideration, your board of directors has unanimously determined that the merger is fair to and in the best interests of BroadSoft and its stockholders and unanimously recommends that BroadSoft stockholders vote to approve and adopt the merger agreement and the merger.

     The accompanying proxy statement/prospectus describes the terms and conditions of the merger agreement and includes, as Annex A, a complete text of the merger agreement. I urge you to read the enclosed materials carefully for a description of the merger. Whether or not you plan to attend the special meeting in person and regardless of the number of shares you own, please complete, sign, date and return the enclosed proxy card as promptly as possible. We look forward to seeing you at the special meeting.

                                          Sincerely,
                                          /s/ Michael Tessler
                                          Michael Tessler
                                          President and Chief Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF UNISPHERE COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement/prospectus is dated             , 2001 and is first
being mailed to BroadSoft stockholders on or about             , 2001.

[UNISPHERE LOGO]                                                [BROADSOFT LOGO]

                           PROXY STATEMENT/PROSPECTUS

     This proxy statement/prospectus is the prospectus of Unisphere Networks, Inc. with respect to the issuance by Unisphere of shares of Unisphere common stock in connection with the agreement and plan of merger among Unisphere Networks, Inc., Pitcher Acquisition Corp., a wholly owned subsidiary of Unisphere, and BroadSoft, Inc. The merger agreement provides for the merger of Pitcher Acquisition Corp. with and into BroadSoft. Following the merger, BroadSoft will be a wholly owned subsidiary of Unisphere.

     This proxy statement/prospectus is the proxy statement of BroadSoft and is being furnished to BroadSoft stockholders in connection with the special meeting
of BroadSoft stockholders to be held on             , 2001 at                .

                            ------------------------

     UNTIL          , 2001 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                       SOURCES OF ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about Unisphere that is not included or delivered with this document. This information is available without charge to BroadSoft stockholders upon written or oral request. Contact Unisphere at One Executive Drive, Chelmsford, Massachusetts 01824, Attention: Marc Jaffan, Director of Investor Relations. Unisphere's telephone number is (978) 848-0300. To obtain timely delivery of requested documents prior to the special meeting of BroadSoft
stockholders, you must request them no later than             , 2001, which is
five business days prior to the date of the special meeting.

     ALSO SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 122 OF THIS PROXY STATEMENT/PROSPECTUS.

                                BROADSOFT, INC.
                               220 PERRY PARKWAY
                          GAITHERSBURG, MARYLAND 20877

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON             , 2001

Dear Stockholders:

     A special meeting of stockholders of BroadSoft, Inc. will be held on
       ,             , 2001, at
            , commencing at      a.m., for the following purposes:

     - To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of October 20, 2000 among BroadSoft, Inc., Unisphere Networks, Inc. and Pitcher Acquisition Corp., a wholly owned subsidiary of Unisphere, a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice.

     - To consider and transact such other business as may properly be brought before the special meeting or any adjournment thereof.

     After careful consideration, your board of directors has unanimously determined that the merger is fair to and in the best interests of BroadSoft and its stockholders. The BroadSoft board has unanimously approved and adopted the merger agreement and unanimously recommends that you vote to approve and adopt the merger agreement and the merger. We urge you to read the accompanying proxy statement/prospectus carefully for a description of the merger agreement.

     Stockholders of BroadSoft beneficially holding, as of the record date, shares of BroadSoft common stock and preferred stock with voting power sufficient to approve the merger agreement and the merger have agreed to vote all of their respective shares in favor of the approval and adoption of the merger agreement and the merger. Consequently, approval and adoption of the merger agreement and the merger by BroadSoft stockholders is assured.

     Pursuant to the merger agreement, holders of BroadSoft common stock and preferred stock are entitled to appraisal rights in connection with the merger, in accordance with Delaware law.

     The record date for determining the stockholders who will receive notice of
and be entitled to vote at the special meeting is             , 2001.

                                          By Order of the Board of Directors,

                                          /s/ JEFFREY JORDAN
                                          Jeffrey Jordan
                                          Secretary

Gaithersburg, Maryland
            , 2001

     Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card promptly in the enclosed postage-paid envelope. Stockholders who attend the special meeting may revoke their proxies and vote in person if they desire. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD AT THIS TIME. Do not send in your stock certificates until you receive a letter of transmittal.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Questions and Answers About the Merger......................    i
Summary.....................................................    1
  The Merger................................................    1
Risk Factors................................................    8
  Risks Related to the Merger...............................    8
  Risks Related to BroadSoft................................   10
  Risks Relating to Unisphere...............................   10
Special Note Regarding Forward-Looking Statements...........   21
Selected Historical and Unaudited Pro Forma Condensed
  Combined Financial Information............................   22
Market Price Information....................................   31
  Market Price Information..................................   31
  Recent Closing Prices.....................................   31
  Dividends.................................................   31
The Special Meeting.........................................   32
  Date, Time and Place......................................   32
  Matters to be Considered at the Special Meeting...........   32
  Record Date...............................................   32
  Voting and Revocation of Proxies..........................   32
  Quorum; Abstentions.......................................   33
  Vote Required.............................................   33
  Appraisal Rights..........................................   33
  Solicitation of Proxies; Expenses.........................   34
  Board Recommendation......................................   34
The Merger..................................................   35
  Background of the Merger..................................   35
  Joint Reasons for the Merger..............................   37
  Unisphere's Reasons for the Merger........................   38
  BroadSoft's Reasons for the Merger; Recommendation of the
     BroadSoft Board of Directors...........................   38
  Opinion of Financial Advisor to BroadSoft.................   40
  Engagement of W.R. Hambrecht..............................   43
  Treatment of BroadSoft Common Stock and BroadSoft Options
     in the Merger..........................................   44
  Accounting Treatment of the Merger........................   44
  Material United States Federal Income Tax Consequences....   44
  Limitations on Tax Opinion................................   47
  Nasdaq National Market Quotation..........................   47
  Resales of Unisphere Common Stock Issued in Connection
     with the Merger; Affiliate Agreements..................   47
  Interests of BroadSoft's Executive Officers and Directors
     in the Merger..........................................   48
  Rights of BroadSoft Stockholders to Appraisal.............   49
  Appraisal Rights Procedures...............................   50
The Merger Agreement........................................   53
  General...................................................   53
  The Conversion Ratio; Treatment of BroadSoft Common Stock
     and BroadSoft Preferred Stock..........................   53
  Additional Shares of Unisphere Common Stock and Options
     May be Issued After the Closing........................   54
  Treatment of BroadSoft Options............................   55
  Escrow Shares.............................................   55
  No Fractional Shares......................................   55

                                                              PAGE
                                                              ----
  Appraisal Rights..........................................   56
  Effective Time of the Merger..............................   56
  The Exchange Agent........................................   56
  Exchange of Certificates..................................   56
  Representations and Warranties............................   57
  Covenants.................................................   58
  Indemnification of Unisphere and Certain BroadSoft
     Stockholders...........................................   60
  Conditions to Completion of the Merger....................   62
  Termination...............................................   63
  Expenses..................................................   64
  Waiver and Amendment......................................   64
Other Agreements............................................   65
  Escrow Agreement..........................................   65
  Affiliate Agreement.......................................   65
  Loan and Security Agreement...............................   66
  Noncompetition and Nonsolicitation Agreement..............   67
  Lock-up Agreements........................................   67
  Voting Agreements.........................................   68
  Approval of the Right of Disqualified Individuals to
     Receive Any Amounts Payable to the Individual on an
     Acceleration of Vesting................................   68
Description of Unisphere's Business.........................   70
  Overview..................................................   70
  Industry Background.......................................   70
  Our Solution..............................................   72
  Our Strategy..............................................   74
  Products..................................................   75
  Unisphere Management Center...............................   79
  Customers.................................................   79
  Sales and Marketing.......................................   80
  Customer Service and Support..............................   80
  Research and Development..................................   81
  Manufacturing.............................................   81
  Competition...............................................   81
  Intellectual Property.....................................   82
  Government Regulation.....................................   82
  Employees.................................................   83
  Facilities................................................   83
  Legal Proceedings.........................................   83
Unisphere's Management's Discussion and Analysis of
  Financial Condition and Results of Operations.............   84
Unisphere's Management......................................   94
  Executive Officers, Directors and Key Employees...........   94
  Board Committees..........................................   97
  Director Compensation.....................................   97
  Compensation Committee Interlocks and Insider
     Participation..........................................   97
  Employment Agreements.....................................   97
  Executive Compensation....................................   99

                                                              PAGE
                                                              ----
  Option Grants In Last Fiscal Year.........................  100
  Fiscal Year End Option Values.............................  101
  Stock Plans...............................................  101
Unisphere's Relationships with Siemens and Related Party
  Transactions..............................................  103
  Relationship with Siemens.................................  103
  Software Development Services Agreements..................  103
  OEM Software Distribution Agreement for DirX-Metadirectory
     Software...............................................  103
  Vendor Distribution Agreement.............................  104
  Tax Sharing Agreement.....................................  104
  OEM Agreement for the Purchase of SMX Products............  104
  Software License Agreement for RTP Software...............  104
  Engineering Services Agreement............................  104
  License-Back of Voice Over Internet Protocol..............  105
  Transactions with Directors and Officers..................  105
Description of BroadSoft's Business.........................  106
BroadSoft's Management's Discussion and Analysis of
  Financial Condition and Results of Operations.............  107
BroadSoft's Related Party Transactions......................  110
  Stock Restriction Agreements..............................  110
Security Ownership of Certain Beneficial Holders and
  Management of BroadSoft...................................  111
Description of Unisphere Capital Stock......................  114
  Common Stock..............................................  114
  Preferred Stock...........................................  114
  Section 203 of Delaware General Corporation Law...........  114
  Limitation of Liability and Indemnification...............  115
Comparison of Rights of Common Stockholders of Unisphere and
  Stockholders of BroadSoft.................................  116
  Capitalization............................................  116
  Size and Classification of the Board of Directors.........  116
  Removal of Directors......................................  116
  Voting....................................................  117
  Liquidation Preference....................................  117
  Redemption................................................  118
  Conversion................................................  118
  Dividends.................................................  118
  Amendment of Certificate of Incorporation.................  119
  Amendment of By-laws......................................  119
  Stockholder Action by Written Consent.....................  119
  Notice of Stockholder Meetings............................  119
  Ability to Call Special Meeting...........................  120
  Transactions with Interested Parties......................  120
  State Anti-Takeover Statutes..............................  120
  Limitation of Liability of Directors......................  120
  Indemnification of Directors and Officers.................  121
Legal Matters...............................................  121
Experts.....................................................  121
Where You Can Find More Information.........................  122
Unisphere Networks, Inc. Index to Consolidated Financial
  Statements................................................  F-1
BroadSoft, Inc. Index to Financial Statements...............  S-1

                                                              PAGE
                                                              ----
ANNEXES
A.  Agreement and Plan of Merger............................  A-1
     Exhibit A     Escrow Agreement
     Exhibit B     Stockholder Voting Agreement
     Exhibit C     Affiliate Agreement
     Exhibit D     Loan and Security Agreement
     Exhibit E     Opinion of Counsel to BroadSoft
     Exhibit F     Noncompetition and Nonsolication
      Agreement
     Exhibit G-1  Form of Lock-up Agreement (employee)
     Exhibit G-2  Form of Lock-up Agreement (non-employee)
     Exhibit H     Opinion of Counsel to Unisphere and the
      Transitory Subsidiary
B.  Opinion of W.R. Hambrecht + Co. ........................  B-1
C.  Section 262 of the Delaware General Corporation Law.....  C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE THE COMPANIES PROPOSING TO MERGE?

A:    Unisphere and BroadSoft are proposing to merge because we believe the resulting combination will further compliment Unisphere's strategy to offer service providers an enhanced portfolio of integrated internet protocol public networking solutions to enable next-generation voice and data services, and will create a stronger, more competitive company capable of achieving greater financial strength, operational efficiencies, earning power and growth potential than either company would have on its own.

Q: HOW WILL THESE TWO COMPANIES MERGE?

A:    Unisphere and BroadSoft will combine under a merger agreement providing that Pitcher Acquisition Corp., a wholly owned subsidiary of Unisphere that we call the merger subsidiary, will merge with and into BroadSoft. As a result of the merger, BroadSoft will become a wholly owned subsidiary of Unisphere.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A:    If the merger is completed, BroadSoft common stock will be converted into
    Unisphere common stock. We will determine the portion of a share of Unisphere common stock into which your BroadSoft common stock will initially be converted immediately prior to the effective time of the merger. Based on the number of shares of BroadSoft common stock and stock options and
    warrants outstanding at             , 2001, and assuming no new BroadSoft
    option grants (other than the permitted grant of up to 750,000 options to purchase BroadSoft common stock) or forfeitures and no new issuances of BroadSoft stock other than upon option and warrant exercises, each share of BroadSoft common stock will be initially converted at the closing into shares of Unisphere common stock. At the closing, an aggregate of 496,000 shares will be deposited into a one-year escrow to secure indemnification obligations of the BroadSoft stockholders under the merger agreement.

      Following the closing of the merger, Unisphere may be obligated to issue additional shares of its common stock and options to purchase Unisphere common stock to BroadSoft stockholders and optionholders, up to a maximum of 1,750,000 shares. The number of additional shares, if any, will be based on the average of the closing price of Unisphere common stock during the 20 consecutive trading days beginning with the first complete trading day following Unisphere's announcement of its second fiscal quarter financial results or 30 days following the closing of the merger, whichever is later.

      If you hold shares of BroadSoft common stock that are unvested or are subject to a repurchase option, a risk of forfeiture or another condition under any restricted stock purchase agreement or other similar agreement with BroadSoft, referred to as restricted common stock, the shares of Unisphere common stock you receive in the merger will also be unvested or subject to the same repurchase option, risk of forfeiture or other condition. If your restricted stock purchase or other agreement provides for acceleration of the vesting schedule for your shares of BroadSoft common stock upon the occurrence of the merger, the accelerated schedule will apply to the shares of Unisphere restricted common stock that you receive in the merger.

      On October 19, 2000, the last day before the public announcement of the proposed merger, Unisphere common stock was not publicly traded. On
                , 2001, Unisphere completed its initial public offering and Unisphere common stock began trading on the Nasdaq National Market. On
                , 2001, the most recent practicable date prior to the printing of this proxy statement/prospectus, the last reported sale price of
    Unisphere common stock on the Nasdaq National Market was $     per share.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER OF UNISPHERE AND BROADSOFT?

A:    We are working to complete the merger as quickly as possible. We expect to complete the merger in the second quarter of fiscal 2001. However, we cannot predict the exact timing because there are several conditions to closing. If necessary or desirable, Unisphere and BroadSoft may agree to complete the merger at a later date.

Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

A:   The merger is intended to qualify as a reorganization under the Internal
   Revenue Code. Accordingly, no gain or loss will generally be recognized by Unisphere, BroadSoft or the merger subsidiary as a result of the merger. Additionally, no gain or loss will be recognized by BroadSoft stockholders to the extent they receive shares of Unisphere common stock in the merger. However, BroadSoft stockholders will recognize taxable gain to the extent they receive cash in the merger in lieu of fractional shares. BroadSoft stockholders are urged to consult their tax advisors for a full understanding of the tax consequences of the merger.

Q: WHO MUST APPROVE THE MERGER?

A:   In addition to the approvals by the Unisphere board of directors and the
   BroadSoft board of directors, which have already been obtained, the merger must be approved by BroadSoft stockholders.

Q: WHAT STOCKHOLDER VOTE IS REQUIRED TO APPROVE THE MERGER AGREEMENT AND THE MERGER?

A:   The presence at the special meeting, in person or by proxy, of the following will constitute a quorum for transaction of business at the special meeting:

   - holders of a majority of the voting power represented by all shares of BroadSoft common stock and BroadSoft Series B preferred stock (with Series B preferred stock voting on an as-converted basis) issued and outstanding on the record date, voting together as a single class; and

   - holders of a majority of the voting power represented by all shares of BroadSoft Series A preferred stock and BroadSoft Series B preferred stock (with Series B preferred stock voting on an as-converted basis) issued and outstanding on the record date, voting together as a single class.

     Abstentions will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum.

     The affirmative vote of the holders of at least a majority of the voting power of BroadSoft's outstanding shares of common stock and BroadSoft Series B preferred stock, voting on an as-converted basis, and a majority of the voting power of BroadSoft's outstanding shares of Series A preferred stock and Series B preferred stock, voting as a single class and on an as-converted basis, is required to approve the merger agreement and the merger. Each share of BroadSoft common stock and Series A preferred stock has one vote per share. Each share of BroadSoft Series B preferred stock has two votes per share. Stockholders of BroadSoft beneficially holding shares of BroadSoft common stock and preferred stock with voting power sufficient to approve the merger agreement and the merger have agreed to vote all of their respective shares in favor of the approval and adoption of the merger agreement and the merger. Consequently, approval and adoption of the merger agreement and the merger by BroadSoft stockholders is assured.

Q: WHAT DO I NEED TO DO NOW?

A:   You should read this proxy statement/prospectus, including its annexes, carefully, and consider how the merger will affect you as a stockholder.

Q: HOW DO I VOTE?

A:   You may indicate how you want to vote on your proxy card and then sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the BroadSoft special meeting. You may also attend the special meeting and vote in person instead of submitting a proxy. You may also attend the special meeting and vote in person in order to revoke an earlier submitted proxy.

     If you fail either to return your proxy card or to vote in person at the special meeting, or if you mark your proxy "abstain," the effect will be a vote against the merger agreement and the merger. If you sign and send in your proxy without indicating how you want to vote, your proxy will be counted as a vote for the merger agreement and the merger.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD?

A:   You may change your vote at any time before the vote takes place at the
   BroadSoft special meeting. To do so, you may either complete and submit a later dated proxy card or send a written notice stating that you would like to revoke your proxy. In addition, you may attend the special meeting and vote in person.

Q: WHEN AND WHERE IS THE BROADSOFT SPECIAL MEETING?

A:   The special meeting of BroadSoft stockholders will be held at
                  , on              , 2001 at   a.m.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:   No. After we complete the merger, Unisphere or its transfer agent will send instructions to you explaining how to exchange your shares of BroadSoft common stock for the appropriate number of shares of Unisphere common stock.

Q: WHO MAY I CONTACT WITH ANY ADDITIONAL QUESTIONS?

A:   You may call Michael Tinsley, BroadSoft's vice president of finance and administration, at (240) 364-5104.

Q: ARE THERE ANY RISKS ASSOCIATED WITH THE MERGER?

A:   The merger does involve risks. For a discussion of risk factors that should be considered in evaluating the merger, see "Risk Factors" beginning on page
   8.

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement/prospectus, including its annexes and the documents to which we have referred you. See "Where You Can Find More Information" on page
121. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

THE COMPANIES

UNISPHERE NETWORKS, INC.
One Executive Drive
Chelmsford, Massachusetts 01824
(978) 848-0300

     Unisphere provides data and voice networking products to communications service providers. Unisphere's suite of products enables communications service providers to offer value-added, integrated voice and high-speed data services to business and residential users. The markets for Unisphere products include internet protocol routing, broadband access and next generation voice switching. Unisphere's target customers include new and established service providers, cable operators and domestic and international wireless and wireline carriers.

BROADSOFT, INC.
220 Perry Parkway
Gaithersburg, Maryland 20877
(301) 977-9440

     BroadSoft is a development stage company that provides software service delivery and creation systems that support business telephony applications for use on the internet, such as call waiting, voice mail and conferencing.

THE MERGER

     Through the merger, BroadSoft will become a wholly owned subsidiary of Unisphere. BroadSoft stockholders will receive Unisphere common stock in exchange for their shares of BroadSoft common stock. We expect that all shares of BroadSoft Series A preferred stock will be redeemed by BroadSoft for cash and all shares of BroadSoft Series B preferred stock will be converted into shares of BroadSoft common stock prior to the effective time of the merger. The merger agreement is attached to this proxy statement/prospectus as Annex A. We encourage you to read the merger agreement as it is the legal document that governs the merger.

VOTE REQUIRED IS ASSURED
(PAGE 33)

     Approval of the merger agreement and the merger requires the vote of a majority of the voting power of BroadSoft's outstanding shares of common stock and Series B preferred stock (with Series B preferred stock voting on an as-converted basis), voting together as a single class, and a majority of the voting power of BroadSoft's outstanding shares of Series A preferred stock and Series B preferred stock (with Series B preferred stock voting on an
as-converted basis), voting as a single class. As of          , 2001,
BroadSoft's directors and executive officers and their affiliates, together with other principal stockholders, beneficially owned shares of BroadSoft common
stock and Series B preferred stock representing approximately   % of the
combined voting power of such stock and shares of BroadSoft Series A preferred
stock and Series B preferred stock representing approximately   % of the
combined voting power of such stock. These stockholders have agreed to vote their shares in favor of, among other things, the merger agreement and the merger. Accordingly, approval of the merger agreement and the merger at the BroadSoft special meeting is assured.

BROADSOFT BOARD RECOMMENDATION TO STOCKHOLDERS
(PAGE 34)

     After careful consideration, the BroadSoft board of directors has determined that the terms and conditions of the merger are fair to you and in your best interests, and unanimously recommends that you approve the merger agreement and the merger.

TOTAL NUMBER OF UNISPHERE SHARES TO BE ISSUED IN CONNECTION WITH THE MERGER (PAGE 53)

     The total number of shares of Unisphere common stock that Unisphere will issue in the merger, together with the number of shares of Unisphere common stock that will be issuable upon the exercise of BroadSoft stock options that Unisphere will assume in the merger, will be between 5,710,000 and 7,460,000. The exact number will depend upon a variety of factors, primarily the average trading price of Unisphere common stock in the public market during a 20 trading day period that will begin at a specified time after the closing. These shares consist of the following:

     - at the closing, Unisphere will allocate 4,960,000 shares of Unisphere common stock proportionately among the holders of BroadSoft common stock and BroadSoft stock options; of the shares allocated to the holders of BroadSoft common stock, 496,000 will be immediately placed in escrow for one year to secure the indemnification obligations of the BroadSoft stockholders under the merger agreement;

     - after the closing, Unisphere may be required to allocate up to 1,750,000 additional shares of Unisphere common stock to the holders of BroadSoft common stock and BroadSoft stock options depending upon the market performance of Unisphere common stock during the 20 trading day measurement period discussed above; of the additional shares allocated to the holders of BroadSoft common stock, a number equal to 10% of the total additional shares, including those allocated to BroadSoft stock options, will be placed into the indemnification escrow; and

     - we expect that BroadSoft will grant additional stock options prior to the closing to some BroadSoft employees, which Unisphere will assume in the merger and will become exercisable to purchase 750,000 shares of Unisphere common stock; no additional shares will be allocated to these options after the closing.

WHAT BROADSOFT STOCKHOLDERS WILL RECEIVE AT CLOSING
(PAGE 53)

     Your shares of BroadSoft common stock will be converted into shares of Unisphere common stock in the merger. We will calculate a conversion ratio for the BroadSoft common stock immediately prior to the closing of the merger. In calculating this ratio, we will first add the number of shares of BroadSoft common stock outstanding at that time, which will include the shares issued upon the expected conversion of BroadSoft Series B preferred stock, and the number of shares of BroadSoft common stock issuable upon the exercise of then outstanding BroadSoft stock options, excluding the additional stock options we expect BroadSoft to grant prior to the closing. We will then divide 4,960,000 by the resulting sum. This will yield the conversion ratio, or the portion of a share of Unisphere common stock into which each share of BroadSoft common stock will be initially converted at the closing. The effect of this calculation is to allocate the initial 4,960,000 shares of Unisphere common stock proportionately among the BroadSoft stockholders and optionholders. The shares allocated to the BroadSoft common stock will be issued at closing. The shares allocated to the BroadSoft stock options will not be issued at closing; instead, Unisphere will assume the options and they will thereafter be exercisable to purchase Unisphere common stock as described below. Of the shares to be issued at closing with respect to the BroadSoft common stock, 496,000 shares will be placed into the indemnification escrow.

     If you hold shares of BroadSoft common stock that are unvested or are subject to a repurchase option, a risk of forfeiture or another condition under any restricted stock purchase agreement or other similar agreement with BroadSoft, referred to as restricted common stock, the shares of Unisphere common stock that you receive at the closing of the merger will also be unvested or subject to the same repurchase option, risk of forfeiture or other condition. If your restricted stock purchase or other agreement provides for acceleration of the vesting schedule for your shares of BroadSoft restricted common stock upon the occurrence of the merger, the accelerated schedule will apply to the shares of Unisphere restricted common stock that you receive in the merger. The repurchase price of your BroadSoft restricted common stock will be adjusted by dividing it by the conversion ratio described above.

     As of             , 2001, after giving effect to the conversion into common
stock of all shares of BroadSoft Series B preferred stock and the assumed
exercise of all BroadSoft warrants, BroadSoft had outstanding      shares of
BroadSoft common stock and options and warrants to purchase      additional
shares of BroadSoft common stock. Based on these numbers, and assuming no new BroadSoft option grants or forfeitures and no new issuances of BroadSoft stock other than upon option and warrant exercises, each share of BroadSoft common
stock will be initially converted at the closing into      of a share of
Unisphere common stock, of which             shares will be deposited into the
one-year indemnification escrow.

ADDITIONAL SHARES THAT MAY BE ISSUED AFTER THE CLOSING
(PAGE 54)

     In addition to the 4,960,000 shares initially allocated among the stockholders and optionholders of BroadSoft at the closing, Unisphere may become obligated to allocate up to 1,750,000 additional shares of Unisphere common stock after the closing. The number of additional shares allocated, if any, will be determined following the 20 trading day measurement period beginning with the first complete trading day following Unisphere's announcement of its second fiscal quarter financial results or 30 days following the closing of the merger, whichever is later. The number of additional shares, if any, will depend upon the average closing price of Unisphere common stock on the Nasdaq National Market during the measurement period. As with the initial shares, the additional shares will be allocated among the former holders of BroadSoft common stock and stock options and in the same proportion. Shares allocated to the options will take the form of additional options granted to the former BroadSoft optionholders on a pro-rata basis with the options assumed by Unisphere at the closing. The remaining additional shares will be allocated to the former BroadSoft stockholders within 15 days after the end of the measurement period. Of the shares allocated to the BroadSoft common stock and stock options, a number equal to 10% of the total number of additional shares will be placed into the indemnification escrow.

     Any additional shares issued to former holders of BroadSoft restricted common stock who received shares of Unisphere restricted common stock at the closing of the merger will be subject to the same conditions and have the same repurchase price as the initial shares of Unisphere restricted common stock issued to those holders.

     The following table shows the total number of additional shares to be allocated among the BroadSoft stockholders and optionholders, and the number of additional shares per share of BroadSoft common stock, at the indicated average closing price of Unisphere common stock during the 20 trading day measurement period:

                                                                      PORTION OF
                                                                   ADDITIONAL SHARES
                                                                    TO BE PLACED IN
AVERAGE CLOSING PRICE                      ADDITIONAL SHARES PER   ESCROW PER SHARE
  PER SHARE DURING      TOTAL ADDITIONAL    SHARE OF BROADSOFT       OF BROADSOFT
 MEASUREMENT PERIOD          SHARES            COMMON STOCK          COMMON STOCK
---------------------   ----------------   ---------------------   -----------------
    $   or higher                  0                 0                     0
    $        to $            500,000
    $    or lower          1,750,000

     If the average closing price during the measurement period is between
$          and $          or between $       and $          , the number of
additional shares will be determined by a mathematical formula. The portion of additional shares to be placed in escrow in the table is based on the number of
outstanding shares of BroadSoft common stock and stock options at           ,
2001.

TREATMENT OF BROADSOFT STOCK OPTIONS
(PAGE 55)

     At the completion of the merger, Unisphere will assume each option to acquire BroadSoft common stock that is outstanding, whether or not vested, and each BroadSoft option will become an option to acquire Unisphere common stock. The number of shares of Unisphere common stock subject to each option will be equal to the number of shares of BroadSoft common stock subject to the unexercised portion of the option immediately prior to the effective time of the merger multiplied by the conversion ratio. Conversely, the per share exercise price under each option will be adjusted by dividing it by the conversion ratio. After their assumption by Unisphere, each BroadSoft option will otherwise have the same terms and vesting schedule as under the old option, except that 25% of the unvested shares subject to the option will accelerate and vest as a result of the merger. However, with respect to the options to be granted by BroadSoft and which will become exercisable for 750,000 shares of Unisphere common stock, as described below, there will be no such acceleration as a result of the merger.

     If Unisphere becomes obligated to issue additional shares after the 20 trading day measurement period, Unisphere will also issue additional stock options to purchase Unisphere common stock as described above. These options will have terms similar to the assumed options to which they relate, including as to the exercise price.

     We also expect that BroadSoft will grant additional stock options prior to the closing to some BroadSoft employees, which Unisphere will assume in the merger and will become exercisable to purchase 750,000 shares of Unisphere common stock. No additional shares will be allocated to these options after the closing.

     No shares of Unisphere common stock issuable upon the exercise of the assumed options will be placed into the indemnification escrow.

CONDITIONS TO THE MERGER
(PAGE 62)

     The completion of the merger depends upon first meeting a number of conditions, including:

     - the requisite BroadSoft stockholder approval approving the merger agreement and the merger has been obtained, which, as discussed above, is assured;

     - the Securities and Exchange Commission has declared the registration statement of which this proxy statement/prospectus is a part effective under the Securities Act of 1933;

     - that the registration statement relating to Unisphere's initial public offering has been declared effective by the Securities and Exchange Commission by January 31, 2000;

     - the number of BroadSoft shares dissenting from the merger was not more than the specified percentage;

     - BroadSoft has obtained all required third-party consents;

     - the representations and warranties of BroadSoft, Unisphere and the merger subsidiary are true and correct as of the effective time of the merger, except as otherwise provided in the merger agreement and for any failure to be true and correct which has not resulted in and would not be reasonably likely to result in a material adverse effect;

     - legal opinions regarding the treatment of the merger as a reorganization for United States federal income tax purposes have been delivered;

     - specified employees of BroadSoft have entered into non-competition agreements and other specified agreements with Unisphere;

     - all outstanding shares of BroadSoft Series B preferred stock have been converted into BroadSoft common stock;

     - all BroadSoft warrants have been exercised or terminated;

     - any "parachute payments" have been approved by the requisite stockholder vote under the Internal Revenue Code;

     - all outstanding shares of BroadSoft Series A preferred stock have been redeemed not later than the specified date; and

     - other customary contractual conditions specified in the merger agreement have been satisfied.

     Some of the conditions to the merger may be waived by the party entitled to assert the condition.

NO SOLICITATION BY BROADSOFT
(PAGE 59)

     BroadSoft has agreed that neither it nor any of its officers, directors, employees, representatives or agents will, directly or indirectly, other than as provided in the merger agreement, do any of the following:

     - initiate, encourage or otherwise facilitate any proposal regarding a business combination, sale of stock or material assets or similar business transaction involving BroadSoft;

     - disclose any non-public information about BroadSoft; or

     - engage in discussions or negotiations with any third party regarding a business combination, sale of stock or material assets or similar business transaction.

TERMINATION OF THE MERGER AGREEMENT
(PAGE 63)

     The merger agreement may be terminated upon the occurrence of a number of events, including:

     - by mutual written consent of the parties;

     - if the requisite vote of BroadSoft stockholders to approve the merger agreement and the merger is not obtained at the special meeting;

     - if the other party breaches any representation, warranty or covenant in the merger agreement, the breach is reasonably likely to have a material adverse effect and such party fails to cure the breach within 20 days of receiving notice of the breach; or

     - the merger is not completed by February 28, 2001 because any specified condition to closing has not been satisfied (unless the failure results from a breach by the terminating party), provided that this date will be extended until April 29, 2001 in the event that the registration statement of which this proxy statement/prospectus is a part has not been declared effective by the Securities and Exchange Commission.

OPINION OF W.R. HAMBRECHT + CO., BROADSOFT'S FINANCIAL ADVISOR
(PAGE 40)

     W.R. Hambrecht + Co., BroadSoft's financial advisor, has given a written opinion, dated October 20, 2000, to BroadSoft's board of directors, to the effect that, as of October 20, 2000, the consideration to be received by the holders of BroadSoft common stock pursuant to the merger agreement was fair, from a financial point of view, to such stockholders. The full text of the opinion is attached as Annex B to this proxy statement/prospectus and we encourage you to read it carefully in its entirety to understand the procedures followed, assumptions made, matters considered and the limitations in the review undertaken. The opinion is addressed to the BroadSoft board of directors and does not constitute a recommendation to any BroadSoft stockholder with respect to matters relating to the merger.

ENGAGEMENT OF W.R. HAMBRECHT + CO. IN THE MERGER
(PAGE 43)

     Pursuant to the terms of an engagement letter dated October 5, 2000, W.R. Hambrecht + Co. was retained by BroadSoft as a financial advisor. Under the W.R. Hambrecht engagement letter, BroadSoft paid W.R. Hambrecht a fee of $350,000 upon delivery of the W.R. Hambrecht opinion. Upon the written request of BroadSoft, W.R. Hambrecht will deliver up to two updates, or bring-downs, of the W.R. Hambrecht opinion, deliverable no later than April 4, 2001. In addition, BroadSoft agreed to reimburse W.R. Hambrecht for all reasonable out-of-pocket expenses incurred in connection with its engagement. BroadSoft also agreed to indemnify and hold harmless W.R. Hambrecht, its affiliates, and other related persons in connection with W.R. Hambrecht's engagement.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF BROADSOFT IN THE MERGER
(PAGE 48)

     In considering the recommendation of the BroadSoft board of directors, you should be aware of the interests that some members of BroadSoft's management and directors have in the merger. These interests include the following:

     - BroadSoft employees, including members of management, will be granted new stock options by BroadSoft prior to the closing of the merger that will be assumed by Unisphere and will become options to purchase an aggregate of 750,000 shares of Unisphere common stock;

     - all BroadSoft stock options issued and outstanding, including those held by members of management, will be assumed by Unisphere, and 25% of the vested portion of each option will vest and become exercisable upon the closing of the merger, other than the 750,000 options described above;

     - the holders of the options assumed by Unisphere, including officers and directors of BroadSoft, will not be required to place any of the Unisphere shares they might acquire upon exercise of the assumed options into the escrow to secure indemnification obligations;

     - the vesting of 25% of the unvested portion of restricted stock;

     - BroadSoft directors and officers will have the right to indemnification upon the satisfaction of specified conditions;

     - depending on the trading price of Unisphere common stock during the specified 20 trading day period, additional stock options to purchase Unisphere common stock may be issued to former optionholders of BroadSoft, including officers and directors; and

     - BroadSoft's Series A preferred stock, including shares held by certain directors, will be redeemed for cash prior to the closing of the merger.

     In considering the fairness of the merger to BroadSoft stockholders, the BroadSoft board of directors took into account these interests. These interests are different from, or in addition to, your and their interests as stockholders.

ACCOUNTING TREATMENT
(PAGE 44)

     Unisphere will account for the merger using the purchase method of accounting, which means that the assets and liabilities of BroadSoft, including intangible assets, will be recorded at their fair value and the results of operations of BroadSoft will be included in Unisphere's results from the date of acquisition.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
(PAGE 44)

     We have structured the merger in order to qualify as a reorganization under the Internal Revenue Code. Assuming that the merger qualifies as a reorganization, no gain or loss generally will be recognized by BroadSoft stockholders for federal income tax purposes on the exchange of shares of BroadSoft common stock solely for shares of Unisphere common stock.

     Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger to you.

HOLDERS OF BROADSOFT COMMON STOCK AND PREFERRED STOCK HAVE APPRAISAL RIGHTS (PAGE 49)

     Under Delaware law, the holders of BroadSoft common stock and preferred stock are entitled to the right to seek an appraisal of, and to be paid the fair value of, their shares. Section 262 of the Delaware General Corporation Law, which governs the rights of stockholders who wish to seek appraisal of their shares, is summarized under the heading "The Merger -- Rights of BroadSoft Stockholders to Appraisal" on page 49, and is attached to this proxy statement/prospectus as Annex C.

HOW THE RIGHTS OF BROADSOFT STOCKHOLDERS WILL DIFFER AS UNISPHERE STOCKHOLDERS (PAGE 116)

     The rights of BroadSoft stockholders after the merger will be governed by Unisphere's charter and by-laws. Those rights differ from rights of BroadSoft stockholders under BroadSoft's charter and by-laws. These differences are summarized under the heading "Comparison of Rights of Common Stockholders of Unisphere and Stockholders of BroadSoft" on page 116.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE
(PAGE 21)

     This proxy statement/prospectus contains forward-looking statements. In some cases, you can identify forward-looking statements by terminology -- for instance, may, will, should, expect, plan, anticipate, believe, estimate, predict, potential or continue, the negative of these terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the risk factors section. These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

RECENT STOCK PRICE INFORMATION
(PAGE 31)

     On October 19, 2000, the last full trading day prior to the public announcement of the proposed merger, Unisphere common stock was not publicly
traded. Unisphere completed its initial public offering on             , 2001
and Unisphere common stock began trading on the Nasdaq National Market at that
time. On             , 2001, the most recent practicable date prior to the
printing of this proxy statement/prospectus, the last reported sale price of
Unisphere common stock on the Nasdaq National Market was $     per share.

     We are unable to provide information with respect to the market prices of BroadSoft, and the equivalent per share market prices of Unisphere common stock have been omitted, because there is no established trading market for shares of BroadSoft common stock.

                                  RISK FACTORS

     You should carefully consider the following risk factors before you decide whether to vote to approve and adopt the merger agreement and the merger. You should also consider the other information in this proxy statement/prospectus and the additional information in Unisphere's other reports on file with the Securities and Exchange Commission and in the other documents incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 122.

RISKS RELATING TO THE MERGER

UNISPHERE'S COMMON STOCK PRICE IS VOLATILE AND, THE VALUE OF UNISPHERE COMMON STOCK ISSUED IN THE MERGER WILL DEPEND ON ITS MARKET PRICE AT THE TIME OF THE MERGER AND FOLLOWING THE MERGER.

     At the closing of the merger, each share of BroadSoft common stock will be exchanged for shares of Unisphere common stock. The initial exchange ratio will be determined immediately prior to the closing of the merger. Neither Unisphere nor BroadSoft may terminate or renegotiate the merger agreement, and BroadSoft may not resolicit the vote of its stockholders, solely because of changes in the market price of Unisphere common stock. Consequently, the specific dollar value of Unisphere common stock that BroadSoft stockholders will receive upon the completion of the merger will depend on the market value of Unisphere common stock at the time of closing, and may decline from the date you submit your proxy. Although the merger agreement contains provisions requiring Unisphere to issue additional shares if the average closing price of the Unisphere common stock is below a specified threshold during a specified period following the merger, the total number of additional shares is capped. For this reason, these provisions provide only limited protection in the event the Unisphere common stock trades at prices below the threshold. Neither Unisphere nor BroadSoft can predict or give any assurances as to the value or market price of Unisphere common stock at any time before or after the merger.

     In addition, neither Unisphere nor BroadSoft can predict the extent to which investor interest in Unisphere common stock will lead to the development of a trading market or how liquid that market might become. The trading price of Unisphere common stock, and the value to BroadSoft stockholders, could be subject to wide fluctuations in response to factors such as:

     - the integration of Unisphere and BroadSoft;

     - actual or anticipated variations in quarterly operating results;

     - failure to meet analyst predictions and projections;

     - changes in market valuations of communications service providers and equipment companies;

     - continued growth of the internet and e-commerce;

     - new products or services offered by Unisphere or its competitors; and

     - sales of Unisphere common stock or other securities in the future.

     In addition, stock markets in general, and the Nasdaq National Market and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may harm the market price of Unisphere common stock, regardless of Unisphere's actual operating performance.

UNISPHERE MAY FACE CHALLENGES IN INTEGRATING UNISPHERE AND BROADSOFT AND, AS A RESULT, MAY NOT REALIZE THE EXPECTED BENEFITS OF THE ANTICIPATED MERGER.

     Unisphere may not be successful in integrating Unisphere and BroadSoft. Integrating the operations and personnel of Unisphere and BroadSoft will be a complex process. Unisphere is uncertain that the integration will be completed rapidly or that it will achieve the anticipated benefits of the merger.

     The successful integration of Unisphere and BroadSoft will require, among other things, integration of Unisphere's and BroadSoft's products and services, assimilation of sales and marketing groups, integration of the companies' information and software systems, coordination of employee retention, hiring and training, and coordination of ongoing and future research and development efforts. The diversion of the attention of management and any difficulties encountered in the process of combining the companies could cause the disruption of, or a loss of momentum in, the activities of the combined company's business. Further, the process of combining Unisphere and BroadSoft could negatively affect employee morale and the ability of Unisphere to retain some of its or BroadSoft's key employees after the merger.

IF UNISPHERE DOES NOT SUCCESSFULLY INTEGRATE BROADSOFT OR THE MERGER'S BENEFITS DO NOT MEET THE EXPECTATIONS OF FINANCIAL OR INDUSTRY ANALYSTS, THE MARKET PRICE OF UNISPHERE COMMON STOCK MAY DECLINE.

     The market price of Unisphere common stock may decline as a result of the merger if:

     - the integration of Unisphere and BroadSoft is unsuccessful;

     - Unisphere does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts; or

     - the effect of the merger on Unisphere's financial results is not consistent with the expectations of financial or industry analysts.

SALES OF SUBSTANTIAL AMOUNTS OF UNISPHERE COMMON STOCK IN THE PUBLIC MARKET AFTER THE PROPOSED MERGER COULD MATERIALLY ADVERSELY AFFECT THE MARKET PRICE OF UNISPHERE COMMON STOCK.

     Assuming the completion of the merger, Unisphere would issue        shares
of Unisphere common stock at the effective time of the merger and assume options
to purchase        additional shares. In addition, Unisphere may issue up to an additional 1,750,000 shares of common stock, including upon the exercise of assumed options, depending on the trading price of Unisphere common stock during a specified period of time following the effective time of the merger.
Approximately                shares of Unisphere common stock to be issued in
the merger will be freely tradable immediately following the merger. In
addition, approximately                shares of Unisphere common stock are
currently freely tradeable and        additional shares will become freely
tradable at various times through        , 2001 as a result of the expiration of
lock-up agreements entered into by Unisphere stockholders in connection with
Unisphere's initial public offering. Siemens, which owned      % of Unisphere
common stock as of             , 2001, is not required under Unisphere's
certificate of incorporation or otherwise to own a minimum percentage of Unisphere common stock. The sale of substantial amounts of these shares (including shares issued upon exercise of outstanding options) may cause substantial fluctuations in the price of Unisphere common stock.

IF THE COSTS ASSOCIATED WITH THE MERGER EXCEED THE BENEFITS REALIZED, UNISPHERE MAY EXPERIENCE INCREASED LOSSES.

     If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to Unisphere's stockholders resulting from the issuance of shares in connection with the merger, Unisphere's financial results could be adversely affected, including increased losses.

BROADSOFT MAY NOT BE ABLE TO ENTER INTO A MERGER OR BUSINESS COMBINATION WITH ANOTHER PARTY AT A FAVORABLE PRICE BECAUSE OF RESTRICTIONS IN THE MERGER AGREEMENT.

     While the merger agreement is in effect, BroadSoft is prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a business combination, sale of stock or material assets, or other similar transactions with any person other than Unisphere. As a result of this prohibition, BroadSoft may not be able to enter into an alternative transaction at a favorable price.

UNCERTAINTIES ASSOCIATED WITH THE MERGER MAY CAUSE BROADSOFT TO LOSE KEY PERSONNEL.

     Current and prospective BroadSoft employees may experience uncertainty about their future roles with Unisphere. This uncertainty may adversely affect BroadSoft's ability to retain key management, sales, marketing and technical personnel, or to attract qualified personnel in the future.

CUSTOMERS OF UNISPHERE AND BROADSOFT MAY DELAY OR CANCEL ORDERS AS A RESULT OF CONCERNS OVER THE MERGER.

     The announcement and completion of the merger could cause customers and potential customers of Unisphere and BroadSoft to delay, cancel or not renew contracts for services as a result of customer concerns and uncertainty over integration and support of Unisphere's or BroadSoft's services. Any delay, cancellation or nonrenewal of contracts could have a material adverse effect on the business, operating results and financial condition of the combined company.

RISKS RELATED TO BROADSOFT

OFFICERS OF BROADSOFT AND SOME MEMBERS OF BROADSOFT'S BOARD OF DIRECTORS HAVE INTERESTS IN THE MERGER THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER AGREEMENT AND THE MERGER.

     Officers of BroadSoft and some members of BroadSoft's board of directors have interests in the merger that are in addition to their interests generally as stockholders of BroadSoft. For instance:

     - BroadSoft employees, including members of management, will be granted new stock options by BroadSoft prior to the closing of the merger that will be assumed by Unisphere and will become options to purchase an aggregate of 750,000 shares of Unisphere common stock;

     - all BroadSoft stock options issued and outstanding, including those held by members of management, will be assumed by Unisphere, and 25% of the unvested portion of each option will vest and become exercisable upon the closing of the merger, other than the 750,000 described above;

     - the holders of the options assumed by Unisphere, including officers and directors of BroadSoft, will not be required to place any of the Unisphere shares they might acquire upon exercise of the assumed options into the escrow to secure indemnification obligations;

     - the vesting of 25% of the unvested portion of restricted stock;

     - BroadSoft directors and officers will have rights to indemnification upon the satisfaction of certain conditions;

     - depending on the trading price of Unisphere common stock during the specified 20 trading day period, additional stock options to purchase Unisphere common stock and additional shares of restricted stock may be issued to former optionholders and holders of restricted stock of BroadSoft, including officers and directors; and

     - BroadSoft's Series A preferred stock, including shares held by certain directors, will be redeemed for cash prior to the closing of the merger.

     These factors provide BroadSoft's officers and directors with interests in the merger that are different from, or in addition to, yours. In addition, some directors and officers and their affiliates have already agreed to vote in favor of the merger. The directors and officers of BroadSoft may have been more likely to vote to approve the merger agreement and the merger than if they did not have these interests. You should consider whether these interests influenced these directors and officers to support or recommend the merger. You should read more about these interests under "The Merger -- Interests of BroadSoft's Executive Officers and Directors in the Merger" on page 48.

RISKS RELATING TO UNISPHERE

  RISKS RELATED TO FINANCIAL RESULTS OF UNISPHERE

WE HAVE A LIMITED OPERATING HISTORY AND HAVE OPERATED AS A CONSOLIDATED COMPANY FOR A SHORT PERIOD OF TIME, WHICH WILL MAKE IT DIFFICULT FOR YOU TO PREDICT OUR FUTURE RESULTS OF OPERATIONS.

     We have a limited operating history and have operated as a consolidated company for a short period of time. We were incorporated in January 1999 as a subsidiary of Siemens. Siemens acquired Argon Networks in March 1999 and Castle Networks and Redstone Communications in April 1999, and contributed them to us in June 1999. In addition, our management team has a limited operating history together. James A. Dolce, Jr., our President and Chief Executive Officer, and Thomas M. Burkardt, our Chief Operating Officer and Vice President, assumed their current positions beginning in January 2000. Our current Chief Financial Officer, John J. Connolly, joined our company in July 2000. We did not begin to ship any products for commercial deployment until September 1999. Due to our limited operating history, it is difficult to predict our future results of operations.

WE HAVE INCURRED NET LOSSES AND NEGATIVE CASH FLOW SINCE OUR INCEPTION AND WE EXPECT TO CONTINUE TO INCUR NET LOSSES AND NEGATIVE CASH FLOW FOR THE FORESEEABLE FUTURE, AND WE MAY NEVER ACHIEVE PROFITABILITY.

     We have incurred net losses and negative cash flow for our entire history, and we expect to continue to incur net losses and negative cash flow for the foreseeable future. We have incurred and will continue to incur significant expenses for research and development, sales and marketing, customer support, developing distribution channels and general and administrative expenses as we expand our business. We will need to generate significantly higher revenues to achieve profitability, and we may never be able to achieve or sustain profitability.

OUR REVENUE AND OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND AS A RESULT OUR STOCK PRICE COULD SIGNIFICANTLY DECLINE.

     Our quarterly revenue and operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, many of which are beyond our control. If our quarterly or annual operating results do not meet the expectations of investors or securities analysts, our common stock price could significantly decline. Some of the factors that could affect our quarterly or annual revenue and operating results include:

     - the timing and size of sales of our products, particularly those products recently introduced;

     - our ability to obtain sufficient supplies of sole or limited source components for our products;

     - our ability to develop, manufacture, introduce, ship and support our current product lines as well as new products and product enhancements;

     - the mix of distribution channels through which our products are sold;

     - non-cash, variable compensation expense charges applicable to some of our employee stock options;

     - our ability to control or quickly adjust our fixed expenses, such as research and development and personnel expenses;

     - announcements, new product introductions and reductions in the price of products offered by our competitors;

     - variation in capital spending budgets of communications service providers; and

     - our ability to realize forecasted sales for a particular period.

     As a result, a delay in generating or recognizing revenue and controlling our costs for the reasons set forth above, or for any other reason, could cause significant variations in our operating results. In addition, as a result of any of these factors, it is possible that, in the future, our revenue and operating results will fall below the expectations of public market analysts and investors. In this event, the price of our common stock could significantly decline.

WE MAY NEED ADDITIONAL FINANCING IN THE FUTURE, WHICH MAY NOT BE AVAILABLE, AND WE MAY BE REQUIRED TO ISSUE ADDITIONAL SECURITIES. ANY ADDITIONAL FINANCING MAY RESULT IN RESTRICTIONS ON OUR OPERATIONS OR SUBSTANTIAL DILUTION TO OUR STOCKHOLDERS.

     Historically, Siemens has funded our operations as needed. Since our initial public offering, however, Siemens no longer has an obligation to provide us with additional funds. We are required to fund our operations independently and we may need to raise substantial additional funds to:

     - support our expansion;

     - develop new technologies;

     - respond to competitive pressures;

     - acquire complementary businesses; or

     - respond to unanticipated requirements.

     We may try to raise additional funds through public or private financings, strategic relationships or other arrangements. Additional funding may not be available on acceptable terms or at all. If adequate funds are not available, we may be required to curtail significantly or defer one or more of our operating goals or programs. If we succeed in raising additional funds through the issuance of equity or convertible securities, the issuance could result in substantial dilution to existing stockholders. If we raise additional funds through the issuance of debt securities or preferred stock, these new securities would have rights, preferences and privileges senior to those of the holders of our common stock. The terms of these securities could also impose restrictions on our operations.

  RISKS RELATED TO CUSTOMERS OF UNISPHERE

WE DERIVE A SIGNIFICANT PORTION OF OUR REVENUE FROM A SMALL NUMBER OF CUSTOMERS AND OUR REVENUE COULD DECLINE SIGNIFICANTLY IF WE LOSE A CUSTOMER OR IF A CUSTOMER CANCELS OR DELAYS AN ORDER.

     Because we depend on a small number of customers, our revenue could decline significantly if we lose a customer, or if a customer cancels or delays an order. Sales to Siemens as a value-added reseller of our products accounted for 63.5% of our net revenues for the fiscal year ended September 30, 1999 and 41.0% of our net revenues for the fiscal year ended September 30, 2000. In addition, for the fiscal year ended September 30, 2000, sales to ITC Deltacom accounted for 28.3% of our net revenues. We do not have any long-term contracts with any of our customers and we do not expect the distribution and other agreements to which we are a party with Siemens will have a material effect on the revenues generated by sales to Siemens in the future. We expect to continue to derive a majority of our revenues from a limited number of customers in the near future.

THE LONG AND VARIABLE SALES AND DEPLOYMENT CYCLES FOR OUR PRODUCTS MAY CAUSE OUR REVENUE AND OPERATING RESULTS TO VARY SIGNIFICANTLY, WHICH INCREASES THE RISK OF AN OPERATING LOSS FOR ANY GIVEN FISCAL QUARTER.

     Our products have lengthy sales cycles and we may incur substantial sales and marketing expenses and expend significant management effort without making a sale. A customer's decision to purchase our products often involves a significant commitment of its resources and a lengthy product evaluation and qualification process. In addition, the length of our sales cycles will vary depending on the type of customer to whom we are selling and the product being sold. Even after making the decision to purchase our products, our customers often deploy our products slowly. Timing of deployment can vary widely and depends on:

     - the size of the network deployment;

     - the complexity of our customers' network environments;

     - our customers' skill sets;

     - the hardware and software configuration and customization necessary to deploy our products; and

     - our customers' ability to finance their purchase of our products.

     As a result, it is difficult for us to predict the quarter in which our customers may purchase our products and our revenue and operating results may vary significantly from quarter to quarter, which increases the risk of an operating loss for us for any given quarter.

IF OUR PRODUCTS DO NOT INTEROPERATE WITH OUR CUSTOMERS' NETWORKS, ORDERS FOR OUR PRODUCTS WILL BE DELAYED OR CANCELED AND SUBSTANTIAL PRODUCT RETURNS COULD OCCUR, WHICH COULD HARM OUR BUSINESS.

     Many of our customers require that our products be designed to interoperate with their existing networks, each of which may have different specifications and use multiple standards. Our customers' networks may contain multiple generations of products from different vendors that have been added over time as their networks have grown and evolved. Our products must interoperate with these products as well as with future products in order to meet our customers' requirements. In some cases, we may be required to modify our product designs to achieve a sale, which may result in a longer sales cycle, increased research and development expense, and reduced operating margins. If our products do not interoperate with existing equipment in our customers' networks, installations could be delayed, orders for our products could be canceled or our products could be returned. This could harm our business, financial condition and results of operations.

IF WE FAIL TO DEVELOP AND SELL NEW PRODUCTS THAT MEET THE EVOLVING NEEDS OF OUR CUSTOMERS, OR IF OUR NEW PRODUCTS OR ENHANCEMENTS FAIL TO ACHIEVE MARKET ACCEPTANCE, OUR BUSINESS AND RESULTS OF OPERATIONS WOULD BE HARMED.

     Our success depends on our ability to anticipate our customers' evolving needs and to develop and market products that address those needs. We are currently in the process of developing higher-capacity IP routing and next-generation voice switching products to meet the growing bandwidth demands of communications service providers. In addition, we are in the initial stages of testing our SRX-3000 softswitch. The timely development of these products, as well as any additional new or enhanced products, is a complex and uncertain process. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction or marketing of these and other new products and enhancements. We may not have sufficient resources to anticipate successfully and accurately technological and market trends, or to manage successfully long development cycles. The introduction of new or enhanced products also requires that we manage the transition from older products to these new or enhanced products in order to minimize disruption in customer ordering patterns. We may also be required to collaborate with third parties to develop our products and may not be able to do so on a timely and cost-effective basis, if at all. If we are not able to develop new products or enhancements to existing products on a timely and cost-effective basis, or if our new products or enhancements fail to achieve market acceptance, our ability to continue to sell our products and grow our business would be harmed.

IF WE FAIL TO CAPITALIZE ON OPPORTUNITIES TO WIN CONTRACTS FROM OUR TARGET CUSTOMERS, WE MAY NOT BE ABLE TO SELL PRODUCTS TO THOSE CUSTOMERS FOR AN EXTENDED PERIOD OF TIME AND OUR REVENUE COULD DECLINE.

     We believe that our customers deploy and upgrade their networks infrequently and in large increments. As a result, if we fail to win a purchase contract from a target customer, we may not have an opportunity to sell products to that customer for an extended period of time. In addition, if we fail to win contracts from target customers that are at an early stage in their network design cycle, we may never be able to sell products to these customers because they may prefer to continue purchasing products from their existing vendor. Because we rely on a small number of customers for the majority of our sales, our failure to capitalize on limited opportunities to win contracts with these customers would harm our business, financial condition and results of operations.

CONSOLIDATION AMONG COMMUNICATIONS SERVICE PROVIDERS MAY CAUSE A REEXAMINATION OF STRATEGIC AND PURCHASING DECISIONS BY OUR CURRENT AND POTENTIAL CUSTOMERS, WHICH COULD HARM OUR BUSINESS AND FINANCIAL CONDITION.

     Consolidation among communications service providers may cause delays in the purchase of our products and cause a reexamination of strategic and purchasing decisions by our current and potential customers. In addition, we may lose valuable relationships with key personnel of a customer of ours due to budget cuts, layoffs or other disruptions following, or during, a consolidation.

  RISKS RELATED TO UNISPHERE'S INDUSTRY

INTENSE COMPETITION AND CONSOLIDATION IN THE MARKETS IN WHICH WE COMPETE COULD PREVENT US FROM INCREASING OR SUSTAINING OUR REVENUE AND PREVENT US FROM ACHIEVING OR SUSTAINING PROFITABILITY.

     The market for data and voice networking products is highly competitive. We compete directly with numerous companies, including Cisco Systems, Juniper Networks, Lucent Technologies, Nortel Networks, Redback Networks and Sonus Networks. Our voice switching products also compete to a limited extent with some traditional voice switching products of Siemens. Many of our current and potential competitors have longer operating histories, significantly greater selling and marketing, technical, financial and customer support resources and broader customer relationships and product offerings than we do. As a result, these competitors may be able to devote greater resources to the development, promotion, sale and support of their products. In addition, these companies may adopt aggressive pricing policies and leverage their customer bases and broader product offerings to gain market share. We believe that competitive pressures are likely to result in price reductions and reduced margins, which would harm our results of operations. Moreover, our competitors may foresee the course of market developments more accurately than we do and could develop new technologies that compete with our products or even render our products obsolete. We may not have sufficient resources to continue to make the investments or achieve the technological advances necessary to compete successfully with existing or new competitors.

     The markets in which we compete are characterized by increasing consolidation. We cannot predict how industry consolidation will affect our competitors and we may not be able to compete successfully in an increasingly consolidated industry. Additionally, because we may be dependent on strategic relationships with third parties in our industry, any consolidation involving these parties could reduce the demand for our products and otherwise harm our business prospects. Our competitors that have large market capitalizations or cash reserves are also better positioned than we are to acquire other companies, including other competitors of ours, thereby obtaining new technologies or products that may displace our product lines. Any of these acquisitions could give our competitors a strategic advantage that would harm our business, financial condition and results of operations.

IF USAGE OF THE INTERNET DOES NOT CONTINUE TO GROW AS EXPECTED OR THE MIGRATION OF COMMUNICATIONS SERVICES TO THE INTERNET IS NOT WIDELY ACCEPTED, OUR BUSINESS COULD BE HARMED.

     The internet is a packet-based network and packet-based technology may not be widely accepted as the platform for the new public network. If use of the internet does not grow significantly or the migration to, and the market acceptance of, the internet as the new public network does not occur, or occurs more slowly than expected, we may not be able to sell our products in significant volumes. Many factors beyond our control may limit the increased use of the internet or delay the migration of communications services to the internet, including:

     - the inability of the internet to support the growing performance and reliability demands placed on it;

     - inadequate demand for internet protocol routing, broadband access and next-generation voice switching from business and residential users;

     - the inability of businesses to address adequately security and privacy concerns of users;

     - the development of legislation and regulations related to the internet and the new public network;

     - installation, space and power constraints at carrier central offices; and

     - evolving industry standards for internet protocol routing, broadband access, next-generation voice switching and other technologies.

IF WE FAIL TO COMPLY WITH EVOLVING INDUSTRY STANDARDS, SALES OF OUR EXISTING AND FUTURE PRODUCTS COULD BE HARMED.

     Failure of our products to comply, or delays in compliance, with the various existing, anticipated, and evolving industry regulations and standards could harm sales of our existing and future products. The markets for our products are characterized by a significant number of communications regulations and standards, some of which are evolving as new technologies are deployed. Our customers often require our products to comply with various standards, including those promulgated by the:

     - Federal Communications Commission;

     - American National Standards Institute;

     - Institute of Electrical and Electronic Engineers;

     - International Telecommunication Union;

     - Internet Engineering Task Force;

     - Telcordia Technologies; or

     - Underwriters Laboratories.

     In addition, our key competitors may establish proprietary standards that they may not make available to us. As a result, our products may not interoperate with their products. We may also be required to comply with recommendations of telecommunications authorities in various countries. Our customers may also require, or we may otherwise deem it necessary or advisable, that we modify our products to address actual or anticipated changes in the regulatory environment.

COMMUNICATIONS SERVICE PROVIDERS ARE SUBJECT TO GOVERNMENT REGULATION, AND CHANGES IN CURRENT OR FUTURE LAWS OR REGULATIONS THAT NEGATIVELY IMPACT COMMUNICATIONS SERVICE PROVIDERS COULD HARM OUR BUSINESS.

     The jurisdiction of the Federal Communications Commission, or FCC, extends to the entire communications industry, including communications service providers. Future FCC regulations affecting the internet, communications service providers or their service offerings, may harm our business. For example, FCC regulatory policies that affect the availability of data and internet services may impede communication service providers' penetration into some markets or affect the prices that they are able to charge. In addition, domestic and international regulatory bodies, such as the Federal Trade Commission and the European Commission, are beginning to adopt standards and regulations for the internet. These domestic and foreign standards and regulations address various aspects of internet use, including issues over invasion of privacy, the security of data transmitted over the internet and taxation of e-commerce. Resulting standards and regulations could adversely affect the development of e-commerce and other uses of the internet. This could directly or indirectly harm the telecommunications industry in which communications service providers operate. To the extent communications service providers are adversely affected by laws or regulations regarding their business, products or service offerings, this could harm our business, financial condition and results of operations.

  RISKS ASSOCIATED WITH UNISPHERE'S PRODUCTS

WE DEPEND ON ACT MANUFACTURING AND CELESTICA TO MANUFACTURE SUBSTANTIALLY ALL OF OUR PRODUCTS, AND ANY DELAY OR INTERRUPTION IN MANUFACTURING BY THESE CONTRACT MANUFACTURERS WOULD RESULT IN DELAYED OR REDUCED SHIPMENTS TO OUR CUSTOMERS AND MAY HARM OUR BUSINESS.

     We currently outsource substantially all of our manufacturing to ACT Manufacturing, or ACT, and Celestica Inc., or Celestica. We do not have internal manufacturing capabilities. Our reliance on ACT and Celestica involves a number of risks, including the absence of adequate capacity, the unavailability of, or interruptions in access to, process technologies and reduced control over component availability, delivery schedules, manufacturing yields and costs. ACT and Celestica also build products for other companies, and they may not have sufficient quantities of inventory available to fill our orders, or may be unwilling to allocate their internal resources to fill our orders on a timely basis. If either ACT or Celestica is unable or unwilling to continue manufacturing our products in required volumes and at high quality levels, we will have to identify, qualify and select acceptable alternative manufacturers, which could be a timely process. It is possible that an alternate source may not be available to us when needed or be in a position to satisfy our production requirements at acceptable prices and quality. If we are required or choose to change one or both of our contract manufacturers, our revenue may decline and our customer relationships may be damaged. Any significant interruption in manufacturing would reduce our supply of products to our customers, which may harm our business.

IF WE FAIL TO ACCURATELY PREDICT OUR COMPONENT OR MANUFACTURING REQUIREMENTS, WE COULD INCUR ADDITIONAL COSTS OR EXPERIENCE MANUFACTURING DELAYS.

     We currently provide forecasts of our demand to ACT, Celestica and our component suppliers months prior to scheduled delivery of products to our customers. Lead times for the materials and components that we order vary significantly and depend on numerous factors, including the specific supplier, contract terms and demand for a component at a given time. If we overestimate our component requirements, our contract manufacturer may purchase excess inventory. For those parts that are unique to our products, we could be required to pay for these excess parts and recognize related inventory write-down costs. In the past, we have overestimated our demand for some of our components. If we underestimate our requirements, our contract manufacturer may have an inadequate inventory, which could interrupt the manufacturing of our products and result in delays in shipments and revenue, or could cause us to purchase materials and components from third parties at higher costs. In the past, we have underestimated our demand for some of our components.

WE DEPEND ON SOLE SOURCE AND LIMITED SOURCE SUPPLIERS FOR KEY COMPONENTS, AND IF WE ARE UNABLE TO OBTAIN THESE COMPONENTS ON A TIMELY BASIS, WE WILL NOT BE ABLE TO DELIVER OUR PRODUCTS TO OUR CUSTOMERS.

     We currently purchase several key components from single or limited sources, including IBM, Motorola and PMC-Sierra. For example, we have worked with IBM for over a year to develop several of our key application specific integrated circuits, or ASICs, which are custom designed to perform a specific function more rapidly than a general purpose microprocessor. These ASICs are very complex and IBM is our sole supplier. In the event our sole source or limited source suppliers cannot supply us in the future with the quantity of key components that we require, we may not be able to deliver our products to our customers. We may not be able to develop an alternate source to these suppliers in a timely manner.

     We do not have guaranteed supply arrangements with most of our key suppliers and we may not be able to obtain necessary supplies in a timely manner. Financial or other difficulties faced by these suppliers or significant changes in demand for these components could limit the availability of these components. In addition, any of our sole-source suppliers could be acquired by, or enter into exclusive arrangements with, our competitors or stop selling their products or components to us at acceptable prices, or at all. Any interruption or delay in the supply of any of these components, or the inability to obtain these components from alternate sources at acceptable prices and within a reasonable amount of time, would harm our ability to meet scheduled product deliveries to our customers and would harm our business, financial condition and results of operations.

IF OUR PRODUCTS CONTAIN UNDETECTED SOFTWARE OR HARDWARE ERRORS, OUR BUSINESS COULD BE HARMED.

     Our products are highly technical and are designed to be deployed in very large and complex networks. Because of their nature, our products can only be fully tested when deployed in networks that generate high amounts of data and/or voice traffic. Because of our short operating history, our products have not yet been broadly deployed. For example, we are currently in the initial stages of testing our SRX-3000 softswitch. We have experienced errors in the past in connection with new products and enhancements. We expect that errors may be found from time to time in new or enhanced products after we begin commercial shipments. In addition, our customers may use our products in conjunction with products from other vendors. As a result, if problems occur, it may be difficult to identify the source of these problems. Any defects or errors in our products discovered in the future, or failures of our customers' networks, whether caused by our products or another vendor's products, could result in:

     - loss of, or delay in, revenue and loss of market share;

     - loss of customers;

     - negative publicity regarding us and our products;

     - increased service and warranty costs; and

     - legal actions by our customers.

CLAIMS BASED ON ERRORS IN OUR PRODUCTS OR IN PERFORMING PRODUCT RELATED SERVICES COULD RESULT IN COSTLY LITIGATION AGAINST US.

     Because our products are designed to provide critical communications services, we may be subject to significant liability claims or liquidated damages pursuant to contracts with our customers. Our insurance may not, or may not be sufficient to, cover us against these liabilities or may not continue to be available to us. Liability claims could also require us to spend significant time and money in litigation. As a result, any of these claims, whether or not successful, could seriously damage our reputation and harm our business, financial condition and results of operations.

  RISKS ASSOCIATED WITH OTHER ASPECTS OF UNISPHERE'S BUSINESS

IF WE FAIL TO MANAGE THE GROWTH OF OUR OPERATIONS AND INTEGRATION OF OUR ACQUISITIONS, OUR FUTURE GROWTH WILL BE LIMITED.

     We have rapidly and significantly expanded our operations and expect to continue to do so. This expansion, together with the integration of Argon Networks, Castle Networks and Redstone Communications, and our proposed acquisition of BroadSoft, places or may place a significant strain on our managerial, operational and financial resources. From June 30, 1999 to September 30, 2000, we increased the number of our employees from 260 to 611. We are still in the process of integrating managerial and other personnel. In particular, James A. Dolce, Jr., our President and Chief Executive Officer, and Thomas M. Burkardt, our Chief Operating Officer and Vice President, assumed their current positions beginning in January 2000. Our current Chief Financial Officer, John
J. Connolly, joined the company in July 2000. Our rapid growth has placed a significant demand on management and operational resources. Our management, personnel, systems, procedures, controls and customer service may be inadequate to support our future operations. To manage the expected growth of our operations and personnel, we will be required to:

     - improve existing and implement new operational, financial and management controls, reporting systems and procedures;

     - hire, train, motivate and manage our personnel; and

     - effectively manage multiple relationships with our customers, suppliers and other parties.

     If we are not able to accomplish the foregoing in an efficient and timely manner, our business, financial condition and results of operations will be harmed.

OUR EXECUTIVE OFFICERS AND KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS AND THE LOSS OF THEIR SERVICES COULD DISRUPT OUR OPERATIONS AND OUR CUSTOMER RELATIONSHIPS.

     Our success depends to a significant degree upon the continued contributions of the principal members of our management, many of whom would be difficult to replace. In particular, we rely on the services of each of James A. Dolce, Jr., our President and Chief Executive Officer, and Thomas M. Burkardt, our Chief Operating Officer and Vice President. Mr. Dolce formerly served as the Chief Executive Officer of Redstone Communications and Mr. Burkardt formerly served as President and Chief Executive Officer of Castle Networks. Siemens acquired Redstone and Castle in April 1999 and contributed them to us in June 1999. Messrs. Dolce and Burkardt have played integral roles in the development and commercialization of the technology and products of those two businesses. In addition, Messrs. Dolce and Burkardt have existing relationships with several communications service providers that are critical to our sales efforts. The loss of the services of either of Messrs. Dolce or Burkardt, or any other key personnel, particularly senior management, sales personnel and engineers, could harm our operations and our customer relationships. We do not have key man life insurance for any of our executive officers or key personnel, including Messrs. Dolce and Burkardt.

COMPETITION FOR QUALIFIED PERSONNEL IN OUR INDUSTRY IS INTENSE AND IF WE ARE NOT SUCCESSFUL IN HIRING AND RETAINING THESE PERSONNEL, OUR ABILITY TO OPERATE AND GROW OUR BUSINESS MAY BE HARMED.

     Competition for qualified personnel in the networking equipment industry is intense and we may not be successful in hiring and retaining qualified personnel. Failure to hire qualified personnel could harm the growth of our business. Our growth and expansion of operations has placed significant demands on our management, engineering, sales and marketing staff and facilities. We will need to hire additional personnel in each of these areas to continue to grow our business. We have experienced, and expect to continue to experience, difficulty in recruiting and retaining qualified personnel.

WE FACE RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS THAT COULD HARM OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The market for our products is global and we market, sell and service our products in the United States and internationally. For the fiscal year ended September 30, 2000, we derived 41.2% of our net revenues from international sales. The majority of our revenue from these international sales has been derived through sales of our products through Siemens, primarily to companies in Portugal, Germany and Hong Kong. We intend to expand substantially our international operations and enter new international markets. We have a limited management team and this expansion will require significant management attention and financial resources to develop successfully direct and indirect international sales and support channels.

     We have limited experience in marketing and distributing our products internationally. In addition, our international operations are subject to other inherent risks, including:

     - difficulties and costs of staffing and managing foreign operations;

     - certification requirements and differing regulatory and industry standards;

     - reduced protection for intellectual property rights in some countries;

     - fluctuations in currency exchange rates; and

     - import or export licensing requirements.

     In addition, sales efforts on our behalf by Siemens in European countries are subject to seasonal purchasing patterns typical of European customers, particularly in the summer, which could harm our operating results. Moreover, our sales efforts in Asia-Pacific countries are susceptible to recessions that could lead to increased governmental ownership or regulation of the economy, higher interest rates, increased barriers to entry, such as higher tariffs and taxes, and reduced demand for United States manufactured goods.

IF WE MAKE ANY ACQUISITIONS OR STRATEGIC INVESTMENTS, OUR BUSINESS COULD BE DISRUPTED AND OUR FINANCIAL CONDITION COULD BE HARMED.

     Our business has been built upon the acquisition of three companies. Although we have no current agreements or negotiations underway with respect to any acquisitions or strategic investments other than BroadSoft, we may acquire or make investments in other businesses, products or technologies in the future. Our acquisition of BroadSoft, as well as any other acquisitions or strategic investments, if any, may entail numerous risks, including:

     - difficulties in assimilating acquired operations, technologies or products;

     - diversion of management's attention from our core business concerns;

     - risks of entering markets in which we have no or limited prior experience;

     - substantial dilution of our current stockholders' ownership;

     - incurrence of substantial debt;

     - incurrence of significant amortization expenses related to goodwill and other intangible assets; and

     - incurrence of significant immediate write-offs.

OUR BUSINESS WILL BE HARMED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM THIRD-PARTY CHALLENGES.

     We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our technology is difficult and the steps taken by us may not prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

WE COULD BECOME SUBJECT TO LITIGATION REGARDING INTELLECTUAL PROPERTY RIGHTS, WHICH COULD SERIOUSLY HARM OUR BUSINESS.

     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We may be a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of others' intellectual property. Claims for alleged infringement and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:

     - stop selling, incorporating or using our products that use the challenged intellectual property;

     - obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, the license for which may not be available on reasonable terms, or at all; or

     - redesign those products that use such technology.

     If we are forced to take any of the foregoing actions, our business may be seriously harmed. Our general liability insurance does not cover potential claims of this type.

NECESSARY LICENSES OF THIRD-PARTY TECHNOLOGY MAY NOT BE AVAILABLE TO US OR MAY BE VERY EXPENSIVE.

     We integrate third-party technology with our products, including signaling system gateway technology of Trillium Digital Systems and software from Fujitsu Siemens Computers. From time to time we may be required to license technology from third parties to develop new products or product enhancements. Third-party licenses may not be available to us on commercially reasonable terms, if at all. Our inability to obtain third-party licenses required to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at a greater cost, any of which could seriously harm our business, financial condition and results of operations.

  RISKS RELATED TO UNISPHERE'S RELATIONSHIP WITH SIEMENS

YOU WILL NOT BE ABLE TO CONTROL OUR CORPORATE EVENTS BECAUSE SIEMENS CURRENTLY OWNS OVER 80% OF OUR OUTSTANDING COMMON STOCK. SIEMENS' MAJORITY OWNERSHIP COULD DISCOURAGE OR PREVENT A POTENTIAL ACQUIRER FROM OBTAINING CONTROL OF US, WHICH MAY HARM THE MARKET PRICE OF OUR COMMON STOCK.

     Siemens currently beneficially owns approximately      % of our outstanding
common stock and will own approximately      % of our outstanding common stock
if we complete the merger with BroadSoft and assuming we do not issue any additional shares to BroadSoft stockholders after the effective time of the merger as a result of the trading price of our common stock during a specified period of time. Accordingly, Siemens, by virtue of its majority ownership of our common stock, will have the power, acting alone, to elect a majority of our board of directors and will have the ability to determine the outcome of any corporate actions requiring stockholder approval, regardless of how our other stockholders may vote. Siemens, other than by virtue of its majority ownership of our common stock, does not have the right to elect a minimum number of our directors. Under Delaware law and our certificate of incorporation, Siemens may exercise its voting power by written consent, without convening a meeting of stockholders. Siemens' interests could conflict with the interests of our other stockholders. Siemens' ownership may have the effect of delaying, deferring or preventing a change in control of our company or of discouraging a potential acquirer from attempting to obtain control of us, which could harm the market price of our common stock.

BECAUSE WE HAVE THREE DIRECTORS WHO ARE ALSO SENIOR EXECUTIVES OF SIEMENS OR ARE AFFILIATED WITH SIEMENS, SOME OF OUR DIRECTORS MAY FACE CONFLICTS OF INTEREST.

     Three of our directors are also senior executives of Siemens or are affiliated with Siemens. These directors may have conflicts of interest with respect to matters potentially or actually involving us, such as acquisitions, financings and other corporate opportunities that may be suitable for us. These relationships could create, or appear to create, potential conflicts of interest when directors or officers are faced with decisions that could have different implications for our company and Siemens.

WE COMPETE WITH SIEMENS AND WE MAY HAVE POTENTIAL BUSINESS CONFLICTS OF INTEREST WITH SIEMENS. BECAUSE OF SIEMENS' MAJORITY OWNERSHIP OF OUR COMPANY, WE MAY NOT RESOLVE THESE CONFLICTS ON THE MOST FAVORABLE TERMS TO US AND OUR BUSINESS MAY BE HARMED.

     Conflicts of interests may arise between Siemens and ourselves in a number of areas, including:

     - business opportunities that may be attractive to both Siemens and us; and

     - contractual relationships with Siemens concerning distribution relationships, technical services, and other matters.

     Our voice switching products compete to a limited extent with some traditional voice switching products of Siemens. In addition, Siemens is a value-added reseller of products of our competitors. We may not be able to resolve any potential conflicts with Siemens and, even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party.

     We have agreements with Siemens relating to distribution of our products, engineering services and other matters and they may be amended or terminated upon agreement between the parties. While we are controlled by Siemens, Siemens may be able to require us to terminate these agreements or to agree to amend these agreements. The amendments may be less favorable to us than the current terms of these agreements.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains forward-looking statements. In some cases, you can identify forward-looking statements by terminology -- for instance, as may, will, should, expect, plan, anticipate, believe, estimate, predict, potential or continue, the negative of these terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the risk factors section. These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

             SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

         UNISPHERE SELECTED HISTORICAL CONDENSED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     This information should be read in conjunction with the Unisphere consolidated financial statements and related notes included elsewhere in this prospectus and "Unisphere's Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The table below sets forth our selected financial data. The consolidated financial data as of September 30, 1999 and 2000, and for the period from January 12, 1999 (date of inception) through September 30, 1999 and for the year ended September 30, 2000 are derived from our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

                                        UNISPHERE NETWORKS, INC.
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                             JANUARY 12, 1999
                                                            (INCEPTION) THROUGH            YEAR ENDED
                                                            SEPTEMBER 30, 1999         SEPTEMBER 30, 2000
                                                            -------------------        ------------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenues............................................         $   2,813                 $  49,628
Cost of revenues(1).....................................             6,485                    43,476
                                                                 ---------                 ---------
         Gross profit (loss)(1).........................            (3,672)                    6,152
Operating expenses:
    Research and development(1).........................            68,369                   112,451
    Sales and marketing(1)..............................            20,291                    42,874
    General and administrative(1).......................            13,919                    14,736
    Amortization of intangible assets...................            61,629                   127,033
    Impairment of intangible assets.....................                --                   118,810
    Purchased in-process research and development.......           217,400                        --
    Stock-based compensation............................                --                    22,464
                                                                 ---------                 ---------
         Total operating expenses.......................           381,608                   438,368
                                                                 ---------                 ---------
         Loss from operations...........................          (385,280)                 (432,216)
Other income (expense)..................................               227                    (1,466)
                                                                 ---------                 ---------
         Net loss.......................................         $(385,053)                $(433,682)
                                                                 =========                 =========
Basic and diluted net loss per share....................         $   (4.47)                $   (5.02)
                                                                 =========                 =========
Weighted average shares used in computing basic and
  diluted net loss per share............................            86,133                    86,399
                                                                 =========                 =========
(1) Excludes non-cash, stock-based compensation expense
    as follows:
  Cost of revenues......................................         $      --                 $     644
  Research and development..............................                --                     9,212
  Sales and marketing...................................                --                     4,753
  General and administrative............................                --                     7,855
                                                                 ---------                 ---------
                                                                 $      --                 $  22,464
                                                                 =========                 =========

                                                            SEPTEMBER 30, 1999        SEPTEMBER 30, 2000
                                                            ------------------        ------------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...............................         $  9,082                  $    634
Working capital (deficit)...............................          (45,277)                  (14,013)
Total assets............................................          674,257                   471,954
Total stockholders' equity..............................          614,898                   429,663

     The separate financial data of Redstone Communications and Castle Networks have been presented below because we consider these companies to be our predecessor business.

     The table below sets forth selected financial data of Redstone Communications. The financial data as of December 31, 1997 and 1998 and April 27, 1999, for the period from September 16, 1997 (date of inception) to December 31, 1997, for the year ended December 31, 1998 and for the period from January 1, 1999 to April 27, 1999 are derived from the audited financial statements of Redstone Communications included elsewhere in this proxy statement/prospectus.

                                        REDSTONE COMMUNICATIONS, INC.
                                               (IN THOUSANDS)
                                                                                                PERIOD FROM
                                                  SEPTEMBER 16, 1997                          JANUARY 1, 1999
                                                  (INCEPTION) THROUGH       YEAR ENDED            THROUGH
                                                   DECEMBER 31, 1997     DECEMBER 31, 1998    APRIL 27, 1999
                                                  -------------------    -----------------    ---------------
STATEMENT OF OPERATIONS DATA:
Net revenues....................................        $   --               $     --            $     --
Operating expenses:
    Research and development....................           503                  8,767              21,003
    Sales and marketing.........................            40                    731               6,446
    General and administrative..................           133                    765               1,169
                                                        ------               --------            --------
        Total operating expenses................           676                 10,263              28,618
                                                        ------               --------            --------
        Loss from operations....................          (676)               (10,263)            (28,618)
Other income, net...............................            84                    361                 107
                                                        ------               --------            --------
        Net loss................................        $ (592)              $ (9,902)           $(28,511)
                                                        ======               ========            ========
BALANCE SHEET DATA:
    Cash and cash equivalents...................        $6,318               $ 10,972            $  3,969
    Working capital.............................         6,185                  9,707               2,745
    Total assets................................         6,558                 12,506               6,449
    Total stockholders' deficit.................          (576)                (8,836)            (15,136)

     The table below sets forth selected financial data of Castle Networks. The financial data as of December 31, 1997 and 1998 and April 20, 1999, for the period from October 16, 1997 (date of inception) to December 31, 1997, for the year ended December 31, 1998 and for the period from January 1, 1999 to April 20, 1999 are derived from the audited financial statements of Castle Networks included elsewhere in this prospectus.

                                            CASTLE NETWORKS, INC.
                                               (IN THOUSANDS)
                                                                                                PERIOD FROM
                                                   OCTOBER 16, 1997                           JANUARY 1, 1999
                                                  (INCEPTION) THROUGH       YEAR ENDED            THROUGH
                                                   DECEMBER 31, 1997     DECEMBER 31, 1998    APRIL 20, 1999
                                                  -------------------    -----------------    ---------------
STATEMENT OF OPERATIONS DATA:
Net revenues....................................        $   --               $     --            $     --
Operating expenses:
    Research and development....................            23                  6,051              10,154
    Sales and marketing.........................             2                  1,785              10,072
    General and administrative..................            38                    827               2,164
                                                        ------               --------            --------
        Total operating expenses................            63                  8,663              22,390
                                                        ------               --------            --------
        Loss from operations....................           (63)                (8,663)            (22,390)
Other income, net...............................            --                    277                 101
                                                        ------               --------            --------
        Net loss................................        $  (63)              $ (8,386)           $(22,289)
                                                        ======               ========            ========
BALANCE SHEET DATA:
    Cash and cash equivalents...................        $   47               $ 12,218            $  6,219
    Working capital (deficit)...................           (70)                11,115               3,660
    Total assets................................            61                 13,700               8,249
    Total stockholders' deficit.................           (63)                (6,506)            (12,708)

         BROADSOFT SELECTED HISTORICAL CONDENSED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The selected statement of operations data for the period from inception (November 17, 1998) to December 31, 1998, the year ended December 31, 1999 and the nine months ended September 30, 2000, and the selected balance sheet data at December 31, 1998 and 1999 and September 30, 2000, set forth below, have been derived from BroadSoft's audited financial statements included elsewhere in this proxy statement/prospectus. The selected statement of operations data for the nine months ended September 30, 1999 are derived from unaudited financial statements included elsewhere in this proxy statement/prospectus that have been prepared on the same basis as the audited financial statements and, in the opinion of BroadSoft's management, contain all adjustments, consisting only of normal recurring adjustments necessary for the fair presentation of BroadSoft's operating results for such period. The historical results are not necessarily indicative of results to be expected for any future period. The data has been derived from financial statements that have been prepared in accordance with generally accepted accounting principles and should be read in conjunction with the BroadSoft Financial Statements and the Notes thereto and "BroadSoft's Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement/prospectus.

                                              FROM                         NINE MONTHS      NINE MONTHS
                                          INCEPTION TO     YEAR ENDED         ENDED            ENDED
                                          DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,    SEPTEMBER 30,
                                              1998            1999            1999             2000
                                          ------------    ------------    -------------    -------------
STATEMENTS OF OPERATIONS DATA:
Operating expenses:
  Research and development..............    $    --         $ 1,707          $ 1,066          $ 4,376
  Sales and marketing...................         --             561              333            1,895
  General and administrative............         --             771              551            3,173
                                            -------         -------          -------          -------
     Total operating expenses...........         --           3,039            1,950            9,444
                                            -------         -------          -------          -------
Loss from operations....................         --          (3,039)          (1,950)          (9,444)
                                            -------         -------          -------          -------
Other expenses..........................         --              --               --               (5)
Interest income, net....................         --              64               36              224
                                            -------         -------          -------          -------
Net loss................................    $    --         $(2,975)         $(1,914)         $(9,225)
                                            =======         =======          =======          =======

                                                  AS OF                AS OF                AS OF
                                            DECEMBER 31, 1998    DECEMBER 31, 1999    SEPTEMBER 30, 2000
                                            -----------------    -----------------    ------------------
BALANCE SHEET DATA:
Cash and cash equivalents.................        $500                $ 2,134              $13,388
Working capital...........................          --                  1,597               12,249
Total assets..............................         500                  2,480               17,384
Non-current obligations...................          --                    184                3,107
Redeemable preferred stock................          --                  4,320               21,820
Total stockholders' deficit...............          --                 (2,645)              (9,818)

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following unaudited pro forma condensed combined financial statements give effect to Unisphere's acquisition of BroadSoft using the purchase method of accounting. The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2000 gives effect to the acquisition of BroadSoft as if it had occurred on October 1, 1999. The unaudited pro forma condensed combined statement of operations data for the year ended September 30, 2000 are derived from the historical results of operations of Unisphere for the year ended September 30, 2000, the historical results of BroadSoft for the nine-month period ended September 30, 2000 and the historical results of BroadSoft for the three-month period ended December 31, 1999. The unaudited pro forma condensed combined balance sheet as of September 30, 2000 gives effect to the acquisition of BroadSoft as if it had occurred on that date. The unaudited pro forma condensed combined balance sheet as of September 30, 2000 was derived from the historical balance sheets of Unisphere and BroadSoft as of that date.

     The unaudited pro forma condensed combined financial statements are presented for informational purposes only and do not purport to be indicative of the results of operations that actually would have been achieved had such transactions been consummated on the date or for the periods indicated and do not purport to be indicative of the balance sheet data or results of operations as of any future date or for any future period. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes, the historical financial statements and notes thereto of Unisphere and BroadSoft, which are included elsewhere in this proxy statement/prospectus, "Unisphere's Management's Discussion and Analysis of Financial Condition and Results of Operations" and "BroadSoft's Management's Discussion and Analysis of Financial Condition and Results of Operations."

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     HISTORICAL                 PRO FORMA
                                               ----------------------    ------------------------
                                               UNISPHERE    BROADSOFT    ADJUSTMENTS    COMBINED
                                               ---------    ---------    -----------    ---------
Net revenues.................................  $  49,628    $     --      $     --      $  49,628
Cost of revenues(1)..........................     43,476          --            --         43,476
                                               ---------    --------      --------      ---------
Gross profit.................................      6,152          --            --          6,152
                                               ---------    --------      --------      ---------
Operating expenses:
  Research and development(1)................    112,451       4,772            --        117,223
  Sales and marketing(1).....................     42,874       2,013            --         44,887
  General and administrative(1)..............     14,736       2,013            --         16,749
  Amortization of intangible assets..........    127,033          --        44,642(d)     171,675
  Impairment of intangible assets............    118,810          --            --        118,810
  Stock-based compensation...................     22,464       1,735         7,119(e)      31,318
                                               ---------    --------      --------      ---------
     Total operating expenses................    438,368      10,533        51,761        500,662
                                               ---------    --------      --------      ---------
Loss from operations.........................   (432,216)    (10,533)      (51,761)      (494,510)
                                               ---------    --------      --------      ---------
Other expenses...............................     (2,164)         (5)           --         (2,169)
Interest income, net.........................        698         252            --            950
                                               ---------    --------      --------      ---------
Net loss.....................................  $(433,682)   $(10,286)     $(51,761)     $(495,729)
                                               =========    ========      ========      =========
Basic and diluted net loss per share.........  $   (5.02)                               $   (5.49)
                                               =========                                =========
Weighted average shares used in computing
  basic and diluted net loss per share.......     86,399                                   90,372
                                               =========                                =========

---------------
(1) Excludes non-cash, stock-based compensation expense as follows:

     Cost of revenues........................  $     644    $     --      $     --      $     644
     Research and development................      9,212         245         1,068         10,525
     Sales and marketing.....................      4,753         110           356          5,219
     General and administrative..............      7,855       1,380         5,695         14,930
                                               ---------    --------      --------      ---------
                                               $  22,464    $  1,735      $  7,119(e)   $  31,318
                                               =========    ========      ========      =========

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2000
                                 (IN THOUSANDS)

                                               HISTORICAL                  PRO FORMA
                                         ----------------------    -------------------------
                                         UNISPHERE    BROADSOFT    ADJUSTMENTS      COMBINED
                                         ---------    ---------    -----------      --------
Cash and cash equivalents..............  $    634      $13,388      $(11,320)(c)    $  2,702
Other current assets...................    27,644        1,136            --          28,780
                                         --------      -------      --------        --------
     Total current assets..............    28,278       14,524       (11,320)         31,482
Non-current assets.....................    43,549        2,860            --          46,409
Intangible assets, net.................   400,127           --       133,927(a)      534,054
                                         --------      -------      --------        --------
     Total assets......................  $471,954      $17,384      $122,607        $611,945
                                         ========      =======      ========        ========
Current liabilities....................  $ 42,291      $ 2,275      $     --        $ 44,566
Non-current liabilities................        --        3,107            --           3,107
                                         --------      -------      --------        --------
     Total liabilities.................    42,291        5,382            --          47,673
Redeemable preferred stock.............        --       21,820       (21,820)(b)          --
Total stockholders' equity.............   429,663       (9,818)      144,427(b)      564,272
                                         --------      -------      --------        --------
          Total liabilities, preferred
            stock and stockholders'
            equity.....................  $471,954      $17,384      $122,607        $611,945
                                         ========      =======      ========        ========

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     a. For the purpose of calculating the acquisition purchase price in the pro forma financial statements, the number of unrestricted common shares, restricted common shares and options to purchase common shares of Unisphere assumed issued in the acquisition is 4,724, 1,523 and 1,213, respectively. These amounts are based on the maximum number of unrestricted shares, restricted common shares and options to purchase common shares of Unisphere issuable in the transaction. The actual number of Unisphere unrestricted common shares, restricted common shares and options to purchase common shares that will be issued in the acquisition is subject to adjustment as set forth in the merger agreement between Unisphere and BroadSoft. The aggregate estimated fair value of the maximum number of Unisphere unrestricted common shares, restricted common shares and options to purchase common shares, based on a fair value of $21.00 per share, is $149,454. Including estimated acquisition-related expenses of $4,000, the total estimated purchase price is $153,454.

     The acquisition of BroadSoft will be accounted for using the purchase method of accounting. The purchase method of accounting allocates the aggregate purchase price to the assets acquired, including identifiable intangible assets, and liabilities assumed based upon their respective fair values. For purposes of the unaudited pro forma condensed combined financial statements, the excess of the aggregate purchase price over the historical net book value of BroadSoft's assets acquired and liabilities assumed as of September 30, 2000 has been allocated to goodwill and other intangible assets, and is for illustrative purposes in the unaudited pro forma condensed combined financial statements only. Actual allocations will be based on a valuation that will not be completed until after the acquisition is consummated.

     In addition, the estimated future compensation expense related to the unvested restricted common shares and unvested options to purchase common shares issuable by Unisphere in the acquisition has been deducted from goodwill and recorded as deferred compensation. The deferred compensation adjustment is equal to the estimated average percentage of the vesting period that has not yet expired for each of the groups of restricted common shares and options to purchase common shares to be issued in the acquisition multiplied by the aggregate fair value of each of those groups of restricted common shares and options to purchase common shares. The deferred compensation will be amortized into expense over the remaining vesting periods of the restricted common shares and options to purchase common shares.

     In connection with the merger, BroadSoft will incur an estimated $3,000 in some acquisition-related expenses. The expenses reduced working capital and increased goodwill and intangible assets in the allocation table below.

     The following represents the preliminary allocation of the estimated purchase price for Unisphere's acquisition of BroadSoft for purposes of the unaudited pro forma condensed combined financial statements:

Working capital, including cash acquired....................  $  4,929
Non-current assets..........................................     2,860
Non-current liabilities.....................................    (3,107)
Goodwill and intangible assets..............................   133,927
Deferred compensation.......................................    14,845
                                                              --------
Aggregate purchase price....................................  $153,454
                                                              ========

     b. The unaudited pro forma condensed combined balance sheet reflects the initial issuance of unrestricted and restricted shares of Unisphere common stock and options to purchase Unisphere common stock in exchange for all of the outstanding unrestricted and restricted shares of BroadSoft common stock and options to purchase BroadSoft common stock, including the assumed conversion of the BroadSoft Series B redeemable preferred stock to common stock. BroadSoft's Series A redeemable preferred stock will be redeemed for cash prior to the consummation of the acquisition. The pro forma adjustments to redeemable preferred stock and stockholders' equity are as follows:

                                                                  TOTAL        REDEEMABLE
                                                              STOCKHOLDERS'    PREFERRED
                                                                 EQUITY          STOCK
                                                              -------------    ----------
Elimination of BroadSoft Stockholders' Deficit..............    $  9,818              --
Elimination of converted BroadSoft Series B Preferred
  Stock.....................................................          --        $(17,500)
Redemption by BroadSoft of Series A Preferred Stock.........          --          (4,320)
Issuance of Unisphere Common Stock and options..............     149,454              --
Deferred Compensation.......................................     (14,845)             --
                                                                --------        --------
          Total Adjustments.................................    $144,427        $(21,820)
                                                                ========        ========

     c. The pro forma adjustment to cash is as follows:

Unisphere acquisition-related expenses......................  $ (4,000)
BroadSoft acquisition-related expenses......................    (3,000)
Redemption by BroadSoft of Series A Preferred Stock.........    (4,320)
                                                              --------
                                                              $(11,320)
                                                              ========

     d. The pro forma adjustment to amortization of intangible assets is based on the assumption that the entire amounts identified as goodwill and other intangible assets in Unisphere's acquisition of BroadSoft will be amortized on a straight-line basis over a three-year period. The valuation of the intangible assets will not be completed until after the acquisition is consummated. When completed, certain amounts identified as intangible assets may be amortized over periods other than the three-year period presented in the unaudited pro forma condensed combined statement of operations. Additionally, a portion of the purchase price may be identified as in-process research and development. This amount, if any, will be charged to operating results in Unisphere's consolidated financial statements in the period following consummation of the acquisition. The pro forma statement of operations does not give effect to any potential in-process research and development charge related to the acquisition.

     e. The deferred compensation balance of $14,845 is being amortized on a straight-line basis over the remaining vesting periods, resulting in a pro forma adjustment of $7,119 for the year ended September 30, 2000. The estimated allocation of stock-based compensation expense is as follows:

Research and development....................................  $1,068
Sales and marketing.........................................     356
General and administrative..................................   5,695
                                                              ------
                                                              $7,119
                                                              ======

                       COMPARATIVE PER SHARE INFORMATION

     We have summarized below the per common share information for Unisphere and BroadSoft on a historical basis, for Unisphere on a pro forma basis and for BroadSoft on a pro forma equivalent basis.

     The unaudited "Pro Forma Unisphere" and the unaudited "Pro Forma
Equivalent -- BroadSoft" information assumes that the merger of Unisphere and BroadSoft will be accounted for as a purchase. The unaudited "Pro Forma Unisphere" information is derived from the historical financial information of Unisphere at or for the fiscal year ended September 2000, and the financial information of BroadSoft at or for the twelve months ended December 31, 1999 and at or for the nine months ended September 30, 2000, and assumes that the merger of Unisphere and BroadSoft occurred at the beginning of the earliest period presented.

     "Pro Forma Unisphere" net loss per common share -- basic and diluted was calculated by dividing pro forma Unisphere net loss, which is Unisphere historical net loss combined with BroadSoft historical net loss and includes pro forma adjustments, by the pro forma weighted average number of Unisphere common shares outstanding.

     "Pro Forma Unisphere" book value per common share was calculated by dividing total pro forma stockholders' equity by the pro forma number of Unisphere common shares outstanding at the end of the period.

     The unaudited "Pro Forma Equivalent -- BroadSoft" information was calculated by multiplying the corresponding "Pro Forma Unisphere" data by the initial minimum common stock exchange ratio of 0.1207. This information shows how each share of BroadSoft common stock would have participated in the net loss and book value of Unisphere if the merger had been completed at the beginning of the earliest period presented. However, these amounts do not necessarily reflect future per share results of operations or book value of Unisphere.

     Stockholders should read the information in this section along with Unisphere's and Broadsoft's historical financial statements and accompanying notes included elsewhere in this proxy statement/ prospectus and the unaudited pro forma condensed combined financial statements and accompanying notes included elsewhere in this proxy statement/prospectus.

                       COMPARATIVE PER SHARE INFORMATION

                                                                                    AT OR FOR THE
                                                                                      YEAR ENDED
                                                                                  SEPTEMBER 30, 2000
                                                                                  ------------------
UNISPHERE -- HISTORICAL
  Net loss per common share -- basic and diluted...........                             $(5.02)
  Book value per common share..............................                               4.76

                                                              AT OR FOR THE        AT OR FOR THE
                                                               YEAR ENDED        NINE MONTHS ENDED
                                                            DECEMBER 31, 1999    SEPTEMBER 30, 2000
                                                            -----------------    ------------------
BROADSOFT -- HISTORICAL
  Net loss per common share -- basic and diluted..........       $(0.15)               $(0.31)
  Book value per common share.............................        (0.09)                (0.32)

                                                                                    AT OR FOR THE
                                                                                      YEAR ENDED
                                                                                  SEPTEMBER 30, 2000
                                                                                  ------------------
PRO FORMA UNISPHERE
  Net loss per common share -- basic and diluted...........                             $(5.49)
  Book value per common share..............................                               5.98

PRO FORMA EQUIVALENT -- BROADSOFT
  Net loss per common share -- basic and diluted...........                             $(0.66)
  Book value per common share..............................                               0.72

                            MARKET PRICE INFORMATION

MARKET PRICE INFORMATION

     Unisphere common stock has traded on the Nasdaq National Market under the
symbol "UNSP" since             , 2001.

     The high and low sale prices of Unisphere common stock as reported on the
Nasdaq National Market between             , 2001 through             , 2001
were $          and $          , respectively. Because there is no established
trading market for shares of BroadSoft, information with respect to the market prices of BroadSoft has been omitted.

RECENT CLOSING PRICES

     The last reported sale price per share of Unisphere common stock as
reported on the Nasdaq National Market on             , 2001, the most recent
practicable date prior to the printing of this proxy statement/prospectus was
$          . Because there was no established trading market for shares of
Unisphere common stock as of October 19, 2000, the day prior to the public announcement that Unisphere, BroadSoft and the merger subsidiary had entered into the merger agreement, information with respect to the market price of Unisphere common stock as of that date has been omitted.

     BroadSoft stockholders are advised to obtain current market quotations for Unisphere common stock. No assurance can be given as to the market prices of Unisphere common stock at any time before the completion of the merger or as to the market price of Unisphere common stock at any time after the merger.

DIVIDENDS

     Unisphere has never paid or declared any cash dividends on Unisphere common stock or other securities and does not anticipate paying cash dividends in the foreseeable future. Unisphere currently intends to retain all future earnings, if any, for use in the operation of its business.

                              THE SPECIAL MEETING

     We are furnishing this proxy statement/prospectus to holders of BroadSoft common stock and BroadSoft preferred stock in connection with the solicitation of proxies by the BroadSoft board of directors for use at the special meeting of
BroadSoft stockholders to be held on             , 2001, and any adjournment or
postponement of the meeting.

     This proxy statement/prospectus is first being mailed to BroadSoft
stockholders on or about             , 2001. This proxy statement/prospectus is
also furnished to BroadSoft stockholders as a prospectus in connection with the issuance by Unisphere of shares of its common stock as contemplated by the merger agreement.

DATE, TIME AND PLACE

     The special meeting will be held on             , 2001 at           , at
               .

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting of BroadSoft stockholders, and any adjournment or postponement of the special meeting, BroadSoft stockholders will be asked:

     - to consider and vote upon a proposal to approve the merger agreement among BroadSoft, Inc., Unisphere Networks, Inc. and Pitcher Acquisition Corp., under which Pitcher Acquisition Corp. will be merged into BroadSoft and each outstanding share of BroadSoft common stock will be exchanged for the right to receive shares of Unisphere common stock, and to approve the merger; and

     - to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

RECORD DATE

     Only stockholders of record of BroadSoft common stock, BroadSoft Series A preferred stock and BroadSoft Series B preferred stock at the close of business
on             , 2001 are entitled to notice of and to vote at the special meeting.

VOTING AND REVOCATION OF PROXIES

     We request that BroadSoft stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying postage-paid envelope. All properly executed proxies that BroadSoft receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated, the proxies will be voted to approve the merger agreement and the merger. The BroadSoft board of directors does not currently intend to bring any other business before the special meeting and, to their knowledge, no other matters are to be brought before the special meeting. If other business properly comes before the special meeting or any adjournment or postponement of the special meeting, the proxies will vote in accordance with BroadSoft's management's own judgment.

     BroadSoft stockholders may revoke their proxies at any time prior to its use by:

     - delivering to the corporate secretary of BroadSoft a signed notice of revocation or a later-dated, signed proxy; or

     - attending the special meeting and voting in person. Attendance at the special meeting is not sufficient to revoke a proxy.

QUORUM; ABSTENTIONS

     The presence at the special meeting, in person or by proxy, of the following will constitute a quorum for transaction of business at the special meeting:

     - holders of a majority of the voting power represented by all shares of BroadSoft common stock and BroadSoft Series B preferred stock (with the Series B preferred stock voting on an as-converted basis) issued and outstanding on the record date, voting together as a single class and;

     - holders of a majority of the voting power represented by all shares of BroadSoft Series A preferred stock and BroadSoft Series B preferred stock (with the Series B preferred stock voting on an as-converted basis) issued and outstanding on the record date, voting together as a single class.

     Holders of record of BroadSoft common stock and Series A preferred stock each have one vote per share. Holders of record of BroadSoft Series B preferred stock have two votes per share. Abstentions will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Abstentions will have the same effect as votes against the merger agreement and the merger. In addition, the failure of a BroadSoft stockholder to return a proxy or vote in person will have the effect of a vote against the merger agreement and the merger. Accordingly, BroadSoft stockholders are urged to return the enclosed proxy card marked to indicate their vote.

VOTE REQUIRED

     As of the close of business on             , 2001, the record date, there
were outstanding and entitled to vote      shares of BroadSoft common stock,
     shares of BroadSoft Series A preferred stock and      shares of BroadSoft
Series B preferred stock. Holders of record of BroadSoft common stock and Series A preferred stock each have one vote per share. Holders of record of BroadSoft Series B preferred stock have two votes per share.

     As of the close of business on the record date, there were      holders of
record of BroadSoft common stock,      holders of record of BroadSoft Series A
preferred stock and      holders of record of BroadSoft Series B preferred
stock. Approval of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of BroadSoft common stock (including the Series B preferred stock on an as-converted basis) and a majority of BroadSoft Series A preferred stock and BroadSoft Series B preferred stock (with the Series B preferred stock voting on an as-converted basis), voting as a single class.

     As of             , 2001, BroadSoft's directors and some executive officers
and their affiliates, together with other principal stockholders, beneficially owned outstanding shares of BroadSoft common stock and Series B preferred stock (with the Series B preferred stock, voting on an as-converted basis), voting as
a single class, representing approximately      % of the total voting power of
such stock and outstanding shares of BroadSoft Series A preferred stock and BroadSoft Series B preferred stock (with the Series B preferred stock, voting on an as-converted basis), voting as a single class, representing approximately
     % of the total voting power of such stock. These stockholders have agreed to vote their shares in favor of, among other things, the merger agreement and the merger. Accordingly, approval of the merger agreement and the merger at the special meeting is assured. See "Other Agreements -- Voting Agreements" on page 68.

APPRAISAL RIGHTS

     Holders of BroadSoft common stock and preferred stock who submit a written demand for appraisal of their shares and who comply with the applicable statutory procedures under Delaware law will be entitled to appraisal rights and to receive payment in cash for the fair market value of their shares as determined by the Delaware Chancery Court. For a more complete description of these rights, see "The Merger -- Rights of BroadSoft Stockholders to Appraisal" on page 49.

SOLICITATION OF PROXIES; EXPENSES

     In addition to solicitation by mail, the directors, officers and employees of BroadSoft may solicit proxies from BroadSoft stockholders by telephone, facsimile, email or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward proxy materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending the proxy materials to beneficial owners. BroadSoft will bear its own expenses in connection with the solicitation of proxies for its special meeting of stockholders, except that Unisphere and BroadSoft each will pay one-half of all printing and filing costs, fees and expenses, other than attorneys' fees, incurred in connection with the registration statement of which this proxy statement/prospectus is a part.

BOARD RECOMMENDATION

     After careful consideration, the BroadSoft board of directors has determined that the terms and conditions of the merger are fair to, and in the best interests of, BroadSoft and its stockholders. Accordingly, the BroadSoft board of directors unanimously approved the merger agreement and unanimously recommends that you vote for approval of the merger agreement and the merger. In considering the recommendation of the BroadSoft board of directors, you should be aware that BroadSoft's directors and officers have interests in the merger that are different from, or in addition to, yours. See "The Merger -- Interests of BroadSoft's Executive Officers and Directors in the Merger" on page 48.

     The matters to be considered at the special meeting are of great importance to BroadSoft stockholders. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

     You should not send any stock certificates with your proxy card. A transmittal form with instructions for the surrender of BroadSoft common stock certificates will be mailed to you promptly after completion of the merger. For more information regarding the procedures for exchanging BroadSoft stock certificates for Unisphere stock certificates, see "The Merger Agreement -- Exchange of Certificates" on page 56.

                                   THE MERGER

BACKGROUND OF THE MERGER

     On June 14, 2000, Thomas M. Burkardt, Unisphere's Chief Operating Officer and Vice President, and Michael Tessler, BroadSoft's President and Chief Executive Officer, met in Chelmsford, Massachusetts to discuss potential joint business initiatives, including outsourcing and reseller arrangements.

     On July 11, 2000, Messrs. Burkardt and Tessler met at Unisphere's headquarters in Chelmsford, Massachusetts to continue to discuss potential joint business initiatives, including outsourcing and reseller arrangements. At that time, the parties entered into a mutual confidentiality and non-disclosure agreement.

     On August 9, 2000, James A. Dolce, Unisphere's Chief Executive Officer and President, Messrs. Burkardt and Tessler and Robert Goodman, Chairman of the Board of Directors of BroadSoft, met at Unisphere's headquarters to continue discussions regarding potential joint business initiatives or a possible merger.

     On August 16, 2000, Messrs. Dolce and Tessler again discussed by telephone potential joint business initiatives, including a possible merger.

     On August 24 and August 25, 2000, Messrs. Burkardt and Tessler, Dr. Stephan
D. Howaldt, a Unisphere director, representatives of Credit Suisse First Boston, financial advisors to Unisphere, and certain other members of Unisphere and BroadSoft management met at a hotel in Gaithersburg, Maryland to discuss and review certain due diligence items with respect to BroadSoft. At that meeting, certain members of BroadSoft management gave presentations regarding BroadSoft's business.

     From August 29 to August 31, 2000, Unisphere and representatives of Credit Suisse First Boston and Hale and Dorr LLP, outside counsel to Unisphere, worked on the preparation of a preliminary term sheet, as well as a proposed a structure for a possible transaction.

     On August 30, 2000, Messers. Burkardt and Tessler, Suzanne M. Zabitchuck, in-house General Counsel of Unisphere, and a representative of Cooley Godward LLP, outside counsel to BroadSoft, discussed by telephone conference a proposed new mutual confidentiality and non-disclosure agreement.

     On September 1, 2000, Credit Suisse First Boston sent the proposed term sheet and certain Unisphere marketing materials to BroadSoft. On that date, Messrs. Dolce and Burkardt, Mr. John J. Connolly, Unisphere's Chief Financial Officer, Vice President and Treasurer, Mr. Goodman and representatives of Credit Suisse First Boston also discussed by telephone conference the term sheet that had been circulated.

     On September 3, 2000, Messrs. Goodman and Tessler discussed the proposed term sheet with Cooley Godward and representatives of Robertson Stephens, Inc., which had been retained by BroadSoft to provide financial advisory services to BroadSoft in connection with a transaction with Unisphere. This engagement was later memorialized in an engagement letter executed by BroadSoft and Robertson Stephens dated October 12, 2000.

     On September 6, 2000, a representative of Robertson Stephens conducted a due diligence review with respect to Unisphere by telephone with Mr. Dolce.

     Between September 8 and September 10, 2000, representatives of Credit Suisse First Boston and Robertson Stephens had numerous telephone discussions regarding the terms of consideration in the proposed transaction.

     On September 11, 2000, Unisphere held a meeting of the Unisphere board of directors, during which Messrs. Dolce and Burkardt described the proposed merger transaction with BroadSoft and updated the board on the term sheet negotiations and discussions with BroadSoft to date. The Unisphere board authorized Mr. Dolce and Unisphere's management to continue the discussions and negotiations in consultation with Unisphere's legal and financial advisors, and to engage in a preliminary due diligence investigation.

     Between September 15 and September 22, 2000, Messrs. Dolce and Goodman discussed the proposed term sheet, and representatives of Credit Suisse First Boston and Robertson Stephens discussed terms of the proposed merger, and exchanged a proposed term sheet and a counter-proposal term sheet. Unisphere and BroadSoft also executed a mutual confidentiality and non-disclosure agreement that superseded the agreement between the parties dated July 11, 2000. A telephone conference call with representatives from Unisphere, BroadSoft, Cooley Godward, Credit Suisse First Boston, Hale and Dorr and Robertson Stephens to discuss the terms of the proposed merger also took place.

     On September 21, 2000, BroadSoft held a special telephonic meeting of its board of directors, during which Messrs. Tessler and Goodman described the proposed transaction with Unisphere and provided an update on the negotiations and due diligence investigations. At this time, BroadSoft's board authorized Messrs. Goodman and Tessler to continue negotiations with Unisphere regarding a possible transaction.

     On various occasions between September 26 and September 28, 2000, representatives of Unisphere, BroadSoft, Cooley Godward, Credit Suisse First Boston, Hale and Dorr and Robertson Stephens discussed by telephone the proposed term sheet.

     On September 28, 2000, Credit Suisse First Boston sent Robertson Stephens and Messrs. Tessler and Goodman a revised term sheet. Also on that date, Messrs. Burkardt and Tessler, Ms. Zabitchuck and representatives of Hale and Dorr and Credit Suisse First Boston discussed in various telephone calls the terms of the proposed merger.

     On September 29, 2000, Credit Suisse First Boston sent to Robertson Stephens and Messrs. Tessler and Goodman the final term sheet. On that date, Messrs. Tessler and Goodman and representatives of Robertson Stephens discussed the terms of the merger and the revised term sheet. Also on that date, certain members of BroadSoft management and representatives of Robertson Stephens met at Unisphere's headquarters in Chelmsford, Massachusetts with members of Unisphere's management to discuss and review certain due diligence items with respect to Unisphere.

     On September 30, 2000, BroadSoft executed an exclusivity letter agreement in which BroadSoft agreed, among other things, not to discuss a possible merger or acquisition transaction with any party other than Unisphere until October 7, 2000. Also on that date, Hale and Dorr circulated an initial draft of the merger agreement to BroadSoft and Cooley Godward.

     On October 2, 2000, representatives of Hale and Dorr met with certain members of management of BroadSoft and Cooley Godward at BroadSoft's headquarters in Gaithersburg, Maryland to conduct due diligence on BroadSoft. At various times between October 2, 2000 and October 20, 2000, the date the merger agreement was executed, legal due diligence on BroadSoft was conducted by Unisphere and by representatives of Hale and Dorr and financial due diligence on BroadSoft was conducted by Unisphere and representatives of KPMG LLP, Unisphere's independent accountants. In addition, during this period, additional legal, financial and operational due diligence on Unisphere was conducted by BroadSoft management and representatives of Cooley Godward and Robertson Stephens. Also on October 2, 2000, W.R. Hambrecht + Co. was retained by BroadSoft to provide advice to BroadSoft's board of directors regarding the fairness, from a financial point of view, of the consideration to be received by BroadSoft's stockholders in the proposed transaction with Unisphere. This engagement was later set forth in an engagement letter executed by BroadSoft and W.R. Hambrecht dated October 5, 2000.

     On October 3, 2000, Unisphere and BroadSoft entered into a mutual non-solicitation agreement.

     Between October 3 and October 6, 2000, Messrs. Dolce, Tessler and Goodman, Ms. Zabitchuck and representatives of Hale and Dorr and Cooley Godward participated in various telephone calls to discuss the draft merger agreement and ancillary agreements.

     On October 7, 2000, BroadSoft agreed to extend the term of the exclusivity letter agreement with Unisphere through October 12, 2000.

     On October 11, 2000, Unisphere held a telephonic meeting of the Unisphere board of directors, during which Mr. Dolce updated the board on the terms of the merger agreement and ancillary agreements, discussions with BroadSoft to date and the results of the due diligence. The Unisphere board unanimously approved the merger and the merger agreement and related documents and authorized the management of BroadSoft to proceed with execution of the merger documents, with such changes as Mr. Dolce deemed necessary or advisable.

     On October 12, 2000, the term of the exclusivity letter agreement was extended until October 18, 2000. Also on that date, Messrs. Dolce and Tessler met at Unisphere's headquarters in Chelmsford, Massachusetts to discuss the terms of the proposed merger.

     Between October 13 and October 19, 2000, Unisphere and BroadSoft, together with their respective legal, financial and accounting advisors, continued their due diligence reviews and negotiated the terms of the definitive merger agreement and the other agreements related to the merger.

     On the evening of October 17, 2000 and the morning of October 18, 2000, BroadSoft's board of directors met telephonically to discuss the terms of the merger agreement and the ancillary agreements. At this meeting, W.R. Hambrecht delivered its oral opinion, subsequently confirmed by delivery of a written opinion dated October 18, 2000, that as of such date and based on and subject to the factors and assumptions stated in its written opinion, the consideration to be received by the BroadSoft stockholders pursuant to the merger agreement is fair to such stockholders from a financial point of view. The written opinion of W.R. Hambrecht is set forth in full as Annex B to this proxy statement/prospectus. A detailed discussion followed. Following these discussions, the BroadSoft board, by unanimous vote with all directors present, approved the merger agreement and the proposed merger with Unisphere, and recommended that it be submitted to BroadSoft's stockholders for approval.

     During the morning of October 20, 2000, Unisphere and BroadSoft entered into the merger agreement and certain stockholders of BroadSoft entered into a stockholder agreement with Unisphere. That afternoon, the merger was jointly announced by Unisphere and BroadSoft.

JOINT REASONS FOR THE MERGER

     The Unisphere board of directors and the BroadSoft board of directors each believe that, after the merger, the combined company will have the potential for greater operational efficiencies, product offerings, earning power, growth potential and financial strength than either Unisphere or BroadSoft would have on its own. The Unisphere board of directors and the BroadSoft board of directors identified a number of potential benefits of the merger that they believe could contribute to the success of the combined company and thus inure to the benefit of stockholders of both companies, including the following:

     - through the merger the combined company would be able to offer and support a broad range of value-added, integrated voice and high-speed data services to business and residential users;

     - increased resources and dedicated research and development efforts, engineering and sales and support;

     - the companies' combined portfolios of intellectual property, patents and patent applications;

     - the creation of a combined company with an experienced management team that can benefit from each other's experience and expertise; and

     - the increased capitalization of the combined company, allowing for increased access to capital markets and potentially reducing the cost of capital.

UNISPHERE'S REASONS FOR THE MERGER

     The Unisphere board of directors reviewed a number of factors in evaluating the merger, including, but not limited to, the following:

     - information concerning BroadSoft's business focus, financial performance and condition, operations, technology and management;

     - Unisphere management's view of the financial condition, results of operations and businesses of Unisphere and BroadSoft before and after giving effect to the merger and the determination by the Unisphere board of the merger's effect on stockholder value;

     - the strategic importance of securing BroadSoft's software architecture that supports business telephony applications for use on the internet;

     - the terms of the merger agreement; and

     - the impact of the merger on Unisphere's customers, vendors, alliance partners, resellers and employees.

     The Unisphere board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including the following:

     - the risk that the potential benefits of the merger may not be realized;

     - the transaction costs involved in connection with closing the merger and the substantial management time and effort required to effectuate the merger;

     - the possibility that the merger may not be completed, even if approved by the BroadSoft stockholders;

     - the risk that the operations of Unisphere and BroadSoft might not be successfully integrated;

     - the risk that, despite the efforts of Unisphere, key personnel from BroadSoft might leave Unisphere;

     - the loss of customers, vendors, alliance partners or resellers of BroadSoft who may terminate their relationship with BroadSoft as a result of the merger because they deem themselves competitors of Unisphere; and

     - other applicable risks described in this proxy statement/prospectus under the heading "Risk Factors."

     The Unisphere board of directors concluded, however, that, on balance, the merger's potential benefits to Unisphere and its stockholders outweighed the associated risks. The discussion of the information and factors considered by the Unisphere board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the Unisphere board of directors did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination.

BROADSOFT'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BROADSOFT BOARD OF DIRECTORS

     BroadSoft's board of directors has unanimously approved the merger agreement and believes that the merger is fair to, and in the best interests of, BroadSoft and its stockholders. BROADSOFT'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BROADSOFT'S STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. In reaching this unanimous decision, BroadSoft's board of directors carefully considered the terms of the merger agreement and the transactions contemplated by the merger agreement and reviewed a number of factors relevant to the merger, including, but not limited to, the following:

     - the value of the merger consideration to be provided to BroadSoft stockholders in the merger, including additional shares of Unisphere common stock that may be required to be issued after the end of the 20 day measurement period;

     - the fact that Unisphere's common stock is publicly traded and, therefore, more liquid than shares of BroadSoft common stock and preferred stock;

     - the opportunity for BroadSoft stockholders, through the exchange of their shares of BroadSoft stock for shares of Unisphere common stock, to obtain a financial stake in a more diverse, larger and publicly-traded company and to participate in its growth;

     - the belief that a merger with Unisphere could enhance BroadSoft's ability to compete with larger, better-financed competitors by providing BroadSoft with access to the financial resources, distribution channels and resources, client base, industry contracts and management expertise of Unisphere;

     - the belief that, because BroadSoft's technology is complementary with technology developed by Unisphere, significant research and development, marketing and other strategic synergies could result from the combination of the two companies and that each of the businesses could be stronger as a result of the merger;

     - the financial condition and business of Unisphere, including its management team, historical association with Siemens, Unisphere's principal stockholder, and other industry matters;

     - the belief that, the consideration offered to BroadSoft's stockholders, which represents a premium over the book value per share of BroadSoft's outstanding common stock and preferred stock, was a fair price to BroadSoft's stockholders;

     - the opinion of W.R. Hambrecht + Co., more fully described in "The
       Merger -- Opinion of Financial Advisor to BroadSoft," that, as of the date of the opinion and based on and subject to the assumptions made, matters considered and limits of the review undertaken, the consideration to be received by BroadSoft's stockholders was fair, from a financial point of view as of the date of such opinion;

     - the belief that the terms of the merger agreement, including the parties mutual representation, warranties, covenants and indemnities, were reasonable;

     - the interests of certain directors and executive officers of BroadSoft that are in addition to the interest of BroadSoft stockholders generally, as described below under "The Merger -- Interests of BroadSoft's Executive Officers and Directors in the Merger;" and

     - the likelihood that the merger will qualify as a reorganization under section 368(a) of the Internal Revenue Code, enabling the BroadSoft stockholders to receive Unisphere common stock in the merger without suffering a current tax-recognition event.

     During the course of its deliberations, the BroadSoft board of directors also considered a number of potentially negative factors with respect to the merger, including, but not limited to, the following:

     - the fact that the value of the Unisphere consideration to be received in the merger was difficult to determine at the time that the merger agreement was negotiated, due to the absence at that time of a public market for Unisphere common stock;

     - the loss of control over the future operations of BroadSoft following the merger;

     - the risk that the benefits sought to be achieved in the merger would not be achieved;

     - the fact that the stockholder voting agreement and certain provisions in the merger agreement, including the non-solicitation provision, could discourage third parties from seeking to negotiate a superior proposal for the acquisition of BroadSoft;

     - the fact that the merger agreement does not allow the BroadSoft board of directors to reassess whether or not the merger with Unisphere is fair to and in the best interest of BroadSoft stockholders;

     - the possibility that the merger might not be consummated and the effect of the public announcement of the merger on the retention of BroadSoft's employees and current and prospective customers and partners;

     - the view that certain conditions to Unisphere's obligations to consummate the merger may be difficult to satisfy because they involve unrelated third parties; and

     - the other risks described above under "Risk Factors."

     Upon consideration, the BroadSoft board of directors believes that the potential benefits of the merger outweigh the potential risks.

     The BroadSoft board of directors also discussed with BroadSoft's management and representatives of Robertson Stephens, Inc., the prospect for combination with companies other than Unisphere, the possibility that the benefits described above or other benefits could be achieved through other combinations, and the risks and benefits of continuing to remain independent, including the risks of obtaining additional financing and the market for raising private capital.

     This discussion of information and factors considered by the BroadSoft board of directors is not intended to be exhaustive but is believed to include certain material factors considered by the BroadSoft board of directors. The BroadSoft board of directors did not find it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific facts, matters and information considered. In addition, individual members of BroadSoft board of directors may have given different weight to different factors.

OPINION OF FINANCIAL ADVISOR TO BROADSOFT

     Pursuant to an engagement letter dated October 5, 2000, BroadSoft engaged W.R. Hambrecht + Co. to act as financial advisor to BroadSoft and to render an opinion to BroadSoft's board of directors as to whether the aggregate merger consideration to be received by the stockholders of BroadSoft pursuant to the merger is fair to such stockholders from a financial point of view as of the date of the merger agreement. At the October 18, 2000 meeting of BroadSoft's board of directors, W.R. Hambrecht delivered its oral opinion, subsequently confirmed in a written opinion also dated October 18, 2000, to the effect that, as of October 18, 2000, based on and subject to the assumptions, limitations and qualifications set forth in its written opinion, the "consideration," as defined in the W.R. Hambrecht opinion, to be received by the stockholders of BroadSoft pursuant to the merger was fair to such stockholders from a financial point of view.

     The full text of the W.R. Hambrecht opinion, which sets forth assumptions made, procedures followed, matters considered, limitations on and scope of the review by W.R. Hambrecht in rendering its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. The W.R. Hambrecht opinion is directed only to the fairness of the consideration to be received by BroadSoft shareholders from a financial point of view, has been provided to BroadSoft's board of directors in connection with its evaluation of the merger, does not address any other aspect of the merger and does not constitute a recommendation to any BroadSoft stockholders as to how a stockholder should vote, or take any other action, with respect to the merger. The summary of the W.R. Hambrecht opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The BroadSoft stockholders are urged to read the W.R. Hambrecht opinion carefully and in its entirety.

     The W.R. Hambrecht opinion does not address:

     - the relative merits of the merger and the other business strategies that BroadSoft's board has considered; or

     - the underlying business decision of BroadSoft's board to proceed with the merger.

     In conducting its investigation and analysis and in arriving at the W.R. Hambrecht opinion, W.R. Hambrecht reviewed information and took into account financial and economic factors as it deemed relevant under the circumstances, including those described below. The summary set forth below does not purport to be a complete description of the analyses underlying the W.R. Hambrecht opinion or the presentation made by W.R. Hambrecht to BroadSoft's board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, W.R. Hambrecht did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis or factor. Accordingly, W.R. Hambrecht believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all of the analyses and factors as a whole, would create a misleading or incomplete view of the process underlying its opinion. No company or transaction W.R. Hambrecht used in the analyses described below is directly comparable to BroadSoft or Unisphere or the contemplated transaction.

     In addition, the matters considered by W.R. Hambrecht in arriving at its opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions, many of which are beyond the control of BroadSoft and Unisphere, and involve application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by W.R. Hambrecht are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than these estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future. In addition, the W.R. Hambrecht opinion was among several factors taken into consideration by BroadSoft's board in making its determination to approve the merger agreement and the merger. Consequently, W.R. Hambrecht's analyses should not be viewed as determinative of the decision of BroadSoft's board or BroadSoft's management with respect to the fairness of the consideration set forth in the merger agreement.

     In arriving at its opinion, W.R. Hambrecht, among other things:

     - reviewed publicly available information and certain internal information, primarily financial in nature, including but not limited to projections, concerning the business and operations of BroadSoft and Unisphere, furnished to it by BroadSoft and Unisphere for purposes of its analysis;

     - reviewed the financial terms and conditions of the draft of the merger agreement among BroadSoft, Unisphere and a wholly-owned subsidiary of Unisphere dated October 17, 2000, in the form presented to BroadSoft's board of directors;

     - compared Unisphere's filing range as stated in its registration statement on Form S-1 filed with the Securities and Exchange Commission on September 25, 2000 (the "Unisphere filing range") with the market price of certain publicly traded companies W.R. Hambrecht deemed relevant;

     - compared the financial position and operating results of BroadSoft and Unisphere with those of publicly traded companies that W.R. Hambrecht deemed relevant;

     - compared the proposed financial terms of the merger, including prices and premiums, with the financial terms of certain other recent and comparable business combinations that W.R. Hambrecht deemed relevant;

     - discussed with representatives of management of BroadSoft and Unisphere certain information of a business and financial nature regarding BroadSoft and Unisphere, including their respective historical and current financial condition and operating results, as well as their respective future prospects; and

     - considered such other information, financial studies, analysis and investigations and financial, economic and market criteria as W.R. Hambrecht deemed relevant for purposes of rendering its opinion.

     In rendering its opinion, W.R. Hambrecht has not assumed any obligation independently to verify the foregoing information and has relied upon and assumed the accuracy and completeness in all material respects of all of the financial and other information that was available to it from public sources and that was provided to it by BroadSoft and Unisphere or their respective representatives. With respect to the financial projections for BroadSoft and Unisphere provided to W.R. Hambrecht by their respective managements, W.R. Hambrecht relied on representations that the projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of BroadSoft and Unisphere at the time of preparation as to the future operating and financial performance of BroadSoft and Unisphere, respectively, and that they provided a reasonable basis upon which W.R. Hambrecht could form its opinion. W.R. Hambrecht expressed no opinion with respect to these projections or the assumptions upon which they were based.

     In connection with the preparation of the W.R. Hambrecht opinion, W.R. Hambrecht was not authorized, or did W.R. Hambrecht solicit, indications of interest from third parties for the acquisition of all or any part of BroadSoft. Although W.R. Hambrecht evaluated the fairness, from a financial point of view, of the consideration, W.R. Hambrecht was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined through negotiations between BroadSoft and Unisphere and approved by BroadSoft's board.

     W.R. Hambrecht assumed that there have been no material changes in BroadSoft's or Unisphere's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to W.R. Hambrecht. W.R. Hambrecht relied on advice of counsel to BroadSoft as to all legal matters with respect to BroadSoft, the merger and the merger agreement.

     W.R. Hambrecht assumed that the merger would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act and the Exchange Act and all other applicable federal and state statutes, rules and regulations. W.R. Hambrecht relied on the representation of BroadSoft that the merger will be recorded as a purchase under generally accepted accounting principles.

     W.R. Hambrecht did not assume any responsibility for reviewing patent applications, technology license agreements, individual credit files, etc. or for making an independent evaluation, appraisal or physical inspection of any assets or liabilities (contingent or otherwise) of BroadSoft or Unisphere, nor has W.R. Hambrecht been furnished with any such appraisals. W.R. Hambrecht assumed, with BroadSoft's consent, that patents and copyrights of each of BroadSoft and Unisphere were valid and enforceable as of the date of its opinion.

     W.R. Hambrecht necessarily based its opinion on the business and operations of BroadSoft and Unisphere as represented to W.R. Hambrecht as of October 18, 2000, and on financial, economic, market, monetary and other conditions as they existed on, and on the information made available to W.R. Hambrecht as of, October 18, 2000, the date of the W.R. Hambrecht opinion. It should be understood that subsequent developments may affect the conclusion expressed in the W.R. Hambrecht opinion and that W.R. Hambrecht disclaims any undertaking or obligation to advise any person of any change in any matter affecting the W.R. Hambrecht opinion which may come or be brought to its attention after the date of the opinion, subject, however, to W.R. Hambrecht's obligation to deliver bring-downs of the opinion.

     W.R. Hambrecht further assumed that the merger will be consummated in accordance with the terms described in the merger agreement, without any further amendments thereto, and without any waiver of any of the conditions to its obligations thereunder. W.R. Hambrecht also assumed that in the course of obtaining the necessary regulatory approval for the merger, no restrictions will be imposed that could have a material adverse effect on the contemplated benefits of the merger.

     Summary of Financial Analyses Performed by W.R. Hambrecht. The following is a summary of the material financial analyses performed by W.R. Hambrecht in connection with its opinion presented to BroadSoft's board of directors on October 18, 2000.

     Implied Unisphere Share Price. W.R. Hambrecht examined the value of the total merger consideration to be received by the shareholders of BroadSoft based on the implied Unisphere share price under the following three offering scenarios:

     - at the midpoint of the Unisphere filing range;

     - at prices of Unisphere stock implied by observed trading multiples for sector-leading communications equipment companies comparable to Unisphere; and

     - at prices of Unisphere stock implied by the price performance of companies in the communications sector following their initial public offerings. The price performance of these companies was based on the change from the filing price to the closing price of the stock on the first day of trading and the change from the offer price to the closing price of the stock on the 90th day following the offering.

     Comparable Company Analysis. To provide contextual data and comparative market information, W.R. Hambrecht compared selected financial ratios of BroadSoft with similar data of selected companies in the communications software sector. W.R. Hambrecht examined the ratios of the consideration implied by the three Unisphere offering scenarios described above to the projected revenues of BroadSoft for calendar year 2001 and 2002. W.R. Hambrecht then compared these values to the ratio of enterprise value to projected calendar year 2001 and 2002 revenues of selected companies in the communications software sector. The enterprise value of a company is equal to the value of its fully diluted equity value plus debt, plus minority interests, plus preferred stock, less cash and cash equivalents. Revenue projections for BroadSoft were based upon estimates provided to W.R. Hambrecht by the management of BroadSoft. Projections for the comparable companies were based upon publicly available equity analyst research estimates.

     Selected Merger and Acquisition Transactions. The comparable precedent transactions analysis provides a market benchmark based on the consideration paid in selected comparable merger and acquisition transactions involving communications companies. For this analysis, W.R. Hambrecht reviewed publicly available information to determine the multiples paid in certain transactions involving public and private acquired businesses in the communications industry. W.R. Hambrecht calculated the consideration paid in the relevant transactions in relation to certain financial and operating criteria of the acquired businesses at the time of their merger announcements such as their projected 12 month forward revenues and their number of employees at the time of their merger announcements. W.R. Hambrecht then compared these metrics to the ratios of the consideration implied by the three Unisphere offering scenarios described above to the projected 2001 revenues and number of employees of BroadSoft. W.R. Hambrecht also examined the ownership positions of the target shareholders in the combined entities implied by the transaction parameters at the time of their merger announcements and compared them to the ownership positions of BroadSoft shareholders under the three Unisphere offering scenarios.

     IPO Valuation Analysis. W.R. Hambrecht calculated the consideration to current BroadSoft shareholders if BroadSoft effected an initial public offering in 12 months, assuming a 20% dilution to current BroadSoft shareholders upon the initial public offering. W.R. Hambrecht examined the implied initial public offering value of BroadSoft based on a projected calendar year 2002 revenue estimate from BroadSoft's management that was reduced by 15%, a range of calendar year 2002 revenue multiples based on current observable market conditions and a range of discount rates. W.R. Hambrecht then compared the implied consideration to BroadSoft shareholders using the initial public offering valuation to the consideration to BroadSoft shareholders under the three Unisphere offering scenarios.

ENGAGEMENT OF W.R. HAMBRECHT

     Pursuant to the terms of the W.R. Hambrecht engagement letter dated October 5, 2000, W.R. Hambrecht was retained by BroadSoft as financial advisor. Under the W.R. Hambrecht engagement letter, BroadSoft paid W.R. Hambrecht a fee of $350,000 due upon delivery of the W.R. Hambrecht opinion; provided however, that upon the written request of BroadSoft, W.R. Hambrecht is to deliver up to two updates, or bring-downs, of the W.R. Hambrecht opinion (deliverable no later than 180 days from the date of the W.R. Hambrecht engagement letter). The scope, form and substance of any bring-downs of the W.R. Hambrecht opinion is as W.R. Hambrecht considers appropriate. In addition, BroadSoft agreed to reimburse W.R. Hambrecht, upon W.R. Hambrecht's request from time to time, for all reasonable out-of-pocket expenses (including the reasonable fees and disbursements of W.R. Hambrecht's counsel) that W.R. Hambrecht incurred in connection with its engagement. BroadSoft also agreed to indemnify and hold harmless W.R. Hambrecht, its affiliates, and each of their directors, officers, agents, advisors, consultants, employees and controlling persons in connection with W.R. Hambrecht's engagement, including liabilities under United States federal securities laws.

     W.R. Hambrecht was retained by BroadSoft based on W.R. Hambrecht's experience as a financial advisor in connection with mergers and acquisitions and in securities and business valuations generally. W.R. Hambrecht is regularly engaged in the valuation of securities and businesses in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities and other purposes.

TREATMENT OF BROADSOFT COMMON STOCK AND BROADSOFT OPTIONS IN THE MERGER

     At the effective time of the merger, each share of BroadSoft common stock will be converted into shares of Unisphere common stock. We expect that all shares of BroadSoft Series A preferred stock will be redeemed by BroadSoft and all shares of BroadSoft Series B preferred stock will be converted into shares of BroadSoft common stock prior to the effective time of the merger. We also expect that all BroadSoft warrants will be exercised or terminated prior to the effective time of the merger.

     At the effective time of the merger, Unisphere will assume all BroadSoft stock options, which will become options to acquire Unisphere common stock after the merger, with (other than specified options issued after the date of the merger agreement to some BroadSoft employees) the number of shares subject to the option and the option exercise price to be adjusted according to the conversion ratio.

     Following the effective time of the merger, Unisphere may be obligated to issue up to an aggregate of 1,750,000 additional shares of Unisphere common stock and options to purchase Unisphere common stock to BroadSoft stockholders and optionholders. The number of additional shares, if any, will be based on the average last reported sale price of the Unisphere common stock during the 20 consecutive trading days beginning with the first complete trading day following Unisphere's announcement of its second fiscal quarter financial results or 30 days following the closing of the merger, whichever is later. The additional shares, if any, will be allocated among former BroadSoft stockholders and optionholders in the same proportion as the shares they received at the effective time of the merger. The exercise price of any additional options issued and the repurchase price of any restricted stock exchanged will be the same as the exercise price of the options and the repurchase of the restricted stock to which they relate issued at the effective time of the merger.

ACCOUNTING TREATMENT OF THE MERGER

     The merger will be accounted for by Unisphere using the purchase method of accounting for a business combination. Under this method of accounting, the assets and liabilities of BroadSoft, including intangible assets will be recorded at their fair market value and included in the financial statements of BroadSoft. The results of operations and cash flows of BroadSoft will be included in Unisphere's financials prospectively as of the completion of the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The discussion below summarizes certain material United States federal income tax consequences of the merger to BroadSoft stockholders who exchange their BroadSoft stock for Unisphere stock and, as applicable, cash in lieu of fractional shares of Unisphere stock pursuant to the merger agreement. It is a condition to the consummation of the merger that Unisphere receive an opinion from Hale and Dorr LLP (or Cooley Godward LLP if Hale and Dorr LLP does not provide such an opinion) and that BroadSoft receive an opinion from Cooley Godward LLP (or Hale and Dorr LLP if Cooley Godward LLP does not provide such an opinion) to the effect that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. The discussion below assumes that the merger will be treated in accordance with the opinions of Hale and Dorr LLP and Cooley Godward LLP, described in the preceding sentence, which are included as exhibits 8.1 and 8.2 to the registration statement of which this proxy statement/prospectus forms a part.

     The discussion below and the opinions of Hale and Dorr LLP and Cooley Godward LLP are based upon current provisions of the Internal Revenue Code, currently applicable U.S. Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings. The opinions of Hale and Dorr LLP and Cooley Godward LLP will be based on the facts, representations, and assumptions set forth or referred to in such opinions, including representations contained in certificates executed by officers of Unisphere and BroadSoft. The opinions are not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view. No ruling from the Internal Revenue Service has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences of the merger to stockholders of Unisphere and BroadSoft.

     The discussion below does not purport to deal with all aspects of federal income taxation that may be relevant to particular stockholders in light of their individual circumstances, and it is not intended for stockholders subject to special tax treatment under federal income tax laws. Stockholders subject to special treatment include, without limitation, financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, foreign holders, persons who hold their BroadSoft stock as a hedge against currency risk, a constructive sale, or conversion transaction, stockholders who do not hold their stock as a capital asset, and holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation. The discussion below and such opinions do not consider the effect of any applicable state, local, or foreign tax laws. In addition, this discussion and such opinions do not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not such transactions are undertaken in connection with the merger), or the tax consequences of the assumption by Unisphere of outstanding BroadSoft options.

     The following discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences or any other tax consequences of the merger. In addition, the discussion does not address the tax consequences which may vary with, or are contingent upon, your individual circumstances. BROADSOFT STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS ON THEIR PARTICULAR CIRCUMSTANCES.

     In the opinion of Hale and Dorr LLP, counsel to Unisphere, and in the opinion of Cooley Godward, counsel to BroadSoft, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming that the merger qualifies as a reorganization, then, subject to the assumptions, limitations, and qualifications referred to herein, the merger should result in the following federal income tax consequences:

     - a BroadSoft stockholder who exchanges its BroadSoft stock for Unisphere common stock will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, received in lieu of a fractional share of Unisphere stock;

     - the aggregate tax basis of a BroadSoft stockholder in the Unisphere common stock received in exchange for BroadSoft stock pursuant to the merger will be the same as such holder's aggregate tax basis in the BroadSoft stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received;

     - the holding period for the Unisphere common stock received in the merger by a BroadSoft stockholder will include the holding period of the BroadSoft stock surrendered in the merger;

     - a BroadSoft stockholder who receives cash in lieu of a fractional share of Unisphere common stock in the merger generally will recognize gain or loss equal to the difference between the amount of cash received and its tax basis in the BroadSoft stock that is allocable to the fractional share. The gain or loss generally will be capital gain or loss. In the case of an individual stockholder, capital gain is subject to a maximum tax rate of 20% if the individual has held his or her BroadSoft shares for more than 12 months at the effective time of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations; and

     - a BroadSoft stockholder whose Series A preferred stock is redeemed in cash for the liquidation preference of the Series A preferred stock will be treated as if it received Unisphere common stock in the merger of equivalent value which is immediately redeemed for cash under Section 356 and Section 302 of the Code. The stockholder will recognize capital gain or loss equal to the difference between the amount of cash received and the stockholder's basis in the Series A preferred stock if the redemption is (i) in complete termination of the stockholder's stock interest in Unisphere, (ii) substantially disproportionate with respect to the stockholder's stock interest in Unisphere, requiring, inter alia, that the stockholder's percentage interest in Unisphere be reduced by more than 20%, or (iii) not essentially equivalent to a dividend. The foregoing tests are applied not only with respect to the stockholder's "actual" stock interest in Unisphere, but also with respect to any stock in Unisphere that the stockholder is considered to own by attribution under the constructive stock ownership rules of Section 318 of the Code. If the redemption does not satisfy one of the three foregoing tests, the amount of cash distributed will be treated as a dividend to the stockholder, taxable as ordinary income, to the extent of the stockholder's ratable share of BroadSoft's accumulated earnings and profits, if any. Any amount distributed in excess of the amount taxable as a dividend will be applied against and reduce the stockholder's basis for the Unisphere stock that the stockholder is deemed to receive in the merger, and any amount in excess of such basis will be treated as capital gain.

     A BroadSoft stockholder who exchanges BroadSoft stock for Unisphere common stock should be treated as receiving the escrowed Unisphere stock at the time of the merger and should be treated as the owner of such stock. Until such stock is released, the interim basis of the Unisphere stock received by a BroadSoft stockholder will be determined as if such stockholder received the maximum number of Unisphere shares. No federal income tax consequences should result from the receipt of any shares upon the termination of the escrow. It is the Internal Revenue Service's position that a former BroadSoft stockholder will recognize capital gain or loss to the extent that the escrowed Unisphere stock is sold or used to satisfy a claim. The amount of the gain or loss recognized should equal the difference between the stockholder's basis in the escrowed Unisphere stock sold or used to satisfy the claim and the fair market value of those shares, which will equal sales proceeds if the escrowed stock is sold. The value of such returned shares will be added back to the tax basis of the Unisphere stock retained by the stockholder.

     Each BroadSoft stockholder will be required to attach a statement to its tax return for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the stockholder's tax basis in the BroadSoft stock and a description of the Unisphere common stock received therefor. Each BroadSoft stockholder is urged to consult its tax advisor regarding this statement and any other tax reporting obligations.

     The opinions described above do not apply to stockholders who exercise appraisal rights. A BroadSoft stockholder who exercises appraisal rights with respect to the merger and receives cash for shares of BroadSoft stock will generally recognize capital gain (or loss) measured by the difference between the amount of cash received and the stockholder's basis in those shares. The capital gain or loss will be long-term capital gain or loss if the holder's holding period for the shares is more than 12 months.

     If the merger is not a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, each BroadSoft stockholder would recognize taxable gain (or loss) with respect to the BroadSoft stock surrendered, measured by the difference between:

     - the fair market value as of the time of the merger, of the Unisphere stock received in the merger; and

     - the stockholder's tax basis in the BroadSoft stock surrendered in exchange therefor in the merger.

     In such event, a stockholder's aggregate tax basis in the Unisphere common stock so received would equal its fair market value as of the time of the merger and the holding period for such stock would begin the day after the merger.

     A noncorporate BroadSoft stockholder may be subject to backup withholding at a rate of 31% on cash payments received in lieu of a fractional share of Unisphere common stock or upon the exercise of appraisal rights. Backup withholding will not apply, however, to a stockholder who:

     - furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute W-9 or successor form included in the letter of transmittal to be delivered to BroadSoft stockholders following the completion of the merger;

     - provides a certification of foreign status on Form W-8BEN or successor form; or

     - is otherwise exempt from backup withholding.

LIMITATIONS ON TAX OPINION

     Unlike a ruling from the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the opinion or that these positions will be upheld by the courts if challenged by the Internal Revenue Service. These opinions are subject to qualifications, are conditioned upon assumptions and are based upon factual representations made to Hale and Dorr LLP and Cooley Godward LLP by Unisphere and BroadSoft. The opinions may not be relied upon if these factual representations are incorrect or incomplete.

     This discussion is only a general summary of the material federal income tax consequences of the merger. The tax consequences of the merger to you may be different from those summarized above, based on your individual situation. You are strongly urged to consult your own tax advisor as to the specific tax consequences of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws, and the effect of any proposed changes in the tax laws.

NASDAQ NATIONAL MARKET QUOTATION

     It is a condition to the closing of the merger that the shares of Unisphere common stock to be issued in the merger be approved for trading on the Nasdaq National Market. Unisphere common stock has been approved for trading.

RESALES OF UNISPHERE COMMON STOCK ISSUED IN CONNECTION WITH THE MERGER; AFFILIATE AGREEMENTS

     Unisphere common stock issued in connection with the merger will be freely transferable, except as provided by lock-up agreements which BroadSoft stockholders are a party to and with respect to shares of Unisphere common stock received by persons who are deemed to be "affiliates," as defined by Rule 144 under the Securities Act of 1933, as amended, of BroadSoft at the effective time of the merger. Such affiliates may resell these shares only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. BroadSoft has agreed to use reasonable efforts to cause each executive officer and director and those who may be an affiliate of BroadSoft to execute a written affiliate agreement providing that such person will not offer, sell, transfer or otherwise dispose of any of the shares of Unisphere common stock obtained as a result of the merger except in compliance with the Securities Act and the related rules and regulations.

INTERESTS OF BROADSOFT'S EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

     In considering the recommendation of the BroadSoft board of directors with respect to the approval of the merger agreement, the merger and the other transactions related to the merger, BroadSoft stockholders should be aware that certain members of management and the BroadSoft board of directors have certain interests in the merger that are in addition to their interests as BroadSoft stockholders generally. BroadSoft believes that, except as described below, such persons do not have any material interest in the merger that is different from, or in addition to, those of BroadSoft stockholders generally. The BroadSoft board of directors was aware of, and considered the interests of, the directors and officers when it approved the merger agreement and the merger.

     Indemnification; Directors' and Officers' Liability Insurance. The merger agreement provides that, assuming BroadSoft obtains one or more directors' and officers' runoff liability insurance policies with insurance carriers reasonably acceptable to Unisphere and with coverage limits of at least $25 million in the aggregate which provide coverage for claims for six years after the effective time of the merger, Unisphere will fulfill and honor all obligations of BroadSoft pursuant to the indemnification provisions under BroadSoft's charter and bylaws. Moreover, for six years after the effective time of the merger, Unisphere will use its reasonable best efforts to keep the directors' and officers' runoff liability insurance policies in full force and effect.

     Stock Option Grants. Pursuant to the merger agreement, BroadSoft will grant new stock options to some employees of BroadSoft which will be assumed by Unisphere in the merger. After assumption by Unisphere, these stock options will represent the right to purchase an aggregate of 750,000 shares of Unisphere common stock, will have an exercise price equal to the price at which Unisphere initially sells shares of common stock to the public in its initial public offering, and will have vesting terms and conditions that are similar to Unisphere's standard option terms and conditions. Executive officers of BroadSoft will be granted a portion of these stock options covering an aggregate
of           shares of Unisphere common stock.

     Acceleration of Stock Options and Restricted Stock Grants. Under the terms of BroadSoft's stock option agreements and restricted stock purchase agreements with its employees, upon the occurrence of a "change of control" of BroadSoft, 25% of the unvested portion of such stock option or restricted stock at the time of change of control will immediately vest and, in the case of stock options (other than options described in the paragraph above), become exercisable. Moreover, under the terms of BroadSoft's stock option agreements and restricted stock purchase agreements with its employees, if a BroadSoft employee is terminated "without cause" or voluntarily terminates his or her employment for "good reason" (as those terms are defined in the applicable stock option and restricted stock purchase agreements), 100% of the unvested portion of any stock option or restricted stock will immediately vest and, in the case of stock options, become exercisable. In addition, under the terms of BroadSoft's restricted stock purchase agreements with Michael Tessler, Scott Hoffpauir, Jeffrey Jordan, Scott Wharton and Paul Davis, BroadSoft's founders, upon a change of control of BroadSoft and termination of a founder's employment "without cause" or for "good reason," 100% of any unvested restricted stock held by such founder will immediately vest. The merger will constitute a change of control of BroadSoft for purposes of these agreements, provided, however, that some key employees of BroadSoft have agreed that the merger, in and of itself, will not be deemed a termination of their employment for purposes of the definition of "good reason."

     Assumption of Stock Options and Restricted Stock Grants. Under the merger agreement, each BroadSoft stock option outstanding, including those held by BroadSoft directors and officers, on the closing date will be assumed by Unisphere and become an option to acquire Unisphere common stock on the same terms and conditions as prior to the merger, subject to adjustment to the number of shares purchasable and the exercise price per share, which will be adjusted based on the initial conversion ratio for BroadSoft common stock. If any additional shares of Unisphere common stock become payable at the end of the measurement period, additional options will likewise be granted to former BroadSoft option holders. Moreover, each BroadSoft restricted stock grant outstanding on the closing date will be converted into Unisphere common stock based on the initial conversion ratio, and any terms and conditions regarding repurchase of the shares upon termination of employment will continue, subject to adjustment to the repurchase price per share based on the initial conversion ratio, and any acceleration in accordance with its terms. If any additional shares of Unisphere stock become issuable at the end of the measurement period, each holder of restricted stock would receive a proportionate number of the additional shares. The per share price of stock options and the per share repurchase price for restricted stock, however, will not be adjusted by virtue of additional options or additional restricted shares having been issued. In such an event, a restricted stock holder would receive more per share upon repurchase than the holder otherwise would have received immediately prior to the merger, and an option holder would be required to pay more per share upon exercise of an option than the holder would otherwise have been required to pay immediately prior to the merger.

     No shares of Unisphere common stock issuable upon the exercise of the assumed options will be subject to the indemnification escrow.

     Redemption of Series A Preferred Stock. It is a condition to closing the merger that all shares of BroadSoft's Series A preferred stock have been redeemed in cash for the liquidation preference of the Series A preferred stock set forth in BroadSoft's charter. Robert Goodman, a member of BroadSoft's board of directors, beneficially holds 1,050,000 shares of Series A preferred stock, which will be redeemed for an aggregate of $504,000 in cash. Robert Soni, a member of BroadSoft's board of directors, and Mr. Goodman are also principals of Bessemer Venture Partners, which, together with its affiliates, holds 4,000,000 shares of Series A preferred stock, which will be redeemed for an aggregate of $1,920,000 in cash.

RIGHTS OF BROADSOFT STOCKHOLDERS TO APPRAISAL

     If the merger is consummated, a holder of record of BroadSoft common stock or preferred stock on the date of making a demand for appraisal, as described below, will be entitled to have those shares appraised by the Delaware Court of Chancery under Section 262 of the Delaware General Corporation Law and to receive payment for the "fair value" of those shares instead of the consideration provided for in the merger agreement. In order to be eligible to receive this payment, however, a stockholder must do the following:

     - deliver to BroadSoft a demand in writing for the appraisal of his or her shares at or prior to the special meeting;

     - continue to hold his or her shares through the time of the merger; and

     - not vote for or consent in writing to the merger agreement or the merger.

     Holders of Unisphere common stock and holders of BroadSoft options and warrants outstanding at the effective time of the merger are not entitled to appraisal rights in connection with the merger.

     BroadSoft stockholders considering seeking appraisal should recognize that the fair value of BroadSoft shares could be determined to be more than, the same or less than the value of the Unisphere common stock to which stockholders are entitled if they do not exercise their appraisal rights. BroadSoft stockholders who elect to exercise appraisal rights must comply strictly with all of the procedures set forth in Section 262 of the Delaware General Corporation Law to preserve those rights. Section 262 of the Delaware General Corporation Law sets forth the required procedure a stockholder seeking appraisal must follow. We have attached a copy of Section 262 of the Delaware General Corporation Law as Annex C to this proxy statement/prospectus.

     Making sure that you actually perfect your appraisal rights can be complicated. The procedural rules under Section 262 are specific and must be followed completely. Failure to comply with the procedure may cause you to lose your appraisal rights. The following is only a summary of your rights and the procedure relating to appraisal rights and is qualified in its entirety by the provisions of Section 262 of the Delaware General Corporation Law. Please review Section 262 for the complete procedure. BroadSoft will not give you any notice other than as described in this proxy statement/prospectus and as required by Delaware law.

APPRAISAL RIGHTS PROCEDURES

     If you are a BroadSoft stockholder and you wish to exercise your appraisal rights, you must satisfy the following provisions of Section 262 of the Delaware General Corporation Law:

     - You must make a written demand for appraisal: You must deliver a written demand for appraisal to BroadSoft within 20 days of the mailing date of this proxy statement/prospectus.

     - You must not vote for or consent in writing to the merger: You must not consent to or vote for the merger or the adoption of the merger agreement. If you vote for or consent by written consent to the merger or the merger agreement, you will not be entitled to any right to seek appraisal.

     - You must continuously hold your BroadSoft shares: You must continuously hold your BroadSoft common stock and preferred stock from the date you make the demand for appraisal through the completion of the merger. If you are the record holder of BroadSoft common stock or preferred stock on the date you make a written demand for appraisal but then transfer your shares before the merger, you will lose any right to appraisal with respect to those shares.

     - You should read the paragraphs below for more details on making a demand for appraisal.

     Written Demand. A written demand for appraisal of BroadSoft common stock or preferred stock must be executed by or on behalf of a stockholder of record and must reasonably identify the stockholder and that he or she intends to demand appraisal of his or her shares. If you own BroadSoft common stock or preferred stock in a fiduciary capacity, such as a trustee, guardian or custodian, the demand for appraisal must be executed by or for the record owner.

     If you own BroadSoft common stock or preferred stock with one or more persons, such as in a joint tenancy or tenancy in common, the demand for appraisal must be executed by or for all joint owners. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record. However, the agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder's agent.

     If you are a record owner, such as a broker, who holds BroadSoft common stock or preferred stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not expressly specify the number of shares, we will assume that your written demand covers all the shares of BroadSoft common stock or preferred stock that are in your name.

     If you are a BroadSoft stockholder who elects to exercise appraisal rights, you should mail or deliver by hand a written demand to:

                                BroadSoft, Inc.
                               220 Perry Parkway
                          Gaithersburg, Maryland 20877
                Attention: President and Chief Executive Officer

     If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the merger consideration provided in the merger agreement.

     Written Notice. Within 10 days after the completion of the merger, BroadSoft must give written notice setting forth the date the merger has become effective to each stockholder who has fully exercised his, her or its appraisal rights in full compliance with the conditions of
Section 262 of the Delaware General Corporation Law.

     Petition with the Chancery Court. Within 120 days after the completion of the merger, either BroadSoft or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. Any stockholder who files such a petition must provide BroadSoft a copy of the petition demanding that the chancery court determine the value of the shares of BroadSoft stock held by all of the stockholders who are entitled to appraisal rights. BroadSoft has no present intention of filing an appraisal petition. Accordingly, if you intend to exercise your rights of appraisal, you should file a petition in the Delaware Court of Chancery. Because BroadSoft has no obligation to file a petition, if you do not file a petition within 120 days after the completion of the merger, you will lose your rights of appraisal.

     Withdrawal of Demand. If you change your mind and decide you no longer want to assert appraisal rights, you may withdraw your demand for appraisal rights any time within 60 days after the closing of the merger. You may also withdraw your demand for appraisal rights after 60 days after the closing of the merger, but only with the written consent of BroadSoft. If you effectively withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement.

     Request for Appraisal Rights Statement. If you have complied with the conditions of Section 262, you are entitled to receive a statement from BroadSoft which sets forth the number of shares held by stockholders who have demanded appraisal rights, and the number of stockholders who own those shares. To receive this statement, you must send a written request to BroadSoft within 120 days after the completion of the merger. BroadSoft has 10 days after receiving a request to mail you the statement.

     Chancery Court Procedures. If you properly file a petition for appraisal in the Delaware Court of Chancery and deliver a copy to BroadSoft, BroadSoft will then have 20 days to provide the chancery court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with BroadSoft as to the value of their shares. At a hearing on the petition, the Delaware Court of Chancery will determine which stockholders, if any, have fully complied with Section 262 of the Delaware General Corporation Law and whether they are entitled to appraisal rights under
Section 262. The chancery court may also require you to submit your stock certificates to the Register in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the chancery court's directions, you may be dismissed from the proceeding.

     Appraisal of Shares. After the Delaware Court of Chancery determines which stockholders are entitled to appraisal rights, it will consider factors relevant to a determination of the fair value of your shares except for any appreciation or depreciation due to any expectation or accomplishment of the merger. After the chancery court determines the fair value of shares of BroadSoft, it will direct BroadSoft to pay that value to the stockholders who sought to have their shares appraised. The chancery court can also direct BroadSoft to pay interest, simple or compound, on that value if the chancery court determines that interest is appropriate. In order to receive your payment for your shares, you must then surrender your stock certificates to BroadSoft.

     The Delaware Court of Chancery could determine that the fair value of shares of BroadSoft stock is more than, the same as or less than the merger consideration. In other words, if you demand appraisal rights, you could receive less consideration than you would under the merger agreement. You should also be aware that an opinion of an investment banking firm that the merger is fair is not an opinion that the merger consideration constitutes fair value under
Section 262.

     Costs and Expenses of Appraisal Proceeding. The costs and expenses of the appraisal proceeding may be assessed against BroadSoft and/or the stockholders participating in the appraisal proceeding, as the Delaware Court of Chancery deems equitable under the circumstances. You may also request that the chancery court allocate the expenses of the appraisal action incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.

     Loss of Stockholders' Rights. If you demand appraisal rights, after the completion of the merger you will not be entitled to:

     - vote shares of stock, for any purpose, for which you have demanded appraisal rights;

     - receive payment of dividends or any other distribution with respect to such shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of the merger; or

     - receive payment of the consideration provided for in the merger agreement, unless you properly withdraw your demand for appraisal.

     If no petition for an appraisal is filed within 120 days after the completion of the merger, your right to seek an appraisal will cease and you will be entitled to receive the consideration that all other holders of BroadSoft capital stock received in the merger. You may withdraw your demand for appraisal and accept the merger consideration by delivering to BroadSoft a written withdrawal of your demand, except that:

     - any attempt to withdraw made more than 60 days after the completion of the merger will require the written approval of BroadSoft; and

     - an appraisal proceeding in the Delaware Court of Chancery cannot be dismissed unless the Delaware Court of Chancery approves.

     If you fail to comply strictly with the procedures described above you will lose our appraisal rights. Consequently, if you wish to exercise your appraisal rights, we strongly urge you to consult a legal advisor.

                              THE MERGER AGREEMENT

     The following information describes material aspects of the merger agreement and related agreements. This description does not provide a complete description of all the terms and conditions of the merger agreement and related agreements. It is qualified in its entirety by the copies of the merger agreement and related agreements attached as annexes to this proxy statement/prospectus. The merger agreement and related agreements are incorporated herein by reference. You are urged to read the annexes in their entirety.

GENERAL

     The merger agreement provides for the acquisition of BroadSoft by Unisphere pursuant to the merger of a wholly owned subsidiary of Unisphere into BroadSoft. BroadSoft will be the surviving corporation resulting from the merger and will become a wholly-owned subsidiary of Unisphere.

THE CONVERSION RATIO; TREATMENT OF BROADSOFT COMMON STOCK AND BROADSOFT PREFERRED STOCK

     The merger agreement provides that, upon consummation of the merger, each share of BroadSoft common stock that is outstanding (other than shares owned by Unisphere or the merger subsidiary, which will be canceled, any shares for which appraisal rights have been validly asserted and any shares held in BroadSoft's treasury) will initially be converted into shares of Unisphere common stock according to the formulas set forth in the merger agreement. Unisphere and BroadSoft expect that all shares of BroadSoft Series A preferred stock will be redeemed by BroadSoft and all shares of BroadSoft Series B preferred stock will be converted into shares of BroadSoft common stock prior to the merger. Moreover, Unisphere and BroadSoft expect that all BroadSoft warrants will be exercised or terminated prior to the merger.

     We will calculate a conversion ratio for the BroadSoft common stock immediately prior to the closing of the merger. In calculating this ratio, we will first add the number of shares of BroadSoft common stock actually outstanding at that time, which will include the shares issued upon the expected conversion of BroadSoft Series B preferred stock, and the number of shares of BroadSoft common stock issuable upon the exercise of then outstanding BroadSoft stock options. We will then divide 4,960,000 by the resulting sum. This will yield the conversion ratio, or the number of shares of Unisphere common stock into which each share of BroadSoft common stock will be initially converted at the closing. The effect of this calculation is to allocate 4,960,000 shares of Unisphere common stock proportionately among the BroadSoft stockholders and optionholders. The shares allocated to the BroadSoft common stock will be issued at closing. The shares allocated to the BroadSoft stock options will not be issued at closing; instead, Unisphere will assume the options and they will thereafter be exercisable to acquire Unisphere common stock as described below. Of the shares to be issued at closing with respect to the BroadSoft common stock, 496,000 will be placed into the indemnification escrow.

     If you hold shares of BroadSoft restricted common stock that are unvested or are subject to a repurchase option, a risk of forfeiture or another condition under any restricted stock purchase agreement or other similar agreement with BroadSoft, the shares of Unisphere common stock you receive at the closing of the merger will also be unvested or subject to the same repurchase option, risk of forfeiture or other condition. If your restricted stock purchase or other agreement provides for acceleration of the vesting schedule for your shares of BroadSoft restricted common stock upon the occurrence of the merger, the accelerated schedule will apply to the shares of Unisphere restricted common stock that you receive in the merger. The repurchase price of your BroadSoft restricted common stock will be adjusted by dividing it by the conversion ratio described above.

     As of             , 2001, after giving effect to the conversion into common
stock of all shares of BroadSoft Series B preferred stock and the exercise of
all warrants, BroadSoft had outstanding           shares of BroadSoft common
stock and options to purchase           additional shares of BroadSoft common
stock. Based on these numbers, and assuming no new BroadSoft option grants (other than specified grants) or forfeitures and no new issuances of BroadSoft stock other than upon option and warrant exercises, each share of BroadSoft common stock will be initially converted at the closing into
shares of Unisphere common stock, of which           shares will be deposited
into the indemnification escrow. If BroadSoft grants additional options (other
than specified options) after             , 2001 or issues additional shares of
capital stock other than upon the exercise of existing stock options, the conversion ratio would be lower. Conversely, if any BroadSoft stock options are forfeited after that date, the conversion ratio would be higher.

ADDITIONAL SHARES OF UNISPHERE COMMON STOCK AND OPTIONS MAY BE ISSUED AFTER THE CLOSING

     Following the effective time of the merger, Unisphere may be obligated to issue up to an aggregate of 1,750,000 additional shares of Unisphere common stock and options to purchase Unisphere common stock to BroadSoft stockholders and optionholders. The number of additional shares and options issued, if any, will be based on the average of the last reported sale price per share for Unisphere common stock on the Nasdaq National Market for the 20 consecutive trading days beginning with the first complete trading day following Unisphere's announcement of its second fiscal quarter financial results or 30 days following the closing of the merger, whichever is later.

     As with the initial 4,960,000 shares, any additional shares will be allocated among the former holders of BroadSoft common stock and stock options and in the same proportion. Shares allocated to the options will take the form of additional options granted to the former BroadSoft optionholders. The remaining additional shares will be issued to the former BroadSoft stockholders within 15 days after the end of the 20 trading day measurement period. Of the shares allocated to the BroadSoft common stock, a number equal to 10% of the total number of additional shares, including those allocated to the BroadSoft stock options, will be placed into the indemnification escrow.

     The actual number of additional shares of Unisphere common stock to be allocated among BroadSoft stockholders and optionholders, if any, will be calculated as follows:.

     - If the average stock price determined as described above is less than or
       equal to $          then the total number of additional shares will be
       1,750,000,

     - If the average stock price determined as described above is greater than
       $          and less than $          , then the total number of additional
       shares will be equal to:

                              $          x 500,000
                           -------------------------
                              average stock price

     - If the average stock price determined as described above is equal to or
       greater than $          and less than or equal to $          , then the
       total number of additional shares will be 500,000.

     - If the average stock price determined as described above is greater than
       $          and less than $          , then the total number of additional
       shares will be equal to:

                              $          x 500,000
                           -------------------------
                              average stock price

     - If the average stock price determined as described above is equal to or
       greater than $          , then the total number of additional shares will
       be zero.

These per share thresholds do not take into account shares of Unisphere common stock issued in connection with the underwriters' option to purchase a maximum of 1,275,000 shares to cover over-allotments in connection with Unisphere's initial public offering. If the underwriters' exercise their option to purchase all 1,275,000 shares at the initial public offering price, the first threshold
($          ) would become $          , the second threshold ($          ) would
become $          , the third threshold ($          ) would become $
and the fourth threshold ($          ) would become $          .

     After the total number of additional shares is determined, that number will be allocated among the former BroadSoft stockholders and optionholders in the same proportion as they were allocated shares at the effective time of the merger. Based on the number of shares of BroadSoft common stock and options
to acquire BroadSoft common stock outstanding on             , 2001, the holders
of each share of BroadSoft common stock would become entitled to receive additional shares of Unisphere common stock equal to the total number of
additional shares multiplied by    , of which approximately   % will be placed
into the indemnification escrow.

TREATMENT OF BROADSOFT OPTIONS

     At the effective time of the merger, each option (other than those described below) to acquire BroadSoft common stock that is outstanding, whether or not vested, will become an option to purchase Unisphere common stock. Unisphere will assume each option in accordance with the terms of the existing BroadSoft plans and agreements governing the options except that:

     - Unisphere will deliver Unisphere common stock upon the exercise of each option;

     - the number of shares of Unisphere common stock subject to the option will be equal to the number of shares of BroadSoft common stock subject to the unexercised portion of the option immediately before the merger becomes effective multiplied by the conversion ratio and rounded down to the nearest whole number;

     - the per share exercise price under each option will be adjusted by dividing it by the conversion ratio and rounding up to the nearest cent; and

     - under the terms of the BroadSoft stock option plans, vesting as to 25% of the unvested portion of the shares covered by the option will accelerate.

     The exercise price per share and the number of shares purchasable under options issued after the date of the merger agreement, including options that may be granted pursuant to outstanding offer letters, will not be adjusted at the effective time of the merger. Additionally, the status of any BroadSoft option as an "incentive stock option," as defined by the Internal Revenue Code, will remain unchanged.

     For information with respect to options held by BroadSoft's management, see "The Merger -- Interests of BroadSoft's Executive Officers and Directors in the Merger" on page 48.

ESCROW SHARES

     At the effective time of the merger, 496,000 shares of Unisphere common stock, or 10% of the total number of shares of Unisphere common stock to be allocated to the outstanding common stock and stock options of BroadSoft at the effective time, will be placed into escrow to satisfy the indemnification obligations of the BroadSoft stockholders under the merger agreement. If Unisphere issues any additional shares of common stock to the BroadSoft stockholders following the effective time of the merger, Unisphere will place into escrow the number of shares of its common stock equal to 10% of the excess of the total additional shares. The shares of common stock not placed into escrow will be distributed to the BroadSoft stockholders pro rata in accordance with the number of shares issued to them at the effective time. Any shares of Unisphere common stock that are not used to satisfy indemnification obligations will be distributed to the BroadSoft stockholders depositing shares into escrow following the first anniversary of the closing of the merger.

NO FRACTIONAL SHARES

     Unisphere will not issue fractional shares of its common stock. Instead, each BroadSoft stockholder will receive cash, without interest, based on the average of the last reported sale price per share of Unisphere common stock as reported on the Nasdaq National Market for the 20 consecutive trading days beginning with the first complete trading day following Unisphere's announcement of its second fiscal quarter financial results or 30 days after the effective time of the merger, whichever is later.

APPRAISAL RIGHTS

     Holders of BroadSoft common stock and preferred stock have dissenters' rights. Under Delaware law, if you do not wish to accept the consideration provided for in the merger agreement you have the right to dissent from the merger and to receive payment in cash for the fair value of your BroadSoft common stock and preferred stock. BroadSoft stockholders electing to exercise dissenters' rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. BroadSoft will require strict compliance with the statutory procedures. See "The
Merger -- Rights of BroadSoft Stockholders to Appraisal" on page 49. A copy of
Section 262 is attached to this proxy statement/prospectus as Annex C.

     In view of the complexity of Section 262, BroadSoft stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

EFFECTIVE TIME OF THE MERGER

     Subject to the conditions to the obligations of the parties to effect the merger, the merger will become effective on the date and at the time specified in the certificate of merger to be filed with the secretary of state for the state of Delaware. Unisphere, BroadSoft and the merger subsidiary will use their best efforts, to the extent commercially reasonable, to cause the merger to become effective.

     Unisphere and BroadSoft anticipate that the merger will become effective on
or about             , 2001. However, delays could occur.

     Unisphere and BroadSoft cannot assure you that the necessary conditions to completion of the merger can or will be satisfied. Either BroadSoft's or Unisphere's board of directors may terminate the merger agreement if the merger is not completed by February 28, 2001, unless it is not completed because of the breach of the merger agreement by the party seeking termination. However, that date will be automatically extended to April 29, 2001 in the event that the registration statement of which this proxy statement/ prospectus is a part has not been declared effective by the Securities and Exchange Commission by such date. See "The Merger Agreement -- Conditions to Completion of the Merger" on page 62 and "The Merger Agreement -- Termination" on page 63.

THE EXCHANGE AGENT

     On the closing date of the merger, Unisphere will deposit with the exchange agent the certificates representing the initial shares of Unisphere common stock to be issued to the holders of BroadSoft common stock, less the shares to be held and disposed of by the escrow agent, to be exchanged for shares of BroadSoft common stock. Following the determination of the number of additional shares of Unisphere common stock to be issued, if any, which determination will occur following the 20 day measurement period, Unisphere will deposit certificates representing such additional shares with the exchange agent, less the additional shares to be placed in the indemnification escrow. At such time, Unisphere will also deposit cash to pay for fractional shares that holders of BroadSoft common stock are entitled to receive under the merger agreement.

EXCHANGE OF CERTIFICATES

     Promptly after the effective time of the merger, each former BroadSoft stockholder will be mailed a letter of transmittal and any other documents required by the exchange agent, and instructions for the exchange of the certificates representing shares of BroadSoft common stock for certificates representing the initial shares of Unisphere common stock to be issued, less the pro rata portion of the initial shares of each BroadSoft stockholder to be held and disposed of by the escrow agent in accordance with the escrow agreement to which Unisphere and two BroadSoft stockholders are party. Following the date for the determination of the issuance of any additional shares of Unisphere common stock, the exchange agent will deliver to each former BroadSoft stockholder certificates representing their additional shares, based on a pro rata distribution in accordance with the number of initial shares each BroadSoft stockholder received, less the pro rata portion of the additional shares of each BroadSoft stockholder to be held and disposed of by the escrow agent.

     YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS.

     After you surrender to the exchange agent certificates for BroadSoft common stock with a properly completed letter of transmittal, the exchange agent will mail you a certificate or certificates representing the initial number of shares of Unisphere common stock, less the shares to be held and disposed of by the escrow agent, to which you are entitled, together with all undelivered dividends or distributions in respect of the shares of Unisphere common stock (without interest), if any, which are payable to holders of Unisphere common stock as of a date on or after the closing date of the merger and which were paid or delivered between the effective time of the merger and the time of surrender to the exchange agent of the BroadSoft common stock certificate. Unisphere will not be obligated to deliver the consideration to you, as a former BroadSoft stockholder, until you have surrendered your BroadSoft common stock certificates. Unisphere will pay any cash due in lieu of any fractional share following the date for the determination of the issuance of any additional shares of Unisphere common stock.

     If any BroadSoft stockholder's stock certificate has been lost, stolen, or destroyed, the exchange agent will issue the shares of Unisphere common stock and any cash in lieu of fractional shares (provided that the date for the determination of the issuance of any additional shares of Unisphere common stock has passed) upon the stockholder's submission of an affidavit claiming the certificate to be lost, stolen, or destroyed by the stockholder of record and the posting of a bond in such amount as Unisphere may reasonably direct as indemnity against any claim that may be made against Unisphere with respect to the certificate.

     At the effective time of the merger, the stock transfer books of BroadSoft will be closed to BroadSoft's stockholders and no transfer of shares of BroadSoft common stock or BroadSoft preferred stock by any stockholder will thereafter be made or recognized. If certificates for shares of BroadSoft common stock or BroadSoft preferred stock are presented for transfer after the effective time of the merger, they will be canceled and exchanged for initial shares of Unisphere common stock and additional shares of Unisphere common stock, if any, less, in each case, any shares to be held in escrow, a check for the amount due in lieu of fractional shares, if any, and any undelivered dividends on the Unisphere common stock.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties of BroadSoft, Unisphere and the merger subsidiary. In addition to other matters, the representations and warranties relate to each company's:

     - organization, existence, good standing, corporate power and similar corporate matters;

     - capitalization;

     - authorization, execution and delivery of the merger agreement and the documents contemplated thereby;

     - performance under and the enforceability of the merger agreement and related matters;

     - absence of conflicts, violations and defaults under their corporate charters and by-laws and other agreements and documents;

     - financial statements;

     - absence of certain changes in their businesses;

     - litigation;

     - brokers' fees; and

     - accuracy of information provided in connection with this proxy statement/ prospectus.

     BroadSoft also represented and warranted in the merger agreement as to:

     - subsidiaries;

     - absence of undisclosed liabilities;

     - tax matters;

     - assets;

     - owned real property;

     - real property leases;

     - intellectual property;

     - contracts;

     - powers of attorney;

     - insurance;

     - warranties;

     - employees and employee benefits;

     - environmental matters;

     - legal compliance;

     - customers and suppliers;

     - permits;

     - certain business relationships with affiliates; and

     - books and records.

     Unisphere and the merger subsidiary also represented and warranted in the merger agreement as to:

     - filings with the Securities and Exchange Commission;

     - interim operations of the merger subsidiary; and

     - certain other transactions with third parties.

COVENANTS

     The merger agreement obligates BroadSoft to conduct its business in the ordinary course of business, consistent with past practice and custom and in compliance with all applicable laws and regulations. In addition, BroadSoft has agreed to use its reasonable best efforts to do the following:

     - preserve intact its current business organization;

     - keep its physical assets in good working condition;

     - keep available the services of its current officers and employees; and

     - preserve its relationships with customers, suppliers and others having business dealings with it so that its goodwill and ongoing business is not impaired in any material respect.

     BroadSoft also specifically agreed that it will not, without the prior written consent of Unisphere:

     - issue, sell, redeem or repurchase any stock or other securities of BroadSoft or any rights, warrants or options to acquire such securities (except pursuant to the conversion or exercise of convertible securities, outstanding options or warrants or the repurchases of certain restricted shares, and as otherwise provided in the merger agreement), or amend any of the terms of any of the foregoing;

     - split, combine or reclassify any shares of its capital stock;

     - declare, set aside or pay any dividend or other distribution in respect of its capital stock other than the redemption of shares of its Series A preferred stock;

     - create, incur or assume any indebtedness other than as provided in the merger agreement;

     - assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person or entity other than as provided in the merger agreement;

     - make any loans, advances or capital contributions to, or investments in, any other person or entity other than as provided in the merger agreement;

     - enter into, adopt or amend any employee benefit plan or any employment or severance arrangement other than as provided in the merger agreement;

     - materially modify the employment terms of its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees, other than as provided in the merger agreement;

     - acquire, sell, lease, license or dispose of any assets or property, other than purchases and sales of assets in the ordinary course of business or pursuant to certain permitted contracts;

     - mortgage, pledge or subject any of its property or assets to any security interest;

     - discharge or satisfy any security interest or pay any obligation or liability other than in the ordinary course of business;

     - amend its charter, by-laws or other organizational documents other than to permit the grant of certain options and the redemption of its Series A preferred stock;

     - change in any material respect its accounting methods, principles or practices, except as may be required by a generally applicable change in generally accepted accounting principles;

     - amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, certain specified contracts and agreements, or enter into any contract or agreement, other than certain permitted contracts, that would be required to be disclosed pursuant to the merger agreement if it had existed as of October 20, 2000;

     - make or commit to make any capital expenditure in excess of the amounts set forth in BroadSoft's budget for fiscal year 2000 or fiscal year 2001 other than as provided in the merger agreement;

     - institute or settle any legal proceeding;

     - take or fail to take any action permitted by the merger agreement with the knowledge that the action or failure to do so would result in any of the conditions to the merger not being satisfied; or

     - agree in writing or otherwise to take any of the foregoing actions

     BroadSoft has also agreed to the following:

     - to use its reasonable best efforts to obtain the requisite stockholder approval to approve the merger agreement and the merger;

     - to permit Unisphere access to all BroadSoft properties, records, contracts, documents and personnel;

     - to provide Unisphere with an unaudited income statement and a balance sheet each month until closing;

     - not to initiate, solicit, encourage or otherwise facilitate any proposal regarding a business combination, sale of stock or material assets or similar business transaction involving BroadSoft and any other party;

     - not to disclose any non-public information about BroadSoft;

     - not to engage in discussions or negotiations with any third party regarding a business combination, sale of stock or material assets or similar business transaction;

     - to submit to a stockholder vote the right of any "disqualified individual" to receive all payments that could be deemed "parachute payments" under Section 280G(b) of the Internal Revenue Code, in a manner that satisfies the requirements of the Internal Revenue Code; and

     - to use its reasonable best efforts to obtain all waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required.

     Unisphere and BroadSoft have also each agreed, among other things, to the following:

     - to use their respective reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by the merger agreement;

     - to use their respective reasonable best efforts to obtain all waivers, permits, consents, approvals or other authorizations from governmental entities and third parties, and to make all necessary filings and submissions with governmental entities and third parties as may be required to consummate the transactions contemplated by the merger agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by the merger agreement;

     - to ensure that this proxy statement/prospectus does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

     - to deliver to the other party supplemental information concerning events or circumstances occurring subsequent to October 20, 2000 which would make any representation, warranty or statement in the merger agreement or the disclosure schedule inaccurate at any time after October 20, 2000 and until the closing of the merger; and

     - to use their respective reasonable best efforts to cause the merger to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and to timely satisfy, all applicable tax reporting and filing requirements contained in the Internal Revenue Code and the treasury regulations with respect to the merger;

     Unisphere has also agreed, among other things, to the following:

     - to use its reasonable best efforts to cause its common stock to be issued in the merger to be listed on the Nasdaq National Market;

     - provided BroadSoft has obtained the specified directors' and officers' runoff liability insurance policy, to continue to honor in all respects the obligations of BroadSoft pursuant to any indemnification provision under BroadSoft's by-laws or charter and to maintain such insurance policy for six years after the effective time of the merger;

     - to use its reasonable best efforts to have the registration statement of which this proxy statement/prospectus is a part declared effective under the Securities Act of 1933 as promptly as practicable; and

     - to keep BroadSoft informed of developments regarding its initial public offering; and

     - to continue to sponsor without material change any BroadSoft sponsored employee benefit plans in effect at the effective time of the merger until such time as those plans are merged into Unisphere's parent corporation's benefit plans or the participants in those plans otherwise become covered under such parent corporation's benefit plans, provided that certain amendments to the BroadSoft 401(k) plan occur prior to the effective time of the merger.

INDEMNIFICATION OF UNISPHERE AND CERTAIN BROADSOFT STOCKHOLDERS

     Generally. The merger agreement provides that 10% of the shares of Unisphere common stock to be allocated to BroadSoft stockholders and optionholders in the merger will be placed in escrow with an escrow agent as soon as practicable after the merger is completed.

     Indemnification by BroadSoft Stockholders. BroadSoft stockholders receiving shares of Unisphere common stock in the merger, severally but not jointly, will indemnify Unisphere and hold it harmless against any and all damages suffered by Unisphere or any of its affiliates resulting from any inaccuracy in or breach of any representation or warranty or failure to perform any covenant or agreement of BroadSoft contained in the merger agreement or any claim by a stockholder or former stockholder of BroadSoft, or any other person, seeking to assert any of the following:

     - ownership or rights to ownership of any shares of BroadSoft stock;

     - any rights of a stockholder, including any option, preemptive rights or rights to notice or to vote;

     - any rights under the charter or by-laws of BroadSoft; or

     - any claim that his, her or its shares were wrongfully repurchased by BroadSoft.

     No BroadSoft indemnifying stockholder will have any right of contribution against BroadSoft or the surviving corporation in the merger with respect to any breach by BroadSoft of any of its representations, warranties, covenants or agreements in the merger agreement.

     Indemnification by Unisphere. Unisphere will indemnify the BroadSoft indemnifying stockholders in respect of, and hold them harmless against, any and all damages suffered by the BroadSoft indemnifying stockholders resulting from any inaccuracy in or breach of any representation or warranty or failure to perform any covenant or agreement of Unisphere or the merger subsidiary contained in the merger agreement.

     Indemnification Claims. A party entitled, or seeking to assert rights, to indemnification under the merger agreement must give written notification to the party from whom indemnification is sought in accordance with the merger agreement.

     Survival of Representations and Warranties. All representations and warranties contained in the merger agreement will survive the closing of the merger and any investigation at any time made by or on behalf of an indemnified party and will expire on the date one year following the closing date except for representations and warranties related to BroadSoft's capitalization, which shall survive without limitation.

     Limitations. Except as otherwise provided in the merger agreement and with respect to damages relating to willful misrepresentation, fraud or breach of the representations and warranties relating to capitalization, the aggregate liability of the BroadSoft indemnifying stockholders, on the one hand, and Unisphere, on the other hand, for damages, will not exceed 10% of the total merger consideration. The BroadSoft indemnifying stockholders and Unisphere will be liable for indemnification claims only if the aggregate damages for which they or it would otherwise be liable exceeds $1,000,000. If the damages exceed $1,000,000, however, then such party or parties will be liable for all damages. Each BroadSoft indemnifying stockholder will only be liable for his, her or its pro rata share (based on the number of shares of Unisphere common stock received by such BroadSoft indemnifying stockholder as a percentage of the total number of shares of Unisphere common stock issued in the merger) of any damages.

     Except for damages relating to willful misrepresentation, fraud and breach of representations and warranties related to BroadSoft's capitalization and the covenants regarding the payment of expenses, the escrow agreement will be the exclusive means for Unisphere to collect any damages for which it is entitled to indemnification under the merger agreement. In addition, except with respect to claims based on willful misrepresentation and fraud, after the closing, the rights of the indemnified parties under the merger agreement and the escrow agreement will be the exclusive remedy of the indemnified parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in the merger agreement. The escrow agreement is Exhibit A to the merger agreement, which is Annex A to this proxy statement/prospectus.

CONDITIONS TO COMPLETION OF THE MERGER

     Unisphere, BroadSoft and the merger subsidiary are required to complete the merger only after meeting a number of conditions, including:

     - the requisite BroadSoft stockholder approval approving the merger agreement and the merger has been obtained;

     - the Securities and Exchange Commission has declared the registration statement of which this proxy statement/prospectus is a part effective under the Securities Act of 1933;

     - the shares of Unisphere common stock to be issued in the merger have been approved for listing on the Nasdaq National Market, subject to notice of issuance;

     - the representations and warranties in the merger agreement are true and correct as of the date of the merger agreement and as of the date the merger becomes effective, except as otherwise provided in the merger agreement and except for any failure to be true and correct which has not resulted in and would not be reasonably likely to result in a material adverse effect;

     - the performance in all material respects of all obligations required to be performed by the applicable party under the merger agreement;

     - the absence of any legal proceeding which would be reasonably likely to prevent the merger, make it illegal or have a material adverse effect;

     - that the registration statement relating to Unisphere's initial public offering of its common stock has been declared effective by the Securities and Exchange Commission by January 31, 2001;

     - the receipt of legal opinions regarding the treatment of the merger as a reorganization; and

     - some other conditions must be satisfied, including the receipt of various certificates from the officers of BroadSoft and Unisphere.

     In addition, the obligations of Unisphere and the merger subsidiary to effect the merger are subject to the satisfaction or waiver of the following conditions:

     - the number of BroadSoft shares dissenting from the merger and the merger agreement is not more than 2.5% of the total common stock (including the Series B preferred stock on an as converted basis);

     - BroadSoft obtains all required third-party consents;

     - Unisphere receives copies of the resignations of each director and officer of BroadSoft other than those resignations which Unisphere designates as unnecessary;

     - certain BroadSoft employees have, among other things, accepted an offer of employment from Unisphere, agreed that the merger does not constitute "good reason" with respect to acceleration of such employee's options upon termination of employment and executed a noncompetition and nonsolicitation agreement;

     - certain persons affiliated with BroadSoft execute lock-up agreements with respect to the disposition or transfer of Unisphere capital stock;

     - no event has occurred since October 20, 2000 that is reasonably likely to be or have a material adverse effect on BroadSoft, other than as a result of certain circumstances identified in the merger agreement;

     - all outstanding shares of BroadSoft Series B preferred stock have been converted into BroadSoft common stock;

     - all BroadSoft warrants have been exercised or terminated;

     - any "parachute payments" have been approved by the requisite stockholder vote under the Internal Revenue Code;

     - BroadSoft delivers to Unisphere tax good standings and other documents which are required by any tax authority in any jurisdiction in which BroadSoft is required to file tax returns to relieve Unisphere from any obligation to withhold any portion of any consideration payable in connection with the merger;

     - all outstanding shares of BroadSoft Series A preferred stock have been redeemed not later than the specified date; and

     - Unisphere receives the BroadSoft balance sheet as of the end of the calendar month preceding the month in which the merger is consummated.

     In addition, the obligations of BroadSoft to effect the merger are subject to the condition that Unisphere has completed its initial public offering, effected all registrations, filings and notices which are required to be filed by it, except for any which if not obtained would not have a material adverse effect on Unisphere or on the ability of the parties to consummate the transactions contemplated by the merger agreement.

     We cannot assure you as to when or if all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so. If the merger is not effected on or before February 28, 2001 because any specified condition to closing has not been satisfied (unless the failure results from a breach by the terminating party), the board of directors of either BroadSoft or Unisphere may terminate the merger agreement and abandon the merger, provided that such date will be extended until April 29, 2001 in the event that the registration statement of which this proxy statement/prospectus is a part has not yet been declared effective by the Securities and Exchange Commission. See "The Merger Agreement -- Termination" on page 63.

NO SOLICITATION

     BroadSoft has agreed that neither it nor any of its officers, directors, employees, representatives or agents will, directly or indirectly, other than as provided in the merger agreement, do any of the following:

     - initiate, encourage or otherwise facilitate any proposal regarding a business combination, sale of stock or material assets or similar business transaction involving BroadSoft;

     - disclose any non-public information about BroadSoft; or

     - engage in discussions or negotiations with any third party regarding a business combination, sale of stock or material assets or similar business transaction.

TERMINATION

     The merger agreement may be terminated by written notice by the terminating party under the following circumstances at any time prior to the effective time of the merger:

     - by mutual written consent of the parties;

     - by either Unisphere or BroadSoft if the requisite vote of BroadSoft stockholders in favor of the merger agreement and the merger is not obtained at the special meeting of stockholders;

     - by either Unisphere or BroadSoft if there has been a breach by the other party of any representation, warranty or covenant contained in the merger agreement, individually or in combination with any other such breach, the breach is reasonably likely to have a material adverse effect and the breach is not cured within 20 days after the breaching party receives a written notice of the breach; or

     - by either Unisphere or BroadSoft if the closing has not occurred by February 28, 2001 because any specified condition to closing has not been satisfied (unless the failure results from a breach by the terminating party), provided that such date will be extended until April 29, 2001 in the event that the registration statement of which this proxy statement/prospectus is a part has not been declared effective by the Securities and Exchange Commission by February 28, 2001.

EXPENSES

     Unisphere and BroadSoft will each pay their own expenses in connection with the merger, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel. Additionally, if the merger is consummated, BroadSoft has agreed that it will not incur more than an aggregate of $3 million in such fees and expenses, and any fees and expenses above such amount shall be paid by stockholders of record of BroadSoft immediately prior to the effective time.

WAIVER AND AMENDMENT

     To the extent permitted by law, Unisphere, BroadSoft and the merger subsidiary may agree in writing to amend the merger agreement, whether before or after the effective time of the merger. In addition, BroadSoft, Unisphere or the merger subsidiary, may waive any default in the performance of any term of the merger agreement by the other party or may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the merger agreement. In addition, either Unisphere or BroadSoft may waive any of the conditions precedent to its obligations under the merger agreement, unless a violation of any law or governmental regulation would result. To be effective, a waiver must be in writing and signed by an authorized officer of Unisphere, BroadSoft or the merger subsidiary, as the case may be.

                                OTHER AGREEMENTS

ESCROW AGREEMENT

     At the closing of the merger, Unisphere will deposit in escrow with the escrow agent a certificate representing 496,000 shares of Unisphere common stock for the purpose of securing and as the sole remedy for satisfying the indemnification obligations of the BroadSoft stockholders pursuant to the merger agreement. In addition, Unisphere may from time to time deposit with the escrow agent additional shares of Unisphere common stock pursuant to the terms of the merger agreement. The escrow shares will be issued in the name of the escrow agent or its nominee and will not be subject to any lien attachment or any other judicial process of any creditor. The escrow will terminate one year after the closing of the merger. During the term of the escrow agreement, the respective interests of the BroadSoft stockholders in the escrow shares are not transferable. In addition, during the term of the escrow agreement, the escrow shares will be voted by the escrow agent on behalf of the BroadSoft stockholders in accordance with instructions received by the escrow agent from the BroadSoft stockholders. In the absence of these instructions, the escrow agent need not vote these shares. Within five business days after the termination of the escrow, the escrow agent will distribute the number of shares remaining in escrow to the BroadSoft stockholders in proportion to their relative holdings prior to the merger. Unisphere and the BroadSoft stockholders are jointly and severally liable for losses, liabilities or expenses incurred by the escrow agent without gross negligence or willful misconduct and arising out of its duties as escrow agent. Unisphere and the BroadSoft stockholders are each liable for one-half of such amounts. Amounts payable by BroadSoft stockholders in connection with such liability may be paid only through sale of shares held in escrow.

     Pursuant to the merger agreement, Mr. Michael Tessler, President and Chief Executive Officer of BroadSoft, and Mr. Robert Goodman, Chairman of BroadSoft's board of directors and a principal of Bessemer Venture Partners, a stockholder of BroadSoft, have been appointed as the representatives of the BroadSoft stockholders to deal with all matters relating to the indemnification obligations and the escrow arrangement. The escrow agreement provides that the BroadSoft stockholders will not hold these representatives liable for any inaction or any action taken in reliance upon any instruction, consent or other statement believed by such representative to be genuine and duly authorized in the absence of gross negligence or willful misconduct.

AFFILIATE AGREEMENT

     As a condition to the closing of the merger, affiliates of BroadSoft, which includes directors and executive officers of BroadSoft, will enter into an affiliate agreement. The affiliate agreements prohibit the affiliate from offering, selling, transferring or otherwise disposing of such affiliate's shares of Unisphere common stock issued to the affiliate in the merger unless one of the following conditions is met:

     - the transaction is permitted under Rule 145 of the Securities Act;

     - the affiliate has furnished to Unisphere an opinion of counsel to the effect that no registration under the Securities Act would be required in connection with the proposed transaction; or

     - a registration statement under the Securities Act covering the proposed transaction is effective under the Securities Act.

     In addition, the affiliate agreement provides that each stock certificate representing the affiliate's shares of Unisphere common stock will bear a legend restricting transfer of such shares which would also be binding on the affiliate's successors and assigns. The affiliate's stock certificates will bear these restrictive legends until the earliest to occur of one of the above-referenced permissible transfers or the date on which the affiliate requests removal of such legend, provided that such request occurs at least two years from the closing of the merger and the affiliate is not at the time of request, and has not been during the three-month period immediately preceding such request, an affiliate of BroadSoft.

LOAN AND SECURITY AGREEMENT

     The merger agreement provides that beginning March 1, 2001 and ending on the earlier of August 31, 2001, the closing of the merger or the termination of the merger agreement, and assuming that the merger has not closed, Unisphere will make loans and advances to BroadSoft at its request for working capital purposes not to exceed an aggregate outstanding amount of $9,000,000. Unisphere will not be required to lend more than $1,500,000 in any calendar month. Each loan will be evidenced by a promissory note. Pursuant to the terms of the loan agreement, BroadSoft must repay in full the aggregate outstanding principal amount of each loan, together with all interest due thereon, on the first anniversary of the date upon which the merger agreement is terminated or the merger is closed. BroadSoft must pay interest on each loan at a per annum rate equal to the prime rate plus 4%. Pursuant to the terms of the loan agreement, BroadSoft will grant to Unisphere a security interest in BroadSoft's property, including intellectual property, to secure payment and performance of BroadSoft's obligations under the loan agreement. Pursuant to the terms of the merger agreement, this security interest may be subordinated to certain loans of BroadSoft which are outstanding at the effective time of the loan and security agreement, and Unisphere may be required to enter into subordination agreements with BroadSoft's currently existing lenders. The loan agreement will terminate on the earlier of August 31, 2001, the closing of the merger or the termination of the merger agreement.

     Unisphere's obligation to make any loans and advances to BroadSoft is subject to the following conditions that on the date the loan is to be made:

     - each of the representations and warranties of BroadSoft in the loan agreement, certain other loan documents and the merger agreement is true and correct as of the date they were made and as of the date of the loan is to be made, except for any failure to be true and correct which has not resulted in, and would not be reasonably likely to result in, a material adverse change;

     - no default (as described below) has occurred or is occurring;

     - the merger agreement has not been terminated;

     - the closing of the merger has not occurred and the failure to have occurred is not attributable to BroadSoft not having satisfied certain conditions to the closing of the merger specified in the merger agreement;

     - Unisphere does not have the right to terminate the merger agreement because a representation or warranty made by BroadSoft in the loan agreement or the merger agreement was materially false on the date that it was made; and

     - BroadSoft has complied with all other requirements under the loan agreement.

     All obligations under the loan agreement will immediately become due and payable without any notice on the part of Unisphere if a default occurs. The following events, among others, constitute a default:

     - BroadSoft makes a materially false representation or warranty in the loan agreement or the merger agreement on the date as of which it is made;

     - BroadSoft does not make payment of principal or interest within seven days of the date when due;

     - BroadSoft breaches any of the covenants contained in the loan agreement or the merger agreement and the breach is not cured within 20 calendar days after written notice the breach is given by Unisphere to BroadSoft;

     - BroadSoft becomes bankrupt;

     - the loan agreement or related intellectual property security agreements fail to create a valid and perfected security interest in any collateral covered thereby, except as permitted by the terms of such agreements; or

     - the existing BroadSoft stockholders cease to own, either directly or indirectly, at least 67% of the voting stock of BroadSoft, other than pursuant to the merger agreement.

     The loan agreement provides that BroadSoft will indemnify Unisphere and its directors, officers, employees, affiliates and agents against any losses, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by Unisphere or the other indemnities arising out of any claim, litigation or proceeding relating to any matters that are the subject of the loan agreement and related documents absent gross negligence or willful misconduct.

NONCOMPETITION AND NONSOLICITATION AGREEMENT

     The merger agreement provides that as a condition to the closing of the merger, certain of BroadSoft's key employees will enter into a noncompetition and nonsolicitation agreement with Unisphere. The noncompetition and nonsolication agreements executed by these key employees will terminate at the later of the second anniversary of the closing of the merger or one year after such employees cease to be employed by Unisphere or its affiliates, except for those agreements executed by Mr. Michael Tessler, President and Chief Executive Officer of BroadSoft, and Mr. Scott Hoffpauir, Vice President and Chief Technology Officer of BroadSoft, which will terminate on the later of the third anniversary of the closing of the merger or one year after such employees cease to be employed by Unisphere or its affiliates. During the term of the agreement, each key employee is prohibited from the following activities in any state or country in which Unisphere directly or indirectly conducts or reasonably expects to conduct its business:

     - competing with Unisphere;

     - providing any services to any person, corporation or other entity engaged in Unisphere's business;

     - becoming financially interested in any person, corporation or other entity engaged in Unisphere's business other than for investment purposes and without participating in the business thereof and as otherwise provided for in the merger agreement;

     - soliciting, without Unisphere's prior written consent, directly or indirectly any person who is or was an employee or independent contractor of Unisphere or its subsidiaries at any time during the term of the key employee's employment with Unisphere or its affiliates;

     - intentionally interfering with Unisphere's or any of its subsidiaries' relationship with any person who was employed by Unisphere at the time the employee was employed by Unisphere or its affiliates and is or was a customer of Unisphere; or

     - hiring or engaging, on behalf of the key employee or any other person or entity, any employee or independent contractor who is employed or engaged by Unisphere at the time of the key employee's termination of employment or at any time during the 180 days prior to such termination.

LOCK-UP AGREEMENTS

     The merger agreement provides that certain specified persons shall sign a lock-up agreement as a condition to the closing of the merger. These lock-up agreements provide that such employees will not sell, directly or indirectly, any shares of Unisphere common stock received by them upon the closing of the merger, without the prior written consent of Credit Suisse First Boston
Corporation until             , 2001, which is 180 days after the consummation
of the initial public offering of shares of Unisphere common stock. Up to 1,500,000 shares of Unisphere common stock to be held by non-employees of BroadSoft upon the closing of the merger, however, may be released from the
180-day lock-up period beginning on the later of             , 2001 or the 20th
trading day after the first complete trading day following the public announcement of Unisphere's quarterly financial results for the first quarter ending after the date of the consummation of the initial public offering. This early release would be conditioned upon, among other conditions, the price of Unisphere common stock trading at a price that is at least two times the initial public offering price for 20 of the 30 trading days ending on the last trading day preceding this early release date.

VOTING AGREEMENTS

     BroadSoft stockholders owning more than a majority of BroadSoft common stock and each series of BroadSoft preferred stock outstanding entered into a stockholder voting agreement with Unisphere. The voting agreement provides that the applicable stockholder will vote in favor of, among other things, each of the following:

     - the merger agreement and the merger;

     - each other transaction contemplated by the merger agreement, including an amendment of BroadSoft's certificate of incorporation permitting BroadSoft to redeem at its option the Series A preferred stock prior to the effective time of the merger;

     - to not treat the merger as a liquidation, dissolution or winding up of BroadSoft;

     - to waive certain rights of redemption with respect to the BroadSoft Series B preferred stock; and

     - the automatic conversion of all outstanding shares of BroadSoft Series B preferred stock into BroadSoft common stock immediately prior to the closing of the merger.

     In addition, such stockholders have agreed to vote against any merger or acquisition transaction with any other company that may be submitted to the BroadSoft stockholders for their consideration. In addition, the stockholders who are parties to the voting agreement have granted irrevocable proxies to Unisphere to vote their shares generally in favor of the merger agreement, the merger and the other items described above and against any competing transaction.

     Each stockholder party to the voting agreement has also agreed that it will not directly or indirectly other than as provided in the merger agreement, do any of the following:

     - dispose of their respective shares of BroadSoft common stock, or enter into any agreement to do the same, prior to completion of the merger;

     - initiate, solicit, encourage or otherwise facilitate any proposal regarding a business combination, sale of stock or material assets or similar business transaction involving BroadSoft;

     - disclose any non-public information about BroadSoft; or

     - engage in discussions or negotiations with any third party regarding a business combination, sale of stock or material assets or similar business transaction.

     As of the record date, the BroadSoft stockholders who entered into the stockholder voting agreement held outstanding shares of BroadSoft common stock and preferred stock representing the following:

     - % of the BroadSoft common stock and Series B preferred stock on an as-converted basis, voting together as a single class, where a holder of a share of common stock is entitled to one vote and a holder of a share of Series B preferred stock is entitled to two votes; and

     - % of the BroadSoft Series A preferred stock and Series B preferred stock, voting together as a single class, where a holder of a share of Series A preferred stock is entitled to one vote and a holder of a share of Series B preferred stock is entitled to two votes.

     Accordingly, approval of the merger agreement and the merger at the special meeting of the BroadSoft stockholders is assured. However, because there are other conditions to closing the merger agreement that have not yet been fulfilled, closing of the merger is not yet assured.

APPROVAL OF THE RIGHT OF DISQUALIFIED INDIVIDUALS TO RECEIVE ANY AMOUNTS PAYABLE TO THE INDIVIDUAL ON AN ACCELERATION OF VESTING

     If the merger is completed, certain executives and employees of BroadSoft will receive accelerated vesting of shares of stock and options that are subject to restricted stock and stock option agreements with BroadSoft. This accelerated vesting had the potential to trigger an "excess parachute payment" under

Internal Revenue Code Section 280G, resulting in adverse tax consequences to executives, employees and potentially to BroadSoft. These adverse tax consequences should be avoided if the vesting acceleration is approved by disinterested BroadSoft stockholders holding more than 75% of the total voting power of BroadSoft's voting shares, in accordance with the Internal Revenue Code. BroadSoft expects that the approval will be obtained prior to the closing of the merger.

                      DESCRIPTION OF UNISPHERE'S BUSINESS

OVERVIEW

     We provide data and voice networking products to communications service providers. Our suite of products enables communications service providers to offer value-added, integrated voice and high-speed data services to business and residential users. The markets for our products include IP routing, broadband access and next generation voice switching. Our target customers include new and established service providers, cable operators and domestic and international wireless and wireline carriers.

     Our ERX edge routing products connect and manage large numbers of business subscribers at the edge of the internet using dedicated network connections, such as T1, T3 and optical interfaces. Our ERX broadband access products connect and manage large numbers of business and residential subscribers to the internet using any of the emerging broadband, or high-speed, access technologies, such as digital subscriber line, or DSL, cable and wireless. We believe IP routing and broadband access are essential for the efficient and reliable delivery of both data and voice traffic over the internet.

     Our SMX voice switching products enable communications service providers to convert voice traffic into a packet format, direct voice traffic onto either the internet or the traditional telephone network, and deliver basic and advanced voice services to business and residential users. The redirection or conversion of voice traffic from the traditional telephone network to the new public network is also referred to as voice mediation. Our SMX products perform voice mediation by supporting redirection, or internet offload, and voice conversion, or voice over IP. These products, combined with our Unisphere Management Center network and service management software, provide integrated solutions that support communications traffic ranging from basic voice services to value-added, high-speed data services.

     We believe the use and functionality of the internet will continue to grow at significant rates. The internet is expanding upon, and we believe that ultimately it will replace, the capabilities and functionality of the traditional telephone network. This evolution of the internet into the new public network requires new internet communications equipment that can deliver the high levels of reliability users require of a public network. We offer integrated data and voice hardware and software products that are specifically designed to meet these requirements.

INDUSTRY BACKGROUND

  Data Traffic is Growing More Rapidly than Voice Traffic

     The internet has become an integral communications medium for many consumers, businesses, students and others. The increasing use of applications such as email, e-commerce, online research, telecommuting and online entertainment have led to a dramatic growth in the volume of data traffic transported over the internet. The large amount of data traffic has burdened the traditional telephone network and the volume of data traffic now exceeds voice traffic. Communications service providers have responded by investing significant resources to build and expand data networks.

  The Traditional Circuit-Switched Telephone Network is Inefficient

     Although the traditional telephone network is highly reliable in transporting voice traffic, it is inefficient in carrying combined voice and data traffic. It is a circuit-switched network that delivers voice traffic by establishing a dedicated path, or circuit, for the duration of each call. A dedicated circuit is inefficient because it provides substantially more network capacity than is required to support a voice conversation, particularly during pauses in a conversation. The inefficiency of the traditional telephone network is even greater when it is used to carry data traffic, which is characterized by larger bursts of traffic followed by longer periods of inactivity. The larger bursts of data traffic often exceed the capacity of the circuit, which can result in slow performance or a failed connection. The longer periods of inactivity between bursts of data traffic result in large amounts of unutilized network capacity on the dedicated circuit and the network overall.

  Packet Networks are More Efficient

     Unlike the traditional telephone network, the internet aggregates and transports data from multiple users over shared network connections. Data traffic is divided into small units called packets. The aggregation of packets from multiple users enables communications service providers to better utilize available network capacity, thereby reducing their equipment and operating costs. The efficient use of network capacity has become increasingly important due to the growing number of internet users and the larger variety of applications and content being downloaded from the internet, including rich web content such as complex graphics and streaming video and audio. This substantial growth in data traffic is driving communications service providers to build large-scale packet networks in order to provide better service at a lower cost.

  The Internet is Evolving Into the New Public Network

     The growing importance of the internet and its efficiency and scalability, coupled with the inefficiency of the traditional telephone network in transporting data traffic, position the internet to become the new public network for providing data, voice and other services. The co-existence of the traditional telephone network and the packet-based internet requires investment in and maintenance of disparate networks to provide services to a common user. Substantial savings can be realized by providing these services over a single network. These savings include the elimination of duplicative or overlapping equipment purchases, the reduction in network operating costs and the rapid deployment of new services.

  Users Increasingly Demand High-Speed Internet Connections

     With the increasing importance of the internet, users are demanding high-speed internet access. Users have traditionally connected to the internet using dial-up connections over traditional telephone lines. This access method often causes dropped connections, delays in access and slow performance. Several minutes are often required to access a multi-media web site and several hours may be required to transfer or download large files. As a result, users are demanding higher-speed connections. Business users are connecting to the internet using dedicated network connections, such as T1, T3 and optical interfaces. Smaller businesses and residential users are connecting to the internet using emerging high-speed internet connections, including DSL, cable and wireless. These high-speed internet connections provide "always on" availability and eliminate the tedious dial-up process and uncertainties associated with dial-up connections.

  Service Providers Compete by Offering Value-Added Services

     As new entrants in the communications service provider industry emerge, the delivery of high-speed connectivity is becoming intensely competitive. This competition is resulting in the rapid decline in the price of bandwidth that communications service providers may charge their customers. To offset this price erosion, communications service providers are offering integrated data and voice services, which require high-speed internet connections. In addition, communications service providers are seeking to retain and grow their user bases and increase their profitability by offering value-added services such as security, remote data storage and virtual private data networks over high-speed internet connections.

  Requirements of the New Public Network

     We believe that the internet will evolve into a new public network that is capable of delivering mission-critical data and voice communications and services. This new network must expand upon the scalability and efficiencies of packet networks in moving data and minimizing equipment and operating costs. In addition, the new public network must enable communications service providers to deliver revenue-generating data and voice services to business and residential users. To meet these requirements, communications products for the new public network must offer the following benefits:

     Evolutionary Path to the New Public Network. Communications equipment for the new public network must integrate seamlessly with the traditional telephone network. Given the substantial investment in the traditional telephone network, the transition to the new public network will be gradual. The shift to the new public network must be nondisruptive to users. We believe next-generation products used in this new environment must first reduce the burden on overloaded and expensive circuit switches by offloading data traffic onto the new public network. The continued transport of data and voice traffic between the circuit-switched and packet networks will allow communications service providers to migrate to the new public network while maintaining revenue streams from existing equipment. Ultimately, next-generation products must enable communications service providers to build incremental data and voice traffic capacity and offer value-added services on the new public network.

     Provide Scalability, Performance and Reliability. Communications service providers' central offices typically support tens or even hundreds of thousands of simultaneous calls. The new public network must allow communications service providers to increase easily their service offerings and network capacity as demand increases. As voice traffic is moved onto the new public network, users will demand from their communications service providers the same quality of service and functionality that they are accustomed to with the traditional telephone network. Because communications service providers operate complex networks and must carry mission-critical traffic, they adhere to internal and industry reliability requirements.

     Reduce Costs Per Connection. To be economically attractive, the new public network must provide clear advantages over the traditional telephone network to communications service providers in terms of cost per connection, space occupied and power consumption.

     Support Growth in High-Speed Internet Connections. With the growth in high-speed internet connections, communications service providers must manage hundreds of thousands of new user connections and provide high-speed routing of data to and from the internet. These management and routing functions include connectivity, provisioning, authentication and accounting. In addition, many communications service providers require the ability to support dedicated connections, such as T1, T3 and optical interfaces, and multiple types of high-speed internet connections at a single central office location, including DSL, cable and wireless.

     Provide New Revenue Generating Services. As competition among communications service providers continues to escalate, they must differentiate themselves by offering value-added services that can be offered with high-speed internet connections. These value-added services help to increase revenue and profits for communications service providers. In addition, these value-added services reduce customer turnover by encouraging users to consider the total cost of replacing multiple services and to evaluate the risk of transitioning business critical services to a new communications service provider. As a result, the new public network must be based on open standard architecture that allows the development of innovative data and voice services.

OUR SOLUTION

     We develop, market and support data and voice networking products for the new public network. Our suite of products enable communications service providers to offer value-added, integrated voice and high-speed data services to business and residential users. We believe our solutions enable a nondisruptive migration to the new public network. We design and market next-generation:

     - Edge routing products;

     - Broadband access products;

     - Voice switching products; and

     - Network and service management products.

     Our products are designed to provide highly reliable, cost efficient, scalable and flexible network solutions that interoperate with existing network equipment and shorten the time required to introduce new network features and services. We believe our products provide the following competitive benefits:

     Provide an Evolutionary Migration Path to the New Public Network. Our products integrate the hardware and software needed to migrate voice and data traffic from the traditional telephone network to the new public network.

     This migration to a packet-based network is performed as a series of steps that minimize the risk of disrupting service or compromising the performance and quality users have come to expect from the traditional telephone network. Our products permit the network to identify where traffic is coming from, which services are being used and by which customers. With this information, communications service providers' networks can intelligently match the specific requirements of the user or application with the network resources needed to maintain the performance, reliability and service level guarantees required for individual or business-critical applications. For example, we are designing our voice switching products to receive voice traffic from the traditional telephone network and to convert it into packet format for transmission over the new public network. Our ERX products are designed to provide quality of service that ensures the performance and reliability of voice traffic over the new public network.

     Our products interoperate with existing routers and switches as well as with existing software applications such as billing and customer care. This can preserve the customer's investment and reduce the cost and complexity of product deployment. Our products provide an advantage to communications service providers by permitting them to use both circuit-switched and packet-based networks for both data and voice services, without first requiring that the data and voice networks be integrated into a single network infrastructure. This enables communications service providers to migrate to the new public network with minimal disruption to users.

     Meet the Scalability, Performance and High Reliability Requirements of the New Public Network. Our modular ERX-700/1400 edge routers and SMX-2100 voice switching products provide a significant advantage to communications service providers by allowing their networks to scale. Our products provide communications service providers the ability to increase the number of users, bandwidth or services of a single system as demand increases. Our product architecture combines software and high-speed microprocessor technology with ASICs, which enable a superior level of performance for users regardless of the applications and services being used. This architecture is designed to ensure that when voice is transmitted over the internet, users receive the same quality of voice service as when it is delivered over the traditional telephone network. Our products are engineered to comply with rigorous industry standards for reliability and safety. Our products are designed to be fully redundant and thereby ensure continuous operations in the event of a network or component failure. Our ERX and SMX products have obtained Telcordia Technologies Network Equipment Building System, or NEBS, certification.

     Reduce Cost Per User/Connection. We believe that the price and performance of our products offer communications service providers a competitive advantage by reducing their cost per user/connection to deploy data and voice services. Our products are designed to reduce costs by supporting more users and connections and by decreasing complexity through the integration of the functions of multiple systems into a single product. For example, our SMX-2100 voice switching product is an alternative to a traditional telephone circuit switch at a lower cost. In addition, the modular design of our edge routers and voice switching products allows communications service providers to add incremental services by installing new modules into existing equipment.

     Support Multiple High-Speed Access Technologies. Our ERX products are designed to allow simultaneous delivery of high-speed services over dedicated connections, such as T1, T3 and optical interfaces, as well as over DSL, cable and wireless connections from a single system. By delivering multiple high-speed access services from a single system, our products reduce the need to purchase, install and operate multiple pieces of equipment. In addition to supporting these services, our products combine routing functionality with high-speed internet access to provide a competitive advantage to communications service providers.

     Deliver New High-Value Data and Voice Services. The combination of our software and hardware allows communications service providers to deploy new high-value data and voice services. Our ERX products support value-added data services for business-critical applications across the internet, such as virtual private networks and priority service levels, or IP quality of service. Additionally, our SMX products enable new voice services such as unified messaging, which brings voice messaging and electronic mail together into a single service. Our Unisphere Management Center products employ a graphical JAVA-based development environment that allows communications service providers to quickly create or modify new services for deployment.

OUR STRATEGY

     Our objective is to be a leading supplier of data and voice networking products for the new public network that enable communications service providers to offer value-added, integrated voice and high-speed data services to business and residential users. Key elements of our strategy include:

     Leverage Our Combined Data and Voice Technology Expertise. We intend to leverage our expertise in both data and voice technologies to offer comprehensive solutions that enable our customers to deploy and manage integrated data and voice services. Our highly experienced team of engineers, as well as our software, ASIC technology and product architectures, are key elements of our technology expertise. For example, we believe our ERX edge router was the first to integrate software and ASIC technology to provide wire speed routing for the edge of the internet. Wire speed routing means that our products are able to route data packets as quickly as the connection is able to deliver these packets. We believe our technological expertise will enable us to be a leading provider of products facilitating next-generation services across existing and emerging networks.

     Expand and Broaden Our Customer Base. We intend to penetrate further our existing customer base and obtain new customers by leveraging our technological expertise and by aggressively investing in sales and marketing efforts. We believe our products offer significant price and performance advantages to communications service providers deploying advanced data and voice services. Currently, our products are used by leading communications service providers such as Global Crossing, ITC Deltacom, Pacific Century CyberWorks HKT, Portugal Telecom and XO Communications, formerly known as Nextlink Communications. Our target customers consist of new and established communications service providers, including local, long distance and international telephone companies, competitive local exchange carriers, internet service providers, cable operators and carriers that provide services to other carriers.

     Expand Global Sales and Distribution Capabilities. We plan to continue to expand our global presence by increasing the size of our direct sales force and by opening new domestic and international sales offices. We have offices in each of three regions: North America; Asia and the Pacific; Europe, Middle East and Africa. In addition, we are adding sales and support representatives at our headquarters in Massachusetts to support our expanding worldwide sales force. To complement our direct sales force, we have entered into value-added reseller and other sales and distribution relationships.

     Continue to Work Closely with Key Customers. We intend to continue to work extensively with our customers to enhance our current products and to develop new products to meet their future requirements. We have developed our products with significant input from our customers and work with our customers to provide customized solutions and product enhancements to meet their specific needs. Our customer relationships provide insight into market requirements for new data and voice services, which is critical to providing timely and innovative solutions to our current and future customers.

     Broaden Our Product Offerings Through Internal Investment, Partnerships and Acquisitions. Through continued investment in research and development, we intend to broaden our product offerings and functionality and to expand into complementary markets. We intend to continue to develop products that address the competitive demands of communications service providers to enable them to effectively deploy the new public network. We are in the process of developing higher-capacity IP routing and voice switching products to meet the growing bandwidth demands of communications service providers.

     We have entered into strategic partnerships and plan to continue to do so to complement our existing product offerings. For example, we have partnerships with Hewlett-Packard and Micromuse to establish a broader portfolio of network management products. In addition, we plan to pursue selective acquisition opportunities as they may arise to enhance further our product offerings. For example, we have entered into a definitive agreement to acquire BroadSoft, a provider of software architecture that supports business telephony applications for use on the internet, such as call waiting, voice mail and conferencing.

PRODUCTS

     Our suite of products enable communications service providers to offer value-added, integrated voice and high-speed data services to business and residential users. It consists of our following carrier-class products:

     - ERX-1400 and ERX-700 Edge Routing Switches and our Subscriber Access Feature Pack Software;

     - SMX-2100 Service Mediation Switch;

     - SRX-3000 Softswitch; and

     - Unisphere Management Center.

ERX-1400 AND ERX-700 EDGE ROUTING SWITCHES WITH SUBSCRIBER ACCESS FEATURE PACK

     Our ERX-1400 and ERX-700 Edge Routing Switches are next-generation routing devices designed to provide the features required at the edge of communications service provider networks. Our ERX Edge Routing Switches aggregate thousands of private line connections over T1, T3 and optical interfaces. Unlike conventional routers that were originally developed for small-scale enterprise applications and are increasingly inadequate in large-scale service provider networks, our ERX Edge Routing Switches are specifically designed to accommodate the size and scope of the new public network. By providing high port density, wire-speed forwarding performance, carrier-class reliability and support for new value-added services, our ERX Edge Routing Switches meet the large-scale deployment requirements of communications service providers.

     With the addition of our optional broadband access software, Subscriber Access Feature Pack, our ERX can be placed between digital subscriber line access multiplexers, or DSLAMs, and Internet backbone routers, providing termination and aggregation for over 30,000 broadband connections such as DSL, cable and wireless. This software option is designed to support the rapid deployment of DSL services while reducing the complexity and cost of subscriber management. A wide range of packet transport options are supported, allowing communications service providers to purchase interoperable DSL transport from different carriers. Our software integrates with the communications service provider's existing back office support to provide authentication, authorization and accounting, as well as service selection and billing support.

     Our ERX-1400 is offered in a modular, 14-slot chassis with a switch fabric that operates at up to 10 Gbps. A wide range of interface options are available, including Channelized T1/E1, Channelized T3, Unchannelized T3/E3, OC-3/STM1, OC-12/STM4, Fast Ethernet and Gigabit Ethernet. Our ERX-700, designed for applications that require mid-range capacity, has the same features and performance of the ERX-1400 in a more economical 7-slot chassis. Both models feature a full complement of internet routing protocols, including BGP-4, IS-IS, OSPF and RIP. The following illustration depicts the ERX-1400 and ERX-700.

                 INTERNET PROTOCOL ROUTING AND BROADBAND ACCESS

                            NEW PUBLIC NETWORK GRAPH

     [DIAGRAM - IP ROUTING AND BROADBAND ACCESS
     The heading for this diagram reads "Internet Protocol Routing and Broadband Access".
     In the center of the page is a cloud depicting the new public network.
     To the left of the cloud depicting the new public network is a box depicting the ERX-700/1400. To the left of this box are four smaller diagrams representing different broadband access methods, marked "wireless", "DSL" and "cable network", used by small businesses and residential users to access the new public network. Above and to the right of the ERX 700/1400 box is a line depicting the broadband access connection provided by the ERX 700/1400 to the new public network.
     To the right of the cloud depicting the new public network is a box depicting the ERX-700/1400. To the right of this box are three smaller diagrams depicting different private line access methods, marked "T1/E1", "T3/E3" and "Optical (OC3/OC12)", used by business users to access the new public network. Above and to the left of the ERX 700/1400 box is a line depicting the private line access connection provided by the ERX-700/1400 to the new public network.]

     Key benefits of our ERX Edge Routing Switches include:

          High Port Density and Scalability. As demand for internet access increases, communications service providers must build an infrastructure that can scale to meet demand and provide value-added services. The lack of available point-of-presence, or co-location space, however, restricts the number of new users that can be brought on-line. A single 22.75-inch shelf of our ERX-1400 Edge Routing Switch supports over 30,000 concurrent connections, while drawing less than 20 amps of power. Up to three shelves may be stacked in a standard 7-foot rack, enabling efficient use of scarce space at a carrier's point of presence facilities. The common hardware and software architecture of our ERX products enables communications service providers to scale up from our ERX-700 model to our ERX-1400 model while preserving their investment as their access requirements grow.

          Wire-Speed Performance Under Demanding Traffic Patterns. Our ERX Edge Routing Switches are designed to provide high performance under a wide range of operating conditions. Unlike traditional routers, which rely on software running solely on reduced instruction set computer, or RISC, processors, our ERX architecture features software running on custom ASICs in addition to distributed RISC processors. This architecture provides independent processing resources for routing, packet forwarding and service delivery. As packets are processed by the ERX, our custom ASICs ensure the network delivers the quality of service demanded by the application or user. At the same time, RISC processors perform route computation tasks independently. This architecture is designed to enable the ERX to process a large number of small size packets at wire speed.

          Carrier-Class Reliability and Availability. Our ERX Edge Routing Switches are designed for continuous availability and consistent high performance to achieve the service levels required by communications service providers as critical applications are added to packet networks. These design features include full hardware redundancy, on-line servicing, a distributed DC power system and front-to-back airflow to ensure the system can meet stringent NEBS standards. Our ERX internet software is based on a high performance design that allows each program module to have access to dedicated resources. This design improves stability and reliability by ensuring that the performance of one program module does not adversely affect others.

          Tiered and Value-Added Services. Our ERX Edge Routing Switches deliver different levels, or tiers, of service, allowing communications service providers to attract and retain users, increase their revenue per user and strengthen brand name recognition. Different service levels are provided according to agreements that define levels of bandwidth and network performance delivered by the communications service provider to the user. Our ERX is designed to ensure that higher priority traffic is given preferential treatment according to policies defined by the communications service provider, which is critical during periods of network congestion. Our ERX also allows the delivery of value-added services such as managed security and virtual private networking, which enable the use of the internet for business-critical applications.

SMX-2100 SERVICE MEDIATION SWITCH

     Our SMX-2100 Service Mediation Switch is a next-generation product for transitioning communications traffic from the traditional circuit-switched telephone network to the new packet-based public network. It is designed to allow communications service providers to deliver differentiated services at lower cost. Its applications include:

     - Internet offload; and

     - Voice over IP, or VoIP.

     Every dial-up internet session begins with a telephone call to an internet service provider. These calls place a tremendous strain on traditional circuit switches because they can remain active for hours. This can result in an inefficient use of resources and requires communications service providers to deploy more circuit switches. Our SMX-2100 Service Mediation Switch offers a less expensive alternative solution by offloading dial-up internet traffic away from these expensive circuit switches, freeing up capacity and enabling communications service providers to cap the purchase of additional circuit switch equipment.

     With the addition of our optional VoIP module, our SMX-2100 Service Mediation Switch allows communications service providers to combine voice and data traffic onto a single, converged network. This hardware and software option is designed to receive voice traffic from the traditional telephone network and to convert it into packet format for transmission over the new public network. Our VoIP products are in the initial stages of testing and have not been commercially deployed.

     Our SMX-2100 is offered in a modular, 19-slot chassis with four slots reserved for management modules. The remaining 15 slots may be filled with four port DS3 modules. A single shelf will support up to 60 DS3 interfaces, or more than 40,000 channels.

     Our SMX-2100 is designed to be compatible with existing infrastructure, allowing communication service providers to augment traditional circuit switch equipment to cost-effectively deliver new services.

SRX-3000 SOFTSWITCH

     Our SRX-3000 softswitch is being designed as an open platform that runs on commercially available hardware and delivers real-time multi-media services. Functions performed by our softswitch will include call signaling and processing, call admission, authorization and authentication, address translation, usage recording and feature processing.

     Our SRX-3000 softswitch is designed to provide a service creation and delivery platform for communications service providers to quickly and cost effectively develop and deliver calling features, such as voice messaging, call forwarding and caller-identification, as well as new high-value voice services, such as unified messaging, calling card services and find-me features. It is designed to support published industry standard interfaces for the development and delivery of basic and advanced voice services. Our SRX-3000 is in initial stages of testing and has not been commercially deployed. The following illustration depicts the SMX-2100 Service Mediation Switch and the SRX-3000 softswitch.

                 VOICE SWITCHING AND SERVICE MEDIATION PRODUCTS

                            NEW PUBLIC NETWORK GRAPH
[DIAGRAM : VOICE SWITCHING AND SERVICE MEDIATION PRODUCTS

     The heading for this diagram reads "Voice Switching and Service Mediation Products".

     In the center of the page is a cloud depicting the new public network.

     In the top left of the page is a box depicting the SMX-2100 Service Mediation Switch. Below and to the right of the SMX-2100 Service Mediation Switch box is a line, marked "VoIP", that connects it to the cloud in the center depicting the new public network. The SMX-2100 Service Mediation Switch box is attached on its left side to a smaller box depicting the SRX-3000 Softswitch. A line on the lower left side of the SMX-2100 Service Mediation Switch box connects it to a cloud depicting the traditional telephone network. To the left of the cloud depicting the traditional telephone network are two smaller diagrams representing different access methods to the traditional telephone network. A line, marked "Internet Offload", on the lower right side of the cloud depicting the traditional telephone network connects it to another box depicting the SMX-2100 Service Mediation Switch placed in the bottom left of the page. Above and to the right of the SMX-2100 Service Mediation Switch box is a line that connects it to the cloud in the center depicting the new public network.

     The graphical illustrations on the top and bottom of the right half of the page mirror the graphical illustrations on the top and bottom of the left half of the page.]

     Key benefits of our SMX-2100 Service Mediation Switch and SRX-3000 softswitch include:

     High Port Density and Scalability. Our voice switches are high density carrier class products that deliver increased scalability compared to traditional circuit switches at a lower cost. A single SMX-2100 supports over 40,000 concurrent voice lines in a 30 inch design. When multiple SMX-2100s are combined into a clustered configuration, they will support over 100,000 concurrent voice lines. This cluster configuration is in initial stages of testing and has not yet been commercially deployed.

     Carrier-Class Reliability. Our voice switches are based on a distributed architecture with fully redundant hardware, no single point of failure, and online servicing and configuration to protect against network failure. In addition, our voice switches have the ability to revert to earlier versions of software or a prior configuration if a failure occurs while servicing our switches. Our SRX-3000 is being designed with a full hardware and software redundancy and an open switching platform residing on commercially available NEBS compliant hardware. Communications service providers will be able to designate a primary and secondary SRX to control distributed SMX-2100s. In the event that the primary SRX-3000 fails, the SMX-2100 will automatically transfer control over to the secondary SRX-3000 without disruption to voice calls in process.

     Rapid Deployment of Data and Voice Services. Our SMX-2100 voice switch enables the rapid deployment of data and voice services. Our SRX-3000 softswitch is designed to enable rapid development of new services by providing an open and standards-based development platform. The typical deployment time for our voice switches is shorter than the deployment of traditional circuit-based switches. Our Unisphere Management Center products use JAVA tools and a downloadable JAVA graphical interface, which provide the development environment necessary for fast and consistent service roll-out. This environment allows communications service providers to leverage third party developers, and provides access to a large pool of external resources who are familiar with developing to these common and open standards.

UNISPHERE MANAGEMENT CENTER

     Our Unisphere Management Center products enable communications service providers to efficiently deliver their services and manage our products. To date, we have focused on developing our Unisphere Management Center products to allow enhanced service delivery for our data products. We are currently developing our Unisphere Management Center products to extend this functionality to our voice products. All Unisphere Management Center products provide an easy-to-use graphical user interface, enabling service providers to monitor network operations and physically view and configure services from local or remote management workstations. Our Unisphere Management Center product family consists of the following:

     - Service Management and Provisioning. This product family includes our Subscriber Management Center and Service Selection Center products. Our Subscriber Management Center provides the ability to activate services quickly, allowing the communications service provider to define network wide policies that automatically configure the device and back office applications when new users and services are added to the network. Our Service Selection Center provides a customizable portal interface that lets users dynamically select services via their web browser.

     - Configuration Management. This product provides network operators with a complete view of the network and network activity. Based on the HP OpenView Network Node Manager, our Configuration Manager product automatically learns network devices and connections and provides immediate identification of the source of network problems. Our Configuration Manager is also used for trend analysis, monitoring of bandwidth utilization and measurement of service delivery performance.

     - Fault Management. Our Fault Management system is based on distributed architecture used to retrieve events from network devices and associate these events with the services and customers affected. The Fault Management system enables communications service providers to anticipate problems and model future service deployments resulting in faster deployment of new services and quicker return on investment.

     - Device Management. The Device Management products provide a graphical user interface to manage our ERX and SMX products from either a local or remote workstation.

     - Performance Monitoring and Management. This product enables communications service providers to monitor and manage network and service performance. The Performance Manager product is used to collect, consolidate, store and archive critical network performance and service analysis data.

CUSTOMERS

     The following is a representative list of customers for which, as of September 30, 2000, we have recognized at least $100,000 in revenue from the sale of our products:

Arrival Communications                     ITC Deltacom
Beijing Telecom Authority                  Pacific Century CyberWorks HKT
Callino GmbH                               Portugal Telecom
Coserv Communications                      Siemens
Digital United (SEEDNet)                   Western Telephone Integrated
Dishnet DSL                                  Communications
Global Crossing                            XO Communications, formerly known as
Hanaro Telecom                               Nextlink Communications
Internet Commerce & Communications,
  formerly known as RMI.Net

     Sales to Siemens as a value-added reseller of our products accounted for 63.5% of our net revenues for the fiscal year ended September 30, 1999 and 41.0% of our net revenues for the fiscal year ended September 30, 2000. In addition, for the fiscal year ended September 30, 2000, sales to ITC Deltacom accounted for 28.3% of our net revenues. We anticipate that, as our sales increase, each of these customers will account for a smaller percentage of our net revenues. However, we expect to continue to derive a majority of our revenues from a limited number of customers in the near future.

     See the notes to consolidated financial statements of Unisphere, included elsewhere in this prospectus, for geographic information related to net revenues and assets.

SALES AND MARKETING

     We sell and market our products primarily through our direct sales force and value-added resellers. We may also establish strategic distribution relationships with other infrastructure equipment manufacturers. Our target customers include new and established communications service providers, including local, long distance and international telephone companies, competitive local exchange carriers, internet service providers, cable operators and carriers that provide services to other carriers.

     Direct Sales. Our global, direct sales organization is divided into three regional operations: North America; Asia and the Pacific; and Europe, Middle East and Africa. We have sales offices throughout North America, including San Jose and Long Beach, California; Vancouver, Canada; Denver, Colorado; Naperville, Illinois; Columbia, Maryland; Newton, Pennsylvania; Dallas, Texas; Reston, Virginia; and Seattle, Washington. We also have sales offices throughout Asia and Europe, including regional offices in Beijing, Hong Kong, Munich, Paris, Seoul, Singapore and Tokyo.

     Our direct sales account managers are responsible for a market on either a geographic or named account basis and work as a team with a systems engineer. Our systems engineers consult with and guide and assist our customers to deploy our products. Our systems engineers also identify the features that are required for our products to be successful in specific applications.

     Value-Added Resellers. We have established a strategic distribution relationship with Siemens. We believe that Siemens has significant customer relationships in place and offers products that complement ours. Siemens provides initial support to its customers that purchase our products, including taking calls in the event that a customer needs product support. Our agreement with Siemens allows it to distribute our products on a worldwide, non-exclusive basis with discounts based on the type of product it orders. In addition, we have a number of country specific value-added resellers. These resellers have expertise in deploying complex internet infrastructure equipment in their respective markets and provide the initial support required by customers that purchase our products.

     We have a variety of marketing programs to support the sale and distribution of our products. These include preparation of sales tools, business cases, competitive analyses and other marketing collateral, sales training, and publication of customer deployments, new product information and educational articles in industry journals. In addition, we are an active participant in communications standards organizations such as the Internet Engineering Task Force, the International Telecommunications Union and Optical Internetworking Forum and Optical Domain Service Interconnect. We also employ direct marketing to prospective customers and participate in leading industry tradeshows such as Supercomm and Networld & InterOp.

CUSTOMER SERVICE AND SUPPORT

     We are committed to providing our customers with high levels of service and support and believe customer satisfaction is essential to our sales effort. We support our products with web based tools, documentation, and training courses tailored to our customers' various needs and operate customer support centers located in Chelmsford, Massachusetts and Westford, Massachusetts. Our sales and network engineering personnel work closely with customers, third party contractors and others to coordinate network design, installation services and provide continuous customer support.

     Our customer service center gives us the capability to assist our customers by remotely diagnosing and addressing network problems that may arise. We also offer professional services to assist our customers in utilizing our products and Unisphere Management Center software within their network operations centers. Our customer service and support team provides technical assistance and support to our customers 24 hours a day, 7 days a week.

RESEARCH AND DEVELOPMENT

     Our future success depends on our ability to increase the performance of our products, to develop and introduce new products and product enhancements and to effectively respond to our customers' changing needs. Our research and development team is primarily responsible for, and is currently working on, meeting these objectives. We have made, and will continue to make, a substantial investment in research and development. Research and development expenses were $68.4 million, including $34.9 million of development milestone and retention payments for the year ended September 30, 1999 and $112.5 million, including $25.8 million of development milestone and retention payments and $1.9 million of stock based compensation expense, for the year ended September 30, 2000. In addition to developing our ERX, SMX and SRX platforms, we are in the process of developing higher-capacity IP routing and voice switching products to meet the growing bandwidth demands of communications service providers.

     We conduct our research and development at three facilities in the United
States: Westford, Massachusetts, Chelmsford, Massachusetts and Boca Raton, Florida.

MANUFACTURING

     We maintain only limited in-house manufacturing capability for final system integration and testing of our products. Our internal manufacturing expertise is focused on product design for testability, design for manufacturability and the transfer of products from development to manufacturing.

     We have established our contract manufacturing relationship with ACT and Celestica based on quality assurance, timeliness of delivery and strengths in the volume manufacture of our products. Using contract manufacturers allows us to reduce our capital expenditures, achieve purchasing economies of scale and reduce inventory warehousing. Under our manufacturing services agreement with ACT, ACT manufactures our ERX edge routing products. The ACT agreement is automatically renewed each month unless ACT or we provide 90 days' prior notice of termination. Under our two-year manufacturing and purchase agreement with Celestica, Celestica manufactures our SMX voice switching products. The Celestica agreement is automatically renewed for one-year periods unless otherwise terminated.

     We also have a three-year custom sales agreement with IBM pursuant to which it supplies us with our proprietary ASICs based on our design specifications. Either party may terminate this agreement if the other party causes a material breach of this agreement. If IBM terminates this agreement as a result of our material breach, IBM is entitled to cancel all of our then outstanding purchase orders. In addition, we may be required to pay all of IBM's procurement costs, the quoted price applicable for the affected products or delivered services and any applicable cancellation charges.

COMPETITION

     The market for data and voice networking products for the new public network is intensely competitive, subject to rapid technological changes and significantly affected by new product introductions and other market activities. We encounter strong competition from large suppliers, such as Cisco Systems, Lucent Technologies and Nortel Networks, who offer a broad range of products across multiple service areas, are substantially larger than we are and have significantly greater financial, sales, marketing, distribution, technical, manufacturing and other resources. This makes them better positioned to acquire other companies, thereby obtaining new technologies or products that may displace our product lines. We also compete with single product companies which offer or will offer solutions that compete with one of our product areas. We compete with Juniper Networks in the IP routing market, Redback Networks in the broadband access market and Sonus Networks in the next-generation voice switching market, and several other companies in each of these markets.

     The principal competitive factors in these markets include, or are likely to include:

     - product performance and price;

     - features and reliability;

     - technical support and service;

     - compliance with industry standards; and

     - sales and distribution capabilities.

INTELLECTUAL PROPERTY

     Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our technology. We rely on a combination of patent, trademark, copyright and trade secret laws, employee and third-party nondisclosure agreements and licensing arrangements to protect our intellectual property. We have seven patent applications pending in the United States, and several related non-United States patent applications pending, relating to the design and operation of our products. Our pending patent applications may not result in the issuance of any patents. If any patent is issued, it may be invalidated or circumvented or may otherwise fail to provide us with any meaningful protection. These legal protections afford only limited protection for our technology. Moreover, we sell our products in foreign countries, including Beijing, Hong Kong and other parts of Southeast Asia, that offer significantly less protection to our intellectual property than does the United States. We cannot assure you that others will not develop technologies that are similar or superior to our technology.

     We have incorporated third-party licensed technology into our current products. From time to time, we may be required to license additional technology from third parties to develop new products or product enhancements. Third-party licenses may not be available or continue to be available to us on commercially reasonable terms. The inability to maintain or re-license any third-party licenses required in our current products, or to obtain any new third-party licenses to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, and delay or prevent us from making these products or enhancements, any of which could seriously harm the competitiveness of our products.

     We have a license arrangement with Trillium Digital Systems pursuant to which they have made available to us the programs for the signaling gateways, or SS7s, used with our SMX-2100 voice switching product. We also use software from Fujitsu Siemens Computers in our SRX-3000 softswitch products.

GOVERNMENT REGULATION

     There are an increasing number of laws and regulations in the United States and abroad pertaining to communications and commerce on the internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments. Due to the increasing use of the internet as a medium for communication and commerce, new laws and regulations may be enacted with respect to the internet and electronic commerce covering issues such as user privacy, content, quality of products and services, taxation, intellectual property rights, information security, enforcement of internet transactions and dispute resolution. These new laws and regulations could impede the growth of the internet as a medium of commerce and thereby reduce demand for our products and services or increase our costs of doing business. Some of these issues are elaborated below.

     Privacy Concerns. The Federal Trade Commission, or the FTC, recently recommended that Congress take legislative action to protect the privacy of information on the internet and there are bills pending in Congress which, if enacted into law, could impose privacy standards or authorize the FTC to implement such standards, creating civil and criminal penalties for violations. Additionally, the European Union has recently adopted a privacy directive regarding the collection and transmission of data over IP networks. The European Union directive generally prohibits transmission of personal information outside the European Union unless the receiving country has enacted adequate individual privacy protection laws. The United States and the European Union have negotiated a data privacy agreement which articulates voluntary data privacy standards that United States companies will be able to follow to comply with the European Union directive. Member states of the European Union will also adopt laws to implement this directive. These regulatory initiatives taken by the United States and the European Union could impede the expected growth of internet commerce and IP networks, other commercial uses of the internet and businesses such as ours that are dependent on the growth of the internet.

     Commercial Regulation. There could be new laws and regulations which affect the enforceability of internet contracts and dispute resolutions pertaining to them. The European Union has adopted a directive with respect to protocols to be implemented before an internet contract is effective.

     Internet Taxation. Numerous legislative proposals have been made at the federal, state and local levels, and by various foreign governments, that would apply existing tax laws to internet transactions or impose additional taxes on the sale of goods and services over the internet. Although Congress has enacted a moratorium on new state and local taxes on internet access or e-commerce, existing state and local laws were expressly excepted from this moratorium. Legislative or regulatory developments in this area, or other attempts to impose or collect taxes on internet commerce both in the United States and abroad may adversely affect the demand for our products and services, our costs of doing business and our financial results.

     Telecommunications Act of 1996. While the Federal Communications Commission, or the FCC, does not currently regulate service providers which do not otherwise qualify as "telecommunications providers" under the terms of the Telecommunications Act of 1996, the FCC recently stated its intention to consider whether to regulate voice and fax telephony services provided over IP networks as "telecommunications." The Telecommunications Act of 1996, which provided for significant deregulation of the United States telecommunications industry, remains subject to judicial review and additional FCC rulemaking. The Telecommunications Act of 1996, as well as various initiatives of the FCC to implement its provisions, may adversely impact service providers, which would also adversely impact the demand for our products and services.

     Export. Due to the technology used in our products and services, our products and services may be subject to the export restrictions of the United States or other countries. The application of new or existing export constraints could reduce our access to foreign markets, increase our costs of doing business and adversely affect the results of our business operations.

EMPLOYEES

     As of September 30, 2000, we had a total of 611 employees. Of these employees, 576 were based in the United States and 35 were based internationally. Of the total, 357 were in research and development, 133 in sales and marketing, 36 in customer support and professional services, 38 in manufacturing and 47 in finance and administration. None of our employees is subject to a collective bargaining agreement and we believe that our relations with our employees are good.

FACILITIES

     We are headquartered in Chelmsford, Massachusetts where we lease approximately 110,000 square feet. This lease expires in 2007. In addition, we lease approximately 54,000 square feet in two buildings in Westford, Massachusetts. The leases for the Westford facilities expire in 2003 and 2004. We recently entered into leases for an additional 225,000 square feet in Westford, Massachusetts. These leases are expected to commence between January and March 2001, or upon the later completion of our improvements on the premises, and will expire ten years from the commencement of the leases, with options for extension and expansion. We also lease approximately 18,000 square feet in Boca Raton, Florida. This lease will expire in July 2005. We also expect to lease approximately 15,000 square feet in Kanata, Canada. This lease is expected to commence in June 2001 and is expected to expire in 2010, with an option for extension. We plan to consolidate some of our facilities in the future.

     We believe our existing facilities are adequate for our current needs and that suitable additional office space will be available as needed.

LEGAL PROCEEDINGS

     We are not subject to any material legal proceedings.

                UNISPHERE'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with the "Selected Historical and Unaudited Pro Forma Condensed Combined Financial Information -- Unisphere Selected Historical Condensed Financial Information," the consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus.

OVERVIEW

     We provide data and voice networking products for the new public network. Our suite of products enable communications service providers to offer value-added, integrated voice and high-speed data services to business and residential users. Our IP routing, broadband access and next-generation voice switching products, combined with our network and service management software, provide integrated solutions that support communications traffic ranging from value-added, high-speed data services to basic voice services.

     We were incorporated in Delaware in January 1999 as a subsidiary of Siemens. Our business has been built upon the acquisitions of three companies. In March 1999, Siemens purchased Argon Networks. In April 1999, Siemens purchased Castle Networks and Redstone Communications. In June 1999, Siemens contributed the stock of Argon, Castle and Redstone to us and we have accounted for the acquisitions and their results of operations from the date of acquisition as if we had effectively acquired the three companies. All three companies were development-stage companies engaged in research and development of next-generation products for the networking industry. In addition, in April 1999, Siemens contributed a research and development group for voice switching products located in Boca Raton, Florida to us. From our inception through August 1999, we were a development stage company focused on developing our initial products, recruiting personnel and building our corporate infrastructure, and therefore had no significant product revenue. In September 1999, we began shipping our products for commercial deployment and recorded our first significant product revenue. We emerged from the development stage at that time. Our cost structure has been largely independent from Siemens since our inception. We do not expect our cost structure to change significantly as a result of being required to fund our operations independently after this offering.

     Prior to its acquisition, Argon was exclusively engaged in the development of a gigabit switch router. Under the terms of the acquisition agreement, Siemens paid $200.0 million in cash to the holders of Argon securities. We agreed to assume a retention and performance related payment obligation from Siemens and we have paid $13.3 million in cash to the employees of Argon for retention and performance achievements. There are no other retention and performance payments to be made in connection with this acquisition. Prior to the acquisition, Argon incurred cumulative net losses of $25.8 million.

     Prior to its acquisition, Castle was engaged in the development of voice switching technology. Under the terms of the acquisition agreement, Siemens paid $300.0 million in cash to the holders of Castle securities. We agreed to assume a milestone related payment obligation from Siemens and we have paid $15.0 million in cash to the employees of Castle for these milestone achievements. There are no other milestone payments to be made in connection with this acquisition. Prior to the acquisition, Castle incurred cumulative net losses of $30.7 million.

     Prior to its acquisition, Redstone was engaged in the development of an edge router. Under the terms of the acquisition agreement, Siemens paid $450.0 million in cash to the holders of Redstone securities. We agreed to assume a milestone related payment obligation from Siemens and we have paid $50.0 million in cash to the employees of Redstone for these milestone achievements. There are no other milestone payments to be made in connection with this acquisition. Prior to the acquisition, Redstone incurred cumulative net losses of $39.0 million.

     The following is a summary of the allocation of the purchase prices for the acquisitions, in millions:

                      ALLOCATED TO
                       PURCHASED
                       IN-PROCESS                                   NET
                        RESEARCH     ALLOCATED TO                 TANGIBLE    TOTAL
 ENTITY                   AND         ASSEMBLED      ALLOCATED     ASSETS    PURCHASE
ACQUIRED     DATE     DEVELOPMENT     WORKFORCE     TO GOODWILL   ACQUIRED    PRICE
--------  ----------  ------------   ------------   -----------   --------   --------
Argon     March 1999     $ 36.4          $1.0         $148.1       $14.5      $200.0
Castle    April 1999       79.3           0.9          214.3         5.5       300.0
Redstone  April 1999      101.7           1.1          342.2         5.0       450.0
                         ------          ----         ------       -----      ------
                         $217.4          $3.0         $704.6       $25.0      $950.0
                         ======          ====         ======       =====      ======

     Each of the acquisitions was accounted for using the purchase method of accounting. The assembled workforce is being amortized on a straight-line basis over a three year period and goodwill is being amortized on a straight-line basis over a five year period. The in-process research and development calculation was based on a discounted cash flow methodology and is discussed in detail below. During the year ended September 30, 2000, we canceled and abandoned Argon's original product development effort and we recorded an impairment charge of $118.8 million for the unamortized goodwill value and a portion of the unamortized value of the workforce intangible asset.

     On October 20, 2000, we entered into a definitive agreement to acquire BroadSoft, Inc. in a stock-for-stock merger. BroadSoft is a development stage company that provides software architecture that supports business telephony applications for use on the internet, such as call waiting, voice mail and conferencing. Under the terms of the agreement, each share of BroadSoft's common stock will be converted into shares of our common stock and all outstanding options to acquire BroadSoft common stock will be exchanged for options to purchase shares of our common stock. The total number of shares of our common stock that we will issue in the BroadSoft acquisition, together with the number of shares of our common stock issuable upon exercise of the assumed BroadSoft options, will be between 5,710,000 and 7,460,000. The actual number will depend upon the trading price for our common stock in the public market during a specified period following the completion of this offering.

     The closing of the BroadSoft acquisition is subject to the condition that we have completed this offering and that the registration statement we will file with the Securities and Exchange Commission registering the shares of our common stock issuable to BroadSoft stockholders has been declared effective, and to a variety of other customary conditions. We currently anticipate that the acquisition will be closed within two months after the closing of this offering.

     We expect to account for the BroadSoft acquisition using the purchase method of accounting. The operating results of BroadSoft will be included in our financial results from the date of acquisition. We will be obligated to record goodwill in an amount equal to the difference between the value of the consideration given by us in the acquisition and the value of identifiable assets of BroadSoft. The allocation of the purchase price to the fair value of assets acquired and liabilities assumed will be based on a valuation analysis. We expect the majority of the purchase price will be allocated to intangible assets and deferred compensation, all of which is expected to be amortized over periods between two to five years. This amortization will result in significant non-cash charges to us.

     We sell and market our products through a direct sales force and value-added resellers. To date, our principal value-added reseller has been Siemens. Customers' decisions to purchase our products for deployment in commercial networks often involve a significant commitment of resources and a lengthy evaluation, testing and product qualification process. We believe these long sales cycles, as well as our expectation that customers will deploy and upgrade their networks infrequently and in large increments with short lead times, will cause our revenues and results of operations to vary significantly and unexpectedly from quarter to quarter.

     We recognize revenue from product sales upon shipment, provided that persuasive evidence of an arrangement exists, the sales price is fixed or determinable, there are no uncertainties regarding customer acceptance and collectibility is deemed probable. If uncertainties exist, revenue is recognized when the uncertainties are resolved. A significant portion of our sales are made through value-added resellers. Under these arrangements, value-added resellers do not have a right of return and they purchase products from us after they have secured a sale to the end-user. Revenue from technical support and maintenance contracts is recognized ratably over the period of the related agreements. Revenue from professional services are recognized when the services are completed.

     During fiscal 2000, we recorded $48.6 million in deferred compensation related to the excess of the fair market value over the exercise price of restricted common stock and stock options issued to our employees and the fair value of the stock options issued to non-employees. During fiscal 2000, we recorded non-cash compensation expense of $10.6 million and will expense $13.2 million in 2001, $13.2 million in 2002, $8.6 million in 2003, $2.6 million in 2004 and $0.4 million in 2005.

     In addition, in April 2000, we changed the exercise price of 2,344,000 employee stock options to purchase common stock. At September 30, 2000, stock options for the purchase of 370,000 shares had been exercised and 146,000 stock options had been cancelled. The remaining 1,828,000 stock options will become exercisable over a four-year period. During fiscal 2000, we recorded $22.7 million in deferred compensation and $11.9 million of non-cash compensation expense related to these stock options. Deferred compensation amounts are being amortized over the vesting periods of the applicable options.

RESULTS OF OPERATIONS

     Throughout our management discussion and analysis, we refer to the period from January 12, 1999 (date of inception) through September 30, 1999 as the period ended September 30, 1999.

  Year Ended September 30, 2000 Compared to Period Ended September 30, 1999

     Net Revenues. For the year ended September 30, 2000, our net revenues were $49.6 million, resulting from sales of our ERX edge routers, SMX voice switching products and related services. For the period ended September 30, 1999, our net revenues were $2.8 million. For the year ended September 30, 2000, sales to Siemens as a value-added reseller of our products accounted for 41.0% and sales to ITC DeltaCom accounted for 28.3%, of net revenues. We anticipate that, as our sales increase, each of these customers will account for a smaller percentage of our net revenues. However, we expect to continue to derive a majority of our revenues from a limited number of customers in the near future.

     Cost of Revenues. Cost of revenues includes payments to our contract manufacturers, as well as costs associated with testing functions, warranty costs and other costs related to the delivery of our products to our customers. Our cost of revenues were $43.5 million, or 87.6% of net revenues, for the year ended September 30, 2000. Our cost of revenues for the period ended September 30, 1999 were $6.5 million. Cost of revenues included milestone payments of $1.1 million and $0.9 million to employees resulting from the acquisitions of Castle and Redstone for the year ended September 30, 2000 and period ended September 30, 1999, respectively. In addition, we recorded an $8.3 million inventory provision in the year ended September 30, 2000 relating to excess inventory purchased. This inventory provision was a result of material component purchases for our first generation SMX products exceeding the amount needed to satisfy the demand for the finished products. Demand for the first generation finished products was less than originally forecasted as a result of our customers' anticipation of, and willingness to wait for, the release of our second generation SMX product which provides additional features. Excluding the milestone payments, stock based compensation expense and the inventory provision, our cost of revenues would have been 68.8% of net revenues in the year ended September 30, 2000. We anticipate our cost of revenues will decrease as a percentage of net revenues in the future as we achieve economies of scale.

     Gross Profit. Our gross profit was $6.2 million, or 12.4% of net revenues, for the year ended September 30, 2000. Excluding the milestone payments and the inventory provision described above, our gross profit would have been 31.2% of net revenues for the year ended September 30, 2000. Our gross loss was $3.7 million for the period ended September 30, 1999.

     Research and Development Expenses. Research and development expenses consist primarily of salaries and related personnel costs, independent contractor costs and prototype costs related to the design, development, testing and enhancement of our products. We expense our research and development costs as incurred. Our research and development expenses increased to $112.5 million for the year ended September 30, 2000 from $68.4 million for the period ended September 30, 1999. These expenses included milestone and retention payments of $25.8 million and $34.9 million to employees resulting from the acquisitions of Argon, Castle and Redstone for the year ended September 30, 2000 and period ended September 30, 1999, respectively. The increase was the result of an increase in personnel and personnel-related expenses, an increase in non-recurring engineering costs and an increase in the prototype expenses for the development of our products. Research and development is essential to our future success and we expect that research and development expenses, excluding milestone payments, will increase in absolute dollars in the future.

     Sales and Marketing Expenses. Sales and marketing expenses consist primarily of salaries and related personnel expenses, commissions, advertising, tradeshows, promotions, customer evaluations and other marketing expenses. Our sales and marketing expenses increased to $42.9 million for the year ended September 30, 2000 from $20.3 million for the period ended September 30, 1999. These expenses included milestone and retention payments of $1.3 million and $3.9 million to employees resulting from the acquisitions of Argon, Castle and Redstone for the year ended September 30, 2000 and period ended September 30, 1999, respectively. During the latter half of fiscal 1999 and the first half of fiscal 2000, we expanded and we continue to expand our distribution capabilities both domestically and internationally. This expansion, as well as our initial advertising and marketing campaign, resulted in a significant increase in our spending. We expect that sales and marketing expenses, excluding milestone payments, will increase in absolute dollars in the future as we hire additional sales personnel and expand sales offices and distribution channels.

     General and Administrative Expenses. General and administrative expenses consist primarily of salaries and related expenses for executive, finance, information technology and human resource personnel, recruiting expenses and professional fees. Our general and administrative expenses increased to $14.7 million for the year ended September 30, 2000 from $13.9 million for the period ended September 30, 1999. These expenses included milestone payments of $3.0 million and $7.4 million to employees resulting from the acquisitions of Castle and Redstone for the year ended September 30, 2000 and period ended September 30, 1999, respectively. We expect that general and administrative expenses, excluding milestone payments, will increase in absolute dollars as we add personnel and incur additional costs related to the growth of our business and our operation as a public company.

     Amortization of Intangible Assets. Our intangible assets include goodwill and workforce resulting from the acquisitions of Argon, Castle and Redstone. Our amortization of intangible assets was $127.0 million for the year ended September 30, 2000 and $61.6 million for the period ended September 30, 1999.

     Impairment of Intangible Assets. During the year ended September 30, 2000, we canceled and abandoned Argon's original product development effort, which was the primary business focus at Argon. The cancellation of the project was due to continuing technology problems, major delays and insufficient technical features for the competitive marketplace.

     As a result of our cancellation of the Argon gigabit switch router, we performed an impairment review of the goodwill generated from the Argon acquisition. At the time this impairment review was performed, we determined that there would be no future cash flows generated from the Argon development efforts. Accordingly, during the year ended September 30, 2000, we recorded an impairment charge of $118.5 million for the writedown of the remaining unamortized value of the Argon goodwill.

     We also performed an impairment review of the workforce intangible asset generated from the Argon acquisition. At the time this impairment review was performed, we determined that there was a partial impairment of this asset, based on the higher than expected level of employee turnover experienced to date. Accordingly, during the year ended September 30, 2000, we recorded an impairment charge of $0.3 million for the writedown of a portion of the unamortized value of the Argon workforce intangible asset.

     Stock-based Compensation Expenses. Stock-based compensation expenses consist of $10.0 million of amortization of deferred compensation related to the excess of the fair market value at the time of grant over the exercise price of restricted common stock and stock options issued to our employees over a four-year straight-line vesting period and $0.6 million of amortization of compensation expense related to non-employee stock options.

     Additionally, stock-based compensation expenses consist of amortization of deferred compensation, over a four-year vesting period, related to employee stock options for which we changed the exercise price. We cannot estimate the future effect of stock-based compensation related to employee stock options for which we changed the exercise price since the determination of variable stock-based compensation expense is based on the fair market value of our common stock in future periods.

     Stock-based compensation expenses increased from zero for the period ended September 30, 1999 to $22.5 million for the year ended September 30, 2000.

     Other Income (Expense). Our other income (expense) consists of interest income and a loss on the disposal of fixed assets. Our interest income was the result of investing excess cash in overnight investment vehicles and the interest on the notes receivable from officers. Our interest income increased to $0.7 million for the year ended September 30, 2000 from $0.2 million for the period ended September 30, 1999. Our disposal of fixed assets related to the cancellation and abandonment of the Argon gigabit switch router project and from the consolidation of redundant facilities and functions in the year ended September 30, 2000. Our loss on the disposal of fixed assets was $2.2 million.

  Quarterly Results of Operations

     The following table presents our historical operating results for the three months ended June 30, 1999, September 30, 1999, December 31, 1999, March 31, 2000, June 30, 2000 and September 30, 2000. In addition, we have included a table to present the milestone payments included in the operating results for those periods. The information for each of these periods is unaudited and has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus. We believe that all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited consolidated quarterly results when read in conjunction with our audited consolidated financial statements and related notes appearing elsewhere in this prospectus. These operating results are not necessarily indicative of the results of any future period.

                                                        FOR THE THREE MONTHS ENDED
                              -------------------------------------------------------------------------------
                              JUNE 30,    SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                1999          1999            1999         2000        2000         2000
                              ---------   -------------   ------------   ---------   --------   -------------
                                                         (IN THOUSANDS, UNAUDITED)
Net revenues:
  Third parties.............  $     391     $     636       $  3,142     $   8,610   $  9,430     $  8,103
  Related parties...........         59         1,727          4,338         1,877      4,601        9,527
                              ---------     ---------       --------     ---------   --------     --------
      Net revenues..........        450         2,363          7,480        10,487     14,031       17,630
Cost of revenues(1).........      1,556         4,929          5,192        17,470      9,360       11,454
                              ---------     ---------       --------     ---------   --------     --------
      Gross profit
         (loss)(1)..........     (1,106)       (2,566)         2,288        (6,983)     4,671        6,176
Operating expenses:
  Research and
    development(1)..........     14,486        52,987         21,812        40,954     25,677       24,008
  Sales and marketing(1)....      5,319        14,908         12,094         8,903     10,579       11,298
  General and
    administrative(1).......      4,361         9,512          2,795         7,546      2,093        2,302
  Amortization of intangible
    assets..................     26,149        35,480         35,480        35,480     28,036       28,037
  Impairment of intangible
    assets..................         --            --             --       118,810         --           --
  Purchased in-process
    research and
    development.............    181,000            --             --            --         --           --
  Stock-based
    compensation............         --            --             --            --      2,865       19,599
                              ---------     ---------       --------     ---------   --------     --------
      Total operating
         expenses...........    231,315       112,887         72,181       211,693     69,250       85,244
                              ---------     ---------       --------     ---------   --------     --------
      Loss from
         operations.........   (232,421)     (115,453)       (69,893)     (218,676)   (64,579)     (79,068)
Other expenses..............         --            --             --        (1,975)        --         (189)
Interest income.............        148            51            117           120         84          377
                              ---------     ---------       --------     ---------   --------     --------
      Net loss..............  $(232,273)    $(115,402)      $(69,776)    $(220,531)  $(64,495)    $(78,880)
                              =========     =========       ========     =========   ========     ========

---------------------
(1) Excludes non-cash, stock based compensation as follows:


Cost of revenues............         --            --             --            --   $     51     $    593
Research and development....         --            --             --            --      1,639        7,573
Sales and marketing.........         --            --             --            --        548        4,205
General and
  administrative............         --            --             --            --        627        7,228
                              ---------     ---------       --------     ---------   --------     --------
                                     --            --             --            --   $  2,865     $ 19,599
                              =========     =========       ========     =========   ========     ========

     The table below reflects the milestone payments included in the expense classifications above:

                                                            FOR THE THREE MONTHS ENDED
                                  ------------------------------------------------------------------------------
                                  JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                    1999         1999            1999         2000        2000         2000
                                  --------   -------------   ------------   ---------   --------   -------------
                                                            (IN THOUSANDS, UNAUDITED)

Cost of revenues................   $   --       $   923         $   --       $ 1,051     $   --       $    --
Research and development........    1,070        33,825          3,477        18,118      1,977         2,201
Sales and marketing.............       --         3,919             --         1,278         --            --
General and administrative......       --         7,403             --         3,031         --            --
                                   ------       -------         ------       -------     ------       -------
      Total milestone
         payments...............   $1,070       $46,070         $3,477       $23,478     $1,977       $ 2,201
                                   ======       =======         ======       =======     ======       =======

     Net revenues increased as a result of increased sales of our ERX edge routers and SMX voice switching products since their commercial deployment in September 1999. Sales to Siemens as a value-added reseller of our products increased in the quarters ended December 31, 1999, June 30, 2000 and September 30, 2000 as a result of the timing of orders by Siemens' customers.

     Cost of revenues increased significantly in the quarter ended March 31, 2000 primarily as a result of recording an $8.3 million inventory provision relating to excess inventory and a $1.1 million charge for milestone payments as noted above. In addition, during the second quarter, we significantly increased our customer service headcount to meet anticipated future demand. These customer service employees were primarily focused on product education and training during the second quarter.

     Research and development expenses decreased in the quarter ended September 30, 2000 due to the timing of engineering material received and non-recurring engineering charges.

     Sales and marketing expenses have fluctuated over the past six quarters based on initial investments in new product launches and the opening of new sales offices. Excluding the milestone payments of $3.9 million in the three months ended September 30, 1999, our sales and marketing expenses during the three months ended September 30, 1999 and December 31, 1999 included large investments in advertising and marketing to promote our company and products. The investment consisted of an initial advertising and marketing campaign with a cost of approximately $4.0 million and the shipment of evaluation units to potential customers. During the three months ended March 31, 2000, we reduced our advertising and marketing investment after completion of our initial product launches and marketing campaign.

     General and administrative expenses have fluctuated over the past six quarters based on our initial investments and organizational changes. During the three months ended June 30, 1999, we incurred startup costs consisting of relocation, recruiting and general organization investments that account for our higher than normal operating expenses. During the three months ended March 31, 2000, we incurred severance costs of approximately $0.9 million related to management changes.

     Our operating expenses are largely based on anticipated organizational growth and revenue trends. As a result, a delay in generating or recognizing revenues could cause significant variations in our operating results. We believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance.

  Liquidity and Capital Resources

     Historically, Siemens has funded our operations as needed. Siemens will continue to fund our operations until the completion of this offering. However, after the completion of this offering, Siemens has no obligation to provide us with additional funds. We will be required to fund our operations independently. In June 1999, Siemens contributed the stock of Argon, Castle and Redstone to us and we recorded the issuance of common stock to Siemens in the amount of $258.4 million and an additional equity contribution of $691.6 million. In addition, through September 30, 2000, Siemens contributed $262.5 million to us through capital contributions to fund our operations. As discussed below, we expect that the proceeds from this offering, together with the capital contributions from Siemens through the closing of this offering and our current cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working and capital expenditures for at least 12 months and, therefore, we do not expect the transition from funding by Siemens to independent funding following this offering to have a material effect on our financial condition or results of operations.

     Net cash used in operating activities was $198.7 million for the year ended September 30, 2000 and $57.0 million for the period ended September 30, 1999. Net cash flows from operating activities include our net loss and increases in prepaid expenses and other current assets, inventory, long term deposits and the payment of milestone achievements, offset in part by depreciation and amortization and increases in accounts payable and accrued expenses. For the year ended September 30, 2000, our net revenues increased to $49.6 million from $2.8 million for the period from January 12, 1999 through September 30, 1999. In addition, our accounts receivable increased to $8.4 million at September 30, 2000 from $3.4 million at September 30, 1999. In connection with these increases, we established a sales returns and allowance reserve of $1.1 million and an allowance for doubtful accounts of $0.8 million during the year ended September 30, 2000. These provisions were established to account for returns and collection problems that arise in the ordinary course of business. There have been no material changes in our credit collection policies nor have we to date experienced any payment delays due to product disputes.

     Net cash used in investing activities was $35.7 million for the year ended September 30, 2000 and $8.8 million for the period ended September 30, 1999. Net cash used for investing activities primarily reflects purchases of property and equipment, primarily computers and test equipment for product development and final assembly and test.

     Net cash provided by financing activities was $226.0 million for the year ended September 30, 2000 and $74.9 million for the period ended September 30, 1999. Net cash provided by financing activities for these periods was derived from capital contributions from Siemens, sales of restricted stock to employees, and the exercise of stock options by employees.

     We incurred a significant working capital deficit in the year ended September 30, 2000 and in the period ended September 30, 1999, and we expect to continue to incur negative cash flow for the foreseeable future. However, we believe that the net proceeds from this offering, together with the capital contributions from Siemens through the closing of this offering and our current cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least 12 months. If our existing resources, proceeds from this offering and cash generated from operations are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders, and we cannot be certain that additional financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned product development and sales and marketing efforts, which could harm our business, financial condition and operating results.

MARKET RISK

     We do not currently use derivative financial instruments. We generally invest our cash equivalents in high-quality credit instruments. We do not expect any material loss from our cash equivalents and therefore believe that our potential interest rate exposure is not material.

     We do not currently invoice customers in any currency other than the United States dollar. In addition, we do not currently incur significant expenses denominated in foreign currencies. Therefore, we believe we are not currently subject to significant risk as a result of currency fluctuations. As our business continues to grow and expand into additional foreign countries, we may incur a higher level of foreign currency denominated expenses and may begin to transact with customers in certain foreign currencies. We do not have any derivative hedging instruments as of September 30, 2000, nor do we have any plans to enter into such derivative instruments. As foreign currency transaction levels increase, we will evaluate the benefits of entering into hedging activities to reduce our potential risk from foreign currency fluctuations.

  Recent Accounting Pronouncements

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. This bulletin established guidelines for revenue recognition. We recognize revenues in accordance with this pronouncement.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. We do not currently engage in trading market risk sensitive instruments or purchase hedging instruments or "other than trading" instruments that are likely to expose us to market risk, whether interest rate, foreign currency exchange, commodity price or equity price risk. We may do so in the future as our operations expand domestically and abroad. We will evaluate the impact of foreign currency exchange risk and other derivative instrument risk on our results of operations when appropriate. SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, will be adopted on October 1, 2000, and is not expected to have a material impact on our financial condition or results of operations.

     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, or FIN 44, Accounting for Certain Transactions involving Stock Compensation -- an interpretation of APB Opinion No. 25, which clarifies the application of Accounting Principles Board Opinion No. 25, Stock Issued to Employees, for certain stock-based compensation issues. Among other issues, this Interpretation clarifies (a) the definition of employee for purposes of applying Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that FIN 44 covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying FIN 44 are recognized on a prospective basis from July 1, 2000. We adopted the provisions of FIN 44 as of the required effective dates.

IN PROCESS RESEARCH AND DEVELOPMENT

     We allocated $36.4 million to in-process research and development for the gigabit switch router technology in connection with the Argon acquisition, $79.3 million for the voice switching technology in connection with the Castle acquisition and $101.7 million for the edge router technology in connection with the Redstone acquisition. These allocations to in-process research and development represented the estimated fair value based on risk-adjusted cash flows related to the incomplete products. At the dates of acquisition, the development of these projects had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, we expensed these costs as of the acquisition dates.

     We assessed and allocated values to the in-process research and development. The value assigned to this asset was determined by identifying significant research projects for which technological feasibility had not been established, including development, engineering and testing activities associated with the introduction of these products. At the time of each acquisition, the acquired companies had not developed any products or technology and had not generated any revenues. At the time of the acquisitions, the Argon project was estimated to be 51% complete, the Castle project was estimated to be 65% complete and the Redstone project was estimated to be 76% complete. We derived the stage of completion factor for each in-process project based on a comparison of hours and costs invested from project inception through the acquisition date for each project and estimates of the hours and costs remaining to achieve technological feasibility for each in-process project. Each project included some software and hardware components that are considered complex and unique technology. Argon had completed various hardware platform testing and certain software; Castle had completed various field trials with its base system; and Redstone had completed its hardware design. The cumulative research and development costs at the time of acquisition for each of the acquired companies were $21.2 million for Argon, $16.2 million for Castle and $30.3 million for Redstone.

     The nature of the efforts to develop the acquired in-process technology into commercially viable products principally related to the completion of all planning, designing, prototyping, high-volume verification and testing activities that were necessary to establish that the proposed technologies met their design specifications, including functional, technical and economic performance requirements. Anticipated completion dates for the projects in progress were expected to occur during the year following each acquisition and we expected to begin generating the economic benefits from each of the acquired technologies shortly after completion. Funding for such projects would have been obtained from capital contributions from Siemens.

     The value assigned to purchased in-process technology was determined using the income approach, and included estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from the projects and discounting the net cash flows to their present value. The revenue projections used to value the in-process research and development were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by us and our competitors.

     The rates utilized to discount the net cash flows to their present value were based on venture capital rates of return. Due to the nature of the forecasts and the risks associated with the projected growth, profitability and developmental projects, a discount rate was used for the business enterprise and for the in-process research and development. The discount rate used was 30% for Argon, 27% for Castle and 25% for Redstone. We believed these rates were appropriate because they were commensurate with each acquired company's stage of development, the uncertainties in the economic estimates described above, the inherent uncertainty surrounding the successful development of the purchased in-process technologies, the useful life and the profitability levels of these technologies and the uncertainty of technological advances that were unknown at that time.

     Argon's technology developments have not met the forecasted assumptions at the time of the acquisition and therefore, during the second quarter of fiscal 2000, we cancelled the existing development effort of the Argon technology. The cancellation of the project was due to continuing technology problems, major delays and insufficient technical features for the competitive marketplace.

     As a result of the cancellation of the Argon technology, we performed an impairment review of the goodwill generated from the Argon acquisition. At the time this impairment review was performed, it was determined that there would be no future cash flows generated from the Argon development efforts. Accordingly, in March 2000, we recorded an impairment charge of $118.5 million for the writedown of the remaining unamortized value of the Argon goodwill.

     Castle's and Redstone's in-process technologies were completed within the anticipated time schedules for these projects. Initial customer shipments were made in September 1999. To date, the Castle and Redstone products have not achieved the financial results forecasted at the time of the acquisitions. During the year ended September 30, 2000, actual revenues were significantly lower than expected revenues as a result of longer than expected sales cycles with significant prospective customers and additional time required to build internal sales infrastructure and distribution channels. The lower than expected revenues and resulting cash flows has not had, nor is expected to have, any material adverse impact on our results of operations, including the recoverability of intangible assets.

                             UNISPHERE'S MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     Our executive officers, directors and key employees, their ages and their positions as of December 15, 2000, are as follows:

NAME                           AGE                           POSITIONS
----                           ---                           ---------
EXECUTIVE OFFICERS AND
  DIRECTORS:
  James A. Dolce, Jr.........  38    President, Chief Executive Officer and Director
  Thomas M. Burkardt.........  42    Chief Operating Officer and Vice President
  John J. Connolly...........  43    Chief Financial Officer, Vice President and Treasurer
  Jeffrey P. Lindholm........  44    Vice President, Worldwide Sales and Support
  Kurt A. Melden.............  44    Chief Technical Officer
  Anthony T. Maher(2)........  55    Chairman of the Board of Directors
  Craig R. Benson(1).........  46    Director
  Dietrich A. Diehn(2).......  54    Director
  Stephan D. Howaldt.........  34    Director
  Peter T. Morris(1).........  44    Director
  Daniel E. Smith(1)(2)......  51    Director
KEY EMPLOYEES:
  Christopher P. Lawler......  45    Vice President, Engineering, Data Products Group
  Dana B. Rasmussen..........  41    Vice President, Product Line Management and Corporate
                                     Marketing
  Michael D. Regan...........  37    Vice President, Engineering, Voice Products Group
  Benson M. Rosen............  43    Vice President, Customer Service
  Carl M. Simone.............  43    Vice President, Manufacturing Operations
  Suzanne M. Zabitchuck......  45    General Counsel and Secretary

---------------
(1) Member of the audit committee.

(2) Member of the compensation committee.

     James A. Dolce, Jr. has served as our President and as one of our directors since January 2000. Mr. Dolce has served as our Chief Executive Officer since July 2000. From April 1999 to January 2000, Mr. Dolce served as our Vice President, Data Products Group. From September 1997 to April 1999, Mr. Dolce served as President of Redstone Communications, which he co-founded. From May 1996 to July 1997, Mr. Dolce served as Vice President and General Manager of the Remote Access Business Unit of Cascade Communications, a provider of wide area network switches. From October 1995 to May 1996, Mr. Dolce served as Vice President of Sales and Marketing for Arris Networks, a networking company, which he co-founded. From April 1989 to June 1995, Mr. Dolce served as Vice President of Sales and Marketing for Promptus Communications, a manufacturer of high-speed, digital network access products, which he also founded.

     Thomas M. Burkardt has served as our Chief Operating Officer and Vice President since January 2000. From April 1999 to January 2000, Mr. Burkardt served as our Vice President, Voice Products Group. From November 1997 to July 1998, Mr. Burkardt served as President and, from July 1998 to April 1999, as Chief Executive Officer of Castle Networks, which he co-founded. From April 1996 to July 1997, Mr. Burkardt served as director of the xDSL Business Unit of Cascade Communications. From September 1991 to April 1996, Mr. Burkardt created and managed the IBM Connectivity Business Unit of Cabletron Systems, a computer networking company.

     John J. Connolly has served as our Chief Financial Officer, Vice President and Treasurer since July 2000. From August 1994 to June 2000, he served as Senior Vice President and Chief Financial Officer of Davox, a provider of customer interaction management solutions.

     Jeffrey P. Lindholm has served as our Vice President, Worldwide Sales and Support, since June 1999. From October 1998 to June 1999, Mr. Lindholm served as Vice President of Sales and Customer Service at Redstone Communications. From January 1998 to October 1998, Mr. Lindholm served as Vice President of Sales Development at Bay Networks, a manufacturer of IP-based data communications equipment. From October 1997 to January 1998, Mr. Lindholm served as Vice President of Worldwide Sales and Service of New Oak Communications, a manufacturer of access switches. From August 1996 to October 1997, Mr. Lindholm served as Vice President of Sales and Customer Service at Starburst Communications, a provider of networking software. From October 1988 to August 1996, Mr. Lindholm served as Vice President of Worldwide Sales at Wellfleet Communications, a provider of network communications equipment, and, after its merger with Synoptics, Bay Networks.

     Kurt A. Melden has served as our Chief Technical Officer since April 2000. From July 1997 to April 2000, Mr. Melden served as Chief Technical Officer and director of Redstone Communications, which he co-founded. From May 1996 to July 1997, Mr. Melden served as Corporate Fellow and, from July 1991 to May 1996, as hardware director for Cascade Communications, which he co-founded.

     Anthony T. Maher has served as chairman of the board of directors of our company since February 1999. Since May 1978, Mr. Maher has held various executive positions within the Siemens Public Communication Networks Group of Siemens AG, a network equipment provider, including as a member of the board of directors from October 1997 to September 1998, Executive Director for Access Networks from October 1995 to September 1997, and Executive Director of Worldwide Product Planning from January 1993 to September 1995. Mr. Maher is currently a member of the board of directors of Siemens ICN, a provider of IP solutions for carrier and enterprise networks, Accelerated Networks, a provider of telecommunications products, Efficient Networks, a developer of digital subscriber line customer premises equipment, Floware Wireless Systems, a provider of broadband fixed wireless local access communications systems, and several private companies.

     Craig R. Benson has served on our board of directors since September 2000. Since July 1999, Mr. Benson has served as a director of Cabletron Systems, a computer networking company, which he founded. From April 1998 to July 1999, Mr. Benson served as Chief Executive Officer and President and, from 1983 to July 1999, as Chief Operating Officer and chairman of the board of directors of Cabletron Systems.

     Dietrich A. Diehn has served on our board of directors since April 1999. Since October 1998, he has served as Chief Financial Officer of Siemens ICN, a subsidiary of Siemens Corporation. From October 1997 to September 1998, Mr. Diehn served as a member of the management board and as Chief Financial Officer of the Private Communication Systems Group of Siemens AG. From February 1995 to September 1997, Mr. Diehn served as Chief Financial Officer and Senior Vice President of Siemens Stromberg Carlson, a telecommunications company.

     Dr. Stephan D. Howaldt has served on our board of directors since July 2000. Since April 2000, Dr. Howaldt has been engaged by Siemens AG as an affiliated member of its mergers and acquisitions group. From February 1994 to April 2000, Dr. Howaldt served as an Executive Director of the Technology Team and in various other functions within the investment banking advisory group of UBS Warburg, a division of UBS AG, and its predecessor organizations in London. During the term of his employment with UBS Warburg, Dr. Howaldt had been involved with Siemens in arranging the initial public offering of EPCOS AG and the sale of Siemens Nixdorf Retail and Banking GmbH.

     Peter T. Morris has served on our board of directors since December 2000. Mr. Morris has also served as a director of New Enterprise Associates since May 1997. Mr. Morris is a general partner at New Enterprise Associates, a venture capital firm, where he has been employed since 1992. Prior to 1992, Mr. Morris was also affiliated with Montgomery Securities and Bain and Co. He also serves as a director of Gadzoox Networks, Packeteer, Inc., a bandwidth management software company, Virata Corporation, a DSL chip provider, and several private companies.

     Daniel E. Smith has served on our board of directors since April 1999. Since October 1998, Mr. Smith served as President, Chief Executive Officer and a director of Sycamore Networks, a developer of voice and data transport products. From June 1997 to July 1998, Mr. Smith served as a director and as Executive Vice President and General Manager of the Core Switching Division at Ascend Communications, a provider of network communications equipment. From April 1992 to June 1997, Mr. Smith served as President, Chief Executive Officer and a director of Cascade Communications.

     Christopher P. Lawler has served as our Vice President of Engineering, Data Products Group since April 1999. From October 1997 to April 1999, Mr. Lawler served as Vice President of Engineering of Redstone Communications, which he co-founded. From January 1994 to October 1997, Mr. Lawler was Director of Engineering for the LAN switching division of 3COM, a provider of broad-based networking systems and services.

     Dana B. Rasmussen has served as our Vice President of Product Line Management since May 1999 and as Vice President, Corporate Marketing, since April 2000. From June 1998 to April 1999, Mr. Rasmussen served as Vice President of Product Management for the Enterprise Router Products division at Nortel Networks, a supplier of voice and data equipment. From April 1996 to June 1998, Mr. Rasmussen served as Director of Product Management for the Enterprise Router Division of Bay Networks. From February 1995 to April 1996, Mr. Rasmussen served as Product Line Manager of Routing Software and, from June 1993 to February 1995, as Senior Product Manager of LAN and WAN protocols at Wellfleet Communications and, after its merger with Synoptics, Bay Networks, a manufacturer of IP-based data communications equipment.

     Michael D. Regan has served as our Vice President of Engineering, Voice Products Group since April 1999. From November 1997 to April 1999, Mr. Regan served as Vice President of Engineering for Castle Networks, which he co-founded. From July 1997 to November 1997, Mr. Regan served as Engineering Manager for Lucent Technologies, a supplier of communications systems. From March 1997 to June 1997, Mr. Regan served as Engineering Manager for Cascade Communications. From March 1993 to February 1997, Mr. Regan served as Engineering Manager for Cabletron Systems, a computer networking company.

     Benson M. Rosen has served as our Vice President, Customer Service since April 1999. From September 1998 to April 1999, Mr. Rosen served as Director of Customer Service at Redstone Communications. From February 1997 to September 1998, Mr. Rosen served as Director of Systems Engineering at Harris & Jeffries, a supplier of integrated networking protocol software products. From May 1992 to February 1997, Mr. Rosen served as Director of Professional Services at Wellfleet Communications and, after its merger with Synoptics, Bay Networks. From September 1987 to May 1992, Mr. Rosen held various customer support and systems engineering management positions at Wellfleet Communications.

     Carl M. Simone has served as our Vice President, Manufacturing Operations since January 2000. From April 1998 to January 2000, Mr. Simone was our Director of Manufacturing. From September 1996 to March 1998, Mr. Simone served as Senior Manufacturing Manager and, from September 1994 to September 1996, as Manager of Engineering Services at Cascade Communications.

     Suzanne M. Zabitchuck has served as our General Counsel since November 1999 and as our Secretary since July 2000. From December 1992 to November 1999, Ms. Zabitchuck served as Corporate Counsel and Assistant Secretary of Watts Industries, a valve manufacturing company.

     Each of our executive officers is elected by, and serves at the discretion of, the board of directors. Each executive officer serves for a term of one year. There are no family relationships among any of our directors or executive officers. We currently have three directors who are also senior executives of Siemens or are affiliated with Siemens. We intend to appoint one additional outside director prior to completion of this offering.

BOARD COMMITTEES

     We have established an audit committee and a compensation committee.

     Audit Committee. The audit committee reviews our internal accounting procedures and considers and reports to the board of directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The audit committee currently consists of Messrs. Benson, Morris and Smith.

     Compensation Committee. The compensation committee reviews and recommends to the board of directors the benefits and stock option grants of all employees, consultants, directors and other individuals compensated by us and the salaries of our executive officers. The compensation committee also administers our stock option and other employee benefit plans. The compensation committee currently consists of Messrs. Diehn, Maher and Smith.

DIRECTOR COMPENSATION

     We reimburse our directors for all out-of-pocket expenses incurred in the performance of their duties as directors. During fiscal 2000, we also paid Mr. Martin C. Clague, our former Chief Executive Officer and a director, and each of Messrs. Diehn and Maher a cash retainer of $15,000. In fiscal 2000, we granted Mr. Diehn an option to purchase 40,000 shares of common stock, Dr. Howaldt an option to purchase 40,000 shares of common stock, Mr. Maher an option to purchase 60,000 shares of common stock, Mr. Smith an option to purchase 20,000 shares of common stock and Mr. Benson an option to purchase 40,000 shares of common stock. All such options were granted pursuant to our 1999 stock incentive plan. The grant of options to directors is at the discretion of the board of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Except as described below, none of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Mr. Maher, the chairman of our board of directors and a member of our compensation committee, is a director of a division of Siemens. Additional information concerning transactions between entities affiliated with members of the compensation committee and us is included in this prospectus under the caption "Unisphere's Relationships with Siemens and Related Party Transactions."

EMPLOYMENT AGREEMENTS

     James A. Dolce, Jr. In July 2000, we entered into an amended and restated employment agreement with James A. Dolce, Jr., our President and Chief Executive Officer. The agreement has a three-year term, subject to earlier termination by either us or Mr. Dolce. Mr. Dolce is paid an annual base salary of $270,000, subject to annual review. In addition, Mr. Dolce is entitled to an annual bonus of up to 40% of his base salary. If we terminate Mr. Dolce's employment without cause or he resigns for good reason, he is entitled to twelve months' severance pay and accelerated vesting of all options and shares of our restricted stock then held by him, as well as twelve months' coverage under our group health and basic life insurance plans.

     In connection with the employment agreement, in August 2000, we sold 2,500,000 shares of restricted common stock to Mr. Dolce at a purchase price of $10.50 per share. Mr. Dolce paid substantially all of the purchase price for these shares by delivering a promissory note, in accordance with the original terms of the award, which matures in January 2003 and bears interest at the six-month LIBOR index rate plus 50 basis points per annum, which rate was 7.37% as of the date of the note on August 4, 2000. This rate is recalculated on each six month anniversary of the date of the note. The promissory note is secured by the purchased shares and has recourse to the general assets of Mr. Dolce as to 25% of the principal balance and 100% of accrued interest on the note. Interest paid is not refundable to Mr. Dolce. These shares vest over a three-year period, 8.33% every three months after January 1, 2000.

     Thomas M. Burkardt. In March 1999, Castle Networks entered into an employment agreement with Mr. Burkardt, our Chief Operating Officer and Vice President. The initial term of the agreement continues until March 2002, and is automatically renewable thereafter for successive one-year periods unless otherwise terminated. Pursuant to the agreement, Mr. Burkardt's initial annual compensation consisted of a base salary of $260,000 and a bonus of up to 40% of his base salary. In fiscal 2000, Mr. Burkardt's base salary was increased to $270,000. If we terminate Mr. Burkardt's employment without cause, Mr. Burkardt will receive a cash payment equal to 100% of his then annual base salary as well as twelve months' coverage under our group health and basic life insurance plans. Mr. Burkardt has also agreed not to compete with us for a period ending on the later of three years from the date of this agreement or one year from the termination of Mr. Burkardt's employment.

     John J. Connolly. In June 2000, we entered into an employment agreement with Mr. Connolly, our Chief Financial Officer, Vice President and Treasurer. The initial term of the agreement continues until July 2002, and is automatically renewable thereafter for successive one-year periods unless otherwise terminated. Pursuant to the agreement, Mr. Connolly receives an initial annual base salary of $210,000, is eligible to participate in any bonus plan for which executive employees are eligible and was awarded stock options for 225,000 shares of common stock. On the first anniversary of Mr. Connolly's date of hire, 25% of the total options granted to Mr. Connolly will vest, and 6.25% of the remaining options will vest upon completion of each quarterly anniversary thereafter. If we terminate Mr. Connolly's employment without cause or Mr. Connolly resigns for good reason, Mr. Connolly will be entitled to six months' severance pay. In addition, if we terminate Mr. Connolly's employment without cause or he resigns for good reason, Mr. Connolly will be entitled to the lesser of 28,125 of the total options granted to Mr. Connolly or the remaining balance of his initial grant of unvested options. Pursuant to the agreement, if we terminate Mr. Connolly's employment without cause or Mr. Connolly resigns for good reason, Mr. Connolly agrees not to compete with us for six months after his termination.

     Jeffrey P. Lindholm. In March 1999, Redstone Communications entered into an employment agreement with Mr. Lindholm, our Vice President, Worldwide Sales and Support. The initial term of the agreement continues until March 14, 2001, and is automatically renewable thereafter for successive one-year periods unless otherwise terminated. Pursuant to the agreement, Mr. Lindholm's initial annual compensation consisted of a base salary of $140,000. In fiscal 2000, Mr. Lindholm's base salary was increased to $260,000. If we terminate Mr. Lindholm's employment without cause, Mr. Lindholm will receive a cash payment equal to 100% of his then annual base salary as well as twelve months' coverage under our group health and basic life insurance plans. Mr. Lindholm has also agreed not to compete with us for a period ending on the later of three years from the date of this agreement or one year from the termination of Mr. Lindholm's employment.

     Kurt A. Melden. In March 1999, Redstone Communications entered into an employment agreement with Mr. Melden, our Chief Technology Officer. The initial term of the agreement continues until March 2001, and is automatically renewable thereafter for successive one-year periods unless otherwise terminated. Pursuant to the agreement, Mr. Melden's initial annual compensation consisted of a base salary of $126,000. In fiscal 2000, Mr. Melden's base salary was increased to $185,000. If we terminate Mr. Melden's employment without cause, Mr. Melden will receive a cash payment equal to 100% of his then annual base salary as well as twelve months' coverage under our group health and basic life insurance plans. Mr. Melden has also agreed not to compete with us for a period ending on the later of three years from the date of this agreement or one year from the termination of Mr. Melden's employment.

     Martin C. Clague. We have entered into a severance agreement with Mr. Clague in connection with the termination of his employment as of January 31, 2000. Pursuant to the severance agreement, Mr. Clague received an aggregate of $647,660 upon leaving the company. Mr. Clague also received a nonstatutory option award under our 1999 stock incentive plan to purchase 46,666 shares of our common stock at an exercise price of $7.35 per share. These options vested in April 2000 and are exercisable until

February 2001. Mr. Clague also has continued coverage until January 31, 2001 under our group health plans.

     George S. Donahue. We have entered into a severance agreement with Mr. Donahue in connection with the termination of his employment as of June 1, 2000. Pursuant to the severance agreement, Mr. Donahue received a nonstatutory option award under our 1999 stock incentive plan to purchase 16,666 shares of our common stock at an exercise price of $9.30 per share. These options vested in June 2000 and are exercisable until June 2001.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued for the fiscal years ended September 30, 2000 and September 30, 1999, as applicable, for Mr. James A. Dolce, our Chief Executive Officer and President, Mr. Martin C. Clague, our former Chief Executive Officer and President, and our four other most highly compensated executive officers who were serving as executive officers as of September 30, 2000 and September 30, 1999, as the case may be, and who earned more than $100,000 in salary and bonus during the applicable fiscal year. In addition, the following table sets forth total compensation paid for the fiscal years ended September 30, 2000 and September 30, 1999 for Mr. George S. Donahue, our former Chief Financial Officer, who earned more than $100,000 in salary and bonus during such fiscal years. These executive officers may also be referred to as the named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                                                                 COMPENSATION
                                           ANNUAL COMPENSATION              -----------------------
                                -----------------------------------------   RESTRICTED   SECURITIES
                                                             OTHER ANNUAL     STOCK      UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITIONS    YEAR    SALARY     BONUS     COMPENSATION   AWARDS(1)     OPTIONS     COMPENSATION
----------------------------    ----   --------   --------   ------------   ----------   ----------   ------------
James A. Dolce, Jr.(2)........  2000   $266,734         --     $ 6,596(3)      --(4)           --      $9,000,000(5)
  Chief Executive Officer and
  President
Thomas M. Burkardt............  2000    266,734         --      14,580(6)      --(7)      533,334              --
  Chief Operating Officer and
  Vice President
John J. Connolly(8)...........  2000     50,081         --          --         --         225,000              --
  Chief Financial Officer,
  Vice President and Treasurer
Jeffrey P. Lindholm...........  2000    253,672         --       6,800(9)      --(10)     498,667       1,750,000(11)
  Vice President, Worldwide
  Sales and Support
Kurt A. Melden................  2000    151,926         --          --         --(12)          --       8,500,000(13)
  Chief Technology Officer
Martin C. Clague(14)..........  2000    143,847   $183,330          --         --          46,666         439,992(15)
  Chief Executive Officer and   1999    420,000         --      69,617(16)     --         140,000              --
  President
George S. Donahue(17).........  2000    171,730         --      26,529(18)     --          16,666              --
  Chief Financial Officer       1999    231,000         --      10,295(19)     --          16,666              --

---------------
 (1) Holders of restricted common stock are entitled to receive any dividends that may be paid on our common stock.

 (2) Mr. Dolce became our President in January 2000 and our Chief Executive Officer in July 2000.

 (3) Consists of an automobile allowance of $4,000 and a payout of $2,596 for accrued vacation time.

 (4) Mr. Dolce purchased 2,500,000 shares of restricted stock at a purchase price of $10.50 per share. Based on a fair market value as of September 30, 2000 of $18.90 per share, the total value of Mr. Dolce's shares of restricted stock as of such date was $21,000,000. Mr. Dolce's shares of restricted stock vest over a three-year period, 8.33% every three months beginning January 1, 2000.

 (5) During the first half of fiscal 2000, we paid Mr. Dolce an aggregate of $9.0 million in connection with milestone achievements relating to the acquisition of Redstone.

 (6) Consists of an automobile allowance of $4,000 and a payout of $10,580 for accrued vacation time.

 (7) Mr. Burkardt purchased 200,000 shares of restricted stock at a purchase price of $10.50 per share. Based on a fair market value as of September 30, 2000 of $18.90 per share, the total value of Mr. Burkardt's shares of restricted stock as of such date was $1,680,000. Mr. Burkhardt's shares of restricted stock vest over a four-year period, 6.25% every three months beginning January 1, 2000.

 (8) Mr. Connolly became our Chief Financial Officer, Vice President and Treasurer in July 2000.

 (9) Consists of an automobile allowance of $4,800 and a payout of $2,000 for accrued vacation time.

(10) Mr. Lindholm purchased 143,000 shares of restricted stock at a purchase price of $10.50 per share. Based on a fair market value as of September 30, 2000 of $18.90 per share, the total value of Mr. Lindholm's shares of restricted stock as of such date was $1,201,200. Mr. Lindholm's shares of restricted stock vest over a four-year period. As of September 30, 2000, 25,120 of these shares have vested, 55,262 shares vest at a rate of 6.25% every three months beginning July 27, 2000 and the remaining 62,618 shares will vest 25% on the first anniversary of January 1, 2000 and 6.25% every three months thereafter.

(11) During the first half of fiscal 2000, we paid Mr. Lindholm an aggregate of $1.75 million in connection with milestone achievements relating to the acquisition of Redstone.

(12) Mr. Melden purchased 378,334 shares of restricted stock at a purchase price of $10.50 per share. Based on a fair market value as of September 30, 2000 of $18.90 per share, the total value of Mr. Melden's shares of restricted stock as of such date was $3,178,006. Mr. Melden's shares of restricted stock vest over a four-year period. As of September 30, 2000, 13,542 of these shares have vested, 29,792 shares vest at a rate of 6.25% every three months beginning July 27, 2000 and the remaining 335,000 shares will vest 25% on the first anniversary of January 1, 2000 and 6.25% every three months thereafter.

(13) During the first half of fiscal 2000, we paid Mr. Melden an aggregate of $8.5 million in connection with milestone achievements relating to the acquisition of Redstone.

(14) Mr. Clague ceased to be our Chief Executive Officer and President as of January 31, 2000.

(15) Consists of payments made to Mr. Clague pursuant to the terms of his severance agreement.

(16) Consists of a hiring bonus of $60,000, an automobile allowance of $9,000 and flexible credits under our benefit plan of approximately $617.

(17) Mr. Donahue ceased to be our Chief Financial Officer as of June 1, 2000.

(18) Consists of an automobile allowance of $4,800 and a payout of $21,729 for accrued vacation time.

(19) Consists of an automobile allowance of $7,200 and flexible credits under our benefit plan of approximately $3,095.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information concerning grants of options to purchase shares of our common stock made during the fiscal year ended September 30, 2000 to our named executive officers. In the fiscal year ended September 30, 2000, we granted options to purchase up to an aggregate of 13,370,326 shares to our employees, directors and consultants. These options were granted pursuant to our 1999 stock incentive plan. These options have a maximum term of ten years. These options generally vest at the rate of 25% of the total number of shares on the first anniversary of the date of grant and 6.25% every three months thereafter. Upon our change of control, unexercisable but outstanding options to purchase shares of our common stock will become exercisable for that number of shares of common stock for which the option would have become exercisable in the 12 months after the consummation of the change in control event. In addition, our board of directors has the right, at its discretion, to accelerate the vesting of unexercisable options at any time, including upon our change of control.

     The potential realizable values are based on an assumption that the price of our common stock will appreciate from an assumed initial public offering price of $21.00 per share at the compounded annual rate shown from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future price growth of shares of our common stock.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE VALUE AT
                               NUMBER OF     PERCENT OF                                        ASSUMED ANNUAL RATES OF
                               SECURITIES   TOTAL OPTIONS                                    STOCK PRICE APPRECIATION FOR
                               UNDERLYING    GRANTED TO                                              OPTION TERM
                                OPTIONS     EMPLOYEES IN    EXERCISE OR                     ------------------------------
NAME                            GRANTED      FISCAL YEAR    BASE PRICE    EXPIRATION DATE        5%               10%
----                           ----------   -------------   -----------   ---------------   -------------    -------------
James A. Dolce, Jr...........        --           --              --               --                --               --
Thomas M. Burkardt...........   533,334          4.0%         $10.50          7/28/10        $3,521,814       $8,924,969
John J. Connolly.............   225,000          1.7%          10.50           7/6/10         1,485,764        3,765,217
Jeffrey P. Lindholm..........   485,334          3.6%          10.50          7/28/10         3,204,851        8,121,723
                                 13,333          0.1%           8.10         11/15/09            67,919          172,120
Kurt A. Melden...............        --           --              --               --                --               --
Martin C. Clague.............    46,666          0.3%           7.35           2/1/01           215,708          546,646
George S. Donahue............    16,666          0.1%           9.30           6/1/01            97,475          247,020

FISCAL YEAR END OPTION VALUES

     No options were exercised by any of the named executive officers during fiscal 2000. The following table sets forth information regarding exercisable and unexercisable stock options held as of September 30, 2000 by the named executive officers. There was no public trading market for our common stock as of September 30, 2000. Accordingly, the value of our options has been calculated by determining the difference between the exercise price per share and an assumed initial public offering price of $21.00 per share. During fiscal 2000, no stock appreciation rights were granted or outstanding.

                                                        NUMBER OF SHARES              VALUE OF UNEXERCISED
                                                     UNDERLYING OPTIONS AT                IN-THE-MONEY
                                                        FISCAL YEAR-END            OPTIONS AT FISCAL YEAR-END
                                                  ----------------------------    ----------------------------
NAME                                              EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                              -----------    -------------    -----------    -------------
James A. Dolce, Jr..............................    20,834           45,832        $284,984       $  625,607
Thomas M. Burkardt..............................    62,502          537,498         721,898        5,788,100
John J. Connolly................................        --          225,000              --        2,632,500
Jeffrey P. Lindholm.............................    14,465          517,535         184,696        5,538,302
Kurt A. Melden..................................     6,771           14,895          92,424          203,317
Martin C. Clague................................    46,666               --         636,991               --
George S. Donahue...............................    16,666               --         194,992               --

STOCK PLANS

  1999 Stock Incentive Plan

     Our 1999 stock incentive plan was adopted by our board of directors in June 1999, and was amended in April 2000 and July 2000. Our 1999 stock incentive plan provides for the initial issuance of up to 19,690,839 shares of our common stock, to be increased annually by 5% of the outstanding shares of our common stock, 7,000,000 shares of common stock or such lesser amount as is determined by our board of directors. The aggregate number of shares of our common stock that may be issued under the plan is 34,690,839 shares.

     Under our 1999 stock incentive plan, we are authorized to grant incentive stock options to our employees and non-statutory stock options, stock appreciation rights and restricted stock awards to our officers, directors, employees, consultants and advisors. In general, options granted pursuant to our 1999 stock incentive plan expire ten years after the original grant date. Upon our change of control, unexercisable but outstanding options will become exercisable for that number of shares of common stock for which the option would have become exercisable in the 12 months after the consummation of the change in control event. In the case of our non-employee directors, however, unexercisable but outstanding options will become exercisable in full upon our change in control. In addition, our board of directors has the right, at its discretion, to accelerate the vesting of unexercisable options at any time, including upon our change of control. Options are not assignable or transferable except by will or the laws of descent or distribution. These restrictions on transfer will terminate automatically upon the closing of this offering. As of September 30, 2000, under our 1999 stock incentive plan, an aggregate of 1,400,031 shares of common stock were available for grant under the plan and 14,139,381 options were issued and outstanding under the plan.

  2000 Employee Stock Purchase Plan

     Our 2000 employee stock purchase plan was adopted by our board of directors in July 2000 and was amended in December 2000. Our 2000 employee stock purchase plan provides for the initial issuance of up to 600,000 shares of our common stock, to be increased annually by 0.7% of the outstanding shares of our common stock, or such lesser amount as is determined by our board of directors. The aggregate number of shares of our common stock that may be issued under the plan is 5,000,000 shares, or such other number as determined by our board of directors.

     Our 2000 employee stock purchase plan will be administered by the compensation committee of our board of directors. All of our employees whose customary employment is for more than 20 hours per week and for more than five months in a calendar year are eligible to participate in our 2000 employee stock purchase plan. Employees who would own 5% or more of the total combined voting power or value of our common stock immediately after the grant of the option to purchase our common stock are not eligible to participate in our 2000 employee stock purchase plan. To participate in our 2000 employee stock purchase plan, other than with respect to the first plan period, an employee must authorize us to deduct an amount, not less than one percent nor more than 10 percent of a participant's total compensation, from his or her pay during six month plan periods. With respect to the first plan period, which will commence on the effective date of this registration statement, every eligible employee will automatically become a participant in the 2000 employee stock purchase plan at a compensation contribution rate of 10 percent. A participant may, at any time after the effectiveness of the registration statement with respect to the 2000 employee stock purchase plan, elect to have payroll deductions up to such compensation contribution rate or decline to participate by filing an appropriate subscription agreement. The exercise price for the option granted in each payment period is 85% of the lesser of the closing price of our common stock on the first or last business day of the applicable plan period. During the first plan period, however, the closing price of our common stock shall be the price at which we are offering shares of our common stock to the public pursuant to this registration statement. The compensation committee may, in its discretion, choose an offering period of six months or less for each of the offerings and choose a different offering period for each offering.

     UNISPHERE'S RELATIONSHIPS WITH SIEMENS AND RELATED PARTY TRANSACTIONS

RELATIONSHIP WITH SIEMENS

     As of             , 2001, Siemens owned      % of our common stock and will
own approximately      % upon the consummation of our merger with BroadSoft and
assuming no additional shares are issued as a result of the trading price of Unisphere common stock during the 20 day measurement period. Siemens has indicated that, as of the date of this proxy statement/prospectus, it has no intention to sell shares of our common stock that it owns, though it may do so in the future.

     Since inception, we have been funded by Siemens through capital contributions. In June 1999, Siemens contributed the stock of Argon, Castle and Redstone to us and we recorded the issuance of common stock to Siemens in the amount of $258.4 million and an additional equity contribution of $691.6 million. In addition, through September 30, 2000, Siemens contributed $262.5 million to us through capital contributions to fund our operations. We do not intend to recast any funds provided by Siemens as loans.

     Siemens has the power, by virtue of its majority ownership of our common stock, to elect our entire board of directors and to approve or disapprove any corporate transactions or other matters submitted to our stockholders for approval, including the approval of mergers or other significant corporate transactions.

     We have entered into the agreements described below with Siemens for the purpose of defining various present and prospective arrangements and transactions between us. These agreements were negotiated between a parent and a subsidiary and therefore are not the result of negotiations between independent parties. Siemens and we intend that these agreements and the transactions provided for in such agreements, taken as a whole, accommodate our and their interests in a manner that is fair to both of us. However, because of the complex nature of the various relationships between Siemens, its affiliates and us and our subsidiaries, we cannot assure you that each of the agreements described below, or the transactions provided for in the agreements, were effected on terms at least as favorable to us as we could have obtained from unaffiliated third parties.

     We and our subsidiaries may enter into additional or modified arrangements and transactions in the future with Siemens and its affiliates. We or our subsidiaries, or Siemens or its affiliates, as the case may be, will negotiate the terms of such arrangements and transactions.

     The following is a summary of the material arrangements and transactions between Siemens and us.

  Software Development Services Agreements

     In October 1999, we entered into a software development arrangement with Siemens Canada Limited evidenced in the form of purchase orders. Pursuant to this arrangement, Siemens Canada Limited provides engineering services to assist in the development of our ERX edge routing products. It is a month-to-month arrangement that may be terminated at will. In October 2000, pursuant to the terms of the purchase order, we did not renew this arrangement.

     In May 2000, we entered into a software development services agreement with Siemens Canada Limited. Pursuant to this agreement, Siemens Canada Limited provides engineering services to assist in the development of some of our Unisphere Management Center products. We own the intellectual property rights of any developments under this agreement. Either party may terminate this agreement upon 180 days' prior notice. Pursuant to the terms of the agreement, in October 2000 we gave notice to terminate this agreement.

  OEM Software Distribution Agreement for DirX-Metadirectory Software

     In March 2000, we entered into a five year software development and distribution agreement with Siemens AG. Pursuant to this agreement, Siemens AG grants us a license to develop and distribute Siemens AG's DirX-Metadirectory software for use with some of our Unisphere Management Center products and applications.

  Vendor Distribution Agreement

     In July 2000, we entered into a master purchase and reseller/distributor agreement with Siemens AG, ICN Group, Carrier Sales Germany. Pursuant to this agreement, Siemens receives discounts of between 50% and 60% depending on the type and quantity of products purchased, and distributes our ERX edge routing and Unisphere Management Center products within Germany and upon mutual agreement to defined customers in other countries. This agreement has a five year term. Additional products may be added at Siemens' request and based on terms and conditions to be mutually agreed by the parties. This agreement can be extended to other Siemens divisions. On December 15, 2000, we extended the agreement to Siemens SAS, ICN Fixed Networks. In addition, this agreement may be extended to Siemens' affiliates on a global basis on the same terms and conditions, or similar terms and conditions by mutual agreement of the parties.

  Tax Sharing Agreement

     We entered into a tax sharing agreement with Siemens Corporation setting forth our respective obligations and responsibilities with respect to federal, state and local income taxes for periods in which we are included in the Siemens Corporation consolidated income tax returns. Under the terms of the tax agreement, we are required to calculate our income taxes as if we were separate from Siemens Corporation and pay over to Siemens Corporation the amount of tax we would have paid had we not been part of the Siemens Corporation tax return. If any of our tax attributes generated after the date of this offering are utilized by another member of the Siemens group, Siemens Corporation is required to reimburse us for benefits from these attributes in the year that we would have used the attributes had such member of the Siemens Group not used them, even if that is after we are no longer included in the Siemens Corporation tax return. Under this agreement, payments received by us after we are no longer included in the Siemens Corporation tax return will not result in a tax benefit in our statement of operations. In addition, under this agreement, we will not receive a tax benefit from our net operating losses incurred prior to this offering.

     The agreement also provides that Siemens Corporation has the right to prepare and control any tax returns and control and settle any tax audits relating to periods in which we are included in Siemens Corporation's tax return. The agreement applies to us and any future subsidiaries.

  OEM Agreement for the Purchase of SMX Products

     In December 1998, we entered into a three-year agreement with Siemens ICN. Pursuant to this agreement, Siemens ICN licenses our SMX-2100 product for use with Siemens' products and resale to third parties and receives discounts of 50% on purchases of certain of our SMX products, which may increase or decrease based on revenue requirements being met and the type of product or configuration being purchased. This agreement may be renewed by mutual agreement for an additional two years and may be terminated upon default by a party.

  Software License Agreement for RTP Software

     In August 2000, Fujitsu Siemens Computers granted us a preliminary license to use its Reliant Telco Platform, or RTP, software source code for the limited purpose of permitting us to evaluate the software for use with our voice switching products. The preliminary license is due to expire on January 31, 2001. The preliminary license also contemplates that it may be superseded by a license agreement which is under negotiation with Fujitsu Siemens.

  Engineering Services Agreement

     In October 2000, we formally entered into an engineering services agreement with Siemens ICN. Pursuant to this agreement, Siemens ICN provided engineering services to assist in the development of our SMX-2100 product. Siemens ICN completed its services under this agreement in July 2000. We own the intellectual property rights of any developments under this agreement. We granted Siemens ICN a perpetual license to use, sell and sublicense specific elements of this intellectual property excluding any intellectual property related to the SMX-2100 product.

  License-Back of Voice Over Internet Protocol

     In April 1999, Siemens ICN transferred to us the assets, employees and the VoIP intellectual property rights associated with the research and development group for voice switching products. We granted Siemens ICN a license to use that intellectual property which was transferred to us and to sublicense the same to its subsidiaries.

TRANSACTIONS WITH DIRECTORS AND OFFICERS

     In fiscal 1999, we granted options to purchase shares of common stock to Mr. Dolce, our President and Chief Executive Officer, Mr. Burkardt, our Chief Operating Officer and a Vice President, Mr. Lindholm, our Vice President, Worldwide Sales and Support, and Mr. Melden, our Chief Technology Officer. Messrs. Dolce and Burkardt each received an option to purchase 66,666 shares of common stock. Mr. Lindholm received an option to purchase 33,333 shares of common stock and Mr. Melden received an option to purchase 21,666 shares of common stock. The exercise price of each of these options is $7.35 per share. In November 1999, Mr. Lindholm also received an option to purchase 13,333 shares of common stock with an exercise price of $8.10 per share. Each of these options is exercisable for up to ten years. These options generally vest over a four-year period, 25% on the first anniversary of the date of grant and 6.25% every three months thereafter.

     During the first half of fiscal 2000, we paid Mr. Dolce an aggregate of $9.0 million, Mr. Lindholm an aggregate of $1.75 million and Mr. Melden an aggregate of $8.5 million in connection with milestone achievements relating to the acquisition of Redstone Communications.

     In June and July 2000, we granted options to purchase shares of common stock to each of Messrs. Burkardt, Lindholm and Connolly, our Chief Financial Officer. Mr. Burkardt received options to purchase 533,334 shares of common stock at an exercise price of $10.50 per share. Mr. Lindholm received options to purchase 485,334 shares of common stock at an exercise price of $10.50 per share. Mr. Connolly received options to purchase 225,000 shares of common stock at an exercise price of $10.50 per share. Each of these options is exercisable for up to ten years. These options vest over a four-year period, 25% on the first anniversary of the stated initial vesting date and 6.25% every three months thereafter.

     In August 2000, we sold restricted common stock to each of Messrs. Burkardt, Lindholm and Melden. Mr. Burkardt purchased 200,000 shares of restricted common stock at a purchase price of $10.50 per share. These shares vest over a four-year period, 6.25% every three months beginning January 1, 2000. Mr. Burkardt paid substantially all of the purchase price for these shares by delivering a promissory note, in accordance with the original terms of the award, which matures in January 2003 and bears interest at the six month LIBOR index rate plus 50 basis points per annum, which rate was 7.4% as of the date of the note on August 1, 2000. This rate is recalculated on each six month anniversary of the date of the note. The promissory note is secured by the purchased shares and has recourse to the general assets of Mr. Burkardt as to 25% of the principal balance and 100% of the accrued interest on the note. Interest paid is not refundable to Mr. Burkardt. Mr. Lindholm purchased 143,000 shares of restricted common stock at a purchase price of $10.50 per share. Mr. Melden purchased 378,334 shares of restricted common stock at a purchase price of $10.50 per share. Mr. Lindholm's and Mr. Melden's shares of restricted common stock vest over a four-year period, 25% on the first anniversary of the stated initial vesting date and 6.25% every three months thereafter.

     With respect to shares of restricted common stock sold to Mr. Dolce in August 2000, see "Unisphere's Management -- Employment Agreements."

                      DESCRIPTION OF BROADSOFT'S BUSINESS

     BroadSoft provides software service delivery and creation systems that support business telephony applications for use on the internet, such as call waiting, voice mail and conferencing. BroadSoft products are designed to enable rapid and economical design and deployment of enhanced services to business and residential customers on an open, hardware-independent software platform.

     BroadSoft products are intended to focus on the needs of competitive local exchange carriers, cable operators, integrated communications providers, inter-exchange carriers, and internet service providers that desire to offer their small and medium-sized business customers differentiated, value-added communication and data services. BroadSoft's product line offers the following to these carriers, operators and providers:

     - a set of web-enabled business telephony applications such as call waiting, voice mail, auto-attendant and follow-me-anywhere services and web-controlled multimedia conferencing, in each case accessible via web-based user interfaces, allowing customization by the user or the operator;

     - an open environment combined with service creation tools allowing third-party service developers to rapidly and economically design and deploy the applications and services that small business and residential customers seek, including web-enabled enhanced telephony services and applications that will run on the broadband infrastructure; and

     - a platform for easy upgrades, service additions, and online purchase of services.

     By accelerating the convergence of telephony, the internet and messaging devices, BroadSoft believes that its products enable next-generation service operators to offer more innovative packet-based communications services to customers.

     BroadSoft is headquartered in Gaithersburg, Maryland and was co-founded in 1998 by its President and Chief Executive Officer, Michael Tessler, and Chief Technology Officer, Scott Hoffpauir. BroadSoft's employee base has grown substantially over the past two years and, as of November 30, 2000, BroadSoft had approximately 120 employees.

              BROADSOFT'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with the "Selected Historical and Unaudited Pro Forma Condensed Combined Financial Information -- BroadSoft Selected Historical Condensed Financial Information" on page 24 and the BroadSoft financial statements and the notes to the financial statements included elsewhere in this proxy statement/prospectus.

OVERVIEW

     BroadSoft provides software service delivery and creation systems that support business telephony applications for use on the internet, such as call waiting, voice mail and conferencing. Our products are designed to enable rapid and economical design and deployment of enhanced services to business and residential customers on an open, hardware-independent software platform.

     We were incorporated under the name iKNOW, Inc., on November 17, 1998 under the laws of the State of Delaware. We changed our name to BroadSoft, Inc. in January 1999. We are based in Gaithersburg, Maryland, and have an office in Montreal, Canada.

     We are in the development stage, have limited operating history, and have not recognized revenues to date. Since our inception, our operations have consisted of raising capital, developing our products and conducting selling and marketing activities designed to identify marketing potential and to create customer awareness of the products being developed.

DISCUSSION OF PERIOD FROM INCEPTION (NOVEMBER 17, 1998) THROUGH DECEMBER 31,
1999

     Activities occurring from November 17, 1998 (date of inception) through December 31, 1998 were limited to capital funding. This limited activity resulted in $410 of interest earned on capital raised. Therefore, we have only included a discussion of our December 31, 1999 financial results.

     Sales and Marketing Expenses. Sales and marketing expenses consist primarily of salaries and related personnel costs, recruiting expenses, travel expenses, outside printing, consulting services, trade shows and marketing activities. Sales and marketing expenses were $561,000 for the period from inception through December 31, 1999. During this time period we hired a Vice President of Marketing, a Director of Sales and a Corporate Marketing Specialist. These personnel concentrated on performing market research and analysis and implemented a plan to increase customer awareness of our products and services.

     Research and Development. Research and development costs consist primarily of salaries and related personnel costs, recruiting, training and travel costs. Research and development expenses were $1,707,000 for the period from inception through December 31, 1999. During this period we hired technical employees that were involved in the design and development of our products. These personnel worked to develop critical product features for potential customers.

     General and Administrative. General and administrative costs consist primarily of salaries and related personnel costs, facility costs, travel costs, depreciation, office related expenses and stock based compensation expenses. General and administrative expenses were $771,000 for the period from inception through December 31, 1999. During this period we hired a Chief Executive Officer, a Vice President and General Counsel and support personnel. These personnel were involved with the formation of BroadSoft, establishing banking and vendor relationships, securing facilities and performing administrative services.

     Other Income, net. Other income, net was $64,000 for the period from inception through December 31, 1999 and consisted primarily of interest income earned on cash balances.

NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1999

     Sales and Marketing Expenses. Sales and marketing expenses increased to $1,895,000 for the nine months ended September 30, 2000 from $333,000 for the nine months ended September 30, 1999. The increase is primarily due to the addition of sales and marketing personnel, recruiting and travel costs, increased participation in trade shows, stock-based compensation expense, and other promotional activities. Salary and related personnel costs, including recruiting and travel and entertainment, increased to $1,085,000 for the nine months ended September 30, 2000 from $65,000 for the nine months ended September 30, 1999. Trade shows and other marketing and public relation programs increased to $339,000 for the nine months ended September 30, 2000 from $58,000 for the nine months ended September 30, 1999.

     Research and Development. Research and development expenses increased to $4,376,000 for the nine months ended September 30, 2000 from $1,066,000 for the nine months ended September 30, 1999. The increase is due primarily to the addition of research and development employees, travel costs, recruiting costs, and consulting expenses.

     General and Administrative. General and administrative costs increased to $3,173,000 for the nine months ended September 30, 2000 from $551,000 for the nine months ended September 30, 1999. The increase is primarily due to the addition of employees, as well as the recognition of stock-based compensation expense, increased facility related expenses, and consulting services. Salary and related expenses increased to $572,000 for the nine months ended September 30, 2000, compared to $238,000 for the corresponding period in 1999. During the nine months ended September 30, 2000, we issued stock options and, in some cases, restricted common shares to employees and advisors and consultants for retention and incentive purposes. Certain options and shares were issued with exercise prices that were less than the estimated fair value of the underlying common stock. Accordingly, $1,368,000 has been recorded in stock-based compensation expense. In addition, due to our growth in our employee base, our rent and related facility costs increased to $617,000 for the nine months ended September 30, 2000 from $129,000 for the nine months ended September 30, 1999. Also, we utilize outside financial and facilities management, and these costs increased to $136,000 for the nine months ended September 30, 2000 from $8,000 during the nine months ended September 30, 1999.

     Other Income, net. Other income, net consists primarily of interest income earned on the investment of available cash reserves, net of interest expense incurred on bank credit facilities. Our other income, net increased to $219,000 for the nine months ended September 30, 2000 from $36,000 for the nine months ended September 30, 1999, as a result of interest earned on higher cash and cash equivalent balances.

LIQUIDITY AND CAPITAL RESOURCES

     We have funded our operations through a series of equity and debt transactions. All funds raised through these transactions are being used to provide the necessary working capital for us to complete the development of our products and bring our products to market. Our excess cash and cash equivalents are invested in investment grade money market instruments.

     Initial capital funding at the time of incorporation was provided by a series of notes payable, totaling $500,000, issued to parties that subsequently became stockholders. The notes bore interest at eight percent and were due on demand. In April 1999, the company sold 9,000,000 shares of Series A redeemable preferred stock and 20,448,980 shares of common stock at $0.48 and $0.01 per share, respectively, for approximately $4.5 million in net proceeds. At the time of the sale of the Series A preferred stock, the outstanding balances on the notes payable were exchanged as partial consideration for the Series A preferred stock.

     In July 1999, we entered into an agreement with a commercial lender which provided for a working capital line of credit of $1,000,000 and a $750,000 equipment facility. The line of credit bears interest at prime plus 1.5 percent (11% at September 30, 2000). Amounts borrowed on the line of credit are due at maturity date, which is the earlier of 12 months from the date of the borrowing or the closing of a qualified financing. The equipment facility was issued to finance equipment and software purchases. Three notes were issued against the facility and are each due 36 months from the date of borrowing, are repayable in monthly installments and bear interest at the 36-month treasury rate plus 3.5 percent (9.56% to 10.16% at September 30, 2000). As of September 30, 2000, no amounts were outstanding on the working capital line and $569,000 was outstanding on the equipment facility.

     During the nine months ended September 30, 2000, we sold 3,850,000 shares of Series B preferred stock at $4.54 per share for $17.5 million in net proceeds.

     In May 2000, we entered into an agreement with a commercial lender which provided for working capital of up to $6.0 million in the form of two $3.0 million term loans. Each loan, when consummated will bear interest at 12.5 percent per year. Loans under this agreement are subordinate to all senior bank debt and are repayable in 36 monthly installments. In June 2000, we executed the first term loan.

     Net cash used in operating activities was $6,131,000 for the nine months ended September 30, 2000 and $2,884,000 for the year ended December 31, 1999. Net cash used in operations included the net loss and increases in prepaid expenses, partially offset by increases in accounts payable and accrued expenses, decreases in amounts due from employees and consultants, increases in deferred rent, depreciation expenses and charges for stock-based compensation.

     Net cash used in investing activities was $2,882,000 for the nine months ended September 30, 2000 and $281,000 for the year ended December 31, 1999, and related to the purchases of property and equipment.

     Net cash provided by financing activities was $20,263,000 for the nine months ended September 30, 2000 and $4,799,000 for the year ended December 31, 1999. During the nine months ended September 30, 2000, cash was generated through the sale of Series B preferred stock and common stock discussed above, as well as borrowings under the credit and equipment facilities offset by repayments on the credit and equipment facilities and term loans. During the year ended December 31, 1999, cash was primarily generated through the sale of Series A preferred stock.

     BroadSoft will require additional capital to meet our anticipated cash needs for working capital and capital expenditures in 2001. We plan to obtain the necessary capital through our pending merger with Unisphere. Should the merger not be consummated, and should our existing resources and cash generated from operations be insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders, and we cannot be certain that additional financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned product development and sales and marketing efforts, which could harm our business, financial condition and operating results.

                     BROADSOFT'S RELATED PARTY TRANSACTIONS

STOCK RESTRICTION AGREEMENTS

     BroadSoft has issued shares of its common stock to Michael Tessler, Scott Hoffpauir, Jeffrey Jordan, Scott Wharton and Paul Davis pursuant to certain stock restriction agreements.

     Under the terms of these stock restriction agreements, BroadSoft has the right to repurchase the unvested portion of an executive officer's shares at their original purchase price in the event of termination of such executive officer's employment with BroadSoft for any reason other than (i) termination "without cause" or (ii) the voluntary termination by such executive officer of his employment for "good reason" (as those terms are defined in the applicable stock restriction agreements). Upon a change of control, BroadSoft will forfeit its repurchase right with respect to 25% of the unvested portion of such executive officer's shares. In addition, if upon a change of control an executive officer's employment is terminated "without cause" or for "good reason" (as those terms are defined in the applicable stock restriction agreements), BroadSoft will forfeit its repurchase right with respect to 100% of the unvested portion of such executive officer's shares, provided, however, that Messrs. Hoffpauir and Tessler have agreed that the merger, in and of itself, will not be deemed a termination of their employment for purposes of the definition of "good reason." The merger will constitute a change of control for purposes of these agreements. See "The Merger -- Interests of Executive Officers and Directors of BroadSoft in the Merger -- Effect of Merger on Stock Options and Restricted Stock Grants."

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS
                          AND MANAGEMENT OF BROADSOFT

     The table below sets forth, as of October 20, 2000, the stock ownership of the directors, executive officers and principal stockholders of BroadSoft (including all holders of greater than 5% of BroadSoft common stock). The share ownership and percentages listed in the table under the column "Common Stock" include shares of common stock issuable upon conversion of the Series B preferred stock and any shares of BroadSoft common stock held by the listed stockholders that are subject to options currently exercisable or exercisable within sixty days from the date of these tables. The persons and entities listed have, to BroadSoft's knowledge, sale, voting and investment power with respect to all shares of BroadSoft stock shown as being beneficially owned by them, except as may otherwise be described in the footnotes to the tables. Beneficial ownership is determined in accordance with the rules and regulation of the Securities and Exchange Commission.

                                                                SERIES A                  SERIES B
NAME OF BENEFICIAL OWNER           COMMON STOCK(1)   %(2)    PREFERRED STOCK     %     PREFERRED STOCK     %
------------------------           ---------------   -----   ---------------   -----   ---------------   -----
EXECUTIVE OFFICERS AND DIRECTORS:
  Robert Goodman(3)..............    14,318,980      37.64%     5,050,000      56.11%       880,000      22.86%
  Michael Tessler(4).............     2,787,602       7.32%       --               *        --               *
  Scott Hoffpauir(5).............     2,313,418       6.07%       --               *        --               *
  Jeffrey Jordan.................       612,244       1.61%       --               *        --               *
  Rob Soni(6)....................    10,554,490      27.74%     4,000,000      44.44%       660,000      17.14%
  Jeffrey Hinck(7)...............     1,980,000       5.20%       --               *        990,000      25.71%
All executive officers and
  directors as a group (6
  persons).......................    22,012,244      57.78%      5,050,00      56.11%     1,870,000      48.57%
OTHER 5% STOCKHOLDERS:
  Entities associated with
    Bessemer Venture
    Partners(8)..................    10,554,490      27.74%     4,000,000      44.44%       660,000      17.14%
  Charles River Partnership
    IX(9)........................     6,120,000      16.09%     2,400,000      26.67%       660,000      17.14%
  Columbia BroadSoft Investors,
    LLC(10)......................     3,320,000       8.73%     1,000,000      11.11%       660,000      17.14%
  Entities associated with
    Crescendo Ventures(11).......     1,980,000       5.20%       --               *        990,000      25.71%
  BroadBand Office, Inc.(12).....       660,000       1.73%       --               *        330,000       8.57%

---------------
 (1) Includes, where applicable, shares of common stock issuable upon conversion of the Series B preferred stock and shares of common stock issuable upon
     exercise of stock options exercisable within sixty days of                .

 (2) Calculated based on total shares of common stock outstanding, shares of common stock issuable upon conversion of the Series B preferred stock and shares of common stock issuable upon exercise of stock options exercisable
     within sixty days of                with respect to listed parties.

 (3) Mr. Goodman is a director of BroadSoft. Represents 459,184 shares of common stock held by Deer IV & Co., LLC; 6,051,182 shares of common stock (giving effect to the conversion of the Series B preferred stock), 2,400,000 shares of Series A preferred stock and 396,000 shares of Series B preferred stock held by Bessemer Venture Partners IV, L.P.; 4,034,124 shares of common stock (giving effect to the conversion of the Series B preferred stock), 1,600,000 shares of Series A preferred stock and 264,000 shares of Series B preferred stock held by Bessec Ventures IV, L.P.; 10,000 shares of common stock held by Bessemer Search Group LLC; 1,724,490 shares of common stock and 1,050,000 shares of Series A preferred stock held by Mr. Goodman; 1,600,000 shares of common stock held by Plum Bush, Inc.; and 440,000 shares of common stock (giving effect to the conversion of the Series B preferred stock) and 220,000 shares of Series B preferred stock held by Cove Ventures, LLC. Mr. Goodman is a member of the general partners of Deer IV & Co., LLC,; Bessemer Venture Partners IV, L.P., Bessec Venture Partners IV, L.P. and Bessemer Search Group

     LLC and disclaims beneficial ownership of the shares held by such entities except to the extent of his pecuniary interest therein. The address for Mr. Goodman, Plum Bush Inc. and Cove Ventures, LLC is 1865 Palmer Avenue, Suite 104, Larchmont, NY 10538.

 (4) Includes 220,000 shares held by Michael Tessler 1999 Irrevocable Trust. Mr. Tessler disclaims beneficial ownership of these shares.

 (5) Includes 100,000 shares held by Scott D. Hoffpauir 2000 Family Irrevocable Trust. Mr. Hoffpauir disclaims beneficial ownership of these shares.

 (6) Mr. Soni, is a director of BroadSoft. Represents 459,184 shares of common stock held by Deer IV & Co., LLC; 6,051,182 shares of common stock (giving effect to the conversion of the Series B preferred stock), 2,400,000 shares of Series A preferred stock and 396,000 shares of Series B preferred stock held by Bessemer Venture Partners IV, L.P.; 4,034,124 shares of common stock (giving effect to the conversion of the Series B preferred stock), 1,600,000 shares of Series A preferred stock and 264,000 shares of Series B preferred stock held by Bessec Ventures IV, L.P.; and 10,000 shares of common stock held by Bessemer Search Group LLC. Mr. Soni does not own any shares of BroadSoft in his individual capacity. Mr. Soni is a member of the general partners of these entities and disclaims beneficial ownership of the shares held by such entities except to the extent of his pecuniary interest therein. The address for Mr. Soni is 83 Walnut Street, Wellesley Hills, MA 02181.

 (7) Mr. Hinck, General Partner of Crescendo Ventures, is a director of BroadSoft. Represents 1,795,464 shares of common stock (giving effect to the conversion of the Series B preferred) and 897,732 shares of Series B preferred stock held by Crescendo IV, L.P.; 108,108 shares of common stock (giving effect to the conversion of the Series B preferred) and 54,054 shares of Series B preferred stock held by Crescendo IV AG & Co. Beteiligungs KG; 53,064 shares of common stock (giving effect to the conversion of the Series B preferred) and 26,532 shares of Series B preferred stock held by Crescendo IV Entrepreneur Fund, L.P.; and 23,364 shares of common stock (giving effect to the conversion of the Series B preferred) and 11,682 shares of Series B preferred stock held by Crescendo IV Entrepreneur Fund A, L.P. Mr. Hinck does not own any shares of BroadSoft in his individual capacity. Mr. Hinck disclaims beneficial ownership of the shares held by any of the above entities except to the extent of his pecuniary interest therein. The address of Mr. Hinck is 800 LaSalle Avenue, Suite 2250, Minneapolis, MN 55402.

 (8) Represents 459,184 shares of common stock held by Deer IV & Co., LLC; 6,051,182 shares of common stock (giving effect to the conversion of the Series B preferred stock), 2,400,000 shares of Series A preferred stock and 396,000 shares of Series B preferred stock held by Bessemer Venture Partners IV, L.P.; 4,034,124 shares of common stock (giving effect to the conversion of the Series B preferred stock), 1,600,000 shares of Series A preferred stock and 264,000 shares of Series B preferred stock held by Bessec Ventures IV, L.P.; and 10,000 shares of common stock held by Bessemer Search Group LLC. Does not include shares held by Robert Goodman, Plum Bush, Inc. and Cove Ventures, LLC, as to which Bessemer Venture Partners disclaims beneficial ownership. The address for Bessemer Venture Partners is 1400 Old Country Road, Suite 407, Westbury, NY 11590.

 (9) The 6,120,000 shares of common stock includes 1,320,000 shares of common stock issuable upon conversion of the Series B preferred stock. The address for Charles River Partnership IX is Bay Colony Corporate Center, 1000 Winter Street, Suite 3300, Waltham, MA 02451.

(10) The 3,320,000 shares of common stock includes 1,320,000 shares of common stock issuable upon conversion of the Series B preferred stock. The address for Columbia BroadSoft Investors, LLC is c/o Columbia Capital, L.L.C., 201 North Union Street, Suite 300, Alexandria, VA 22314.

(11) Represents 1,795,464 shares of common stock (giving effect to the conversion of the Series B preferred) and 897,732 shares of Series B preferred stock held by Crescendo IV, L.P.; 108,108 shares of common stock (giving effect to the conversion of the Series B preferred) and 54,054 shares of Series B preferred stock held by Crescendo IV AG & Co. Beteiligungs KG; 53,064 shares of common stock (giving effect to the conversion of the Series B preferred) and 26,532 shares of

     Series B preferred stock held by Crescendo IV Entrepreneur Fund, L.P.; and 23,364 shares of common stock (giving effect to the conversion of the Series B preferred) and 11,682 shares of Series B preferred stock held by Crescendo IV Entrepreneur Fund A, L.P. The address for Crescendo Ventures is 800 LaSalle Avenue, Suite 2250, Minneapolis, MN 55402.

(12) The 660,000 shares of common stock constitutes shares of common stock issuable upon conversion of the Series B preferred stock. The address for BroadBand Office, Inc. is 2900 Telestar Court, Falls Church, VA 22039.

                     DESCRIPTION OF UNISPHERE CAPITAL STOCK

     Our authorized capital stock consists of 295,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share.

     The following summary description of our capital stock may not contain all the information that is important to you. You should also refer to the provisions of applicable law and to our amended and restated certificate of incorporation and amended and restated by-laws filed as exhibits to the registration statement of which this proxy statement/prospectus is a part.

COMMON STOCK

     As of           , 2001 there were           shares of common stock
outstanding and held of record by   stockholders. Based upon the number of
shares outstanding as of           , 2001 and giving effect to the issuance of
the shares of common stock offered by us at the closing of the merger (excluding any additional shares that may be issued pursuant to the merger agreement, depending on the trading price of our common stock during the specified
measurement period), there will be                shares of common stock
outstanding upon the completion of the merger. In addition, as of           ,
2001, there were outstanding stock options for the purchase of           shares
of common stock.

     Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Our directors are elected by a plurality of the votes of the shares of common stock present in person or by proxy at the meeting. The holders of common stock are entitled to receive ratably such lawful dividends as may be declared by our board of directors. However, such dividends are subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock. In the event of our liquidation, dissolution or winding up of our affairs, whether voluntarily or involuntarily, the holders of common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. Any such pro rata distribution would be subject to the rights of the holders of any outstanding shares of preferred stock. The common stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of our common stock are fully paid and non-assessable. The shares of common stock to be issued by us in this offering will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. Upon the completion of this merger, there will be no shares of preferred stock outstanding.

PREFERRED STOCK

     Our board of directors will be authorized, subject to any limitations prescribed by Delaware law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series. Each share of preferred stock would be entitled to no more than one vote per share. Our board of directors is also authorized, subject to the limitations prescribed by Delaware law, to establish the number of shares to be included in each series and to fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series. Our board of directors is authorized to issue preferred stock with conversion and other rights and preferences that could adversely affect the other rights of the holders of common stock.

     We have no current plans to issue any preferred stock. However, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding common stock.

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

     Our certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the Delaware General Corporation Law. In general, Section 203 restricts some business combinations involving interested stockholders, defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock or is an affiliate or associate of the corporation or the owner of 15% or more of the outstanding voting stock of the corporation at any time in the past three years, or their affiliates. Because of such election, Section 203 will not apply to us.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation provides that none of our directors shall be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the elimination or limitation of such liability is not permitted by Delaware General Corporation Law as it exists or may later be amended.

     Our certificate of incorporation further provides for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

            COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF UNISPHERE
                         AND STOCKHOLDERS OF BROADSOFT

     This section of the proxy statement/prospectus describes differences between the rights of holders of Unisphere common stock and BroadSoft stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents we refer to for a more complete understanding of the differences between being a stockholder of BroadSoft and being a stockholder of Unisphere.

     As a stockholder of BroadSoft, your rights are governed by BroadSoft's restated certificate of incorporation and BroadSoft's by-laws, each as currently in effect. After completion of the merger, you will become a stockholder of Unisphere. As a Unisphere stockholder, your rights will be governed by Unisphere's certificate of incorporation and Unisphere's by-laws, each as in effect from time to time. We are each incorporated under the laws of the State of Delaware and accordingly, your rights as a stockholder will continue to be governed by the Delaware General Corporation Law after completion of the merger.

CAPITALIZATION

     Unisphere. Unisphere's authorized capital stock is described above under "Description of Unisphere Capital Stock."

     BroadSoft. BroadSoft's charter provides that the total number of authorized shares of BroadSoft capital stock is 63,015,004 shares, which consists of 50,000,000 shares, par value $.01 per share, of BroadSoft common stock and 13,015,004 shares, par value $.01 per share, of BroadSoft preferred stock. Of the authorized preferred stock, 9,000,000 shares are designated Series A preferred stock and 4,015,004 shares are designated Series B preferred stock.

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

     Delaware law provides that a corporation's board of directors may be divided into various classes with staggered terms of office.

     Unisphere. Unisphere's by-laws provide that the Unisphere board shall consist of at least one person, as the board shall designate. The board may decrease the number of directors at any time to eliminate vacancies. Whenever the number of directors is increased between annual meetings of Unisphere stockholders, under the Unisphere charter and by-laws, a majority of the directors then in office or a sole remaining director have the power to elect the new directors for the balance of the term until their successors are elected and qualified.

     BroadSoft. BroadSoft's by-laws provide that BroadSoft's board of directors shall consist of at least one person, as the board shall designate by resolution of a majority of the directors then in office. BroadSoft's board of directors currently consists of four members. BroadSoft has only one class of directors, with each director being elected by stockholders at an annual meeting. Each director so elected shall hold office until his or her successor is elected and qualified. In the case of a newly created directorship or a vacancy occurring in the board of directors, such directorship or vacancy shall be filled either by the board of directors, by a vote of a majority of the remaining members of the board, even though less than a quorum, or by the stockholders, by a plurality of the votes cast at a meeting of stockholders. Each director so elected shall hold office until the term of office of the director whom he or she has replaced, or until his or her successor is elected and qualified.

REMOVAL OF DIRECTORS

     Unisphere. Unisphere's by-laws provide that the holders of the majority of the shares then entitled to vote at an election of directors may remove any director, with or without cause, except that the directors elected by the holders of a particular class or series of stock may be removed without cause only by vote of the holders of a majority of the outstanding shares of such class or series.

     BroadSoft. Any director or the entire board of directors of BroadSoft may be removed with or without cause by the holders of a majority of shares entitled to vote at an election of directors.

VOTING

     Unisphere. Unisphere's charter and by-laws provide that each stockholder of record shall have one vote for each share of stock entitled to vote and a proportionate vote for each fractional share so held. Cumulative voting is not allowed.

     BroadSoft. BroadSoft's charter provides that each holder of common stock is entitled to one vote for each share held. Holders of BroadSoft Series B preferred stock shall be entitled to vote with holders of common stock as a single class on all matters submitted for a vote of stockholders, and each holder of Series B preferred stock shall have the number of votes per share equal to the number of shares of common stock into which each such share of Series B preferred stock held by such holder is convertible at the time of such vote. As of the record date, each share of Series B preferred stock is convertible into two shares of common stock. Holders of BroadSoft Series A preferred stock are not entitled to vote, except as otherwise required by law. However, holders of Series A preferred stock are entitled to vote with holders of Series B preferred stock as a single class, with each share of Series A preferred stock having one vote and each share of Series B preferred stock having that number of votes as is equal to the number of shares of common stock into which it is then convertible, on matters involving:

     - the authorization or issuance of any stock senior to or on par with the Series A preferred stock or the Series B preferred stock with respect to dividends, redemption or liquidation;

     - the amendment or elimination of any provision of the BroadSoft certificate of incorporation or the BroadSoft by-laws in any manner that would materially and adversely affect the rights, preferences or privileges of the Series A preferred stock or the Series B preferred stock;

     - any sale, consolidation, merger or liquidation of BroadSoft; or

     - the declaration or payment of any dividend on, or repurchase of, any class of BroadSoft capital stock other than in certain instances specified in BroadSoft's certificate of incorporation.

LIQUIDATION PREFERENCE

     Unisphere. Holders of Unisphere common stock have no preferential rights with respect to liquidation.

     BroadSoft. In the event of a liquidation, dissolution or winding up of BroadSoft, holders of the BroadSoft preferred stock are entitled to receive the following amounts, plus any declared but unpaid dividends, in preference to any distribution to holders of BroadSoft common stock:

     - $0.48 per share of BroadSoft Series A preferred stock; and

     - $4.54545 per share of BroadSoft Series B preferred stock.

     Unless holders of a majority of the shares of the BroadSoft Series A preferred stock and Series B preferred stock, voting as a single class (with each share of Series A preferred stock having one vote and each share of Series B preferred stock having that number of votes as is equal to the number of shares of common stock into which it is then convertible), request otherwise, holders of each series of BroadSoft preferred stock are entitled to treat any merger, consolidation or sale of BroadSoft, or a sale of substantially all of BroadSoft's assets, in which BroadSoft stockholders will not own more than 50% of the outstanding voting power of the surviving corporation, as a liquidation, dissolution or winding up of BroadSoft.

REDEMPTION

     Unisphere.  Holders of Unisphere common stock have no redemption rights.

     BroadSoft Unless holders of a majority of the shares of the BroadSoft Series A preferred stock request otherwise, the Series A preferred stock is automatically redeemable on the earlier of (i) April 22, 2004 on demand of the holders of a majority of the shares of Series A preferred stock then outstanding; (ii) upon a merger, consolidation or sale of BroadSoft in which BroadSoft stockholders will not own more than 50% of the outstanding voting power of the surviving corporation; or (iii) the date twenty days after the closing of a public offering of BroadSoft common stock resulting in net proceeds of at least $15,000,000 at a price per share of at least $1.00. BroadSoft intends to amend its certificate of incorporation so that it can redeem the Series A preferred stock prior to the effective time of the merger at its option. Holders of more than a majority of the shares of Series A preferred stock have agreed that they will vote in favor of such an amendment. After effecting such amendment, BroadSoft intends to redeem all outstanding shares of Series A preferred stock prior to the effective time of the merger. See "The Merger -- Interests of BroadSoft's Executive Officers and Directors in the Merger -- Redemption of Series A Preferred Stock."

     Similarly, unless holders of a majority of the shares of the BroadSoft Series B preferred stock request otherwise, each share of the Series B preferred stock is automatically redeemable on the earlier of (i) April 22, 2004 on demand of the holders of a majority of Series B preferred stock then outstanding; (ii) upon a merger, consolidation or sale of BroadSoft in which BroadSoft stockholders will not own more than 50% of the outstanding voting power of the surviving corporation or (iii) the date twenty days after the closing of a public offering of BroadSoft common stock resulting in net proceeds of at least $15,000,000 at a price per share of at least $1.00.

CONVERSION

     Unisphere.  Holders of Unisphere common stock have no conversion rights.

     BroadSoft. Each share of BroadSoft Series B preferred stock is convertible, at the option of the holder, into shares of BroadSoft common stock, subject to weighted average antidilution adjustment. In addition, each share of BroadSoft Series B preferred stock is automatically convertible into shares of BroadSoft common stock, subject to weighted average and antidilution adjustment,
(i) immediately upon the closing of an underwritten public offering of BroadSoft common stock resulting in aggregate proceeds to BroadSoft exceeding $30 million at a price per share of at least $9.00 (adjusted for any stock split, dividend, reclassification, exchange or similar transaction) or (ii) upon the affirmative vote of holders of at least two-thirds of the then outstanding shares of Series B preferred stock. In each case, the conversion ratio will also be adjusted for any stock split, dividend, subdivision, reclassification, exchange or similar transaction. Because of a two-for-one stock split effected in the form of a stock dividend on August 29, 2000, each share of Series B preferred stock is presently convertible into two shares of common stock. We expect that all of the issued and outstanding shares of BroadSoft Series B preferred stock will be converted into shares of BroadSoft common stock before the completion of the merger.

DIVIDENDS

     Unisphere. Holders of Unisphere common stock are entitled to receive ratably such lawful dividends as may be declared by Unisphere's board of directors, subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock.

     BroadSoft. BroadSoft's certificate of incorporation prohibits BroadSoft from paying any dividends on the common stock or any other class or series of capital stock unless BroadSoft shall simultaneously declare and pay a dividend on each share of preferred stock equal to the amount of dividend paid on each outstanding share of common stock.

AMENDMENT OF CERTIFICATE OF INCORPORATION

     Under Delaware law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation.

     Unisphere. Unisphere's charter provides that the Unisphere board may amend, repeal or adopt any provision contained in Unisphere's amended and restated certificate of incorporation by the affirmative vote of the holders of a majority of the shares of Unisphere capital stock outstanding and entitled to vote thereon.

     BroadSoft. Subject to the restriction requiring preferred stock approval for certain amendments or repeals of BroadSoft's certificate of incorporation identified above, BroadSoft's board of directors and the holders of BroadSoft stock are expressly authorized to amend or repeal BroadSoft's certificate of incorporation in accordance with Delaware law.

AMENDMENT OF BY-LAWS

     Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal by-laws. In addition, a corporation may, in its certificate of incorporation, confer such power upon the board of directors. The stockholders always have the power to adopt, amend or repeal by-laws, even though the board may also be delegated such power.

     Unisphere. Unisphere's by-laws provide that the Unisphere board may amend the by-laws by a majority vote of the directors present at any regular or special meeting at which a quorum is present. In addition, Unisphere's by-laws provide that Unisphere stockholders may amend the by-laws by the affirmative vote of the holders of at least a majority of the votes which all of the stockholders would be entitled to cast in any annual election of directors.

     BroadSoft. Subject to the restriction requiring preferred stock approval for certain amendments or repeals of BroadSoft's by-laws identified above, BroadSoft's board of directors is expressly authorized to adopt, amend or repeal BroadSoft's by-laws in accordance with Delaware law. BroadSoft's by-laws also permit amendment and repeal by action of the stockholders.

STOCKHOLDER ACTION BY WRITTEN CONSENT

     Unisphere. Unisphere's by-laws allow stockholders to take any corporate action without a meeting by written consent. Whenever stockholders act by written consent to elect directors and such consent is less than unanimous, such action by written consent may be taken in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action. Unisphere must provide prompt notice of the taking of corporation action without a meeting by less than unanimous written consent to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of such meeting.

     BroadSoft. BroadSoft stockholders may take action without a meeting by the written consent of BroadSoft stockholders having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. BroadSoft must provide prompt notice of the taking of corporation action without a meeting by less than unanimous written consent to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of such meeting.

NOTICE OF STOCKHOLDER MEETINGS

     Unisphere. Unisphere's by-laws provide that all notices of stockholder meetings must be given in writing not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Unisphere's by-laws further provide that no proposals of business or nominations for directors of Unisphere by any person other than the Unisphere board may be presented to any stockholder meeting unless the person making the proposal or nomination is a stockholder (and, in the case of a nomination, a stockholder entitled to vote for directors) and has delivered a written notice to the secretary of Unisphere (a) no earlier than 60 days before and no later than 90 days before the first anniversary of the preceding year's annual meeting, or (b) if the date of the annual meeting is advanced by more than 20 days or delayed by more than 60 days from the first anniversary date,
(i) no earlier than 90 days before the annual meeting and (ii) no later than the later of 60 days before the annual meeting or ten days after notice of the annual meeting was mailed or publicly disclosed, whichever occurs first.

     BroadSoft. BroadSoft's by-laws provide that all notices of stockholder meetings must be given in writing not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

ABILITY TO CALL SPECIAL MEETING

     Unisphere. Unisphere's by-laws provide that special meetings of the Unisphere stockholders for any purposes prescribed in the notice of meeting may be called by the Unisphere chairman of the board, chief executive officer, president, board of directors or the holders of at least 25% of the votes which all stockholders would be entitled to cast in any annual election of directors.

     BroadSoft. Special meetings of BroadSoft's stockholders may be called by BroadSoft's board of directors, or by a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority, as expressly provided in a resolution of the board of directors, include the power to call such meetings.

TRANSACTIONS WITH INTERESTED PARTIES

     Unisphere. Neither Unisphere's charter nor its by-laws contain provisions governing the validity of transactions with interested parties.

     BroadSoft. Neither BroadSoft's charter nor its by-laws contain provisions governing the validity of transactions with interested parties.

STATE ANTI-TAKEOVER STATUTES

     Unisphere. Unisphere's certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the Delaware General Corporation Law. In general, Section 203 restricts some business combinations involving interested stockholders, defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock or is an affiliate or associate of the corporation or the owner of 15% or more of the outstanding voting stock of the corporation at any time in the past three years, or their affiliates. Because of such election, Section 203 will not apply to Unisphere.

     BroadSoft.  As prescribed by Delaware law, BroadSoft is not subject to
Section 203 of the Delaware General Corporation Law.

LIMITATION OF LIABILITY OF DIRECTORS

     Each of BroadSoft's and Unisphere's certificates of incorporation provide that none of their respective directors shall be personally liable to BroadSoft or Unisphere, as applicable, or to the stockholders of BroadSoft or Unisphere, as applicable, for monetary damages for breach of fiduciary duty as a director, except to the extent that the elimination or limitation of such liability is not permitted by Delaware General Corporation Law as it exists or may later be amended.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

     Unisphere. Unisphere's charter provides that Unisphere will indemnify its directors, officers and people serving in similar capacities to the extent available under current Delaware law and any future amendment to Delaware law. Unisphere's charter further provides that any directors, officers and people serving in similar capacities for Unisphere must provide Unisphere with written notice as soon as practical regarding any action, suit, proceeding or investigation against him for which he will seek indemnification. Unisphere will not indemnify anyone who initiates a proceeding unless the initiation was approved by the Unisphere board.

     BroadSoft. BroadSoft's charter and by-laws provide that any person who was or is a party or is threatened to be a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of BroadSoft, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against all liability and loss suffered and expenses, including attorney's fees, by BroadSoft to the fullest extent permitted by the Delaware General Corporation Law.

     Additionally, BroadSoft may pay expenses incurred by its directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, in advance of the final disposition of that action, suit or proceeding. However, payment will be made only if BroadSoft receives an undertaking by that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by BroadSoft, as authorized by its by-laws.

     BroadSoft's indemnification rights conferred are not exclusive of any other right to which persons seeking indemnification or advancement of expenses may be entitled under any statute, BroadSoft's certificate of incorporation or by-laws, any agreement, or vote of stockholders or disinterested directors or otherwise.

                                 LEGAL MATTERS

     The validity of the shares of Unisphere common stock to be issued in connection with the merger will be passed upon for Unisphere by Hale and Dorr LLP.

                                    EXPERTS

     The consolidated financial statements and schedule of Unisphere Networks, Inc. as of September 30, 1999 and 2000 and for the period from January 12, 1999 (date of inception) to September 30, 1999 and for the year ended September 30, 2000, have been included herein and in this registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Redstone Communications, Inc. as of April 27, 1999 and for the period from January 1, 1999 to April 27, 1999 and cumulative from inception (September 16, 1997) to April 27, 1999, have been included herein and in this registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Redstone Communications, Inc. at December 31, 1997 and 1998, and for the period from inception (September 16, 1997) to December 31, 1997, for the year ended December 31, 1998 and cumulative from inception through December 31, 1998, included in this proxy statement/ prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of Castle Networks, Inc. as of April 20, 1999 and for the period from January 1, 1999 to April 20, 1999 and cumulative from inception (October 16, 1997) to April 20, 1999, have been included herein and in this registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Castle Networks, Inc. at December 31, 1997 and 1998, and for the period from inception (November 18, 1997) to December 31, 1997, for the year ended December 31, 1998 and for the period from inception (October 16, 1997) to December 31, 1998, included in this proxy statement/ prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of Argon Networks, Inc. as of March 31, 1998 and March 12, 1999, and for the year ended March 31, 1998, for the period from April 1, 1998 to March 12, 1999, and for the period from inception (March 13, 1997) to March 12, 1999, included in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of BroadSoft, Inc. included in this proxy statement/prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

     Unisphere files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Unisphere files at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

     Unisphere filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended, to register with the Securities and Exchange Commission the Unisphere common stock issuable pursuant to the merger agreement. This proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. For further information with respect to Unisphere, BroadSoft and the Unisphere common stock, please refer to the registration statement, including the exhibits and schedules. You may inspect and copy the registration statement, including the exhibits and schedules, as described above. Statements contained in this proxy statement/prospectus about the contents of any contract or other document are not necessarily complete, and Unisphere refers you, in each case, to the copy of such contract or other document filed as an exhibit to the registration statement.

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the merger. Unisphere and BroadSoft have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy
statement/prospectus is dated             , 2001. You should not assume that the
information contained in this proxy statement/prospectus is accurate as of any
date other than             , 2001, and neither the mailing of the proxy
statement/prospectus to BroadSoft stockholders nor the issuance of Unisphere common stock in the merger shall create any implication to the contrary.

                            UNISPHERE NETWORKS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
UNISPHERE NETWORKS, INC.
  Independent Auditors' Report..............................   F-3
  Consolidated Statements of Operations for the period from
     January 12, 1999 (date of inception) through September
     30, 1999 and for the year ended September 30, 2000.....   F-4
  Consolidated Balance Sheets at September 30, 1999 and
     2000...................................................   F-5
  Consolidated Statements of Stockholder's Equity for the
     period from January 12, 1999 (date of inception)
     through September 30, 1999 and for the year ended
     September 30, 2000.....................................   F-6
  Consolidated Statements of Cash Flows for the period from
     January 12, 1999 (date of inception) through September
     30, 1999 and for the year ended September 30, 2000.....   F-7
  Notes to Consolidated Financial Statements................   F-8
REDSTONE COMMUNICATIONS, INC.
  Independent Auditors' Report..............................  F-23
  Statements of Operations for the period from January 1,
     1999 to April 27, 1999 and for the cumulative period
     from inception (September 16, 1997) to April 27,
     1999...................................................  F-24
  Balance Sheet at April 27, 1999...........................  F-25
  Statements of Stockholders' Deficit for the periods from
     inception (September 16, 1997) to April 27, 1999.......  F-26
  Statements of Cash Flows for the period from January 1,
     1999 to April 27, 1999 and for the cumulative period
     from inception (September 16, 1997) to April 27,
     1999...................................................  F-27
  Notes to Financial Statements.............................  F-28
REDSTONE COMMUNICATIONS, INC.
  Report of Independent Accountants.........................  F-36
  Statements of Operations for the period from inception
     (September 16, 1997) to December 31, 1997, the year
     ended December 31, 1998, and for the cumulative period
     from inception to December 31, 1998....................  F-37
  Balance Sheets at December 31, 1997 and 1998..............  F-38
  Statements of Stockholders' Equity for the periods from
     inception (September 16, 1997) to December 31, 1998....  F-39
  Statements of Cash Flows for the period from inception
     (September 16, 1997) to December 31, 1997, the year
     ended December 31, 1998, and for the cumulative period
     from inception to December 31, 1998....................  F-40
  Notes to Financial Statements.............................  F-41

                                                              PAGE
                                                              ----
CASTLE NETWORKS, INC.
  Independent Auditors' Report..............................  F-49
  Statements of Operations for the period from January 1,
     1999 to April 20, 1999 and for the cumulative period
     from inception (October 16, 1997) to April 20, 1999....  F-50
  Balance Sheet at April 20, 1999...........................  F-51
  Statements of Stockholders' Deficit for the periods from
     inception (October 16, 1997) to April 20, 1999.........  F-52
  Statements of Cash Flows for the period from January 1,
     1999 to April 20, 1999 and for the cumulative period
     from inception (October 16, 1997) to April 20, 1999....  F-53
  Notes to Financial Statements.............................  F-54
CASTLE NETWORKS, INC.
  Report of Independent Accountants.........................  F-63
  Statements of Operations for the period from inception
     (October 16, 1997) to December 31, 1997, the year ended
     December 31, 1998 and for the period from inception
     (October 16, 1997) to December 31, 1998................  F-64
  Balance Sheets at December 31, 1997 and 1998..............  F-65
  Statements of Stockholders' Deficit for the periods from
     inception (October 16, 1997) to December 31, 1998......  F-66
  Statements of Cash Flows for the period from inception
     (October 16, 1997) to December 31, 1997, the year ended
     December 31, 1998, and for the period from inception
     (October 16, 1997) to December 31, 1998................  F-67
  Notes to Financial Statements.............................  F-68
ARGON NETWORKS, INC.
  Report of Independent Public Accountants..................  F-75
  Statement of Operations for the year ended March 31, 1998, for the period from April 1, 1998 to March 12, 1999 and
     for the cumulative period from inception (March 13,
     1997) to March 12, 1999................................  F-76
  Balance Sheets at March 31, 1998 and March 12, 1999.......  F-77
  Statements of Redeemable Preferred Stock and Stockholders'
     Deficit for the period from inception (March 13, 1997)
     to March 12, 1999......................................  F-78
  Statements of Cash Flows for the year ended March 31,
     1998, for the period from April 1, 1998 to March 12,
     1999 and for the cumulative period from inception
     (March 13, 1997) to March 12, 1999.....................  F-79
  Notes to Financial Statements.............................  F-80

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Unisphere Networks, Inc. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of Unisphere Networks, Inc. and Subsidiaries (an indirect majority-owned subsidiary of Siemens AG) as of September 30, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from January 12, 1999 (date of inception) to September 30, 1999 and for the year ended September 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Unisphere Networks, Inc. and Subsidiaries as of September 30, 1999 and 2000 and the results of their operations and their cash flows for the period from January 12, 1999 (date of inception) to September 30, 1999 and for the year ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

October 16, 2000
Boston, Massachusetts

                            UNISPHERE NETWORKS, INC.
             (AN INDIRECT MAJORITY-OWNED SUBSIDIARY OF SIEMENS AG)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               JANUARY 12, 1999
                                                              (DATE OF INCEPTION)
                                                                    THROUGH           YEAR ENDED
                                                                 SEPTEMBER 30,       SEPTEMBER 30,
                                                                     1999                2000
                                                              -------------------    -------------
                                                                         (IN THOUSANDS,
                                                                     EXCEPT PER SHARE DATA)
Net revenues:
  Third parties.............................................       $   1,027           $  29,285
  Related parties...........................................           1,786              20,343
                                                                   ---------           ---------
          Net revenues......................................           2,813              49,628
Cost of revenues(1).........................................           6,485              43,476
                                                                   ---------           ---------
          Gross profit (loss)(1)............................          (3,672)              6,152
Operating expenses:
  Research and development(1)...............................          68,369             112,451
  Sales and marketing(1)....................................          20,291              42,874
  General and administrative(1).............................          13,919              14,736
  Amortization of intangible assets.........................          61,629             127,033
  Impairment of intangible assets...........................              --             118,810
  Purchased in-process research and development.............         217,400                  --
  Stock-based compensation..................................              --              22,464
                                                                   ---------           ---------
          Total operating expenses..........................         381,608             438,368
                                                                   ---------           ---------
          Loss from operations..............................        (385,280)           (432,216)
Other income (expense):
  Other expense.............................................              --              (2,164)
  Interest income...........................................             227                 698
                                                                   ---------           ---------
     Total other income (expense)...........................             227              (1,466)
                                                                   ---------           ---------
          Net loss..........................................       $(385,053)          $(433,682)
                                                                   =========           =========
Basic and diluted net loss per share........................       $   (4.47)          $   (5.02)
                                                                   =========           =========
Weighted average shares used in computing basic and diluted
  net loss per share........................................          86,133              86,399
                                                                   =========           =========

------------------------
(1) Excludes non-cash, stock based compensation expense as follows:


Cost of revenues............................................       $      --           $     644
Research and development....................................              --               9,212
Sales and marketing.........................................              --               4,753
General and administrative..................................              --               7,855
                                                                   ---------           ---------
                                                                   $      --           $  22,464
                                                                   =========           =========

   The accompanying notes are an integral part of the consolidated financial statements.

                            UNISPHERE NETWORKS, INC.
             (AN INDIRECT MAJORITY-OWNED SUBSIDIARY OF SIEMENS AG)

                          CONSOLIDATED BALANCE SHEETS

                                                              SEPTEMBER 30,     SEPTEMBER 30,
                                                                   1999              2000
                                                              --------------    --------------
                                                              (IN THOUSANDS, EXCEPT SHARE AND
                                                                      PER SHARE DATA)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $   9,082         $      634
  Accounts receivable, net of allowances of $0 in 1999 and
     $1,890 in 2000.........................................          424              1,424
  Accounts receivable from related parties..................        2,939              6,989
  Inventories...............................................          532             14,359
  Prepaid expenses and other current assets.................        1,105              4,872
                                                                ---------         ----------
          Total current assets..............................       14,082             28,278
Property and equipment, net.................................       14,205             34,299
Long-term deposit...........................................           --              9,250
Intangible assets, net......................................      645,970            400,127
                                                                ---------         ----------
          Total assets......................................    $ 674,257         $  471,954
                                                                =========         ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $   5,764         $   13,519
  Accounts payable to related parties.......................        3,992              1,091
  Accrued milestone payments................................       37,717                 --
  Accrued expenses..........................................       11,886             19,334
  Deferred revenue..........................................           --              8,347
                                                                ---------         ----------
          Total current liabilities.........................       59,359             42,291
Stockholders' equity:
  Common stock, $.01 par value; 105,824,172 shares
     authorized; 86,133,333 and 90,284,760 shares issued and
     outstanding in 1999 and 2000, respectively.............          861                903
  Additional paid-in capital................................      999,090          1,324,683
  Accumulated deficit.......................................     (385,053)          (818,735)
  Notes receivable from officers............................           --            (28,323)
  Deferred compensation.....................................           --            (48,865)
                                                                ---------         ----------
          Total stockholders' equity........................      614,898            429,663
                                                                ---------         ----------
          Total liabilities and stockholders' equity........    $ 674,257         $  471,954
                                                                =========         ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                            UNISPHERE NETWORKS, INC.
             (AN INDIRECT MAJORITY-OWNED SUBSIDIARY OF SIEMENS AG)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                              COMMON STOCK       ADDITIONAL                                                 TOTAL
                           -------------------    PAID-IN     ACCUMULATED     NOTES        DEFERRED     STOCKHOLDERS'
                             SHARES     AMOUNT    CAPITAL       DEFICIT     RECEIVABLE   COMPENSATION      EQUITY
                           ----------   ------   ----------   -----------   ----------   ------------   -------------
                                                       (IN THOUSANDS, EXCEPT SHARE DATA)
Issuance of common
  stock..................  86,133,333    $861    $  257,540    $      --     $     --      $     --       $ 258,401
Capital contribution from
  parent.................          --      --       741,550           --           --            --         741,550
Net loss.................          --      --            --     (385,053)          --            --        (385,053)
                           ----------    ----    ----------    ---------     --------      --------       ---------
Balance, September 30,
  1999...................  86,133,333     861       999,090     (385,053)          --            --         614,898
Capital contribution from
  parent.................          --      --       212,503           --           --            --         212,503
Sale of restricted common
  stock in exchange for
  notes..................   2,700,000      27        28,323           --      (28,323)           --              27
Sale of restricted common
  stock..................     521,334       5         5,469           --           --            --           5,474
Issuance of common stock
  upon the exercise of
  stock options..........     930,093      10         7,969           --           --            --           7,979
Deferred compensation on
  employee stock
  grants.................          --      --        70,699           --           --       (70,699)             --
Amortization of
  compensation expense
  related to employee
  stock grants...........          --      --            --           --           --        21,834          21,834
Deferred compensation
  related to the issuance
  of stock options to
  non-employees..........          --      --           630           --           --          (630)             --
Amortization of
  compensation expense
  related to non-employee
  stock options..........          --      --            --           --           --           630             630
Net loss.................          --      --            --     (433,682)          --            --        (433,682)
                           ----------    ----    ----------    ---------     --------      --------       ---------
Balance, September 30,
  2000...................  90,284,760    $903    $1,324,683    $(818,735)    $(28,323)     $(48,865)      $ 429,663
                           ==========    ====    ==========    =========     ========      ========       =========

   The accompanying notes are an integral part of the consolidated financial statements.

                            UNISPHERE NETWORKS, INC.
             (AN INDIRECT MAJORITY-OWNED SUBSIDIARY OF SIEMENS AG)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               JANUARY 12, 1999
                                                              (DATE OF INCEPTION)
                                                                    THROUGH           YEAR ENDED
                                                                 SEPTEMBER 30,       SEPTEMBER 30,
                                                                     1999                2000
                                                              -------------------    -------------
                                                                         (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................       $(385,053)          $(433,682)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
  Purchased in-process research and development.............         217,400                  --
  Depreciation and amortization.............................          63,810             140,519
  Amortization of deferred compensation on employee stock
    grants..................................................              --              21,834
  Amortization of deferred compensation on non-employee
    stock grants............................................              --                 630
  Impairment of intangible assets...........................              --             118,810
  Loss on disposal of fixed assets..........................              --               2,164
    Changes in operating assets and liabilities (net of
       acquired balances):
       Accounts receivable..................................            (232)             (1,000)
       Related party accounts receivable....................          (2,939)             (4,050)
       Inventories..........................................           2,286             (13,827)
       Prepaids expenses and other current assets...........          (1,471)             (3,767)
       Long-term deposit....................................              --              (9,250)
       Accounts payable.....................................           3,213               7,755
       Related party accounts payable.......................           3,364              (2,901)
       Accrued milestone payments...........................          37,717             (37,717)
       Accrued expenses.....................................           4,898               7,448
       Deferred revenue.....................................              --               8,347
                                                                   ---------           ---------
         Net cash used in operating activities..............         (57,007)           (198,687)
                                                                   ---------           ---------
Cash flows from investing activities:
  Purchases of property and equipment.......................          (8,849)            (35,918)
  Proceeds from sale of assets..............................              --                 174
                                                                   ---------           ---------
         Net cash used in investing activities..............          (8,849)            (35,744)
                                                                   ---------           ---------
Cash flows from financing activities:
  Capital contributions by parent...........................          49,951             212,503
  Cash contributed with acquired companies by parent........          27,054                  --
  Repayment of capital lease obligation.....................          (2,067)                 --
  Proceeds from sales of restricted stock...................              --               5,501
  Proceeds from exercise of stock options...................              --               7,979
                                                                   ---------           ---------
         Net cash provided by financing activities..........          74,938             225,983
                                                                   ---------           ---------
Net increase (decrease) in cash and cash equivalents........           9,082              (8,448)
Cash and cash equivalents, beginning of period..............              --               9,082
                                                                   ---------           ---------
Cash and cash equivalents, end of period....................       $   9,082           $     634
                                                                   =========           =========
Non cash activities:
  Common stock issued and additional capital contribution
    recorded upon receipt of acquired companies from
    parent..................................................       $ 950,000           $      --
                                                                   =========           =========
  Increase to deferred compensation and additional
    paid-in-capital upon issuance of stock options..........       $      --           $  71,329
                                                                   =========           =========
  Increase to additional paid-in capital and notes
    receivable upon the sale of restricted stock in exchange
    for notes...............................................       $      --           $  28,323
                                                                   =========           =========

   The accompanying notes are an integral part of the consolidated financial statements.

                            UNISPHERE NETWORKS, INC.
             (AN INDIRECT MAJORITY-OWNED SUBSIDIARY OF SIEMENS AG)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1) NATURE OF THE BUSINESS

     Unisphere Networks, Inc. (the "Company") was incorporated in Delaware on January 12, 1999 as Unisphere Solutions, Inc. and is an indirect majority-owned subsidiary of Siemens AG. The Company changed its name from Unisphere Solutions, Inc. to Unisphere Networks, Inc. in September 2000. The Company develops, markets and supports data and voice networking products for the delivery of integrated voice and high speed data services to businesses and residential users. In March 1999, Siemens purchased Argon Networks, Inc. ("Argon"). In April 1999, Siemens purchased Castle Networks, Inc. ("Castle") and Redstone Communications, Inc. ("Redstone"). All three companies were development-stage companies engaged in research and development of next generation products for the networking industry. In April 1999, Siemens contributed a research and development group for voice switching products to the Company as an equity contribution (net assets were equal to zero). In June 1999, Siemens contributed the stock of Argon, Castle and Redstone to the Company. In accordance with AICPA Interpretation AIN-APB 16, #39, Transfers and Exchanges Between Companies Under Common Control, the assets and liabilities of the businesses contributed to Unisphere were recorded at historical cost. The results of operations of Argon, Castle and Redstone are included in the consolidated financial statements of the Company from the respective dates of acquisition. The Company considers Redstone and Castle to be the predecessor business as these two businesses represent the primary ongoing business operations of the Company.

     Through August 31, 1999, the Company was considered to be in the development stage and was principally engaged in research and development, and building its management team. As of September 30, 1999, the Company had begun shipping product for commercial deployment.

     The Company is subject to risks common to technology-based companies including, but not limited to, the development of new technology, development of markets and distribution channels, dependence on key personnel, and the ability to obtain additional capital as needed to meet its product plans. The Company has a limited operating history and has never achieved profitability. To date the Company has been funded by Siemens, which has agreed to continue funding the Company's operations until the successful completion of a public offering.

(2) SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements of the Company reflect the application of certain significant accounting policies as described below.

  (a) Principles of Consolidation

     The consolidated financial statements include the accounts of Unisphere Networks, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  (b) Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  (c) Inventories

     Inventories are stated at the lower of cost (first-in, first-out basis) or market (net realizable value).

                            UNISPHERE NETWORKS, INC.
             (AN INDIRECT MAJORITY-OWNED SUBSIDIARY OF SIEMENS AG)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (d) Property and Equipment

     Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method, based upon the following asset lives:

Computer and telecommunications
  equipment                                 2 to 3 years
Evaluation and service components           6 months to 2 years
Furniture and office equipment              5 years
                                            Shorter of lease term or useful life of
Leasehold improvements                      asset

     The cost of significant additions and improvements is capitalized and depreciated while expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost and related accumulated depreciation of the assets are removed from the accounts and any resulting gain or loss is reflected in the determination of net income or loss.

  (e) Intangible Assets

     Intangible assets include goodwill and other intangible assets resulting from business combinations accounted for using the purchase method of accounting. Goodwill is amortized on a straight-line basis over five years and other intangible assets are amortized on a straight-line basis over three years.

  (f) Impairment of Long-Lived Assets and Goodwill

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Intangible assets, including goodwill, are reviewed continually to determine whether events and circumstances warrant revised estimates of useful life. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. Recoverability of goodwill is measured by a comparison of the carrying amount of goodwill to future net undiscounted cash flows expected to be generated by the business from which the goodwill was generated. If such assets or goodwill are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets or goodwill exceeds the related fair value. Estimated fair value is generally based on either appraised value or measured by discounted estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows.

     During the second quarter of fiscal 2000, management of the Company cancelled Argon's original development effort of its gigabit switch router, which was the primary focus of Argon. The cancellation of the project was due to continuing technology problems, major delays and insufficient technical features for the competitive marketplace. The cancellation of this development effort included discarding and abandoning all software development and substantially all hardware components.

     As a result of the cancellation of the Argon gigabit switch router, the Company performed an impairment review of the goodwill generated from the Argon acquisition. At the time this impairment review was performed, it was determined that there would be no future cash flows generated from the Argon development concept. Accordingly, the Company recorded an impairment charge of $118,495 for the writedown of the remaining unamortized value of the Argon goodwill during the year ended September 30, 2000.

     The Company also performed an impairment review of the workforce intangible asset generated from the Argon acquisition. At the time this impairment review was performed, it was determined that there was a partial impairment of this asset, based on the higher than expected level of employee turnover experienced to date. Accordingly, the Company recorded an impairment charge of $315 for the writedown

                            UNISPHERE NETWORKS, INC.
             (AN INDIRECT MAJORITY-OWNED SUBSIDIARY OF SIEMENS AG)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

of a portion of the unamortized value of the Argon workforce intangible asset during the year ended September 30, 2000.

  (g) Fair Value of Financial Instruments

     The carrying amounts of cash, cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these instruments.

  (h) Revenue Recognition

     Revenue from product sales is recognized upon shipment provided that there are no uncertainties regarding customer acceptance, persuasive evidence of an arrangement exists, the sales price is fixed or determinable and collectibility is deemed probable. If uncertainties exist, revenue is recognized when such uncertainties are resolved. A significant portion of the Company's sales are made through value-added resellers, including various Siemens sales entities. Under these arrangements, value-added resellers do not have a right of return and they purchase products from the Company after they have secured a sale to an end-user. The Company recognizes revenue provided there are no uncertainties regarding customer acceptance and generally ships the product directly to the end-user. Revenue from professional services is recognized when the services are completed. Revenue from technical support and maintenance contracts is recognized ratably over the period of the related agreements.

     A provision for sales returns and allowances is recorded at the time of revenue recognition based on estimated future returns and allowances. In addition, the Company records a warranty liability for parts and labor on its products at the time of revenue recognition. Warranty periods are generally one year from installation date.

  (i) Research and Development and Software Development Costs

     The Company's products are highly technical in nature and require a large and continuing research and development effort. All research and development costs are expensed as incurred. Software development costs incurred prior to the establishment of technological feasibility are charged to expense. Software development costs incurred subsequent to the establishment of technological feasibility are capitalized until the product is available for general release to customers. Amortization is based on the straight-line method over the remaining estimated life of the product. To date, the period between achieving technological feasibility and the general availability of the related products has been short and software development costs qualifying for capitalization have not been material. Accordingly, the Company has not capitalized any software development costs.

  (j) Advertising Costs

     The Company expenses advertising costs in the period in which they are incurred. Advertising costs for the period ended September 30, 1999 and for the year ended September 30, 2000 were $736 and $7,493, respectively.

  (k) Income Taxes

     Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are

                            UNISPHERE NETWORKS, INC.
             (AN INDIRECT MAJORITY-OWNED SUBSIDIARY OF SIEMENS AG)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     The Company does not file separate income tax returns, but rather is included in the consolidated income tax returns of its parent, Siemens Corporation, a majority-owned subsidiary of Siemens AG. The Company has entered into a tax sharing agreement with Siemens Corporation. Under this agreement, the Company will reimburse Siemens Corporation for the Company's federal and state income tax liability computed as if its tax returns were filed on a stand alone basis. The Company may use the tax benefits of net operating losses and credits generated by the Company solely to reduce its liability to Siemens Corporation. Siemens Corporation is not obligated to reimburse the Company for any tax benefits in excess of the aggregate liability to Siemens Corporation up to the date of an initial public offering ("IPO") of the Company's stock. Subsequent to the date of the IPO, Siemens Corporation will reimburse the Company for any tax attributes utilized by Siemens Corporation when the Company could have used them on a separate return basis. The Company is obligated to pay Siemens Corporation for any adjustment made by a taxing authority in a consolidated return year, the benefit of which is subsequently realized by the Company in a non-consolidated tax year.

  (l) Net Loss Per Share

     Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of unrestricted common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period, if dilutive. Common equivalent shares are composed of restricted common shares and incremental common shares issuable upon the exercise of stock options. There were no dilutive common equivalent shares for the period ended September 30, 1999 and for the year ended September 30, 2000.

     The following table sets forth the computation of basic and diluted net loss per share:

                                                        JANUARY 12, 1999
                                                       (DATE OF INCEPTION)
                                                             THROUGH
                                                          SEPTEMBER 30,          YEAR ENDED
                                                              1999           SEPTEMBER 30, 2000
                                                       -------------------   ------------------
Numerator:
  Net loss...........................................       $(385,053)           $(433,682)
                                                            =========            =========
Denominator:
  Weighted average common shares outstanding.........          86,133               86,399
                                                            =========            =========
Basic and diluted net loss per share.................       $   (4.47)           $   (5.02)
                                                            =========            =========

     At September 30, 1999 and 2000, options to purchase 2,896 and 14,139 shares of common stock, respectively, at an average exercise price of $7.35 and $9.64 per share, respectively, and restricted common shares of 0 and 2,741, respectively, have not been included in the computation of diluted net loss per share as their effect would have been anti-dilutive.

  (m) Other Comprehensive Income

     The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" for the period from inception to September 30, 1999. This statement requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. To date, comprehensive loss and net loss are the same.

                            UNISPHERE NETWORKS, INC.
             (AN INDIRECT MAJORITY-OWNED SUBSIDIARY OF SIEMENS AG)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (n) Concentrations of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and receivables. The Company invests its excess cash primarily in deposits with commercial banks.

  (o) Stock-Based Compensation

     The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

  (p) Segment Information

     The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographic areas, and major customers. The Company has determined that it conducts its operations in one business segment.

  (q) Risks and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Certain components and parts used in the Company's products are procured from a single source. The Company obtains some of its parts from one vendor only, even where multiple sources are available, to maintain quality control and enhance working relationships with suppliers. These purchases are made on a purchase order basis. In addition, the majority of the Company's products are manufactured by a single contract manufacturer. The failure of a supplier or the contract manufacturer to deliver on schedule could delay or interrupt the Company's delivery of products and thereby adversely affect the Company's revenues and profits.

     The Company is subject to the rapid technological change inherent in the networking industry. This change includes new product introduction, changes in customer requirements and new technologies. The Company works closely with its customers to understand its customers and the industry requirements. The delay in product and feature introductions could adversely affect the Company's revenues and profits.

(3) ACQUISITIONS

     On April 27, 1999, Siemens purchased Redstone. Under the terms of the Agreement, Siemens purchased all outstanding securities of Redstone for $450,000 in cash. The transaction was accounted for as a purchase. In conjunction with the acquisition, Siemens entered into a Milestone Incentive Compensation Plan whereby if certain performance criteria and development milestones were achieved, Siemens would compensate the employees of Redstone with cash incentives. In June 1999, Siemens contributed the stock of Redstone to the Company, which has accounted for the acquisition and Redstone's results of operations from the date of acquisition, as if the Company had effectively acquired Redstone. During the period ended September 30, 1999 and the year ended September 30, 2000, the Company expensed $35,000 and $15,000, respectively, related to the Milestone Incentive Compensation

                            UNISPHERE NETWORKS, INC.
             (AN INDIRECT MAJORITY-OWNED SUBSIDIARY OF SIEMENS AG)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Plan for milestones which had been achieved as of those dates. No additional milestone payments remain as of September 30, 2000.

     On April 20, 1999, Siemens acquired Castle. Under the terms of the Agreement, Siemens purchased all outstanding securities of Castle for $300,000 in cash. The transaction was accounted for as a purchase. In conjunction with the acquisition, Siemens entered into a Milestone Incentive Compensation Plan whereby if certain performance criteria and development milestones were achieved, Siemens would compensate the employees of Castle with cash incentives. In June 1999, Siemens contributed the stock of Castle to the Company, which has accounted for the acquisition and Castle's results of operations from the date of acquisition, as if the Company had effectively acquired Castle. During the period ended September 30, 1999 and the year ended September 30, 2000, the Company had expensed and paid $10,000 and $5,000, respectively, related to the Milestone Incentive Compensation Plan for milestones which had been achieved as of those dates. No additional milestone payments remain as of September 30, 2000.

     On March 12, 1999, Siemens acquired Argon. Under the terms of the Agreement, Siemens purchased all outstanding securities of Argon for $200,000 in cash. The transaction was accounted for as a purchase. In conjunction with the acquisition, Siemens entered into a Milestone Incentive Compensation Plan whereby if certain performance criteria and development milestones were achieved, Siemens would compensate the employees of Argon with cash incentives. In June 1999, Siemens contributed the stock of Argon to the Company, which has accounted for the acquisition and Argon's results of operations from the date of acquisition, as if the Company had effectively acquired Argon. No development milestones had been achieved during the period ended September 30, 1999, therefore no costs were accrued. At the time of acquisition, Siemens also initiated a retention bonus plan, for which the Company expensed $2,140 and $11,133 of cost related to time-based payments in the period ended September 30, 1999 and the year ended September 30, 2000, respectively. No additional retention bonus plan payments remain as of September 30, 2000.

     The amounts allocated to purchased in-process research and development were determined through established valuation techniques in the high-technology communications industry and were expensed upon acquisition, because technological feasibility had not been established and no future alternative uses existed.

     Summary of purchase transactions:

                                     ALLOCATED TO
                                       PURCHASED     ALLOCATED                 NET
                                      IN-PROCESS        TO       ALLOCATED   TANGIBLE    TOTAL
                                     RESEARCH AND    ASSEMBLED      TO        ASSETS    PURCHASE
ENTITY ACQUIRED                       DEVELOPMENT    WORKFORCE   GOODWILL    ACQUIRED    PRICE
---------------                      -------------   ---------   ---------   --------   --------
Redstone Communications                $101,700       $1,130     $342,127    $ 5,043    $450,000
Castle Networks                          79,300          870      214,363      5,467     300,000
Argon Networks                           36,400          990      148,119     14,491     200,000
                                       --------       ------     --------    -------    --------
                                       $217,400       $2,990     $704,609    $25,001    $950,000
                                       ========       ======     ========    =======    ========

                            UNISPHERE NETWORKS, INC.
             (AN INDIRECT MAJORITY-OWNED SUBSIDIARY OF SIEMENS AG)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     All payments related to the milestone incentive compensation plans and retention plan are being recorded as expense in the consolidated financial statements of Unisphere in the periods following the acquisitions. The expense is recorded as the milestones are achieved for the milestone plans and ratably over the retention period for the retention plan. For the period from January 12, 1999 (date of inception) to September 30, 1999 and for the year ended September 30, 2000, aggregate expense of $47,140 and $31,133, respectively, was recorded as follows in the accompanying consolidated statement of operations:

                                                          JANUARY 12, 1999
                                                         (DATE OF INCEPTION)
                                                               THROUGH           YEAR ENDED
                                                            SEPTEMBER 30,       SEPTEMBER 30,
                                                                1999                2000
                                                         -------------------    -------------
Cost of revenues.......................................        $   923             $ 1,051
Research and development...............................         34,895              25,773
Sales and marketing....................................          3,919               1,278
General and administrative.............................          7,403               3,031
                                                               -------             -------
                                                               $47,140             $31,133
                                                               =======             =======

                            UNISPHERE NETWORKS, INC.
             (AN INDIRECT MAJORITY-OWNED SUBSIDIARY OF SIEMENS AG)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(4) FINANCIAL STATEMENT DETAILS

     The following table summarizes balance sheet items by major component:

                                                            SEPTEMBER 30,    SEPTEMBER 30,
                                                                1999             2000
                                                            -------------    -------------
Inventories, net:
  Component parts.........................................    $     --         $   4,390
  Finished goods..........................................         532             9,969
                                                              --------         ---------
                                                              $    532         $  14,359
                                                              ========         =========
Prepaid expenses and other current assets:
  Deposits................................................         447             1,190
  Non-trade receivables...................................          --               606
  Service contracts.......................................         211               570
  Offering costs..........................................          --             1,209
  Interest receivable from officers.......................          --               322
  Other...................................................         447               975
                                                              --------         ---------
                                                              $  1,105         $   4,872
                                                              ========         =========
Property and equipment:
  Computer and telecommunications equipment...............    $ 15,152         $  40,444
  Evaluation and service components.......................       1,178             5,612
  Furniture and office equipment..........................         986             1,560
  Leasehold improvements..................................         248             1,841
                                                              --------         ---------
                                                                17,564            49,457
  Less: accumulated depreciation and amortization.........      (3,359)          (15,158)
                                                              --------         ---------
       Property and equipment, net........................    $ 14,205         $  34,299
                                                              ========         =========
Intangible assets:
  Goodwill................................................    $704,609         $ 556,490
  Workforce...............................................       2,990             2,555
                                                              --------         ---------
                                                               707,599           559,045
  Less: accumulated amortization..........................     (61,629)         (158,918)
                                                              --------         ---------
       Intangible assets, net.............................    $645,970         $ 400,127
                                                              ========         =========
Accrued expenses:
  Accrued employee-related expenses.......................    $  4,732         $   9,226
  Accrued professional fees...............................         850             2,413
  Accrued warranty........................................          19             3,446
  Accrued marketing.......................................         930               542
  Other liabilities.......................................       5,355             3,707
                                                              --------         ---------
                                                              $ 11,886         $  19,334
                                                              ========         =========

                            UNISPHERE NETWORKS, INC.
             (AN INDIRECT MAJORITY-OWNED SUBSIDIARY OF SIEMENS AG)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(5) COMMITMENTS AND CONTINGENCIES

     The Company's primary office facilities are leased under noncancelable leases that expire at various times through 2004. Rent expense under operating leases was $1,252 and $4,347 for the period from inception through September 30, 1999 and for the year ended September 30, 2000, respectively. At September 30, 2000, future minimum lease payments under all non-cancelable operating leases were as follows:

2001.......................................................  $ 5,135
2002.......................................................    6,037
2003.......................................................    5,930
2004.......................................................    5,482
2005.......................................................    4,161
Thereafter.................................................   23,251
                                                             -------
Total future minimum lease payments........................  $49,996
                                                             =======

     In March 2000, the Company entered into a 10-year lease for a 225,000 square foot building in Westford, Massachusetts. The landlord is in the process of constructing the building and the Company anticipates occupancy in January 2001. The Company has placed $9,250 in escrow to cover the cost of tenant improvements. At the time of occupancy, the escrow account will be released to the lessor and the Company will commence paying annual lease payments ranging from $2,386 to $2,829, which are included in the table above. The escrow payment is included in long-term deposits in the accompanying consolidated balance sheets.

(6) RELATED PARTY TRANSACTIONS

     The Company has been funded since inception by Siemens. The funding is provided based on the Company's operating needs and is accounted for as a capital contribution. Total capital contributions from Siemens includes the contribution of the stock of Argon, Castle and Redstone, valued at $950,000, and capital contributions to fund operations of $49,951 and $212,503 for the period ended September 30, 1999 and for the year ended September 30, 2000, respectively.

     The Company has transactions in the normal course of business with Siemens group companies. Balances resulting from these transactions are reflected on the balance sheet as accounts receivable from related parties and accounts payable to related parties. Transactions included in the statement of operations for the period ended September 30, 1999 and for the year ended September 30, 2000 are as follows:

                                                          JANUARY 12, 1999
                                                         (DATE OF INCEPTION)
                                                               THROUGH           YEAR ENDED
                                                            SEPTEMBER 30,       SEPTEMBER 30,
                                                                1999                2000
                                                         -------------------    -------------
Sales to related parties...............................        $1,786              $20,343
Engineering expenses...................................         1,350                9,216
Rent expenses..........................................           269                  861
Other expenses.........................................           806                  762

                            UNISPHERE NETWORKS, INC.
             (AN INDIRECT MAJORITY-OWNED SUBSIDIARY OF SIEMENS AG)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(7) STOCKHOLDERS' EQUITY

  (a) Common Stock

     The Company has authorized 105,824 shares of common stock, $.01 par value, of which 86,133 and 90,285 were outstanding at September 30, 1999 and 2000, respectively. The holders of the common stock are entitled to one vote for each share held.

     On April 21, 2000, the Board of Directors approved a 1-for-3 reverse stock split. The accompanying financial statements reflect the effects of this reverse split for all periods presented. In addition, the Board of Directors increased the authorized number of shares of common stock to 104,404 and increased the common stock reserved for issuance pursuant to the 1999 Stock Incentive Plan to 18,271 shares. In July 2000, the Board of Directors further increased the authorized number of shares of common stock to 105,824 and increased the common stock reserved for issuance pursuant to the 1999 Stock Incentive Plan to 19,690 shares.

  (b) Notes Receivable From Officers

     In connection with the sale of restricted stock and in accordance with the original terms of the award, the Company accepted promissory notes from its Chief Executive Officer and Chief Operating Officer in the amounts of $26,225 and $2,098, respectively. The notes are secured by the purchased shares and have recourse to the general assets of the officers of 25% of the principal balance and 100% of the accrued interest on the notes. Interest paid is not refundable to the officers. The notes mature in January 2003 and bear interest at the six-month LIBOR index rate plus fifty basis points per annum (7.4% at September 30, 2000).

(8) INCOME TAXES

     The Company prepared its tax provision as if it filed tax returns on a stand-alone basis. No current provision for federal or state income taxes has been recorded as the Company has incurred net operating losses since inception. The following table reconciles the federal statutory income tax rate to the Company's effective income tax rate:

                                                        JANUARY 12, 1999
                                                       (DATE OF INCEPTION)
                                                             THROUGH
                                                          SEPTEMBER 30,          YEAR ENDED
                                                              1999           SEPTEMBER 30, 2000
                                                       -------------------   -------------------
Income taxes at federal statutory rate...............          34.0%                 34.0%
Write-off of acquired in-process research and
  development........................................         (19.2)                   --
Non-deductible goodwill amortization.................          (5.4)                (10.0)
Write-off of impaired intangible asset...............            --                  (9.3)
Tax benefit utilized by parent company...............          (9.0)                (13.3)
Change in valuation allowance and other..............          (0.4)                 (1.4)
                                                              -----                ------
                                                                 --%                   --%
                                                              =====                ======

                            UNISPHERE NETWORKS, INC.
             (AN INDIRECT MAJORITY-OWNED SUBSIDIARY OF SIEMENS AG)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     At September 30, 1999 and 2000, the Company had net operating loss and tax credit carryforwards resulting from current operations and from its acquisitions of Redstone, Castle and Argon. The Company has recorded a full valuation allowance against these net operating loss and tax credit carryforwards, as well as the net deferred tax assets since management believes that, after considering all the available objective evidence, both positive and negative, it is more likely than not that these assets will not be realized. No deferred income tax provision has been recorded because of the valuation allowance. Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of federal deferred tax assets and liabilities are comprised of the following:

                                                              SEPTEMBER 30,   SEPTEMBER 30,
                                                                  1999            2000
                                                              -------------   -------------
Deferred tax assets:
  Net operating loss and credit carryforwards...............    $ 18,192        $ 20,531
  Employee-related costs....................................       5,070           9,868
  Accrued compensation......................................       1,532             377
  Amortizable start-up costs................................         546             480
  Inventory reserves........................................         256           5,585
  Bad debt reserves.........................................          --             961
  Warranty reserves.........................................          --           1,267
  Accrued pension...........................................          --             457
  Other.....................................................           8             854
                                                                --------        --------
          Total gross deferred tax asset....................      25,604          40,380
          Less valuation allowance..........................     (24,542)        (39,780)
                                                                --------        --------
          Net deferred tax asset............................       1,062             600
                                                                --------        --------
Deferred tax liabilities:
  Basis differences in acquired intangible assets...........       1,027             527
  Depreciation..............................................          35              73
                                                                --------        --------
          Total gross deferred tax liability................       1,062             600
                                                                --------        --------
          Net deferred tax asset............................    $     --        $     --
                                                                ========        ========

     Subsequently reported tax benefits relating to the valuation allowance for deferred tax assets as of June 30, 2000 will be allocated as follows:

                                                              SEPTEMBER 30,
                                                                  2000
                                                              -------------
Income tax benefit that would be reported in the statement
  of operations.............................................     $29,200
Income tax benefit that would be reported as a decrease to
  goodwill..................................................      10,438
Income tax benefit that would increase additional paid-in
  capital...................................................         142
                                                                 -------
                                                                 $39,780
                                                                 =======

     The Company has federal and state net operating loss carryforwards of approximately $6,013 and $258,641, respectively, as of September 30, 2000. The federal net operating loss carryforward will expire in 2018 and the state net operating loss carryforwards will expire from 2002 through 2005. In addition, the Company has federal and state tax credit carryforwards of approximately $1,070 and $1,818, respectively, as of September 30, 2000, which will expire from 2011 through 2018. The utilization of the net operating

                            UNISPHERE NETWORKS, INC.
             (AN INDIRECT MAJORITY-OWNED SUBSIDIARY OF SIEMENS AG)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

losses may be limited pursuant to Internal Revenue Code Section 382 as a result of prior and future ownership changes. In addition, to the extent these net operating losses can be utilized by Siemens Corporation, the Company is not entitled to any reimbursement under the existing tax sharing arrangement and the Company will not receive any current or future income tax benefit related to these net operating losses.

(9) STOCK-BASED COMPENSATION

     In July 1999, the Company adopted the 1999 Stock Incentive Plan (the "Plan"). The Plan provides for the granting of stock options to acquire common stock to employees, advisors and consultants of the Company. Options granted under the Plan may be either incentive stock options or non-statutory (i.e., nonqualified) stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees, non-employee directors, advisors and consultants. The Company has reserved 19,690 shares of common stock for issuance under the Plan.

     Options under the Plan may be granted for periods of up to ten years and at prices to be determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO shall not be less than 100% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. Options granted generally vest over four years.

     A restricted stock award provides for the issuance of common stock to directors, officers, consultants and other key personnel at prices determined by the Board of Directors or a Committee selected by the Board of Directors. Participants' unvested shares are subject to repurchase by the Company at the original sale price. Generally, vesting occurs over a three to four year period. As of September 30, 2000, the Company had the right to repurchase up to 2,741 unvested shares at the original sale price of $10.50 per share.

     The following table presents activity under the Plan for the period from January 12, 1999 (date of inception) to September 30, 1999 and for the year ended September 30, 2000:

                                     SHARES         STOCK       RESTRICTED
                                    AVAILABLE      OPTIONS         STOCK       WEIGHTED AVERAGE
                                    FOR GRANT    OUTSTANDING    OUTSTANDING     EXERCISE PRICE
                                    ---------    -----------    -----------    ----------------
Shares authorized.................     4,533                          --            $  --
Options granted...................    (3,104)       3,104             --             7.35
Options terminated................       208         (208)            --             7.35
                                     -------       ------         ------
Balance at September 30, 1999.....     1,637        2,896             --             7.35
Shares authorized.................    15,157           --             --               --
Options and restricted stock
  granted.........................   (16,592)      13,371          3,221            10.02
Options exercised.................        --         (930)            --             8.58
Restricted stock purchased........        --           --         (3,221)           10.50
Options terminated................     1,198       (1,198)            --             7.79
                                     -------       ------         ------
Balance at September 30, 2000.....     1,400       14,139             --             9.64
                                     =======       ======         ======

                            UNISPHERE NETWORKS, INC.
             (AN INDIRECT MAJORITY-OWNED SUBSIDIARY OF SIEMENS AG)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes stock options outstanding and exercisable at September 30, 2000:

                                OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
              -------------------------------------------------------   ------------------------------
  EXERCISE      NUMBER         WEIGHTED AVERAGE      WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
   PRICES     OUTSTANDING   REMAINING LIFE (YEARS)    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
------------  -----------   ----------------------   ----------------   -----------   ----------------
$7.35-$10.50    13,737               9.12                  $9.42           1,097           $9.02
   $17.10          402               9.91                  17.10              --              --
                ------                                                     -----           -----
                14,139               9.14                   9.64           1,097            9.02
                ======                                                     =====

     The weighted average grant date fair value of options granted in the period ended September 30, 1999 and the year ended September 30, 2000 was $0.00 and $4.85, respectively. The weighted average modification date fair value of stock options modified in April 2000, as discussed below, was $3.62. Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net loss would have been $385,053 and $432,975 and basic and diluted net loss per share would have been $4.47 and $5.01, for the period ended September 30, 1999 and for the year ended September 30, 2000, respectively.

     The Company calculated the fair value of each option on the date of grant using the Black-Scholes pricing model with the following weighted average assumptions:

                                            JANUARY 12, 1999
                                          (DATE OF INCEPTION)
                                                THROUGH           YEAR ENDED
                                             SEPTEMBER 30,       SEPTEMBER 30,
                                                  1999               2000
                                          --------------------   -------------
Expected life (years)...................             5                   5
Risk free interest rate.................          6.03%               6.25%
Volatility..............................            --                  65%
Dividend yield..........................            --                  --

     During the year ended September 30, 2000, the Company issued 176 non-qualified stock options to non-employees for services rendered and has valued these stock options using a Black-Scholes option pricing model. The Company used a volatility factor of 65%, a risk free interest rate of 6.03%, a dividend rate of zero and the contractual lives of the grants, which ranged from one to ten years. At September 30, 2000, the Company had 176 non-qualified stock options outstanding to non-employees. The Company has fully amortized the deferred compensation of $630 into expense during the year ended September 30, 2000 for the grant of options to non-employees.

     During the year ended September 30, 2000, the Company sold 3,221 shares of restricted common stock and granted 4,530 stock options to purchase common stock at amounts lower than the estimated fair market value. Accordingly, the Company has recorded deferred compensation related to the restricted common stock and common stock options that were sold or issued at amounts less than estimated fair market value. During fiscal 2000, the Company recorded $48,045 in deferred compensation related to restricted common stock and stock options issued to employees of the Company. In addition, the Company recorded compensation expense of $9,985 in fiscal 2000 related to the amortization of deferred compensation over the vesting period. Future amortization of the deferred compensation will be $13,215 in 2001, $13,215 in 2002, $8,639 in 2003, $2,558 in 2004 and $433 in
2005.

     In April 2000, the Company changed the exercise price of 2,344 employee stock options to purchase common stock. At September 30, 2000, stock options for the purchase of 370 shares of common stock had been exercised and 146 stock options had been cancelled. The remaining 1,828 stock options will become

                            UNISPHERE NETWORKS, INC.
             (AN INDIRECT MAJORITY-OWNED SUBSIDIARY OF SIEMENS AG)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

exercisable over a four-year period. During the year ended September 30, 2000, the Company recorded $22,654 in deferred compensation and $11,849 of non-cash compensation expense related to these stock options. Deferred compensation amounts are being amortized over the vesting periods of the applicable stock options. We cannot estimate the effect of stock-based compensation related to employee stock options for which we changed the exercise price since determination of variable stock-based compensation expense is based on the fair market value of our common stock in future periods.

(10) EMPLOYEE BENEFIT PLAN

     The Company sponsors several defined contribution plans covering substantially all of its employees which are designed to be qualified under
Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plans through payroll deductions within statutory and plan limits. The Company recorded expense of $13 and $0 related to the plans in the period from January 12, 1999 (date of inception) to September 30, 1999 and for the year ended September 30, 2000, respectively.

(11) GEOGRAPHIC INFORMATION AND MAJOR CUSTOMERS

     The Company operates in a single industry segment encompassing the design, development, manufacture, marketing, and technical support of networking products and services.

     In the period ended September 30, 1999 and for the year ended September 30, 2000, Siemens accounted for approximately 63.5% and 41.0%, respectively, of net revenues. In addition, the Company had a customer who accounted for 28.3% of net revenue for the year ended September 30, 2000.

     Geographic revenues, which are attributed to countries based on the location of the customer, are as follows:

                                           JANUARY 12, 1999
                                          (DATE OF INCEPTION)
                                                THROUGH             YEAR ENDED
                                          SEPTEMBER 30, 1999    SEPTEMBER 30, 2000
                                          -------------------   ------------------
United States...........................        $2,020               $29,173
International
  Asia Pacific..........................           229                 9,886
  South and Latin America...............            --                   711
  Europe................................           564                 9,858
                                                ------               -------
          Total international
            revenues....................           793                20,455
                                                ------               -------
          Total net revenues............        $2,813               $49,628
                                                ======               =======

     There were no significant long-lived assets located in foreign countries at September 30, 1999 and 2000.

(12) SUBSEQUENT EVENT (UNAUDITED)

     On October 20, 2000, the Company entered into a definitive agreement to acquire BroadSoft, Inc. in a stock-for-stock merger. BroadSoft is a development stage company that provides software architecture that supports business telephony applications for use on the internet, such as call waiting, voice mail and conferencing. Under the terms of the agreement, each share of BroadSoft common stock will be converted into shares of the Company's common stock and all outstanding options to acquire BroadSoft common stock will be exchanged for options to purchase shares of the Company's common stock. The total number of shares of the Company's common stock that will be issued in the BroadSoft acquisition, together with the number of shares of the Company's common stock issuable upon exercise of the assumed BroadSoft options, will be between 5,710,000 and 7,460,000. The actual number will depend upon the trading price

                            UNISPHERE NETWORKS, INC.
             (AN INDIRECT MAJORITY-OWNED SUBSIDIARY OF SIEMENS AG)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

for the Company's common stock in the public market during a specified period following the completion of the Company's initial public offering of its common stock.

     The closing of the BroadSoft acquisition is subject to the condition that the Company has completed an initial public offering of its common stock and that the registration statement that the Company will file with the Securities and Exchange Commission registering the shares of common stock issuable to BroadSoft stockholders has been declared effective, and to a variety of other customary conditions.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Redstone Communications, Inc.:

     We have audited the accompanying balance sheet of Redstone Communications, Inc. (a development stage enterprise) as of April 27, 1999 and the related statements of operations, stockholders' deficit and cash flows for the period from January 1, 1999 to April 27, 1999 and for the cumulative period from inception (September 16, 1997) to April 27, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Redstone Communications, Inc. as of April 27, 1999, and the results of its operations and its cash flows for the period from January 1, 1999 to April 27, 1999 and for the cumulative period from inception (September 16, 1997) to April 27, 1999, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

June 28, 2000
Boston, Massachusetts

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS
       FOR THE PERIOD FROM JANUARY 1, 1999 TO APRIL 27, 1999 AND FOR THE CUMULATIVE PERIOD FROM INCEPTION (SEPTEMBER 16, 1997) TO APRIL 27, 1999

                                                              JANUARY 1, 1999 TO      CUMULATIVE
                                                                APRIL 27, 1999      FROM INCEPTION
                                                              ------------------    --------------
Operating expenses:
  Research and development..................................     $ 21,002,559        $ 30,272,565
  Sales and marketing.......................................        6,446,254           7,218,075
  General and administrative................................        1,169,394           2,066,991
                                                                 ------------        ------------
          Total operating expenses..........................       28,618,207          39,557,631
                                                                 ------------        ------------
Loss from operations........................................      (28,618,207)        (39,557,631)
                                                                 ------------        ------------
Other income (expense), net:
  Interest income...........................................          124,709             614,819
  Interest expense..........................................          (15,455)            (38,629)
  Other income (expense)....................................           (2,446)            (24,284)
                                                                 ------------        ------------
          Other income (expense), net.......................          106,808             551,906
                                                                 ------------        ------------
          Net loss..........................................     $(28,511,399)       $(39,005,725)
                                                                 ============        ============
Net loss per share -- basic and diluted.....................     $     (19.84)
                                                                 ============
Weighted average shares outstanding -- basic and diluted....        1,436,754
                                                                 ============

                See accompanying notes to financial statements.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEET
                                 APRIL 27, 1999

ASSETS
Current assets:
  Cash and cash equivalents.................................  $  3,969,424
  Inventory.................................................       419,857
  Prepaid expenses and other current assets.................       305,879
                                                              ------------
          Total current assets..............................     4,695,160
Property and equipment, net.................................     1,753,710
                                                              ------------
          Total assets......................................  $  6,448,870
                                                              ============
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS'
  DEFICIT
Current liabilities:
  Accounts payable..........................................  $    983,578
  Accrued expenses..........................................       966,417
                                                              ------------
          Total current liabilities.........................     1,949,995
                                                              ------------
Commitments and contingencies
Redeemable preferred stock, $.01 par value; 10,000,000
  shares authorized:
  Series A redeemable convertible preferred stock, $.01 par
     value; 5,670,000 shares designated, issued and
     outstanding; liquidation value of $7,200,900...........     7,200,900
  Series B redeemable convertible preferred stock, $.01 par
     value; 2,486,702 shares designated, issued and
     outstanding; liquidation value of $12,433,510..........    12,433,510
Stockholders' deficit:
  Common stock, $.001 par value; 20,000,000 shares
     authorized, 5,005,250 shares issued and outstanding....         5,005
  Additional paid-in capital................................    23,869,854
  Deficit accumulated during the development stage..........   (39,005,725)
  Common stock in treasury, at cost, 54,375 shares..........        (4,669)
                                                              ------------
          Total stockholders' deficit.......................   (15,135,535)
                                                              ------------
          Total liabilities, redeemable preferred stock and
          stockholders' deficit.............................  $  6,448,870
                                                              ============

                See accompanying notes to financial statements.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
     FOR THE PERIODS FROM INCEPTION (SEPTEMBER 16, 1997) TO APRIL 27, 1999

                                                                 DEFICIT
                                                               ACCUMULATED
                              COMMON STOCK       ADDITIONAL       DURING                       TREASURY STOCK         TOTAL
                           -------------------     PAID-IN     DEVELOPMENT      DEFERRED      -----------------   STOCKHOLDERS'
                            SHARES     AMOUNT      CAPITAL        STAGE       COMPENSATION    SHARES     COST        DEFICIT
                           ---------   -------   -----------   ------------   -------------   -------   -------   -------------
Issuance of common
  stock..................  3,437,500   $3,438    $    12,932   $         --   $         --         --   $    --   $     16,370
Net loss.................         --       --             --       (592,207)            --         --        --       (592,207)
                           ---------   ------    -----------   ------------   ------------    -------   -------   ------------
Balance at December 31,
  1997...................  3,437,500   $3,438    $    12,932   $   (592,207)  $         --         --   $    --   $   (575,837)
Issuance of common
  stock..................  1,501,500    1,502        291,259             --             --         --        --        292,761
Repurchase of common
  stock..................         --       --             --             --             --    (45,000)  $  (450)          (450)
Options exercised........      5,000        4             45             --             --         --        --             49
Deferred compensation on
  employee grants........         --       --      7,349,675             --     (7,349,675)        --        --             --
Amortization of deferred
  compensation on
  employee grants........         --       --             --             --        541,774         --        --        541,774
Deferred compensation on
  non-employee grants....         --       --      2,456,793             --     (2,456,793)        --        --             --
Amortization of deferred
  compensation on non-
  employee grants........         --       --             --             --        808,306         --        --        808,306
Net loss.................         --       --             --     (9,902,119)            --         --        --     (9,902,119)
                           ---------   ------    -----------   ------------   ------------    -------   -------   ------------
Balance at December 31,
  1998...................  4,944,000   $4,944    $10,110,704   $(10,494,326)  $ (8,456,388)   (45,000)  $  (450)  $ (8,835,516)
Options exercised........     14,750       15          1,380             --             --         --        --          1,395
Issuance of common
  stock..................     46,500       46         23,205             --             --         --        --         23,251
Repurchase of common
  stock..................         --       --             --             --             --     (9,375)   (4,219)        (4,219)
Deferred compensation on
  employee grants........         --       --     10,836,241             --    (10,836,241)        --        --             --
Amortization of deferred
  compensation on
  employee grants........         --       --             --             --     17,644,142         --        --     17,644,142
Deferred compensation on
  non-employee grants....         --       --      2,898,324             --     (2,898,324)        --        --             --
Amortization of deferred
  compensation on non-
  employee grants........         --       --             --             --      4,546,811         --        --      4,546,811
Net loss.................         --       --             --    (28,511,399)            --         --        --    (28,511,399)
                           ---------   ------    -----------   ------------   ------------    -------   -------   ------------
Balance at April 27,
  1999...................  5,005,250   $5,005    $23,869,854   $(39,005,725)  $         --    (54,375)  $(4,669)  $(15,135,535)
                           =========   ======    ===========   ============   ============    =======   =======   ============

                See accompanying notes to financial statements.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS
       FOR THE PERIOD FROM JANUARY 1, 1999 TO APRIL 27, 1999 AND FOR THE CUMULATIVE PERIOD FROM INCEPTION (SEPTEMBER 16, 1997) TO APRIL 27, 1999

                                                              JANUARY 1, 1999 TO      CUMULATIVE
                                                                APRIL 27, 1999      FROM INCEPTION
                                                              ------------------    --------------
Cash flows from operating activities:
  Net loss..................................................     $(28,511,399)       $(39,005,725)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation...........................................          211,750             581,632
     Amortization of deferred compensation on employee
       grants...............................................       17,644,142          18,185,916
     Amortization of deferred compensation on non-employee
       grants...............................................        4,546,811           5,355,117
     Changes in operating assets and liabilities:
       Inventory............................................         (419,857)           (419,857)
       Prepaid expenses and other current assets............         (213,546)           (305,879)
       Accounts payable.....................................           94,116             983,578
       Accrued expenses.....................................          699,189             966,417
                                                                 ------------        ------------
          Net cash used in operations.......................       (5,948,794)        (13,658,801)
                                                                 ------------        ------------
Cash flows from investing activity:
  Purchases of property and equipment.......................         (523,790)         (2,335,342)
                                                                 ------------        ------------
Cash flows from financing activities:
  Proceeds from issuance of common stock....................           24,646             333,826
  Proceeds from issuance of preferred stock, Series A.......               --           7,200,900
  Proceeds from issuance of preferred stock, Series B.......               --          12,433,510
  Repurchase of common stock................................           (4,219)             (4,669)
  Proceeds from issuance of long-term debt..................               --             550,000
  Repayment of long-term debt...............................         (550,000)           (550,000)
                                                                 ------------        ------------
          Net cash provided by (used in) financing
            activities......................................         (529,573)         19,963,567
                                                                 ------------        ------------
          Net increase (decrease) in cash and cash
            equivalents.....................................       (7,002,157)          3,969,424
Cash and cash equivalents at beginning of period............       10,971,581                  --
                                                                 ------------        ------------
Cash and cash equivalents at end of period..................     $  3,969,424        $  3,969,424
                                                                 ============        ============
Supplemental cash flow information:
  Interest paid.............................................     $     14,233        $     23,742
                                                                 ============        ============
  Income taxes paid.........................................     $         --        $      1,190
                                                                 ============        ============

                See accompanying notes to financial statements.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS
       FOR THE PERIOD FROM JANUARY 1, 1999 TO APRIL 27, 1999 AND FOR THE CUMULATIVE PERIOD FROM INCEPTION (SEPTEMBER 16, 1997) TO APRIL 27, 1999

(1) NATURE OF THE BUSINESS AND BASIS OF PRESENTATION

     Redstone Communications, Inc. (the "Company") was incorporated in Delaware on September 16, 1997. The Company was founded to develop a high density routing solution that concentrates hundreds of permanent access lines into the public IP network. The Company's products will allow service providers to increase revenues by offering tiered bandwidth and pricing options.

     The Company is a development stage enterprise as defined in Statement of Financial Accounting Standards No. 7, and is devoting substantially all of its efforts to conducting research and development and raising capital to fund operations. The ultimate success of the Company is dependent upon the development and marketing of its products and its ability to secure adequate financing until the Company is operating profitably.

     The Company is subject to a number of risks similar to other companies in the industry, including rapid technological change, uncertainty of market acceptance of products, competition from substitute products and larger companies, protection of proprietary technology and dependence on key individuals.

     On March 14, 1999, the Company entered into an agreement and plan of merger (the "Merger") by and among Siemens Corporation ("Siemens"), Wolf Acquisition Corp. ("WAC"), a wholly owned subsidiary of Siemens, and Redstone Communications Inc., whereby WAC acquired all of the outstanding capital stock of the Company for $450 million in cash (the "Consideration") and WAC merged with and into the Company, with the Company becoming a wholly owned subsidiary of Siemens. In addition, the employees of the Company are entitled to receive an additional $50 million based on certain project milestones and employee retention criteria as defined.

     Upon consummation of the Merger on April 27, 1999, all shares of treasury stock owned by the Company were canceled and retired and the vesting for all unvested restricted common shares and outstanding common stock options was accelerated by 50%. In addition, Siemens settled all remaining unvested stock options. The consideration received by the common stockholders, preferred stockholders and common stock option holders was equal to $32.59 per share.

     The financial statements and notes to financial statements herein have been prepared to reflect the financial position of the Company immediately prior to the effective time of the Merger and do not include any adjustments for the application of push-down accounting, except that the Company has expensed all of the remaining unamortized deferred compensation related to the restricted common shares and outstanding common stock options. See Note 9.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Financial and Credit Risk

     Financial investments which potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains a bank account with a major financial institution.

  (b) Cash and Cash Equivalents

     Cash equivalents consist of commercial paper, mutual funds, discount notes and repurchase agreements with remaining maturities at acquisition of three months or less and are carried at cost plus accrued interest which approximates fair value.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (c) Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, typically three years. Upon sale or retirement, the asset cost and the related accumulated depreciation would be removed from the accounts and any resulting gain or loss would be reflected in operations. Expenditures for maintenance and repair are charged to expense when incurred.

  (d) Research and Development Costs

     Research and development costs are charged to expense as incurred.

  (e) Income Taxes

     Deferred tax assets and liabilities are determined based on the difference between the financial statement and the tax basis of assets and liabilities using current statutory tax rates. A valuation reserve against deferred tax assets is recorded if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

  (f) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions regarding items that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  (g) Stock-Based Compensation

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of stock-based awards on the date of grant. For employee stock-based awards, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25 and provide pro forma net earnings disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure of SFAS No. 123.

     The Company accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the grant date fair value of the equity instruments issued, whichever is more reliably measurable.

  (h) Basic and Diluted Net Loss Per Common Share

     Basic and diluted net loss per share is presented under the provisions of SFAS No. 128, Earnings per Share, and is calculated by dividing the net loss for the period by the weighted average number of unrestricted common shares outstanding during the period. Since the Company incurred a net loss for the periods presented, common stock options of 701,313 and restricted common shares of 3,381,836 outstanding at April 27, 1999 were excluded from the diluted net loss per share calculation, as their effect would be antidilutive. As a result, diluted net loss per share is the same as basic net loss per share, and has not been presented separately.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (i) Impairment of Long-Lived Assets

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Estimated fair value is generally based on either appraised value or measured by discounted estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows.

  (j) Fair Value of Financial Instruments

     The carrying amounts of cash, cash equivalents, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these instruments.

  (k) Other Comprehensive Income

     The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" for the period from inception to April 27, 1999. This statement requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. To date, comprehensive loss and net loss are the same.

  (l) Segment Information

     The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographic areas, and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company is a development stage enterprise and has not generated any revenue. The Company has determined that it conducts its operations in one business segment.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at April 27, 1999:

Computer equipment..........................................  $2,174,685
Furniture and fixtures......................................     129,782
                                                              ----------
                                                               2,304,467
Less: accumulated depreciation..............................     550,757
                                                              ----------
Property and equipment, net.................................  $1,753,710
                                                              ==========

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(4) ACCRUED EXPENSES

     Accrued expenses consisted of the following at April 27, 1999:

Accrued legal expenses......................................  $360,000
Payroll and related benefits and taxes......................   297,563
Other accruals..............................................   308,854
                                                              --------
          Total accrued expenses............................  $966,417
                                                              ========

(5) LINE OF CREDIT

     On January 6, 1998, the Company entered into a $1,000,000 commercial equipment line of credit agreement with interest at one quarter of one (.25%) percentage point in excess of the bank's prime rate. On October 15, 1998, the Company entered into an interest rate swap with a notional amount of $600,000 (the outstanding balance on the line of credit on that date), which effectively established an interest rate collar between 7.5% and 8.75% on the interest the Company pays on the outstanding line of credit. During the period ended April 27, 1999, the Company repaid the line of credit and settled the interest rate swap agreement.

(6) INCOME TAXES

     No income tax provision or benefit has been provided for federal income tax purposes as the Company has incurred losses since inception. The actual tax benefit for the period from January 1, 1999 to April 27, 1999 differed from the expected tax benefit (computed by applying the U.S. federal income tax rate of 34% to loss before income taxes) as a result of the following:

Computed expected tax benefit...............................  $(9,693,876)
Increase in deferred tax asset valuation allowance..........    2,500,000
Nondeductible expenses, primarily deferred compensation.....    7,547,791
Increase in federal tax credits.............................     (356,718)
Other.......................................................        2,803
                                                              -----------
                                                              $        --
                                                              ===========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred income taxes were as follows:

Gross deferred tax assets:
  Net operating losses and tax credit carryforwards.........  $ 6,420,000
  Start-up costs............................................      382,000
  Reserves..................................................       16,000
                                                              -----------
          Total.............................................    6,818,000
Valuation allowance.........................................   (6,778,000)
                                                              -----------
          Net deferred tax asset............................       40,000
Deferred tax liability:
  Excess of tax over financial statement depreciation.......  $    40,000
                                                              -----------
                                                              $        --
                                                              ===========

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Management of the Company has evaluated the positive and negative evidence impacting the realizability of its deferred tax assets, and has determined that based on the weight of the available evidence, it is more likely than not that all of the deferred tax assets will not be realized, accordingly, the net deferred tax asset has been fully reserved. If the Company achieves profitability, the net deferred tax asset would be available to offset future income tax expense.

     At April 27, 1999, the Company had federal and state net operating loss carryforwards of approximately $14.6 million and $14.4 million, respectively, which expire in 2017 through 2019 and 2002 through 2004. The use of net operating loss carryforwards may be limited due to changes in ownership of the Company's stock.

(7) REDEEMABLE PREFERRED STOCK

     The Company has authorized 10,000,000 shares of preferred stock of which 1,843,298 remain undesignated and 5,670,000 shares are designated and issued as Series A Redeemable Convertible Preferred Stock ("Series A"), and 2,486,702 shares are designated and issued as Series B Redeemable Convertible Preferred Stock ("Series B"). During 1997, the Company issued 5,500,000 shares of Series A and recorded net proceeds of $6,985,000. During 1998, the Company issued 170,000 shares of Series A and 2,486,702 shares of Series B and recorded net proceeds of $215,900 and $12,433,510, respectively. The terms of Series A and Series B are as follows:

  Conversion

     Each share of Series A and Series B is convertible into one share of common stock at the option of the stockholder, subject to antidilution and other adjustments, by dividing $1.27 for Series A and $5.00 for Series B by the conversion price (in effect at the time). The conversion price shall initially be $1.27 for Series A and $5.00 for Series B. If the Company issues additional shares without consideration or for consideration per share less than the applicable conversion price in effect on the date of such issue, such conversion price shall be reduced, concurrently with such issue, to a price calculated pursuant to the guidelines outlined in the preferred stock agreement.

     Upon the closing of an initial public offering of the Company's common stock, which results in proceeds of at least $10,000,000 and a per share price of at least $10.00, all outstanding shares of Series A and Series B shall be automatically converted into shares of common stock at the then effective conversion rate.

  Dividend, Voting and Other Rights

     Stockholders of Series A and Series B are entitled to the amount of noncumulative dividends per share as would be payable as if the Series A and Series B had been converted into common shares. The holders of Series A and Series B are entitled to vote on all matters and are entitled to the number of votes equal to the number of common shares into which the Series A and Series B are convertible as of the date of record.

  Liquidation Preferences

     In the event of liquidation, dissolution or winding up of the Company, the holders of Series A and Series B are entitled to a liquidation preference of $1.27 and $5.00 per share, respectively, subject to adjustment under certain events as defined in the preferred stock agreement, prior to any distribution to holders of common stock. If upon such liquidation the remaining assets shall be insufficient to pay the holders of Series A and Series B, the holders of Series A, Series B and any other class or series of stock

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

ranking on liquidation on a parity with Series A and Series B shall share ratably in any distribution of the remaining assets of the Company.

  Redemption

     The Company is required to redeem Series A and Series B at a price of $1.27 and $5.00 per share, respectively, plus all accrued but unpaid dividends. The Company will be required to redeem the following respective portions of the number of shares of Series A and Series B held by such holder on the following dates:

                             PORTION OF THEN OUTSTANDING
                           SHARES OF SERIES A AND SERIES B
MANDATORY REDEMPTION DATE  PREFERRED STOCK TO BE REDEEMED
-------------------------  -------------------------------
     August 26, 2003                  33 1/3%
     August 26, 2004                    50%
     August 26, 2005            All shares then held

(8) COMMON STOCK

     The Company has authorized 20,000,000 shares of common stock, $.001 par value. Common stock has full voting rights. Dividend and liquidation rights of common stock are subordinated to those of all series of preferred stock. Additionally, 8,156,702 shares of common stock are reserved for the conversion of preferred stock.

(9) STOCK INCENTIVE PLAN

     In 1997, the Company adopted the 1997 Stock Incentive Plan (the "Plan") for directors, officers, employees and consultants of the Company. In accordance with the Plan, the Company has reserved 4,500,000 shares of common stock for issuance of stock options, restricted stock, and other awards as determined by the Board of Directors (the "Board"). As of April 27, 1999, 836,502 shares of common stock were available for future awards.

  Stock Options

     The Plan provides for the granting of incentive stock options and nonstatutory stock options. All options granted under the Plan are subject to terms and conditions, as determined by the Board, including exercise price, vesting and expiration period. The Board shall establish the exercise price and vesting period at the time each option is granted and specify it in the applicable option agreement. Options typically are granted at fair value and vest over 4 to 5 years with partial acceleration upon certain acquisition events, as defined. The options expire ten years from the date of grant.

     The following is a summary of the Company's stock option plan as of April 27, 1999:

                                                            NUMBER OF     EXERCISE PRICE
                                                             SHARES      WEIGHTED AVERAGE
                                                            ---------    ----------------
Options outstanding at December 31, 1998..................   286,500          $ 0.30
Granted...................................................   440,813            1.33
Exercised.................................................   (14,750)          (0.09)
Cancelled.................................................   (11,250)          (0.02)
                                                             -------
Options outstanding at April 27, 1999.....................   701,313            0.96
                                                             =======

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes stock options outstanding and exercisable at April 27, 1999:

                             OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
           -------------------------------------------------------   ------------------------------
EXERCISE     NUMBER         WEIGHTED AVERAGE      WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
 PRICES    OUTSTANDING   REMAINING LIFE (YEARS)    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
--------   -----------   ----------------------   ----------------   -----------   ----------------
 $ .01        48,000              8.88                 $ .01            41,127          $ .01
   .10        33,500              9.05                   .10            32,876            .10
   .45       182,500              9.50                   .45            96,792            .45
   .50       168,813              9.70                   .50            86,123            .50
  1.00       152,500              9.83                  1.00            76,250           1.00
  3.00       116,000              9.87                  3.00            58,000           3.00
             -------                                                   -------
             701,313              9.58                   .96           391,168            .87
             =======                                                   =======

  Restricted Stock

     All restricted stock awards granted under the Plan are subject to terms and conditions, as determined by the Board including the right of the Company to repurchase any vested shares a stockholder desires to sell at fair market value. In the event that employment is terminated, the Company may elect to repurchase any unvested shares for the original purchase price.

     During the period from January 1, 1999 to April 27, 1999, the Company issued 46,500 shares of restricted common stock to various employees and consultants at a purchase price of $.50 per share. Prior to the inception of the plan, 2,000,000 shares were issued at a purchase price of $.001 per share. Pursuant to the plan, 1,863,500 were issued at $.01 per share, 558,500 at $.10 per share and 517,000 shares were issued at $.45 per share. These shares generally vest between four and five years and are subject to accelerated vesting in the event the Company is acquired. At April 27, 1999, 1,603,664 shares of restricted stock had vested.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires that companies either recognize compensation expense for grants to employees of stock, stock options, and other equity instruments based on fair value, or provide pro forma disclosure of net income or loss in the notes to the financial statements. For stock-based awards granted to employees, the Company has adopted the disclosure provisions of SFAS 123 and recognizes compensation cost using the intrinsic value based method described in Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." For stock-based awards granted to non-employees, the Company recognizes compensation costs in accordance with the requirements of SFAS 123. Had compensation expense for stock-based awards issued to employees been determined based upon the fair value at the grant dates in accordance with SFAS 123 for the period from January 1, 1999 to April 27, 1999, net loss would have been $28,946,673 and net loss per share would have been $20.15.

     The fair value of stock options granted to employees at the date of grant was estimated using a Black Scholes option pricing model. The following table details the weighted-average assumptions used in the calculations of fair value for stock options for the period from January 1, 1999 to April 27, 1999:

Expected volatility.........................................       0%
Risk-free interest rate.....................................     6.5%
Dividend rate...............................................       0%
Expected life...............................................  8 years

     The weighted average grant date fair value for options granted during 1999 was $23.48.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Deferred compensation recognized in connection with the issuance of stock options and restricted stock to nonemployees was $2,898,324 for the period ended April 27, 1999, and $4,546,811 was amortized into expense. This compensation cost was calculated using the Black-Scholes option pricing model and the following weighted average assumptions; expected volatility of 70%, risk-free interest rate of 5%, zero dividend rate and a contractual life of 10 years.

     In connection with the Merger discussed in Note 1, the Company's common and preferred stockholders and common stock option holders received consideration equal to $32.59 per share. During the period from January 1, 1999 to April 27, 1999, the Company sold 46,500 shares of restricted common stock and granted 440,813 options to purchase common stock at amounts, in some cases, lower than the estimated fair market value. Accordingly, the Company has estimated and recorded deferred compensation related to the restricted common stock and common stock options that were sold or issued at amounts less than estimated fair market value.

     During fiscal 1998 and the period from January 1, 1999 to April 27, 1999, the Company recorded $7,349,675 and $10,836,241, respectively, in deferred compensation related to restricted common stock and stock options issued to employees of the Company. In addition, the Company recorded compensation expense of $541,774 for fiscal 1998 and $17,644,142 for the period from January 1, 1999 to April 27, 1999 related to the amortization of the deferred compensation balances. The amount amortized in the period from January 1, 1999 to April 27, 1999 included the recognition of all remaining unamortized deferred compensation at April 27, 1999 as a result of the merger discussed in Note 1.

(10) EMPLOYEE BENEFIT PLAN

     The Company maintains the Redstone Communications, Inc. 401(k) Plan and Trust (the "Plan") for all eligible employees which provides for matching employer contributions determined annually by the Board of Directors. There have been no matching employer contributions made to the Plan for the period ended April 27, 1999.

(11) COMMITMENTS AND CONTINGENCIES

     The Company entered into an operating lease in March 1999 for its office facility, which expires March 2004. Under the office facility lease agreement, the Company is also obligated to pay for utilities. The Company has also entered into three other leases for office equipment. Total rent expense for the period ended April 27, 1999 was $89,953.

     At April 27, 1999, the Company has commitments under these long-term leases requiring approximate annual payments as follows:

CALENDAR YEAR ENDING DECEMBER 31,
---------------------------------
1999.....................................................  $  465,233
2000.....................................................     662,732
2001.....................................................     678,827
2002.....................................................     698,873
2003.....................................................     717,213
2004.....................................................     180,414
                                                           ----------
          Total minimum rental payments..................  $3,403,292
                                                           ==========

     The Company, from time to time, is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Redstone Communications, Inc.:

     In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Redstone Communications, Inc. (a development stage enterprise) (the "Company") at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from inception (September 16, 1997) through December 31, 1997, for the year ended December 31, 1998, and cumulative from inception through December 31, 1998, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

February 8, 1999,
except for Note 11, as to which
the date is March 14, 1999
Boston, Massachusetts

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS
  FOR THE PERIOD FROM INCEPTION (SEPTEMBER 16, 1997) TO DECEMBER 31, 1997, THE
   YEAR ENDED DECEMBER 31, 1998, AND FOR THE CUMULATIVE PERIOD FROM INCEPTION
                           THROUGH DECEMBER 31, 1998

                                                                                    CUMULATIVE
                                                       1997           1998        FROM INCEPTION
                                                     ---------    ------------    --------------
Operating expenses:
  Research and development.........................  $ 502,776    $  8,767,230     $  9,270,006
  Sales and marketing..............................     40,657         731,164          771,821
  General and administrative.......................    132,738         764,859          897,597
                                                     ---------    ------------     ------------
          Total operating expenses.................    676,171      10,263,253       10,939,424
                                                     ---------    ------------     ------------
Loss from operations...............................   (676,171)    (10,263,253)     (10,939,424)
                                                     ---------    ------------     ------------
Interest income, net...............................     83,964         361,134          445,098
                                                     =========    ============     ============
Net loss...........................................  $(592,207)   $ (9,902,119)    $(10,494,326)
                                                     =========    ============     ============
Net loss per share -- basic and diluted............               $     (13.35)
                                                                  ============
Weighted average shares outstanding -- basic and
  diluted..........................................                    741,832
                                                                  ============

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

                                                                 1997          1998
                                                              ----------    -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $6,318,337    $10,971,581
  Prepaid expenses and other current assets.................      16,149         92,333
                                                              ----------    -----------
          Total current assets..............................   6,334,486     11,063,914
Property and equipment, net.................................     223,448      1,441,670
                                                              ----------    -----------
          Total assets......................................  $6,557,934    $12,505,584
                                                              ==========    ===========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS'
  EQUITY
Current liabilities:
  Accounts payable..........................................         300        889,462
  Accrued expenses..........................................     148,471        267,228
  Debt currently due........................................          --        200,000
                                                              ----------    -----------
          Total current liabilities.........................     148,771      1,356,690
Long-term debt..............................................          --        350,000
                                                              ----------    -----------
          Total liabilities.................................     148,771      1,706,690
                                                              ----------    -----------
Commitments and contingencies (Note 9)
Redeemable preferred stock, $.01 par value; 10,000,000
  shares authorized:
  Series A redeemable convertible preferred stock, $.01 par
     value; 5,500,000 and 5,670,000 shares designated,
     issued and outstanding at December 31, 1997 and 1998,
     respectively; liquidation value of $6,985,000 and
     $7,200,900.............................................   6,985,000      7,200,900
  Series B redeemable convertible preferred stock, $.01 par
     value; 2,486,702 shares designated, issued and
     outstanding at December 31, 1998; liquidation value of
     $12,433,510............................................          --     12,433,510
Stockholders' equity:
  Common stock, $.001 par value; 20,000,000 shares
     authorized, 3,437,500 and 4,944,000 shares issued and
     outstanding at December 31, 1997 and 1998,
     respectively...........................................       3,438          4,944
  Additional paid-in capital................................      12,932     10,110,704
  Deficit accumulated during the development stage..........    (592,207)   (10,494,326)
  Deferred compensation.....................................          --     (8,456,388)
  Common stock in treasury, at cost -- 45,000 shares in
     1998...................................................          --           (450)
                                                              ----------    -----------
          Total stockholders' equity........................    (575,837)    (8,835,516)
                                                              ----------    -----------
          Total liabilities, redeemable preferred stock and
            stockholders' equity............................  $6,557,934    $12,505,584
                                                              ==========    ===========

    The accompanying notes are an integral part of the financial statements.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM INCEPTION (SEPTEMBER 16, 1997) TO DECEMBER 31, 1997, FOR THE YEAR ENDED DECEMBER 31, 1998, AND CUMULATIVE FROM INCEPTION TO DECEMBER 31, 1998

                                                                      DEFICIT
                                                                    ACCUMULATED
                                    COMMON STOCK      ADDITIONAL       DURING                     TREASURY STOCK        TOTAL
                                 ------------------     PAID-IN     DEVELOPMENT      DEFERRED     ---------------   STOCKHOLDERS'
                                  SHARES     AMOUNT     CAPITAL        STAGE       COMPENSATION   SHARES    COST       EQUITY
                                 ---------   ------   -----------   ------------   ------------   -------   -----   -------------
Issuance of common stock.......  3,437,500   $3,438   $    12,932             --            --         --      --    $    16,370
Net loss.......................                                     $   (592,207)           --         --      --       (592,207)
                                 ---------   ------   -----------   ------------   -----------    -------   -----    -----------
Balance, December 31, 1997.....  3,437,500   3,438         12,932       (592,207)           --         --      --       (575,837)
                                 ---------   ------   -----------   ------------   -----------    -------   -----    -----------
Issuance of common stock.......  1,501,500   1,502        291,259             --   $        --         --      --        292,761
Repurchase of common stock.....         --      --             --             --            --    (45,000)  $(450)          (450)
Options exercised..............      5,000       4             45             --            --         --      --             49
Deferred compensation on
  employee grants..............         --      --      7,349,675             --    (7,349,675)        --      --             --
Amortization of deferred
  compensation on employee
  grants.......................         --      --             --             --       541,774         --      --        541,774
Deferred compensation on non-
  employee grants..............         --      --      2,456,793             --    (2,456,793)        --      --             --
Amortization of deferred
  compensation on non-employee
  grants.......................         --      --             --             --       808,306                           808,306
Net loss.......................         --      --             --     (9,902,119)           --         --      --     (9,902,119)
                                 ---------   ------   -----------   ------------   -----------    -------   -----    -----------
Balance, December 31, 1998.....  4,944,000   $4,944   $10,110,704   $(10,494,326)  $(8,456,388)   (45,000)  $(450)   $(8,835,516)
                                 =========   ======   ===========   ============   ===========    =======   =====    ===========

    The accompanying notes are an integral part of the financial statements.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM INCEPTION (SEPTEMBER 16, 1997) TO DECEMBER 31, 1997, FOR THE
 YEAR ENDED DECEMBER 31, 1998, AND FOR THE CUMULATIVE PERIOD FROM INCEPTION TO
                               DECEMBER 31, 1998

                                                                                     CUMULATIVE
                                                         1997          1998        FROM INCEPTION
                                                      ----------    -----------    --------------
Cash flows from operating activities:
  Net loss..........................................  $ (592,207)   $(9,902,119)    $(10,494,326)
  Adjustment to reconcile net loss to net cash used
     in operating activities:
     Depreciation...................................      12,116        357,766          369,882
     Amortization of deferred compensation on
       employee grants..............................          --        541,774          541,774
     Amortization of deferred compensation on non-
       employee grants..............................          --        808,306          808,306
     Changes in operating assets and liabilities:
       Prepaid expenses and other current assets....     (16,149)       (76,184)         (92,333)
       Accounts payable.............................         300        889,162          889,462
       Accrued expenses.............................     148,471        118,757          267,228
                                                      ----------    -----------     ------------
          Net cash used in operations...............    (447,469)    (7,262,538)      (7,710,007)
                                                      ----------    -----------     ------------
Cash flows from investing activities:
  Purchases of property and equipment...............    (235,564)    (1,575,988)      (1,811,552)
                                                      ----------    -----------     ------------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt..........          --        550,000          550,000
  Proceeds from issuance of preferred stock, Series
     A..............................................   6,985,000        215,900        7,200,900
  Proceeds from issuance of preferred stock, Series
     B..............................................          --     12,433,510       12,433,510
  Proceeds from issuance of common stock............      16,370        292,810          309,180
  Repurchase of common stock........................          --           (450)            (450)
                                                      ----------    -----------     ------------
          Net cash provided by financing
            activities..............................   7,001,370     13,491,770       20,493,140
                                                      ----------    -----------     ------------
Net increase in cash and cash equivalents...........   6,318,337      4,653,244       10,971,581
Cash and cash equivalents, beginning of period......          --      6,318,337               --
                                                      ----------    -----------     ------------
Cash and cash equivalents, end of period............  $6,318,337    $10,971,581     $ 10,971,581
                                                      ----------    -----------     ------------
Supplemental cash flow information:
  Interest paid.....................................          --    $     9,509     $      9,509
  Income taxes paid.................................          --    $     1,190     $      1,190

    The accompanying notes are an integral part of the financial statements.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF THE BUSINESS AND BASIS OF PRESENTATION:

     Redstone Communications, Inc. (the "Company") was incorporated in Delaware on September 16, 1997. The Company was founded to develop a high density routing solution that concentrates hundreds of permanent access lines into the public IP network. The Company's products will allow service providers to increase revenues by offering tiered bandwidth and pricing options.

     The Company is a development stage enterprise as defined in Statement of Financial Accounting Standards No. 7, and is devoting substantially all of its efforts to conducting research and development and raising capital to fund operations. The ultimate success of the Company is dependent upon the development and marketing of its products and its ability to secure adequate financing until the Company is operating profitably.

     The Company is subject to a number of risks similar to other companies in the industry, including rapid technological change, uncertainty of market acceptance of products, competition from substitute products and larger companies, protection of proprietary technology and dependence on key individuals.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Financial and Credit Risk

     Financial investments which potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains a bank account with a major financial institution.

  Cash and Cash Equivalents

     Cash equivalents consist of commercial paper, mutual funds, discount notes and repurchase agreements with remaining maturities at acquisition of three months or less and are carried at cost plus accrued interest which approximates fair value.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, typically three years. Upon sale or retirement, the asset cost and the related accumulated depreciation would be removed from the accounts and any resulting gain or loss would be reflected in operations. Expenditures for maintenance and repair are charged to expense when incurred.

  Research and Development Costs

     Research and development costs are charged to expense as incurred.

  Income Taxes

     Deferred tax assets and liabilities are determined based on the difference between the financial statement and the tax basis of assets and liabilities using current statutory tax rates. A valuation reserve against deferred tax assets is recorded if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions regarding items that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Stock-Based Compensation

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of stock-based awards on the date of grant. For employee stock-based awards, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25 and provide pro forma net earnings disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure of SFAS No. 123.

     The Company accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the grant date fair value of the equity instruments issued, whichever is more reliably measurable.

  Basic and Diluted Net Loss Per Common Share

     Basic and diluted net loss per share is presented under the provisions of SFAS No. 128, "Earnings per Share." Since the Company incurred a net loss in 1998, common stock options of 286,500 and restricted common shares of 3,698,040 outstanding at December 31, 1998 were excluded from the diluted net loss per share calculation, as their effect would be antidilutive. As a result, diluted net loss per share is the same as basic net loss per share, and has not been presented separately. No loss per share calculation is presented for 1997 because all of the 3,437,500 common shares outstanding were restricted.

     The following table sets forth the computation of basic and diluted net loss per share:

                                                                 1998
                                                              -----------
Numerator:
  Net loss..................................................  $(9,902,119)
                                                              ===========
Denominator:
  Weighted average unrestricted common shares outstanding...      741,832
                                                              ===========
Basic and diluted net loss per share........................  $    (13.35)
                                                              ===========

  Impairment of Long-Lived Assets

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Estimated fair value is generally based on either appraised value or measured by discounted estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Fair Value of Financial Instruments

     The carrying amounts of cash, cash equivalents, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these instruments.

  Other Comprehensive Income

     The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. To date, comprehensive loss and net loss are the same.

  Segment Information

     The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographic areas, and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company is a development stage enterprise and has not generated any revenue. The Company has determined that it conducts its operations in one business segment.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following at December 31, 1997 and 1998:

                                                                1997         1998
                                                              --------    ----------
Computer equipment..........................................  $229,314    $1,780,677
Furniture and fixtures......................................     6,250        30,875
                                                              --------    ----------
                                                               235,564     1,811,552
Less: accumulated depreciation..............................   (12,116)     (369,882)
                                                              --------    ----------
Property and equipment, net.................................  $223,448    $1,441,670
                                                              ========    ==========

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4. INCOME TAXES:

     No income tax provision or benefit has been provided for federal income tax purposes as the Company has incurred losses since inception.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred income taxes were as follows:

                                                                1997         1998
                                                              --------    ----------
Gross deferred tax assets:
  Net operating losses......................................  $103,079    $3,036,640
  Start-up costs............................................   134,973            --
  Temporary differences.....................................        --       676,162
                                                              --------    ----------
          Total.............................................   238,052     3,712,802
  Valuation allowance.......................................  (238,052)   (3,712,802)
                                                              --------    ----------
          Net deferred tax asset............................        --            --
                                                              ========    ==========

     Management of the Company has evaluated the positive and negative evidence impacting the realizability of its deferred tax assets, and has determined that based on the weight of the available evidence, it is more likely than not that all of the deferred tax assets will not be realized, accordingly, the deferred tax assets have been fully reserved. If the Company achieves profitability, the net deferred tax asset would be available to offset future income tax expense.

     At December 31, 1998, the Company had federal and state net operating loss carryforwards of $7,540,842 and $7,539,530, respectively, which expire in the year 2018 and 2013. The use of net operating loss carryforwards may be limited due to changes in ownership of the Company's stock.

5. REDEEMABLE PREFERRED STOCK:

     The Company has authorized 10,000,000 shares of preferred stock of which 1,843,298 remain undesignated and 5,670,000 shares are designated and issued as Series A Redeemable Convertible Preferred Stock ("Series A"), and 2,486,702 shares are designated and issued as Series B Redeemable Convertible Preferred Stock ("Series B").

     The terms of Series A and Series B are as follows:

  Conversion

     Each share of Series A and Series B is convertible into one share of common stock at the option of the stockholder, subject to antidilution and other adjustments, by dividing $1.27 for Series A and $5.00 for Series B by the conversion price (in effect at the time). The conversion price shall initially be $1.27 for Series A and $5.00 for Series B. If the Company issues additional shares without consideration or for a consideration per share less than the applicable conversion price in effect on the date of such issue, such conversion price shall be reduced, concurrently with such issue, to a price calculated pursuant to the guidelines outlined in the preferred stock agreement.

     Upon the closing of an initial public offering of the Company's common stock, which results in proceeds of at least $10,000,000 and a per share price of at least $10.00, all outstanding shares of Series A and Series B shall be automatically converted into shares of common stock at the then effective conversion rate.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Dividend, Voting and Other Rights

     Stockholders of Series A and Series B are entitled to the amount of noncumulative dividends per share as would be payable as if the Series A and Series B had been converted into common shares. The holders of Series A and Series B are entitled to vote on all matters and are entitled to the number of votes equal to the number of common shares into which the Series A and Series B are convertible as of the date of record.

  Liquidation Preferences

     In the event of liquidation, dissolution or winding up of the Company, the holders of Series A and Series B are entitled to a liquidation preference of $1.27 and $5.00 per share, respectively, subject to adjustment under certain events as defined in the preferred stock agreement, prior to any distribution to holders of common stock. If upon such liquidation the remaining assets shall be insufficient to pay the holders of Series A and Series B, the holders of Series A, Series B and any other class or series of stock ranking on liquidation on a parity with Series A and Series B shall share ratably in any distribution of the remaining assets of the Company.

  Redemption

     The Company is required to redeem Series A and Series B at a price of $1.27 and $5.00 per share, respectively, plus all accrued but unpaid dividends. The Company will be required to redeem the following respective portions of the number of shares of Series A and Series B held by such holder on the following dates:

                              PORTION OF THEN OUTSTANDING
                            SHARES OF SERIES A AND SERIES B
MANDATORY REDEMPTION DATE   PREFERRED STOCK TO BE REDEEMED
-------------------------   -------------------------------
  August 26, 2003                    33 1/3%
  August 26, 2004                      50%
  August 26, 2005             All shares then held

6. COMMON STOCK:

     The Company has authorized 20,000,000 shares of common stock, $.001 par value. Common stock has full voting rights. Dividend and liquidation rights of common stock are subordinated to those of all series of preferred stock. Additionally, 8,156,702 shares of common stock are reserved for the conversion of preferred stock.

7. STOCK INCENTIVE PLAN:

     In 1997, the Company adopted the 1997 Stock Incentive Plan (the "Plan") for directors, officers, employees and consultants of the Company. In accordance with the Plan, the Company has reserved 4,500,000 shares of common stock for issuance of stock options, restricted stock, and other awards as determined by the Board of Directors (the "Board"). As of December 31, 1998, 1,314,500 shares of common stock were available for future awards.

  Stock Options

     The Plan provides for the granting of incentive stock options and nonstatutory stock options. All options granted under the Plan are subject to terms and conditions, as determined by the Board, including exercise price, vesting and expiration period. The Board shall establish the exercise price and vesting

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

period at the time each option is granted and specify it in the applicable option agreement. Options typically vest over 4 to 5 years with partial acceleration upon acquisition. The options expire ten years from the date of grant.

     The following is a summary of the Company's stock option plan as of December 31, 1997 and 1998 and the change during the period and year ending on those dates:

                                                            NUMBER OF    WEIGHTED AVERAGE
                                                             SHARES       EXERCISE PRICE
                                                            ---------    ----------------
Options outstanding at September 16, 1997.................        --              --
  Granted.................................................    43,500          $ 0.01
  Exercised...............................................        --              --
  Canceled................................................        --              --
                                                             -------          ------
Options outstanding at December 31, 1997..................    43,500            0.01
  Granted.................................................   248,000            0.35
  Exercised...............................................    (5,000)          (0.01)
  Canceled................................................        --              --
                                                             -------          ------
Options outstanding at December 31, 1998..................   286,500          $ 0.30
                                                             =======          ======

     The following table summarizes stock options outstanding and exercisable at December 31, 1998:

                             OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
RANGE OF   -------------------------------------------------------   -------------------------------
EXERCISE     NUMBER         WEIGHTED AVERAGE      WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
 PRICES    OUTSTANDING   REMAINING LIFE (YEARS)    EXERCISE PRICE    EXERCISABLE   EXERCISABLE PRICE
--------   -----------   ----------------------   ----------------   -----------   -----------------
 $0.01        69,500              1.7                  $0.01           44,688            $0.01
  0.10        34,500              2.2                   0.10           24,500             0.10
  0.45       182,500              9.5                   0.45            5,542             0.45

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires that companies either recognize compensation expense for grants to employees of stock, stock options, and other equity instruments based on fair value, or provide pro forma disclosure of net income or loss in the notes to the financial statements. For stock options granted to employees, the Company has adopted the disclosure provisions of SFAS 123 and recognizes compensation cost using the intrinsic value based method described in Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." For stock options granted to nonemployees, the Company recognizes compensation costs in accordance with the requirements of SFAS 123. Had compensation expense for stock options issued to employees been determined based upon the fair value at the grant dates for awards issued under that Plan in accordance with SFAS 123 for 1997 and 1998, net loss would have been $592,473 and $9,783,326, respectively, and net loss per share would have been $13.19 in 1998.

     The fair value of the incentive stock options granted to employees at the date of grant was estimated using the minimum value method. The following table details the weighted-average assumptions used in the calculations of fair value for incentive stock options:

                                                                INCENTIVE
                                                              STOCK OPTIONS
                                                              -------------
Expected volatility.........................................          0%
Risk-free interest rates....................................       6.42%
Dividend rates..............................................          0%
Expected life...............................................     8 years

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The weighted average grant date fair value for options granted during 1998 was $8.20.

     Deferred compensation cost recognized in connection with the issuance of stock options to non-employees was $2,456,793 for 1998 of which $808,306 was amortized into expense. This compensation cost was calculated using the Black-Scholes option pricing model and the following assumptions; expected volatility of 70%, risk-free interest rate of 4.66%, zero dividend rate and a contractual life of 10 years.

  Restricted Stock

     All restricted stock awards granted under the Plan are subject to terms and conditions, as determined by the Board including the right of the Company to repurchase any vested shares a stockholder desires to sell at fair market value. In the event that employment is terminated, the Company may elect to repurchase any unvested shares for the original purchase price.

     During fiscal years 1997 and 1998, the Company issued 3,437,500 and 1,501,500 shares of restricted common stock, respectively, to various employees and consultants. Prior to the inception of the Plan, 2,000,000 shares were issued at a purchase price of $.001 per share. Pursuant to the Plan, 1,863,500 shares were issued at a purchase price of $.01 per share, 558,500 shares were issued at a purchase price of $.10 per share and 517,000 shares were issued at a purchase price of $.45 per share. These shares generally vest between four and five years and are subject to accelerated vesting in the event of an acquisition. At December 31, 1998, 359,467 shares of stock had vested.

     During fiscal 1998, the Company recorded $7,349,675 in deferred compensation related to restricted common stock and stock options issued to employees of the Company at exercise prices lower than the estimated fair market value. In addition, the Company recorded compensation expense of $541,774 for fiscal 1998 related to the amortization of the deferred compensation balances.

8. EMPLOYEE BENEFIT PLAN:

     The Company maintains the Redstone Communications, Inc. 401(k) Plan and Trust (the "Plan") for all eligible employees which provides for matching employer contributions determined annually by the Board of Directors. There have been no matching employer contributions made to the Plan as of December 31, 1998.

9. COMMITMENTS AND CONTINGENCIES:

     The Company has entered into an eighteen-month operating lease for its office facility, which expires March 31, 1999. Under the office facility lease agreement, the Company is also obligated to pay for utilities. The Company intends to enter into a new lease for its current office facility. The Company has also entered into three other leases for office equipment. Total rent expense for the period ended December 31, 1997 and the year ended December 31, 1998 was approximately $38,600 and $177,992, respectively.

                         REDSTONE COMMUNICATIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     At December 31, 1998, the Company has commitments under these long-term leases requiring approximate annual payments as follows:

1999.......................................................  $56,378
2000.......................................................    6,225
2001.......................................................    2,274
2002.......................................................    2,274
2003.......................................................      568
                                                             -------
Total minimum rental payments..............................  $67,719
                                                             =======

10. LONG-TERM DEBT:

     On January 6, 1998 the Company entered into a $1,000,000 commercial equipment line of credit agreement with interest of one quarter of one (.25%) percentage point in excess of the bank's prime rate (7.75% at December 31, 1998). On October 15, 1998, the Company entered into an interest rate swap with a notional amount of $600,000, (the outstanding balance on the line of credit on that date), which effectively established an interest rate collar between 7.5% and 8.75% on the interest the Company pays on the outstanding line of credit. The fair market value of the swap at December 31, 1998 was immaterial. At December 31, 1998, $550,000 was outstanding. The outstanding balance on the line is being repaid in equal monthly installments through October 2001. Maturities of long-term debt are as follows: 1999 -- $194,118; 2000 -- $194,118; 2001-
$161,764.

11. SUBSEQUENT EVENT:

     On March 14, 1999 the Company entered into an "Agreement and Plan of Merger" with Siemens Corporation whereby all of the issued and outstanding capital stock and the number of shares of capital stock that are issuable under all options, warrants and similar rights to acquire shares of capital stock of the Company shall be converted into the right to receive an amount per share in cash.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Castle Networks, Inc.:

     We have audited the accompanying balance sheet of Castle Networks, Inc. (a development stage enterprise) as of April 20, 1999 and the related statements of operations, stockholders' deficit, and cash flows for the period from January 1, 1999 to April 20, 1999 and for the cumulative period from inception (October 16, 1997) to April 20, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Castle Networks, Inc. as of April 20, 1999, and the results of its operations and its cash flows for the period from January 1, 1999 to April 20, 1999 and for the cumulative period from inception (October 16, 1997) to April 20, 1999, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

June 28, 2000
Boston, Massachusetts

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS
       FOR THE PERIOD FROM JANUARY 1, 1999 TO APRIL 20, 1999 AND FOR THE CUMULATIVE PERIOD FROM INCEPTION (OCTOBER 16, 1997) TO APRIL 20, 1999

                                                              JANUARY 1, 1999 TO      CUMULATIVE
                                                                APRIL 20, 1999      FROM INCEPTION
                                                              ------------------    --------------
Operating expenses
  Research and development..................................     $ 10,153,740        $ 16,227,411
  Selling and marketing.....................................       10,072,285          11,859,324
  General and administrative................................        2,163,959           3,029,232
                                                                 ------------        ------------
          Total operating expenses..........................       22,389,984          31,115,967
                                                                 ------------        ------------
Other income (expense), net:
  Interest income...........................................          131,880             452,857
  Interest expense..........................................          (31,380)            (75,967)
                                                                 ------------        ------------
          Other income (expense), net.......................          100,500             376,890
                                                                 ------------        ------------
          Net loss..........................................     $(22,289,484)       $(30,739,077)
                                                                 ============        ============
Net loss per share -- basic and diluted.....................     $     (18.09)
                                                                 ============
Weighted average shares outstanding -- basic and diluted....        1,231,857
                                                                 ============

                See accompanying notes to financial statements.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEET
                                 APRIL 20, 1999

ASSETS
Current assets:
  Cash and cash equivalents.................................  $  6,219,412
  Prepaid expenses and other current assets.................       216,719
                                                              ------------
          Total current assets..............................     6,436,131
Property and equipment, net.................................     1,706,803
Other assets................................................       105,892
                                                              ------------
          Total assets......................................  $  8,248,826
                                                              ============
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS'
  DEFICIT
Current liabilities:
  Accounts payable..........................................  $    621,208
  Accrued expenses..........................................     2,141,590
  Current portion of capital lease obligation...............        13,472
                                                              ------------
          Total current liabilities.........................     2,776,270
Lease obligation, excluding current portion.................         5,945
                                                              ------------
          Total liabilities.................................     2,782,215
                                                              ------------
Preferred stock, Series A, $0.001 par value; mandatorily
  redeemable, convertible; authorized 6,925,000 shares;
  issued and outstanding 6,925,000 shares; at liquidation
  value.....................................................     6,925,000

Preferred stock, Series B, $0.001 par value; mandatorily
  redeemable, convertible; authorized 4,084,967 shares;
  issued and outstanding 4,084,967 shares; at liquidation
  value.....................................................    11,249,999

Stockholders' deficit:
  Common stock, $0.001 par value, 19,090,033 shares
     authorized; issued and outstanding 5,991,250 shares....         5,991
  Additional paid-in capital................................    18,029,748
  Deficit accumulated during the development stage..........   (30,741,052)
  Treasury stock, at cost, 105,000 shares...................        (3,075)
                                                              ------------
          Total stockholders' deficit.......................   (12,708,388)
                                                              ------------
          Total liabilities, redeemable preferred stock, and
          stockholders' deficit.............................  $  8,248,826
                                                              ============

                See accompanying notes to financial statements.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
      FOR THE PERIODS FROM INCEPTION (OCTOBER 16, 1997) TO APRIL 20, 1999

                                                                                                 DEFICIT
                                                                                               ACCUMULATED
                                                                                 ADDITIONAL     DURING THE
                                           COMMON STOCK        COMMON STOCK        PAID-IN     DEVELOPMENT    TREASURY
                                          $.01 PAR VALUE     $.001 PAR VALUE       CAPITAL        STAGE        STOCK
                                         ----------------   ------------------   -----------   ------------   --------
                                         SHARES    AMOUNT    SHARES     AMOUNT
                                         -------   ------   ---------   ------
Issuance of common stock at $.01 per
  share................................   20,000   $ 200           --   $  --    $        --   $         --   $    --
Net loss...............................       --      --           --      --             --        (63,202)       --
                                         -------   -----    ---------   ------   -----------   ------------   -------
Balance at December 31, 1997...........   20,000     200           --      --             --        (63,202)       --
Conversion of $.01 par value common to
  $.001 par value common...............  (20,000)   (200)   2,175,000   2,175             --         (1,975)       --
Issuance of common stock...............       --      --    3,419,250   3,419        221,197             --        --
Purchase of common shares..............       --      --           --      --             --             --    (3,075)
Deferred compensation on employee
  grants...............................       --      --           --      --      6,523,199             --        --
Amortization of deferred compensation
  on employee grants...................       --      --           --      --             --             --        --
Deferred compensation on non-employee
  grants...............................       --      --           --      --      1,504,945             --        --
Amortization of deferred compensation
  on non-employee grants...............       --      --           --      --             --             --        --
Net loss...............................       --      --           --      --             --     (8,386,391)       --
                                         -------   -----    ---------   ------   -----------   ------------   -------
Balance at December 31, 1998...........       --      --    5,594,250   5,594      8,249,341     (8,451,568)   (3,075)
Issuance of common stock...............       --      --      397,000     397        118,703             --        --
Deferred compensation on employee
  grants...............................       --      --           --      --      7,718,710             --        --
Amortization of deferred compensation
  on employee grants...................       --      --           --      --             --             --        --
Deferred compensation on non-employee
  grants...............................       --      --           --      --      1,942,994             --        --
Amortization of deferred compensation
  on non-employee grants...............       --      --           --      --             --             --        --
Net loss...............................               --           --      --             --    (22,289,484)       --
                                         -------   -----    ---------   ------   -----------   ------------   -------
Balance at April 20, 1999..............       --   $  --    5,991,250   $5,991   $18,029,748   $(30,741,052)  $(3,075)
                                         =======   =====    =========   ======   ===========   ============   =======


                                                            TOTAL
                                           DEFERRED     STOCKHOLDERS'
                                         COMPENSATION      DEFICIT
                                         ------------   -------------

Issuance of common stock at $.01 per
  share................................  $         --   $        200
Net loss...............................            --        (63,202)
                                         ------------   ------------
Balance at December 31, 1997...........            --        (63,002)
Conversion of $.01 par value common to
  $.001 par value common...............            --             --
Issuance of common stock...............            --        224,616
Purchase of common shares..............            --         (3,075)
Deferred compensation on employee
  grants...............................    (6,523,199)            --
Amortization of deferred compensation
  on employee grants...................       815,060        815,060
Deferred compensation on non-employee
  grants...............................    (1,504,945)            --
Amortization of deferred compensation
  on non-employee grants...............       906,770        906,770
Net loss...............................            --     (8,386,391)
                                         ------------   ------------
Balance at December 31, 1998...........    (6,306,314)    (6,506,022)
Issuance of common stock...............            --        119,100
Deferred compensation on employee
  grants...............................    (7,718,710)            --
Amortization of deferred compensation
  on employee grants...................    13,426,849     13,426,849
Deferred compensation on non-employee
  grants...............................    (1,942,994)            --
Amortization of deferred compensation
  on non-employee grants...............     2,541,169      2,541,169
Net loss...............................            --    (22,289,484)
                                         ------------   ------------
Balance at April 20, 1999..............            --   $(12,708,388)
                                         ============   ============

                See accompanying notes to financial statements.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS
       FOR THE PERIOD FROM JANUARY 1, 1999 TO APRIL 20, 1999 AND FOR THE CUMULATIVE PERIOD FROM INCEPTION (OCTOBER 16, 1997) TO APRIL 20, 1999

                                                              JANUARY 1, 1999 TO      CUMULATIVE
                                                                APRIL 20, 1999      FROM INCEPTION
                                                              ------------------    --------------
Cash flows from operating activities:
  Net loss..................................................     $(22,289,484)       $(30,739,077)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................          119,907             254,164
     Amortization of deferred compensation on employee
       grants...............................................       13,426,849          14,241,909
     Amortization of deferred compensation on non-employee
       grants...............................................        2,541,169           3,447,939
     Loss on disposal of property and equipment.............               --               8,461
     Proceeds from insurance claim..........................               --              18,109
  Changes in assets and liabilities:
     Prepaid expenses and other current assets..............          (62,672)           (216,719)
     Other assets...........................................          (92,168)           (105,892)
     Accounts payable.......................................          374,378             621,208
     Accrued expenses.......................................        1,632,280           2,141,590
                                                                 ------------        ------------
          Net cash used in operating activities.............       (4,349,741)        (10,328,308)
                                                                 ------------        ------------
Cash flows from investing activity:
  Purchases of property and equipment.......................         (512,364)         (1,939,201)
                                                                 ------------        ------------
          Net cash used in investing activity...............         (512,364)         (1,939,201)
                                                                 ------------        ------------
Cash flows from financing activities:
  Proceeds from issuance of preferred stock Series A........               --           6,550,000
  Proceeds from issuance of preferred stock Series B........               --          11,249,999
  Proceeds from issuance of common stock....................          119,100             343,916
  Purchase of treasury stock................................               --              (3,075)
  Payments on capital lease obligation......................           (5,477)            (28,919)
  Net proceeds from (repayment of) line of credit...........       (1,250,000)                 --
  Proceeds from notes payable...............................               --             375,000
                                                                 ------------        ------------
          Net cash provided by (used in) financing
            activities......................................       (1,136,377)         18,486,921
                                                                 ------------        ------------
          Net increase (decrease) in cash and cash
            equivalents.....................................       (5,998,482)          6,219,412
Cash and cash equivalents at beginning of period............       12,217,894                  --
                                                                 ------------        ------------
Cash and cash equivalents at end of period..................     $  6,219,412        $  6,219,412
                                                                 ============        ============
Supplemental disclosures of cash flow information:
  Cash paid for interest....................................     $     31,380        $     75,967
Supplemental disclosures of noncash investing and financing
  activities:
  Equipment acquired under capital leases...................               --              48,336
  Conversion of notes payable to preferred stock............               --             375,000

                See accompanying notes to financial statements.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS
       FOR THE PERIOD FROM JANUARY 1, 1999 TO APRIL 20, 1999 AND FOR THE CUMULATIVE PERIOD FROM INCEPTION (OCTOBER 16, 1997) TO APRIL 20, 1999

(1) NATURE OF BUSINESS

     Castle Networks. Inc. (the "Company") was incorporated in The Commonwealth of Massachusetts on October 16, 1997. The Company reincorporated in the state of Delaware on February 19, 1998. The Company was organized to design, manufacture, market, and sell voice and data convergence equipment for the telecommunications market. The Company's principal market is in the United States.

     Since its inception, the Company has devoted a substantial portion of its efforts toward establishing its business, raising capital, developing hardware and software, and marketing. No revenues have been derived from operations. Accordingly, through the date of these financial statements, the Company is considered to be a development stage enterprise as defined in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises."

     The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flows to meet its obligations on a timely basis or to obtain additional financing as may be required. The Company has yet to generate any revenues from customers and has no assurance of future revenues. To date the Company has been funded by private equity financing.

     On March 7, 1999, the Company entered into an agreement and plan of merger (the "Merger") by and among Siemens Corporation ("Siemens"), Mediator Acquisition Corp. ("MAC"), a wholly-owned subsidiary of Siemens, and Castle Networks, Inc., whereby MAC acquired all of the outstanding capital stock of the Company for $300 million in cash (the "Consideration") and MAC merged with and into the Company, with the Company becoming a wholly-owned subsidiary of Siemens. In addition, the employees of the Company are entitled to receive an additional $15 million based on certain project milestones and employee retention criteria.

     Upon consummation of the Merger on April 20, 1999, all shares of treasury stock owned by the Company were canceled and retired and the vesting for all unvested restricted common shares and outstanding common stock options were accelerated by 50%. In addition, Siemens settled all remaining unvested stock options. The consideration received by the common stockholders, preferred stockholders and common stock option holders was equal to $17.21 per share.

     The financial statements and notes to financial statements herein have been prepared to reflect the financial position of the Company immediately prior to the effective time of the Merger and do not include any adjustments for the application of push-down accounting, except that the Company has expensed all of the remaining unamortized deferred compensation related to the restricted common shares and outstanding common stock options. See Note 9.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Cash and Cash Equivalents

     The Company considers all short-term investments with original maturities of three months or less at acquisition to be cash equivalents. Cash and cash equivalents include cash held in banks and short-terns investments in money market funds. Due to the short-term nature of these assets cost approximates fair value.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (b) Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of temporary cash investments. The Company maintains temporary cash investments with major financial institutions with high credit standing.

  (c) Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on estimated useful lives of three to five years. The cost of significant additions and improvements is capitalized and depreciated while expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.

     Equipment under capital leases is recorded at the present value of the minimum lease payments required during the lease period. Equipment under capital leases is amortized over the shorter of the estimated useful lives or the term of the lease.

  (d) Research and Development and Software Development Costs

     Research and development costs are expensed as incurred. Software production costs incurred prior to the establishment of technological feasibility are charged to research and development expense. Software production costs incurred subsequent to the establishment of technological feasibility are capitalized until the product is available for general release to customers. As of April 20, 1999, the Company's products have not established technological feasibility and accordingly, no software development costs have been capitalized.

  (e) Income Taxes

     Deferred tax assets and liabilities are determined based on the difference between the financial statement and the tax basis of assets and liabilities using current statutory tax rates. A valuation reserve against deferred tax assets is recorded if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

  (f) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (g) Stock-Based Compensation

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", which permits entities to recognize as expense over the vesting period the fair value of stock-based awards on the date of grant. For employee stock-based awards, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25 and provide pro forma net earnings disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure of SFAS No. 123 for employee awards.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Company accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

  (h) Basic and Diluted Net Loss Per Common Share

     Basic and diluted net loss per share is presented under the provisions of SFAS No. 128, "Earnings per Share", and is calculated by dividing the net loss for the period by the weighted average number of unrestricted common shares outstanding during the period. As the Company incurred a net loss for the period presented, potential dilutive common stock options of 533,950 and restricted common shares of 4,402,003 were excluded from the diluted net loss per share calculation as their effect would have been antidilutive. As a result, diluted net loss per share is the same as basic net loss per share, and has not been presented separately.

  (i) Impairment of Long-Lived Assets

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Estimated fair value is generally based on either appraised value or measured by discounted estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows.

  (j) Fair Value of Financial Instruments

     The carrying amounts of cash, cash equivalents, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these instruments.

  (k) Other Comprehensive Income

     The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" for the period from inception to April 20, 1999. This statement requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. To date, comprehensive loss and net loss are the same.

  (l) Segment Information

     The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographic areas, and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company is a development stage enterprise and has not generated any revenue. The Company has determined it conducts its operations in one business segment.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(3) PROPERTY AND EQUIPMENT

     Property and equipment at April 20, 1999 consist of the following:

Furniture and fixtures......................................  $   63,743
Office equipment............................................      18,326
Data processing equipment...................................     449,590
Test equipment..............................................   1,293,554
Leasehold improvements......................................      17,488
Equipment under capital lease...............................      48,336
Construction in progress....................................      69,930
                                                              ----------
                                                               1,960,967
Less accumulated depreciation and amortization..............     254,164
                                                              ----------
Property and equipment, net.................................  $1,706,803
                                                              ==========

     At April 20, 1999, accumulated amortization amounted to $28,858 on equipment under capital leases.

(4) ACCRUED EXPENSES

     Accrued expenses consisted of the following at April 20, 1999:

Accrued legal and accounting fees...........................  $  536,320
Payroll and related benefits and taxes......................     226,649
Consulting fees.............................................   1,000,000
Other accruals..............................................     378,621
                                                              ----------
Total accrued expenses......................................  $2,141,590
                                                              ==========

(5) INCOME TAXES

     No income tax provision or benefit has been provided for federal income tax purposes as the Company has incurred losses since inception. The actual tax benefit for the period from January 1, 1999 to April 20, 1999 differed from the expected tax benefit (computed by applying the U.S. federal income tax rate of 34% to loss before income taxes) as a result of the following:

Computed expected tax benefit...............................  $(7,578,425)
Increase in deferred tax asset valuation allowance..........    2,322,000
Nondeductible expenses, primarily deferred compensation.....    5,430,908
Increase in federal tax credits.............................     (174,052)
Other.......................................................         (431)
                                                              -----------
                                                              $        --
                                                              ===========

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred income taxes were as follows:

Gross deferred tax assets:
  Net operating losses and tax credit carryforwards.........  $ 5,556,000
  Start-up costs............................................       15,000
  Reserves and accruals.....................................      168,000
                                                              -----------
          Total.............................................    5,739,000
Valuation allowance.........................................   (5,669,000)
                                                              -----------
          Net deferred tax asset............................       70,000
                                                              -----------
Deferred tax assets:
  Excess of tax over financial statement depreciation.......  $    66,000
  Other.....................................................        4,000
                                                              -----------
          Total.............................................       70,000
                                                              -----------
                                                                       --
                                                              ===========

     Management of the Company has evaluated the positive and negative evidence impacting the realizability of its deferred tax assets, and has determined that based on the weight of the available evidence, it is more likely than not that all of the deferred tax assets will not be realized, accordingly, the net deferred tax asset has been fully reserved. If the Company achieves profitability, the net deferred tax asset would be available to offset future income tax expense.

     At April 20, 1999, the Company had federal and state net operating loss carryforwards of approximately $12.7 million and $12.5 million, respectively, which expire in 2017 through 2019 and 2002 through 2004. The use of net operating loss carryforwards may be limited due to changes in ownership of the Company's stock.

(6) LINE OF CREDIT

     In March 1998, the Company obtained an equipment line of credit from a bank which provides for maximum borrowings of $1,250,000 and bears interest at 0.5% over the Bank's prime rate (8.25% at December 31, 1998). The line of credit is collateralized by the Company's inventories (if any), accounts receivable (if any), and equipment. In addition, the agreement places certain financial restrictions on the Company, including limitations on the payment of dividends, the acquisition of capital assets, and the incurrence of additional indebtedness. During 1999, the Company repaid the entire $1,250,000 balance that was outstanding at December 31, 1998.

(7) COMMITMENTS AND CONTINGENCIES

     The Company leases its office space and certain office equipment under noncancelable operating leases. Total rent expense under these operating leases was approximately $59,000 for the period from January 1, 1999 to April 20, 1999.

     At April 20, 1999, the Company has various capital leases for office equipment expiring during calendar year 1999.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum lease commitments at April 20, 1999 are as follows:

                                                              CAPITAL    OPERATING
              CALENDAR YEAR ENDING DECEMBER 31                LEASES       LEASES
              --------------------------------                -------    ----------
1999........................................................  $15,627    $  324,539
2000........................................................    6,000       711,468
2001........................................................      543       605,828
2002........................................................       --       553,008
2003........................................................       --       553,008
Thereafter..................................................       --       553,008
                                                              -------    ----------
Total minimum lease payment.................................   22,170    $3,300,859
                                                                         ==========
Less amount representing interest...........................    2,753
                                                              -------
Present value of minimum lease payments.....................   19,417
Less current portion........................................   13,472
                                                              -------
Obligations under capital lease, excluding current
  portion...................................................  $ 5,945
                                                              =======

     The Company, from time to time, is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

(8) REDEEMABLE PREFERRED STOCK

     The Company's Board of Directors has authorized 6,925,000 shares of Series A Convertible Preferred Stock ("Series A"), $.001 par value and 4,084,967 shares of Series B Convertible Preferred Stock ("Series B"), $.001 par value. In February 1998, the Company sold 6,550,000 shares of Series A at a price of $1.00 per share and received proceeds of $6,550,000. In connection with the sale of Series A, the Company converted $375,000 of promissory notes and issued 375,000 shares of Series A preferred stock. In September 1998, the Company sold 4,084,967 shares of Series B at a price of $2.754 per share and received proceeds of $11,249,999.

     The terms of the Series A and Series B preferred stock are as follows:

  Conversion

     Each share of Series A and Series B may be converted into one share of common stock at any time at the option of the holder, subject to adjustment for certain events such as a stock split, stock dividend, or stock issuance. Upon the closing of an initial public offering of the Company's common stock at a price which equals or exceeds $5.00 per share and results in proceeds of a least $10,000,000, all outstanding Series A automatically convert into shares of common stock. Upon the closing of an initial public offering of the Company's common stock at a price which equals or exceeds $11.00 per share and results in proceeds of a least $20,000,000, all outstanding Series B automatically convert into shares of common stock.

  Dividend and Voting Rights

     Commencing February 25, 2002, the holders of Series A and Series B are entitled to fixed, preferential, cumulative dividends in the amount of 8% per annum of the issue price per share of $1.00 and $2.754 for Series A and Series B, respectively, When and if declared by the Company's Board of Directors, dividends on Series A and Series B are payable in cash in preference and prior to any payment

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

of any dividend on common shares. Any dividends that are not declared by the Board of Directors shall accrue. The holders of Series A and Series B are entitled to vote on all matters and are entitled to the number of votes equal to the number of common share into which the Series A and Series B are convertible as of the date of record.

  Liquidation Preference

     In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A and Series B are entitled to receive, prior and in preference to any payment or distribution of any assets or surplus funds of the Company to holders of the common shares, an amount for each share of Series A and Series B held, equal to $1.00 and $2.754, respectively, plus in each case, any accrued and unpaid dividends on Series A and Series B that have been declared. In addition, the Series A and Series B share on a pro rata basis with common shareholders in the remaining assets of the Company up to a maximum of $4.00 per share for Series A and $5.516 per share for Series B.

  Redemption

     If the holders of 65% of Series A or Series B, at any time after February 25, 2002, so demand, the Company will be required to redeem 25% of the shares of Series A and Series B outstanding and an additional 25% of each on the three succeeding anniversaries of such demand. The redemption price of each share of Series A and Series B will be $1.00 and $2.754, respectively, plus all accrued and unpaid dividends, if any, whether or not declared.

(9) STOCK-BASED COMPENSATION

     In accordance with the Company's 1998 Stock Incentive Plan (the "Plan"), incentive stock options (ISOs) and nonqualified stock options, restricted stock, or other stock-based awards may be granted to qualified individuals by the Company's Board of Directors. Options of the Plan are exercisable over periods determined by the Board of Directors. The maximum number of shares authorized for award under the Plan is 8,080,066.

  Stock Options

     ISOs are granted to employees of the Company at not less than the fair market value of the shares on the date of grant, as determined by the Company's Board of Directors. Nonqualified options may be granted to employees, officers, directors, consultants and other advisors to the Company on terms set forth by the Company's Board of Directors on an individual basis. Generally, one-fourth of the original number of shares vest on the first anniversary of the grant date and one-thirty-sixth of the original number of shares vest on each successive full-month period following the first anniversary of the grant date. The options expire ten years from the date of grant.

     In the event of a sale, liquidation, merger or acquisition of the Company, the then unexercised stock options will, as determined by the Board of Directors, be substituted for equivalent options of the succeeding company or alternatively such unexercised options will become exercisable in full. In the event of a sale, merger or acquisition under the terms of which the holders of common stock will receive a cash payment for each share held, all options shall terminate and each option holder will receive a cash payment based on a formula outlined in the Plan.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     A summary of the Company's stock option activity for the period from January 1, 1999 to April 20, 1999 is presented below:

                                                                        WEIGHTED AVERAGE
                                                             SHARES      EXERCISE PRICE
                                                             -------    ----------------
Options outstanding at December 31, 1998...................  183,000          $.22
  Granted..................................................  350,950           .43
                                                             -------
Options outstanding at April 20, 1999......................  533,950           .36
                                                             =======

     The following table summarizes stock options outstanding and exercisable at April 20, 1999:

                             OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
           -------------------------------------------------------   ------------------------------
EXERCISE     NUMBER         WEIGHTED AVERAGE      WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
 PRICES    OUTSTANDING   REMAINING LIFE (YEARS)    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
--------   -----------   ----------------------   ----------------   -----------   ----------------
  $.10        78,000              9.02                  $.10            58,583           $.10
   .30       215,500              9.62                   .30           109,110            .30
   .50       240,450              9.86                   .50           116,091            .50
             -------                                                   -------
             533,950              9.58                   .36           283,784            .34
             =======                                                   =======

  Restricted Stock

     Restricted stock may be issued to employees, officers, directors, consultants, and other advisors. The Plan states that the Company has the right to repurchase the common stock at the issuance price (which shall be at least equal to the par value per share for each share of common stock subject to such award) or other stated or formula price in the event that conditions specified by the Board of Directors in the award agreement are not satisfied prior to the end of the applicable restriction period or periods established for such award. The vesting period for employees is four years.

     The following table summarizes restricted stock outstanding at April 20, 1999:

PURCHASE     NUMBER      WEIGHTED AVERAGE
 PRICES    OUTSTANDING    PURCHASE PRICE
--------   -----------   ----------------
 $  --      2,175,000         $  --
  .001      1,390,000          .001
   .01      1,769,250           .01
   .30        552,000           .30
            ---------
            5,886,250          .058
            =========

     At April 20, 1999, 1,484,247 shares of stock had vested.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires that companies either recognize compensation expense for grants to employees of stock, stock options, and other equity instruments based on fair value, or provide pro forma disclosure of net income or loss in the notes to the financial statements. For stock-based awards granted to employees, the Company has adopted the disclosure provisions of SFAS 123 and recognizes compensation cost using the intrinsic value based method described in Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." For stock-based awards granted to nonemployees, the Company recognizes compensation costs in accordance with the requirements of SFAS 123. Had compensation expense for stock-based awards issued to employees been determined based upon the fair

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

value at the grant dates in accordance with SFAS 123 for the period from January 1, 1999 to April 20, 1999, net loss would have been $22,524,314 and net loss per share would have been $18.28.

     The fair value of stock options granted to employees at the date of grant was estimated using a Black-Scholes option pricing model. The following table details the weighted-average assumptions used in the calculations of fair value for stock options for the period from January 1, 1999 to April 20, 1999:

Expected volatility.........................................       0%
Risk-free interest rate.....................................     6.5%
Dividend rate...............................................       0%
Expected life...............................................  7 years

     The weighted average grant date fair value for options granted during 1999 was $12.57.

     Deferred compensation cost recognized in connection with the issuance of stock options and restricted stock to non-employees was $1,942,994 for the period from January 1, 1999 to April 20, 1999, and $2,541,169 was amortized into expense. This compensation cost was calculated using the Black-Scholes option pricing model and the following weighted average assumptions; expected volatility of 70%, risk-free interest rate of 5%, zero dividend rate and a contractual life of 10 years.

     In connection with the Merger discussed in Note 1, the Company's common and preferred stockholders and common stock option holders received consideration equal to $17.21 per share. During the period from January 1, 1999 to April 20, 1999, the Company sold 397,000 shares of restricted common stock and granted 350,950 options to purchase common stock at amounts, in some cases, lower than the estimated fair market value. Accordingly, the Company has estimated and recorded deferred compensation related to the restricted common stock and common stock options that were sold or issued at amounts less than estimated fair market value.

     During 1998 and for the period from January 1, 1999 to April 20, 1999, the company recorded $6,523,199 and $7,718,710, respectively, in deferred compensation related to restricted common stock and stock options issued to employees of the Company. In addition, the Company recorded compensation expense of $815,060 in 1998 and $13,426,849 for the period from January 1, 1999 to April 20, 1999 related to the amortization of the deferred compensation balance. The amount amortized in the period from January 1, 1999 to April 20, 1999 included the recognition of all remaining unamortized deferred compensation at April 20, 1999 as a result of the Merger discussed in Note 1.

(10) EMPLOYEE BENEFIT PLAN

     The Company sponsors a defined contribution plan covering substantially all of its employees which is designed to be qualified under section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deductions within statutory and plan limits. The Company has not contributed to the plan.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Castle Networks, Inc.:

     In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Castle Networks, Inc. (a development stage enterprise) (the "Company") at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from inception (October 16, 1997) to December 31, 1997, the year ended December 31, 1998, and for the period from inception (October 16, 1997) to December 31, 1998, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

March 19, 1999
Boston, Massachusetts

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS
FOR THE PERIOD FROM INCEPTION (OCTOBER 16, 1997) TO DECEMBER 31, 1997, THE YEAR
                                     ENDED
  DECEMBER 31, 1998, AND FOR THE CUMULATIVE PERIOD FROM INCEPTION (OCTOBER 16,
                           1997) TO DECEMBER 31, 1998

                                                                                     CUMULATIVE FROM
                                               FROM INCEPTION                           INCEPTION
                                             (OCTOBER 16, 1997)                     (OCTOBER 16, 1997)
                                            TO DECEMBER 31, 1997       1998        TO DECEMBER 31, 1998
                                            --------------------    -----------    --------------------
Operating expenses:
  Research and development................       $   22,450         $ 6,051,221        $ 6,073,671
  Selling and marketing...................            2,339           1,784,700          1,787,039
  General and administrative..............           38,413             826,860            865,273
                                                 ----------         -----------        -----------
          Total operating expenses........           63,202           8,662,781          8,725,983
                                                 ----------         -----------        -----------
Interest income...........................               --            (320,977)          (320,977)
Interest expense..........................               --              44,587             44,587
                                                 ----------         -----------        -----------
Net loss..................................       $  (63,202)        $(8,386,391)       $(8,449,593)
                                                 ==========         ===========        ===========
Net loss per share basic and diluted......                          $    (14.99)
                                                                    ===========
Weighted average shares outstanding, basic
  and diluted.............................                              559,450
                                                                    ===========

    The accompanying notes are an integral part of the financial statements.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1997 AND 1998

                                                               1997         1998
                                                              -------    -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $47,302    $12,217,894
  Prepaid expenses and other current assets.................    6,348        154,047
                                                              -------    -----------
          Total current assets..............................   53,650     12,371,941
Property and equipment, net.................................      754      1,314,346
Other assets................................................    6,238         13,724
                                                              -------    -----------
          Total assets......................................  $60,642    $13,700,011
                                                              =======    ===========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS'
  DEFICIT
Current liabilities:
  Accounts payable..........................................    5,602        246,830
  Accrued expenses..........................................   10,000        509,310
  Notes payable.............................................  108,042             --
  Current portion of line of credit.........................       --        479,200
  Current portion of capital lease obligations..............       --         21,266
                                                              -------    -----------
          Total current liabilities.........................  123,644      1,256,606
Line of credit..............................................       --        770,800
Capital lease obligations, excluding current portion........       --          3,628
Commitments and contingencies (Note F)
Preferred stock, Class A, $.001 par value; mandatorily
  redeemable, convertible; authorized 6,925,000 shares;
  issued and outstanding 0 and 6,925,000 shares at December
  31, 1997 and 1998, respectively; at liquidation value.....       --      6,925,000
Preferred stock, Class B. $.001 par value; mandatorily
  redeemable, convertible; authorized 4,084,967 shares;
  issued and outstanding 0 and 4,084,967 shares at December
  31, 1997 and 1998, respectively; at liquidation value.....       --     11,249,999
Stockholders' deficit:
  Common stock, $.01 par value, 200,000 shares authorized;
     issued and outstanding 20,000 shares at December 31,
     1997...................................................      200             --
  Common stock, $.001 par value, 19,090,033 shares
     authorized; issued 5,594,250 shares at December 31,
     1998...................................................       --          5,594
  Additional paid-in capital................................       --      8,249,341
  Deficit accumulated during the development stage..........  (63,202)    (8,451,568)
  Less treasury stock, at cost, 105,000 shares..............       --         (3,075)
  Deferred compensation.....................................       --     (6,306,314)
                                                              -------    -----------
          Total stockholders' deficit.......................  (63,002)    (6,506,022)
                                                              -------    -----------
          Total liabilities, redeemable preferred stock, and
            stockholders' deficit...........................  $60,642    $13,700,011
                                                              =======    ===========

    The accompanying notes are an integral part of the financial statements.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE PERIOD FROM INCEPTION (OCTOBER 16, 1997) TO DECEMBER 31, 1997, THE YEAR
                                     ENDED
   DECEMBER 31, 1998, AND FOR THE PERIOD FROM INCEPTION (OCTOBER 16, 1997) TO
                               DECEMBER 31, 1998

                                                                                                DEFICIT
                                          COMMON STOCK        COMMON STOCK                    ACCUMULATED
                                         $.01 PAR VALUE      $.001 PAR VALUE     ADDITIONAL   DURING THE
                                        ----------------   -------------------    PAID-IN     DEVELOPMENT     TREASURY
                                        SHARES    AMOUNT    SHARES     AMOUNT     CAPITAL        STAGE      STOCK AMOUNT
                                        -------   ------   ---------   -------   ----------   -----------   ------------
October 16, 1997:
  Issuance of common stock at $.01 per
    share.............................   20,000   $ 200           --       --            --            --          --
October 16, 1997 through December 31,
  1997: Net loss......................       --      --           --       --            --   $   (63,202)         --
                                        -------   -----    ---------   ------    ----------   -----------     -------
Balance at December 31, 1997..........   20,000     200           --       --            --       (63,202)         --
February 19, 1998:
  Conversion of $.01 par value common
    stock to $.001 par value common
    stock.............................  (20,000)   (200)   2,175,000   $2,175            --        (1,975)         --
February 20, 1998 - December 31, 1998:
  Issuance of common stock to
    employees and non-employees.......       --      --    3,419,250    3,419    $  221,197            --          --
  Purchase of 105,000 shares of
    treasury stock, at cost...........       --      --           --       --            --            --     $(3,075)
Deferred compensation on employee
  grants..............................       --      --           --       --     6,523,199            --          --
Amortization of deferred compensation
  on employee grants..................       --      --           --       --            --            --          --
Deferred compensation on non-employee
  grants..............................       --      --           --       --     1,504,945            --          --
Amortization of deferred compensation
  on non-employee grants..............       --      --           --       --            --            --          --
Net loss..............................       --      --           --       --            --    (8,386,391)         --
                                        -------   -----    ---------   ------    ----------   -----------     -------
Balance at December 31, 1998                 --   $  --    5,594,250   $5,594    $8,249,341   $(8,451,568)    $(3,075)
                                        =======   =====    =========   ======    ==========   ===========     =======


                                                           TOTAL
                                          DEFERRED     STOCKHOLDERS'
                                        COMPENSATION      DEFICIT
                                        ------------   -------------
October 16, 1997:
  Issuance of common stock at $.01 per
    share.............................           --     $       200
October 16, 1997 through December 31,
  1997: Net loss......................           --         (63,202)
                                        -----------     -----------
Balance at December 31, 1997..........           --         (63,002)
February 19, 1998:
  Conversion of $.01 par value common
    stock to $.001 par value common
    stock.............................           --              --
February 20, 1998 - December 31, 1998:
  Issuance of common stock to
    employees and non-employees.......           --         224,616
  Purchase of 105,000 shares of
    treasury stock, at cost...........           --          (3,075)
Deferred compensation on employee
  grants..............................  $(6,523,199)             --
Amortization of deferred compensation
  on employee grants..................      815,060         815,060
Deferred compensation on non-employee
  grants..............................   (1,504,945)             --
Amortization of deferred compensation
  on non-employee grants..............      906,770         906,770
Net loss..............................           --      (8,386,391)
                                        -----------     -----------
Balance at December 31, 1998            $(6,306,314)    $(6,506,022)
                                        ===========     ===========

    The accompanying notes are an integral part of the financial statements.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM INCEPTION (OCTOBER 16, 1997) TO DECEMBER 31, 1997, THE YEAR
                                     ENDED
  DECEMBER 31, 1998, AND FOR THE CUMULATIVE PERIOD FROM INCEPTION (OCTOBER 16,
                           1997) TO DECEMBER 31, 1998

                                                                                FOR THE YEAR     CUMULATIVE FROM
                                                            FROM INCEPTION         ENDED            INCEPTION
                                                          (OCTOBER 16, 1997)    DECEMBER 31,    (OCTOBER 16, 1997)
                                                         TO DECEMBER 31, 1997       1998       TO DECEMBER 31, 1998
                                                         --------------------   ------------   --------------------
Cash flows from operating activities:
  Net loss.............................................        $(63,202)        $(8,386,391)       $(8,449,593)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization.....................              --             134,257            134,257
     Loss on disposal of property and equipment........              --               8,461              8,461
     Proceeds from insurance claim.....................              --              18,109             18,109
     Amortization of deferred compensation on employee
       grants..........................................              --             815,060            815,060
     Amortization of deferred compensation on
       non-employee grants.............................              --             906,770            906,770
  Changes in assets and liabilities:
     Prepaid expenses and other current assets.........          (6,348)           (147,699)          (154,047)
     Other assets......................................          (6,238)             (7,486)           (13,724)
     Accounts payable..................................           5,602             241,228            246,830
     Accrued expenses..................................          10,000             499,310            509,310
                                                               --------         -----------        -----------
          Net cash used in operating activities........         (60,186)         (5,918,381)        (5,978,567)
Cash flows from investing activities:
  Purchases of property and equipment..................            (754)         (1,426,083)        (1,426,837)
                                                               --------         -----------        -----------
          Net cash used in investing activities........            (754)         (1,426,083)        (1,426,837)
Cash flows from financing activities:
  Proceeds from issuance of common stock...............             200             224,616            224,816
  Proceeds from issuance of preferred stock Series A...              --           6,550,000          6,550,000
  Proceeds from issuance of preferred stock Series B...              --          11,249,999         11,249,999
  Proceeds from line of credit.........................              --           1,250,000          1,250,000
  Proceeds from notes payable..........................         108,042             266,958            375,000
  Purchase of treasury stock...........................              --              (3,075)            (3,075)
  Payments on capital lease............................              --             (23,442)           (23,442)
                                                               --------         -----------        -----------
          Net cash provided by financing activities....         108,242          19,515,056         19,623,298
                                                               --------         -----------        -----------
Net increase in cash and cash equivalents..............          47,302          12,170,592         12,217,894
Cash and cash equivalents, beginning of period.........              --              47,302                 --
                                                               --------         -----------        -----------
Cash and cash equivalents, end of period...............        $ 47,302         $12,217,894        $12,217,894
                                                               ========         ===========        ===========
Supplemental disclosures of cash flow information:
  Cash paid during the period for interest.............              --         $    44,587        $    44,587
Supplemental disclosures of noncash investing and
  financing activities:
  Equipment acquired under capital leases..............              --              48,336             48,336
  Conversion of notes payable to preferred stock.......        $108,042         $   266,958        $   375,000

    The accompanying notes are an integral part of the financial statements.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

A. NATURE OF BUSINESS:

     Castle Networks, Inc. (the "Company") began operations on October 16, 1997 and was incorporated in The Commonwealth of Massachusetts in November, 1997. The Company reincorporated in the state of Delaware on February 19, 1998. The Company was organized to design, manufacture, market, and sell voice and data convergence equipment for the telecommunications market. The Company's principal market is in the United States.

     Since its inception, the Company has devoted a substantial portion of its efforts toward establishing its business, raising capital, developing hardware and software, and marketing. No revenues have been derived from operations. Accordingly, through the date of these financial statements, the Company is considered to be a development stage enterprise as defined in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises."

     The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flows to meet its obligations on a timely basis or to obtain additional financing as may be required. The Company has yet to generate any revenues from customers and has no assurance of future revenues. To date the Company has been funded by private equity financings. On March 7, 1999, the Company signed a definitive plan of merger agreement to be acquired by Siemens Corporation ("Siemens") for an estimated aggregate purchase price of $300,000,000 based on the value of the shares to be exchanged on the date of closing. Therefore, the Company expects to operate as a subsidiary of Siemens and receive future funding from Siemens as its parent.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash and Cash Equivalents

     The Company considers all short-term investments with original maturities of three months or less at acquisition to be cash equivalents. Cash and cash equivalents include cash held in banks and short-term investments in money market funds. Due to the short-term nature of these assets cost approximates fair value.

  Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of temporary cash investments. The Company maintains temporary cash investments with major financial institutions with high credit standing.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on estimated useful lives of three to five years.

     The cost of significant additions and improvements is capitalized and depreciated while expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.

     Equipment under capital leases is recorded at the present value of the minimum lease payments required during the lease period. Equipment under capital leases is amortized over the shorter of the estimated useful lives or the term of the lease.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Research and Development and Software Development Costs

     Research and development costs are expensed as incurred. Software production costs incurred prior to the establishment of technological feasibility are charged to research and development expense. Software production costs incurred subsequent to the establishment of technological feasibility are capitalized until the product is available for general release to customers. As of December 31, 1998, the Company's products have not established technological feasibility and accordingly, no software development costs have been capitalized.

  Income Taxes

     Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax basis carrying amounts of assets and liabilities measured using current statutory rates in effect for the year in which the differences are expected to reverse. At December 31, 1998, the Company had a net deferred tax asset of $2,794,000 consisting principally of net operating loss carryforwards for federal income tax purposes of approximately $2,638,000. The carryforwards begin to expire in 2013. The Company's net deferred tax asset at December 31, 1998 has been offset in full by a valuation allowance as the realization of related tax benefits is uncertain. The net operating loss carryforwards could be limited in future years if there is a significant change in Company ownership.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Stock-based Compensation

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of stock-based awards on the date of grant. For employee stock-based awards, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25 and provide pro forma net earnings disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure of SFAS No. 123 for employee awards.

     The Company accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

  Basic and Diluted Net Loss Per Common Share

     Basic and diluted net loss per share is presented under the provisions of SFAS No. 128, "Earnings per Share." As the Company incurred a net loss in 1998, potential dilutive common stock options of 183,000 and restricted common shares of 4,544,004 were excluded from the diluted net loss per share calculation at December 31, 1998 as their effect would have been antidilutive. As a result, diluted net loss per share is the same as basic net loss per share, and has not been presented separately. No loss per share calculation is presented for 1997 because all of the common shares outstanding were restricted.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following table sets forth the computation of basic and diluted net loss per share:

                                                                 1998
                                                              -----------
Numerator:
  Net loss..................................................  $(8,386,391)
                                                              ===========
Denominator
  Weighted average unrestricted common shares outstanding...      559,450
                                                              ===========
Basic and diluted net loss per share........................  $    (14.99)
                                                              ===========

  Impairment of Long-Lived Assets

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Estimated fair value is generally based on either appraised value or measured by discounted estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows.

  Fair Value of Financial Instruments

     The carrying amounts of cash, cash equivalents, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these instruments.

  Other Comprehensive Income

     The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" for the period from inception to December 31, 1998. This statement requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. To date, comprehensive loss and net loss are the same.

  Segment Information

     The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographic areas, and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company is a development stage enterprise and has not generated any revenue. The Company has determined it conducts its operations in one business segment.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

C. PROPERTY AND EQUIPMENT:

     Property and equipment at December 31, 1997 and 1998 consist of the following:

                                                              1997       1998
                                                              ----    ----------
Furniture and fixtures......................................  $154    $   51,047
Office equipment............................................   600        16,966
Data processing equipment...................................    --       347,773
Test equipment..............................................    --       966,993
Leasehold improvements......................................    --        17,488
Equipment under capital lease...............................    --        48,336
                                                              ----    ----------
                                                               754     1,448,603
                                                              ----    ----------
Less accumulated depreciation and amortization..............    --      (134,257)
                                                              ----    ----------
Property and equipment, net.................................  $754    $1,314,346
                                                              ====    ==========

     At December 31, 1997 and 1998, accumulated amortization amounted to $0 and $12,746, respectively, on equipment under capital leases. Depreciation and amortization expense for the years ended December 31, 1997 and 1998 was $0 and $134,257, respectively.

D. RELATED PARTY:

     In 1998, the Company purchased $109,260 of computer equipment and furniture and fixtures from a related party.

E. LINE OF CREDIT:

     In March 1998, the Company obtained an equipment line of credit from a bank which provides for maximum borrowings of $1,250,000 and bears interest at 0.5% over the Bank's prime rate (8.25% at December 31, 1998). During 1998, the Company borrowed $1,250,000 under this line. Beginning January 1, 1999, the outstanding principal balance will be repaid monthly in 36 equal installments for hardware purchases and 24 equal installments for software purchases. The line of credit is collateralized by the Company's inventories (if any), accounts receivable (if any), and equipment. In addition, the agreement places certain financial restrictions on the Company, including limitations on the payment of dividends, the acquisition of capital assets, and the incurrence of additional indebtedness. Beginning on March 31, 1999, the Company will be required to maintain a minimum tangible capital base (defined as stockholder's equity plus subordinated debt less intangible assets) not less than the greater of (i) $500,000 or (ii) 75% of outstanding borrowings on the facility.

F. COMMITMENTS:

     The Company leases its office space and certain office equipment under noncancelable operating leases. Total rent expense under these operating leases was approximately $12,162 and $137,626 for the years ended December 31, 1997 and 1998, respectively.

     At December 31, 1998 the Company has two 36 month capital equipment leases expiring on November 30, 2000 and December 31, 2000, respectively, and a 24 month capital equipment lease ending on November 30, 1999.

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum lease commitments at December 31, 1998 are as follows:

                                                              OPERATING    CAPITAL
YEAR ENDING DECEMBER 31,                                       LEASES      LEASES
------------------------                                      ---------    -------
1999........................................................  $192,973     $21,266
2000........................................................   192,973       3,628
2001........................................................    63,443          --
2002........................................................        --          --
2003........................................................        --          --
     Thereafter.............................................        --          --
                                                              --------     -------
                                                              $449,389      24,894
                                                              ========
Less: long-term portion.....................................                (3,628)
                                                                           -------
                                                                           $21,266
                                                                           =======

     The Company has entered into an operating lease for new office space which commences on April 10, 1999 and terminates on December 31, 2004. Annual rent expenses under this operating lease, not included above, will be $218,899 for the year ended December 31, 1999 and $553,008 per year for each year ended December 31, 2000 to 2004.

G. REDEEMABLE PREFERRED STOCK:

     The Company's Board of Directors has authorized 6,925,000 shares of Series A Convertible Preferred Stock ("Series A"), $.001 par value and 4,084,967 shares of Series B Convertible Preferred Stock ("Series B"), $.001 par value. In February 1998, the Company sold 6,550,000 shares of Series A at a price of $1 per share and received proceeds of $6,550,000. In connection with the sale of Series A, the Company converted $375,000 of promissory notes and issued 375,000 shares of Series A preferred stock. In September 1998, the Company sold 4,084,967 shares of Series B at price of $2.754 per share and received proceeds of $11,249,999.

     The terms of the Series A and Series B preferred stock are as follows:

  Conversion

     Each share of Series A and Series B may be converted into one share of common stock at any time at the option of the holder, subject to adjustment for certain events such as a stock split, stock dividend, or stock issuance. Upon the closing of an initial public offering of the Company's common stock at a price which equals or exceeds $5 per share and results in proceeds of a least $10,000,000, all outstanding Series A automatically convert into shares of common stock. Upon the closing of an initial public offering of the Company's common stock at a price which equals or exceeds $11 per share and results in proceeds of a least $20,000,000, all outstanding Series B automatically convert into shares of common stock.

  Dividend and Voting Rights

     Commencing February 25, 2002, the holders of Series A and Series B are entitled to fixed, preferential, cumulative dividends in the amount of 8% per annum of the issue price per share of $1 and $2.754 for Series A and Series B, respectively. When and if declared by the Company's Board of Directors, dividends on Series A and Series B are payable in cash in preference and prior to any payment of any dividend on common shares. Any dividends that are not declared by the Board of Directors shall accrue. The holders of Series A and Series B are entitled to vote on all matters and are entitled to the

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

number of votes equal to the number of common shares into which the Series A and Series B are convertible as of the date of record.

  Liquidation Preference

     In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A and Series B are entitled to receive, prior and in preference to any payment or distribution of any assets or surplus funds of the Company to holders of the common shares, an amount for each share of Series A and Series B held, equal to $1 and $2.754, respectively, plus in each case, any accrued and unpaid dividends on Series A and Series B that have been declared. In addition, the Series A and Series B share on a pro rata basis with common shareholders in the remaining assets of the Company up to a maximum of $4 per share for Series A and $5.516 per share for Series B.

  Redemption

     If the holders of 65% of Series A or Series B, at any time after February 25, 2002, so demand, the Company will be required to redeem 25% of the shares of Series A and Series B outstanding and an additional 25% of each on the three succeeding anniversaries of such demand. The redemption price of each share of Series A and Series B will be $1 and $2.754, respectively, plus all accrued and unpaid dividends, if any, whether or not declared.

H. STOCK-BASED COMPENSATION:

     In accordance with the Company's 1998 Stock Incentive Plan (the "Plan"), incentive stock options (ISOs) and nonqualified stock options, restricted stock, or other stock based awards may be granted to qualified individuals by the Company's Board of Directors. Options of the Plan are exercisable over periods determined by the Board of Directors. The maximum number of shares authorized for award under the Plan is 8,080,066.

  Stock Options

     ISOs are granted to employees of the Company at not less than the fair market value of the shares on the date of grant, as determined by the Company's Board of Directors. Nonqualified options may be granted to employees, officers, directors, consultants and other advisors to the Company on terms set forth by the Company's Board of Directors on an individual basis. Generally, one-fourth of the original number of shares vest on the first anniversary of the grant date and one-thirty-sixth of the original number of shares vest on each successive full-month period following the first anniversary of the grant date. The options expire ten years from the date of grant.

     In the event of a sale, liquidation, merger or acquisition of the Company, the then unexercised stock options will, as determined by the Board of Directors, be substituted for equivalent options of the succeeding company or alternatively such unexercised options will become exercisable in full. In the event of a sale, merger or acquisition under the terms of which the holders of common stock will receive a cash payment for each share held, all options shall terminate and each option holder will receive a cash payment based on a formula outlined in the Plan.

  Restricted Stock

     Restricted stock may be issued to employees, officers, directors, consultants, and other advisors. The Plan states that the Company has the right to repurchase the common stock at the issuance price (which shall be at least equal to the par value per share for each share of common stock subject to such award)

                             CASTLE NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

or other stated or formula price in the event that conditions specified by the Board of Directors in the award agreement are not satisfied prior to the end of the applicable restriction period or periods established for such award. The vesting period for employees is four years. The number of restricted stock shares outstanding at December 31, 1997 and 1998 was 0 and 5,489,250, respectively.

     A summary of the Company's stock option activity for 1998 is presented below:

                                                                           WEIGHTED-
                                                                            AVERAGE
                                                              SHARES     EXERCISE PRICE
                                                              -------    --------------
Options outstanding at January 1, 1998:
  Granted...................................................  195,000        $0.23
  Exercised.................................................       --           --
  Cancelled.................................................   12,000         0.30
                                                              -------        -----
Options outstanding at December 31, 1998....................  183,000        $0.22
                                                              =======        =====

     At December 31, 1998, no options were exercisable. The weighted-average grant-date fair value of options granted during 1998 was $6.84. The weighted average remaining contractual life for options outstanding at December 31, 1998 is nine years. No options were granted prior to 1998.

     The Company accounts for its stock-based compensation plans in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting or Stock Issued to Employees." Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), the Company's net loss for the year ended December 31, 1998 would have been $8,253,068 and net loss per share would have been $14.75.

     The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts and additional awards in future years are anticipated.

     The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: an expected life of 7 years, no dividends, no volatility, and a risk-free rate of 4.95% for the year ended December 31, 1998.

     During 1998, the Company recorded $6,523,199 in deferred compensation related to restricted common stock and stock options issued to employees of the Company at exercise prices lower than the estimated fair market value. In addition, the Company recorded $815,060 in compensation expense related to the amortization of the deferred compensation balance.

     Deferred compensation cost recognized in connection with the issuance of stock options and restricted stock to non-employees was $1,504,945 for the year ended December 31, 1998, of which $906,770 was amortized into expense. This compensation cost was calculated using the Black-Scholes option pricing model and the following weighted average assumptions; expected volatility of 70%, risk-free interest rate of 5.5%, zero dividend rate and a contractual life of 10 years.

I. EMPLOYEE BENEFIT PLAN:

     The Company sponsors a defined contribution plan covering substantially all of its employees which is designed to be qualified under section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deductions within statutory and plan limits. The Company has not contributed to the plan.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Argon Networks, Inc.:

     We have audited the accompanying balance sheets of Argon Networks, Inc. (a Delaware corporation in the development stage) as of March 31, 1998 and March 12, 1999 and the related statements of operations, redeemable convertible preferred stock and stockholders' deficit, and cash flows for the year ended March 31, 1998, the period from April 1, 1998 to March 12, 1999 and the period from inception (March 13, 1997) to March 12, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Argon Networks, Inc. as of March 31, 1998 and March 12, 1999 and the results of its operations and its cash flows for the year ended March 31, 1998, the period from April 1, 1998 to March 12, 1999 and for the period from inception (March 13, 1997) to March 12, 1999 in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

Boston, Massachusetts
April 30, 1999

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS

                                                                  PERIOD FROM     CUMULATIVE PERIOD
                                                  YEAR ENDED     APRIL 1, 1998     FROM INCEPTION
                                                   MARCH 31,     TO MARCH 12,     (MARCH 13, 1997)
                                                     1998            1999         TO MARCH 12, 1999
                                                  -----------    -------------    -----------------
Operating Expenses:
  Research and development......................  $ 3,821,567    $ 17,350,574       $ 21,172,141
  Selling, general and administrative...........    1,044,678       5,027,246          6,071,924
                                                  -----------    ------------       ------------
          Total operating expenses..............    4,866,245      22,377,820         27,244,065
Interest Income.................................      330,710       1,280,236          1,610,946
Interest Expense................................      (27,019)       (114,767)          (141,786)
                                                  -----------    ------------       ------------
     Net loss...................................  $(4,562,554)   $(21,212,351)      $(25,774,905)
                                                  ===========    ============       ============
Basic and Diluted Net Loss per Share............  $   (105.97)   $     (16.97)
                                                  ===========    ============
Basic and Diluted Weighted Average Shares
  Outstanding...................................       43,056       1,249,794
                                                  ===========    ============

   The accompanying notes are an integral part of these financial statements.

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                       MARCH 31, 1998 AND MARCH 12, 1999

                                                                 1998            1999
                                                              -----------    ------------
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $20,484,105    $  6,811,905
  Short-term investments....................................    9,874,350      10,064,191
  Prepaid expenses and other current assets.................           --          32,460
                                                              -----------    ------------
          Total current assets..............................   30,358,455      16,908,556
                                                              -----------    ------------
Property and Equipment, at cost:
  Software and computer equipment...........................      956,421       2,501,142
  Research and development test equipment...................           --         684,731
  Furniture and fixtures....................................       70,422         122,623
  Leasehold improvements....................................           --          29,183
                                                              -----------    ------------
                                                                1,026,843       3,337,679
  Less -- Accumulated depreciation..........................      213,577         974,614
                                                              -----------    ------------
                                                                  813,266       2,363,065
                                                              -----------    ------------
Other Assets................................................       38,000          38,375
                                                              -----------    ------------
                                                              $31,209,721    $ 19,309,996
                                                              ===========    ============
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Current portion of long-term debt (Note 4)................  $   186,825    $    622,619
  Accounts payable..........................................      215,410         958,592
  Accrued expenses..........................................      364,470       1,792,961
                                                              -----------    ------------
          Total current liabilities.........................      766,705       3,374,172
                                                              -----------    ------------
Long-term Debt, less current portion (Note 4)...............      745,476       1,444,330
                                                              -----------    ------------
Commitments (Note 5)
Series A Redeemable Convertible Preferred Stock, $0.01 par
  value -- Authorized, issued and outstanding -- 5,704,063
  shares, at redemption value...............................    7,779,778       7,779,778
                                                              -----------    ------------
Series B Redeemable Convertible Preferred Stock, $0.01 par
  value -- Authorized, issued and outstanding -- 7,154,469
  shares at March 31, 1998 and March 12, 1999, at redemption
  value.....................................................   26,399,991      26,399,991
                                                              -----------    ------------
Stockholders' Deficit:
  Common stock, $0.01 par value --
     Authorized -- 20,000,000 shares
     Issued -- 3,545,000 and 3,955,625 shares, at March 31,
       1998 and March 12, 1999, respectively
     Outstanding -- 3,545,000 and 3,688,125 shares at March
       31, 1998 and March 12, 1999, respectively............       35,450          39,556
  Additional paid-in capital................................       96,000       6,136,425
  Deficit accumulated during the development stage..........   (4,613,679)    (25,826,030)
  Treasury stock, at cost -- No shares at March 31, 1998 and
     267,500 shares at March 12, 1999.......................           --         (38,226)
                                                              -----------    ------------
          Total stockholders' deficit.......................   (4,482,229)    (19,688,275)
                                                              -----------    ------------
                                                              $31,209,721    $ 19,309,996
                                                              ===========    ============

   The accompanying notes are an integral part of these financial statements.

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                             STOCKHOLDERS' DEFICIT
        FOR THE PERIOD FROM INCEPTION (MARCH 13, 1997) TO MARCH 12, 1999

                                     REDEEMABLE CONVERTIBLE                                                          DEFICIT
                                        PREFERRED STOCK            COMMON STOCK                                    ACCUMULATED
                                    ------------------------   ---------------------   ADDITIONAL                   DURING THE
                                    NUMBER OF    REDEMPTION    NUMBER OF     $.01       PAID-IN       DEFERRED     DEVELOPMENT
                                      SHARES        VALUE       SHARES     PAR VALUE    CAPITAL     COMPENSATION      STAGE
                                    ----------   -----------   ---------   ---------   ----------   ------------   ------------
Inception (March 13, 1997)........          --   $        --   2,000,000    $20,000    $       --   $        --    $         --
 Sale of restricted common
   stock..........................          --            --   1,545,000     15,450        96,000            --              --
 Sale of Series A redeemable
   convertible preferred stock,
   net of issuance costs of
   $24,011........................   5,704,063     7,779,778          --         --            --            --         (24,011)
 Sale of Series B redeemable
   convertible preferred stock,
   net of issuance costs of
   $27,114........................   7,154,469    26,399,991          --         --            --            --         (27,114)
 Net loss.........................          --            --          --         --            --            --      (4,562,554)
                                    ----------   -----------   ---------    -------    ----------   -----------    ------------
Balance, March 31, 1998...........  12,858,532    34,179,769   3,545,000     35,450        96,000            --      (4,613,679)
 Sale of restricted common stock
   and exercise of common stock
   options........................          --            --     410,625      4,106       118,875            --              --
 Repurchase of restricted common
   stock..........................          --            --          --         --            --            --              --
 Deferred compensation related to
   the issuance of restricted
   common stock and stock options
   to employees...................          --            --          --         --     5,267,250    (5,267,250)             --
 Amortization of deferred
   compensation related to the
   issuance of restricted common
   stock and stock options to
   employees......................          --            --          --         --            --     5,267,250              --
 Compensation expense related to
   the issuance of restricted
   common stock and stock options
   to nonemployees................          --            --          --         --       654,300            --              --
 Net loss.........................          --            --          --         --            --                   (21,212,351)
                                    ----------   -----------   ---------    -------    ----------   -----------    ------------
Balance, March 12, 1999...........  12,858,532   $34,179,769   3,955,625    $39,556    $6,136,425   $        --    $(25,826,030)
                                    ==========   ===========   =========    =======    ==========   ===========    ============


                                       TREASURY STOCK
                                    ---------------------       TOTAL
                                    NUMBER OF               STOCKHOLDERS'
                                      SHARES       COST        DEFICIT
                                    ----------   --------   -------------
Inception (March 13, 1997)........          --   $     --   $     20,000
 Sale of restricted common
   stock..........................          --         --        111,450
 Sale of Series A redeemable
   convertible preferred stock,
   net of issuance costs of
   $24,011........................          --         --        (24,011)
 Sale of Series B redeemable
   convertible preferred stock,
   net of issuance costs of
   $27,114........................          --         --        (27,114)
 Net loss.........................          --         --     (4,562,554)
                                    ----------   --------   ------------
Balance, March 31, 1998...........          --         --     (4,482,229)
 Sale of restricted common stock
   and exercise of common stock
   options........................          --         --        122,981
 Repurchase of restricted common
   stock..........................     267,500    (38,226)       (38,226)
 Deferred compensation related to
   the issuance of restricted
   common stock and stock options
   to employees...................          --         --             --
 Amortization of deferred
   compensation related to the
   issuance of restricted common
   stock and stock options to
   employees......................          --         --      5,267,250
 Compensation expense related to
   the issuance of restricted
   common stock and stock options
   to nonemployees................          --         --        654,300
 Net loss.........................          --         --    (21,212,351)
                                    ----------   --------   ------------
Balance, March 12, 1999...........     267,500   $(38,226)  $(19,688,275)
                                    ==========   ========   ============

   The accompanying notes are an integral part of these financial statements.

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                          CUMULATIVE
                                                                                          PERIOD FROM
                                                                     PERIOD FROM           INCEPTION
                                                   YEAR ENDED      APRIL 1, 1998 TO    (MARCH 13, 1997)
                                                 MARCH 31, 1998     MARCH 12, 1999     TO MARCH 12, 1999
                                                 --------------    ----------------    -----------------
Cash Flows from Operating Activities:
  Net loss.....................................   $(4,562,554)       $(21,212,351)       $(25,774,905)
  Adjustments to reconcile net loss to net cash
     used in operating activities --
     Compensation expense related to the
       issuance of restricted common stock and
       stock options to employees and
       nonemployees............................            --           5,921,550           5,921,550
     Depreciation and amortization.............       213,577             761,037             974,614
     Changes in assets and liabilities --
       Prepaid expenses and other current
          assets...............................            --             (32,460)            (32,460)
       Increase in other assets................       (38,000)               (375)            (38,375)
       Accounts payable........................       214,410             743,182             958,592
       Accrued expenses........................       364,470           1,428,491           1,792,961
                                                  -----------        ------------        ------------
          Net cash used in operating
            activities.........................    (3,808,097)        (12,390,926)        (16,198,023)
                                                  -----------        ------------        ------------
Cash Flows from Investing Activities:
  Sale of short-term investments...............     2,200,000          26,997,000          29,197,000
  Purchase of short-term investments...........   (12,074,350)        (27,186,841)        (39,261,191)
  Purchase of property and equipment, net......    (1,026,843)         (2,159,261)         (3,186,104)
                                                  -----------        ------------        ------------
          Net cash used in investing
            activities.........................   (10,901,193)         (2,349,102)        (13,250,295)
                                                  -----------        ------------        ------------
Cash Flows from Financing Activities:
  Net proceeds from sale of Series A redeemable
     convertible preferred stock...............     7,755,767                  --           7,755,767
  Net proceeds from sale of Series B redeemable
     convertible preferred stock...............    26,372,877                  --          26,372,877
  Proceeds from sale of restricted common stock
     and exercise of common stock options......       111,450             122,981             254,431
  Repurchase of restricted common stock........            --             (38,226)            (38,226)
  Proceeds from officer (stockholder)
     promissory note payable...................       100,000                  --             100,000
  Payments on officer (stockholder) promissory
     note payable..............................      (100,000)                 --            (100,000)
  Payments under equipment line of credit and
     note payable..............................        (7,083)           (383,509)           (390,592)
  Borrowings under equipment line of credit and
     note payable..............................       939,384           1,366,582           2,305,966
                                                  -----------        ------------        ------------
          Net cash provided by financing
            activities.........................    35,172,395           1,067,828          36,260,223
                                                  -----------        ------------        ------------
Net (Decrease) Increase in Cash and Cash
  Equivalents..................................    20,463,105         (13,672,200)          6,811,905
                                                  -----------        ------------        ------------
Cash and Cash Equivalents, beginning of
  period.......................................        21,000          20,484,105                  --
                                                  -----------        ------------        ------------
Cash and Cash Equivalents, end of period.......   $20,484,105        $  6,811,905        $  6,811,905
                                                  ===========        ============        ============
Supplemental Disclosure of Cash Flow
  Information:
  Cash paid for --
  Interest.....................................   $    27,019        $    114,767        $    141,786
                                                  ===========        ============        ============
Supplemental Disclosure of Noncash Financing
  Activities:
  Equipment acquired under capital lease.......   $        --        $    151,575        $    151,575
                                                  ===========        ============        ============

   The accompanying notes are an integral part of these financial statements.

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 12, 1999

(1) OPERATIONS AND MERGER

     Argon Networks, Inc. (the Company) was incorporated as a Delaware corporation on March 13, 1997 and is engaged in the development of data communications hardware and software. The Company commenced operations in April 1997.

     On February 4, 1999, the Company entered into an agreement and plan of merger (the Merger) by and among Siemens Corporation (Siemens), Arthur Acquisition Corp. (AAC), a wholly owned subsidiary of Siemens, and Argon Networks, Inc. whereby Siemens and AAC acquired all of the outstanding capital stock of the Company for $200 million in cash (the Consideration) and AAC merged with and into the Company, with the Company becoming a wholly owned subsidiary of Siemens. In addition, the employees of the Company are entitled to receive an additional $32.1 million based on certain project milestones and employee retention criteria, as defined.

     Upon consummation of the Merger on March 12, 1999, all shares of treasury stock owned by the Company were canceled and retired. All nondissenting shares of common stock converted into the right to receive 21.52% of the Consideration divided by the number of common shares outstanding immediately prior to the effective date of the transaction. All nondissenting shares of preferred stock converted into the right to receive 71.45% of the Consideration divided by the number of preferred shares outstanding immediately prior to the effective date of the transaction. Additionally, the vesting of all outstanding common stock options accelerated and were canceled and converted into the right to receive 7.03% of the Consideration divided by the number of common shares issuable pursuant to the outstanding stock options immediately prior to the effective date of the transaction. The consideration received by the common stockholders, preferred stockholders and common stock optionholders was equal to $11.44, $11.11 and $11.46 per share, respectively.

     At the effective time of the Merger, Siemens distributed $180 million in cash and entered into an escrow agreement, whereby $20 million was deposited into an escrow account. The escrow account will be released 18 months after the effective date of the transaction.

     The financial statements and notes to financial statements herein have been prepared to reflect the financial position of the Company immediately prior to the effective time of the Merger and do not include any adjustments for the application of push-down accounting. The financial statements reflect the amortization of deferred compensation, resulting from the acceleration of vesting that occurred at the time of the merger, related to shares of restricted common stock and stock options issued to employees. (See Note 8(b)).

     The Company is in the development stage and is devoting substantially all of its efforts toward product research and development. The Company is subject to a number of risks similar to those of other development stage companies, including dependence on key individuals, competition from established companies, the development of commercially viable products and the continued financial support of Siemens, necessary to fund product development.

(2) SIGNIFICANT ACCOUNTING POLICIES

  (a) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (b) Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of 90 days or less to be cash equivalents.

  (c) Short-Term Investments

     The Company accounts for investments under Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. As of March 12, 1999, all of the Company's investments are classified and accounted for as held-to-maturity and reported at amortized cost. As of March 31, 1998 and March 12, 1999, the amortized cost of the Company's short-term investments, which approximates fair market value, consists of the following:

                                                                1998          1999
                                                             ----------    -----------
U.S. government agencies...................................  $4,939,278    $ 5,399,842
Commercial paper...........................................   4,935,072      4,664,349
                                                             ----------    -----------
                                                             $9,874,350    $10,064,191
                                                             ==========    ===========

     The average maturity of the Company's short-term investments at March 31, 1998 and March 12, 1999 is 104 and 125 days, respectively. Realized gains and losses from the sale of investment securities are recorded on the trade date by specific identification of the security sold. Realized gains and losses were not material during the period from April 1, 1998 to March 12, 1999 and the year ended March 31, 1998.

  (d) Depreciation and Amortization

     The Company provides for depreciation by charges to operations on a straight-line basis in amounts estimated to allocate the cost of the assets over their estimated useful lives, as follows:

                                                                ESTIMATED
ASSET CLASSIFICATION                                           USEFUL LIFE
--------------------                                          -------------
Software and computer equipment.............................  2-3 years
Research and development test equipment.....................  5 years
Furniture and fixtures......................................  2-5 years
Leasehold improvements......................................  Life of lease

  (e) Software Development Costs

     All of the Company's research and development expenses have been charged to operations as incurred. In accordance with SFAS No. 86, Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed, the Company will capitalize material software development costs incurred after the technological feasibility of software development projects has been established. For the year ended March 31, 1998 and the period from April 1, 1998 to March 12, 1999, no software development costs met the criteria for capitalization.

  (f) Comprehensive Income (Loss)

     SFAS No. 130, Reporting Comprehensive Income, requires disclosure of all components of comprehensive income on an annual and interim basis. Comprehensive income is defined as the change in

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Comprehensive net loss is the same as net loss for all periods presented.

  (g) Loss Per Share

     Basic and diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of unrestricted common shares outstanding during the period. Basic and diluted net loss per share are the same, as the effect of the inclusion of shares of common stock issuable upon the conversion of redeemable convertible preferred stock, as well as stock options and restricted common stock, would be antidilutive. In accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 98, Earnings Per Share in an Initial Public Offering, the Company has determined that there were no nominal issuances of common stock or potential common stock. The following weighted average total of securities were excluded from the calculation of dilutive weighted average shares outstanding, as their effect would be antidilutive:

                                                                             PERIOD FROM
                                                          YEAR ENDED        APRIL 1, 1998
                                                        MARCH 31, 1998    TO MARCH 12, 1999
                                                        --------------    -----------------
Redeemable convertible preferred stock................    4,962,942          12,858,532
Common stock options..................................      122,441           1,011,421
Restricted common stock...............................    3,000,713           2,419,437
                                                          ---------          ----------
          Total.......................................    8,086,096          16,289,390
                                                          =========          ==========

  (h) New Accounting Standards

     American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 98-5, Reporting on the Costs of Start-up Activities, was issued in April 1998. SOP 98-5 requires that all nongovernmental entities expense the costs of start-up activities, including organizational costs, as those costs are incurred. The Company has recorded all start-up costs as expense when incurred.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. This new standard is not anticipated to have a significant impact on the Company's financial statements.

(3) INCOME TAXES

     The Company accounts for federal and state income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under the liability method specified by SFAS No. 109, a deferred tax asset or liability is determined based on the difference between the financial statement and tax bases of assets and liabilities, as measured by the enacted tax rates assumed to be in effect when these differences reverse. As of March 12, 1999, the Company had net operating loss and tax credit carryforwards that could result in future potential tax benefits.

     As of March 12, 1999, the Company had federal and state net operating loss carryforwards and research and development credit carryforwards available to offset future taxable income, if any, of approximately $14,502,000, $14,021,000 and $625,000, respectively. These carryforwards expire beginning in 2012 and are subject to review and possible adjustment by the Internal Revenue Service. In addition,

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

the occurrence of certain events, including significant changes in ownership interests (see Note 1), may limit the amount of the net operating loss carryforward available to be used in any given year.

     The components of the Company's net deferred tax assets at March 31, 1998 and March 12, 1999 are as follows:

                                                               1998           1999
                                                            -----------    -----------
Net operating loss and credit carryforwards...............  $ 1,604,000    $ 6,706,000
Other temporary differences...............................      420,000      1,803,000
Valuation allowance.......................................   (2,024,000)    (8,509,000)
                                                            -----------    -----------
                                                            $        --    $        --
                                                            ===========    ===========

     The Company has recorded a full valuation allowance against its net deferred tax asset as of March 31, 1998 and March 12, 1999, because the future realizability of such asset is uncertain.

(4) LONG-TERM DEBT

  (a) Equipment Line of Credit and Note Payable

     The Company has entered into three equipment lines of credit with a bank totaling $2,500,000, $1,600,000 and $30,000, respectively. All outstanding borrowings bear interest at the prime rate (7.75% at March 12, 1999) and are collateralized by substantially all assets of the Company. In addition, the Company is required to comply with certain restrictive covenants regarding minimum levels of tangible net worth and liquidity. As of March 12, 1999, the Company was in compliance with all covenants.

     All advances that are outstanding under the $2,500,000 line of credit as of December 11, 1999 convert into a promissory note that is payable in 36 equal monthly installments of principal plus interest beginning January 11, 2000. As of March 12, 1999, $676,106 was outstanding under this facility. The $1,600,000 line of credit converted to a promissory note on August 28, 1998 and is payable in 36 equal monthly installments of principal plus interest through August 28, 2001. The $30,000 line of credit converted to a promissory note on July 28, 1997 and is payable in 36 equal monthly installments of principal plus interest through July 28, 2000.

  (b) Capital Lease

     During fiscal 1999, the Company entered into a capital lease with a financing institution with the principal amount totaling $151,575. The capital lease bears interest at 13.5% and is payable in 12 equal monthly installments of principal and interest of $13,423 through July 1999.

  (c) Officer/Stockholder Promissory Note Payable

     On May 30, 1997, the Company entered into a $100,000 promissory note payable (the Note) with an officer/stockholder of the Company. The Note was repaid, including interest of $611, with the proceeds from the sale of the Series A redeemable convertible preferred stock (Series A Preferred Stock) (see
Note 6) during June 1997.

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (d) Future Minimum Payments

     The following table summarizes future principal payments required on these facilities:

FISCAL YEAR-
------------
2000........................................................    $  622,619
2001........................................................       763,914
2002........................................................       492,754
2003........................................................       187,662
                                                                ----------
                                                                $2,066,949
                                                                ==========

(5) COMMITMENTS

     The Company conducts its operations in a leased facility and is obligated to pay monthly rent through 2004. In addition, the Company leases certain office equipment under operating lease agreements. The minimum future rental payments under these operating lease agreements are approximately as follows:

FISCAL YEAR-
------------
2000........................................................    $  240,000
2001........................................................       240,000
2002........................................................       240,000
2003........................................................       257,000
2004........................................................        46,000
                                                                ----------
                                                                $1,023,000
                                                                ==========

     Rent expense for the year ended March 31, 1998 and the period ended March 12, 1999 was approximately $94,000 and $174,000, respectively.

(6) REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The Company has authorized 12,858,532 shares of redeemable convertible preferred stock, of which 5,704,063 and 7,154,469 have been designated as Series A Preferred Stock and Series B redeemable convertible preferred stock (Series B Preferred Stock), respectively. In April 1997, the Company sold 131,970 shares of Series A Preferred Stock at $1.3639 per share for net proceeds of $180,000 to the two cofounders of the Company. In June, 1997, the Company sold to various investors 5,572,093 shares of Series A Preferred Stock at $1.3639 per share for net proceeds of $7,575,767. On March 10, 1998, the Company sold 7,154,469 shares of Series B Preferred Stock at $3.69 per share for net proceeds of $26,372,877.

     The rights, preferences and privileges of the Series A and Series B Preferred Stock are listed below.

     Dividends

     The Company shall not declare or pay any dividends on shares of common stock unless the holders of the Series A and Series B Preferred Stock then outstanding receive an amount equal to the dividends declared or paid on common stock.

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Conversion

     Each share of Series A and Series B Preferred Stock is convertible at the option of the holder into one share of common stock, adjusted for certain dilutive events, as defined. In addition, all shares of the Series A and Series B Preferred Stock shall be automatically converted into shares of common stock upon the closing of an initial public offering at a per share price of at least $11.00 and resulting in net proceeds to the Company of at least $15,000,000.

     Mandatory Redemption

     The Company will be required to redeem, subject to certain conditions, on March 10, 2003, March 10, 2004 and March 10, 2005, each a Mandatory Redemption Date, the percentage of Series A and Series B Preferred Stock, as listed in the following table, at a rate of $1.3639 per share in the case of the Series A Preferred Stock and $3.69 per share in the case of the Series B Preferred Stock.

                                                               PORTION OF SHARES OF SERIES A
                                                               AND SERIES B PREFERRED STOCK
MANDATORY REDEMPTION DATE                                             TO BE REDEEMED
-------------------------                                      -----------------------------
March 10, 2003                                                          33.33%
March 10, 2004                                                          50.00%
March 10, 2005                                                   All shares then held

     Voting Rights

     The Series A and Series B preferred stockholders are entitled to vote on all matters with the common stockholders as if they were one class of stock. The Series A and Series B preferred stockholders are entitled to the number of votes equal to the number of shares of common stock into which each share of the Series A and Series B Preferred Stock is then convertible.

     Liquidation

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, as defined, the holders of the Series A and Series B Preferred Stock then outstanding will be entitled to be paid an amount equal to $1.3639 per share and $3.69 per share, respectively, plus any dividends declared but unpaid on such shares prior to any payment to common stockholders. Amounts remaining after payment to the Series A and Series B preferred stockholders, if any, will be shared among all stockholders on a proportional basis depending on the number of shares of common stock into which the shares are convertible.

(7) STOCKHOLDERS' EQUITY

  (a) Merger

     As discussed in Note 1, on February 4, 1999, the Company entered into an Agreement and Plan of Merger, whereby all of the outstanding capital stock of the Company was acquired. All shares of treasury stock owned by the Company were cancelled and retired. All nondissenting shares of common and preferred stock converted into the right to receive 21.52% and 71.45%, respectively, of the Consideration divided by the number of shares outstanding immediately prior to the effective date of the transaction. Additionally, the vesting of all outstanding common stock options were accelerated and were canceled and converted into the right to receive 7.03% of the Adjusted Merger Consideration divided by the number of common shares issuable pursuant to the outstanding stock options immediately prior to the effective date of the transaction.

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (b) Reverse Stock Split

     On June 17, 1997, the Company effected a reverse stock split of .26394 per share of Series A Preferred Stock. All share and per share amounts have been retroactively restated.

  (c) Common Stock

     The Company has 20,000,000 authorized shares of common stock, of which a total of 3,955,625 shares have been issued as of March 12, 1999. The Company has reserved a total of 5,704,063 and 7,154,469 shares of common stock for the conversion of the Series A and Series B Preferred Stock, respectively.

  (d) Founders Shares

     On March 13, 1997, the Company sold 2,000,000 shares of common stock to its co-founders at $.01 per share, which represented the fair value of the common stock as determined by the Board of Directors. In conjunction with the sale, the Company entered into a stock restriction agreement with its cofounders under which 500,000 shares became vested on March 1, 1998. In the event that the cofounders are no longer employed by the Company, the Company has the right to repurchase at the original price, through March 1, 2001, the total number of shares that have not vested. This repurchase right on the remaining 1,500,000 shares will lapse at a rate of 125,000 shares at the end of each three-month period beginning on March 1, 1998. As of March 12, 1999 a total of 1,000,000 shares remain unvested and upon consummation of the Merger all such unvested shares vested in full.

(8) THE 1997 STOCK PLAN

     In April 1997, the Company's Board of Directors approved the 1997 Stock Plan (the 1997 Plan), which provides for the granting of Incentive Stock Options
(ISOs) and Nonqualified Stock Options, awards of common stock and the sale of common stock to key employees, directors and consultants of the Company.

  (a) Restricted Common Stock

     Under the 1997 Plan, the Board of Directors may authorize the sale of common stock to employees, directors and consultants of the Company. The purchase price for the common stock shall be determined by the Board of Directors, but shall not be less than the fair market value on the date of the grant. In addition, for each grant, the Board of Directors will determine the terms under which the Company may repurchase such shares.

     During fiscal 1998 and 1999, the Company sold 1,545,000 and 365,000 shares, respectively, of common stock to various employees, directors and consultants. The Company has also entered into stock repurchase agreements with the common stockholders, which provides that in the event the stockholder is no longer employed or affiliated with the Company, the Company has the right initially to repurchase all shares at a price per share equal to the original purchase price. For those stockholders that terminate their employment or affiliation after their first anniversary date but prior to the fourth anniversary date, the Company generally has the right to repurchase 75% of the shares less 6.25% of the shares per quarter beginning on the anniversary date. During fiscal 1999, the Company repurchased 267,500 shares of common stock; no shares of common stock were repurchased in fiscal 1998.

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (b) Stock Options

     Under the 1997 Plan, the Board of Directors may grant ISOs and nonqualified stock options to key employees, directors and consultants of the Company. ISOs may be granted only to employees, with the exercise price not less that 100% of the fair market value on the date of grant, or in the case of 10% or greater shareholders, not less that 110% of the fair market value. Nonqualified stock options may be granted to key employees, directors or consultants of the Company. The exercise price of each nonqualified stock option shall be determined by the Board of Directors, but shall not be less than the par value of the common stock on the date of grant. In general the vesting period for common stock options is four years. All stock options issued under the 1997 Plan expire within 10 years, or in the case of 10% or greater stockholders, within five years.

     Activity under the 1997 Plan is summarized as follows:

                                                              OPTION PLAN
                                              -------------------------------------------
                                                           WEIGHTED AVERAGE     EXERCISE
                                              NUMBER OF       PRICE PER        PRICE PER
                                               SHARES           SHARE            SHARE
                                              ---------    ----------------    ----------
Outstanding, March 31, 1997.................         --         $  --          $       --
  Granted...................................    390,000          0.23           0.13-0.37
                                              ---------         -----          ----------
Outstanding, March 31, 1998.................    390,000          0.23           0.13-0.37
  Granted...................................  1,013,000          0.63           0.25-1.50
  Exercised.................................    (45,625)         0.21           0.13-0.25
  Cancelled.................................    (57,500)         0.31           0.25-0.37
                                              ---------         -----          ----------
Outstanding, March 12, 1999.................  1,299,875         $0.54          $0.13-1.50
                                              =========         =====          ==========
Exercisable, March 12, 1999.................    131,877         $0.27          $0.13-0.37
                                              =========         =====          ==========
Exercisable, March 31, 1998.................         --         $  --          $       --
                                              =========         =====          ==========

     Information regarding stock options as of March 12, 1999 is as follows:

                                OUTSTANDING
             -------------------------------------------------            EXERCISABLE
 RANGE OF                  WEIGHTED AVERAGE                      ------------------------------
 EXERCISE      NUMBER         REMAINING       WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
  PRICES     OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
-----------  -----------   ----------------   ----------------   -----------   ----------------
      $0.13     154,375          8.53              $0.13            43,125           0.13
$0.25-$0.37     907,500          9.23               0.36            88,752           0.34
      $1.50     238,000          9.58               1.50                --             --
              ---------                            -----           -------          -----
              1,299,875                            $0.54           131,877          $0.27
              =========                            =====           =======          =====

     SFAS No. 123, Accounting for Stock-Based Compensation, requires the measurement of the fair value of stock options or warrants to be included in the statement of operations or disclosed in the notes to the financial statements. The Company has determined that it will account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and elect the disclosure-only alternative under SFAS No. 123. Options granted during the period ended March 12, 1999 and the year ended March 31, 1998 have been valued for disclosure purposes using the Black-Scholes option pricing model prescribed by SFAS No. 123.

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The weighted average assumptions used for the year ended March 31, 1998 and the period from April 1, 1998 to March 12, 1999 are as follows:

                                                                1998          1999
                                                             ----------    ----------
Risk-free interest rate....................................  5.40-6.19%    4.18-5.50%
Expected dividend yield....................................  0.00%         0.00%
Expected lives.............................................  5 years       1 year
Expected volatility........................................  0.00%         0.00%
Weighted average grant date fair value.....................  $0.05         $0.03
Weighted average remaining contractual life................  9.75 years    9.32 years

     Had compensation cost for the Company's stock option plan been determined consistent with SFAS No. 123, the Company's net loss would have resulted in the following pro forma amounts:

                                                              1998            1999
                                                           -----------    ------------
Net loss --
As reported..............................................  $(4,562,554)   $(21,212,351)
  Pro forma..............................................  $(4,564,635)   $(21,221,644)
Basic and diluted net loss per share --
  As reported............................................  $   (105.97)   $     (16.97)
  Pro forma..............................................  $   (106.02)   $     (16.98)

     The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions, including expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

     In connection with the Merger discussed in Note 1, the Company's common and preferred stockholders and common stock option holders received consideration equal to $11.44, $11.11 and $11.46 per share, respectively. During the period from April 1, 1998 to March 12 ,1999, the Company sold 365,000 shares of restricted common stock and granted 1,013,000 options to purchase common stock, at amounts that were, in some cases, lower than the deemed fair market value. Accordingly, the Company has estimated and recorded deferred compensation related to the restricted common stock and common stock options that were sold or issued at amounts less than the deemed fair market value.

     During the period from April 1, 1998 to March 12, 1999, the Company recorded $5,267,250 in deferred compensation related to restricted common stock and stock options issued to employees of the Company. In addition, the Company recorded compensation expense of $5,267,250 and $654,300 related to the vesting of restricted common stock and stock options issued to employees and nonemployees, respectively.

                              ARGON NETWORKS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(9) 401(k) PROFIT SHARING PLAN

     In September 1997, the Board of Directors adopted the Argon Networks, Inc. 401(k) Profit Sharing Plan (the Plan). All employees who are 21 years of age and have completed one year of service, with the exception of the initial plan year, are eligible to contribute 1% to 12% of their annual compensation, subject to IRS limitations. The Company may elect to make discretionary contributions to the Plan. There have been no discretionary contributions made by the Company to date.

(10) ACCRUED EXPENSES

     Accrued expenses at March 31, 1998 and March 12, 1999 consist of the following:

                                                                1998         1999
                                                              --------    ----------
Accrued payroll and benefits................................  $251,373    $  770,608
Accrued professional fees...................................    48,267       196,491
Accrued other...............................................    64,830       825,862
                                                              --------    ----------
                                                              $364,470    $1,792,961
                                                              ========    ==========

                                BROADSOFT, INC.

                         INDEX TO FINANCIAL STATEMENTS

INDEX                                                         PAGE
-----                                                         ----
Report of Independent Public Accountants....................  S-2
Balance Sheets as of December 31, 1998 and 1999 and
  September 30, 2000........................................  S-3
Statements of Operations for the period from inception
  (November 17, 1998) to December 31, 1998, for the year
  ended December 31, 1999, for the nine months ended
  September 30, 1999 (unaudited), for the nine months ended
  September 30, 2000 and for the period from inception
  (November 17, 1998) to September 30, 2000.................  S-4
Statements of changes in Stockholders' Equity (Deficit) for
  the period from inception (November 17, 1998) to December
  31, 1998, for the year ended December 31, 1999 and for the nine months ended September 30, 2000......................  S-5
Statements of Cash Flows for the period from inception
  (November 17, 1998) to December 31, 1998, for the year
  ended December 31, 1999, for the nine months ended
  September 30, 1999 (unaudited), for the nine months ended
  September 30, 2000 and the period from inception (November
  17, 1998) to September 30, 2000...........................  S-6
Notes to Financial Statements...............................  S-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To BroadSoft, Inc.:

     We have audited the accompanying balance sheets of BroadSoft, Inc. (a Delaware corporation in the development stage), as of December 31, 1998 and 1999, and September 30, 2000, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the period from inception (November 17, 1998) to December 31, 1998, for the year ended December 31, 1999, for the nine months ended September 30, 2000, and for the period from inception (November 17, 1998) to September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BroadSoft, Inc., as of December 31, 1998 and 1999, and September 30, 2000, and the results of its operations and its cash flows for the period from inception (November 17, 1998) to December 31, 1998, for the year ended December 31, 1999, for the nine months ended September 30, 2000, and for the period from inception (November 17, 1998) to September 30, 2000, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Vienna, Virginia
November 15, 2000

                                BROADSOFT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                              DECEMBER 31,
                                                         ----------------------   SEPTEMBER 30,
                                                           1998        1999           2000
                                                         --------   -----------   -------------
ASSETS
Current assets:
  Cash and cash equivalents............................  $500,410   $ 2,134,246   $ 13,388,125
  Due from lessor......................................        --            --        960,000
  Prepaid expenses and other current assets............        --        83,288        175,793
                                                         --------   -----------   ------------
          Total current assets.........................   500,410     2,217,534     14,523,918
Property and equipment, net............................        --       228,991      2,825,942
Other assets...........................................        --        33,470         34,270
                                                         --------   -----------   ------------
          Total assets.................................  $500,410   $ 2,479,995   $ 17,384,130
                                                         ========   ===========   ============
LIABILITIES, REDEEMABLE STOCK AND STOCKHOLDERS' EQUITY
  (DEFICIT)
Current liabilities:
  Accounts payable.....................................  $     --   $    26,370   $    935,856
  Accrued expenses.....................................        --        61,088        277,995
  Credit facility......................................        --       450,000             --
  Current portion of equipment facility................        --        83,408        234,220
  Current portion of term loans........................        --            --        826,940
  Notes payable........................................   500,000            --             --
                                                         --------   -----------   ------------
          Total current liabilities....................   500,000       620,866      2,275,011
  Deferred rent........................................        --            --        989,773
  Equipment facility, net of current portion...........        --       183,868        334,999
  Term loans, net of current portion...................        --            --      1,782,478
                                                         --------   -----------   ------------
          Total liabilities............................   500,000       804,734      5,382,261
Commitments and contingencies (Note 6)
Series A Redeemable Preferred Stock, $.01 par value; no
  shares authorized or issued in 1998; 9,000,000 shares
  authorized, issued, and outstanding as of December
  31, 1999, and September 30, 2000, liquidation value
  $.48.................................................        --     4,320,000      4,320,000
Series B Redeemable Convertible Preferred Stock, $.01
  par value; no shares authorized or issued in 1998 or
  1999; 4,015,004 shares authorized, 3,850,000 shares
  issued and outstanding as of September 30, 2000,
  liquidation value $4.54..............................        --            --     17,499,983
Stockholders' equity (deficit):
  Common stock, $.005 par value; 0, 42,000,000, and
     50,000,000 shares authorized; 0, 29,799,826, and
     30,340,826 shares issued and outstanding..........        --       148,999        151,704
  Additional paid-in capital...........................        --       202,551      8,448,102
  Deferred compensation................................        --       (22,000)    (6,222,072)
  Other accumulated comprehensive income...............        --            --          3,966
  Earnings (deficit) accumulated during development
     stage.............................................       410    (2,974,289)   (12,199,814)
                                                         --------   -----------   ------------
          Total stockholders' equity (deficit).........       410    (2,644,739)    (9,818,114)
                                                         --------   -----------   ------------
          Total liabilities, redeemable stock, and
            stockholders' equity (deficit).............  $500,410   $ 2,479,995   $ 17,384,130
                                                         ========   ===========   ============

      The accompanying notes are an integral part of these balance sheets.

                                BROADSOFT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                          PERIOD FROM                                                        PERIOD FROM
                           INCEPTION                       NINE MONTHS                        INCEPTION
                         (NOVEMBER 17,                        ENDED         NINE MONTHS     (NOVEMBER 17,
                           1998) TO        YEAR ENDED     SEPTEMBER 30,        ENDED          1998) TO
                         DECEMBER 31,     DECEMBER 31,        1999         SEPTEMBER 30,    SEPTEMBER 30,
                             1998             1999         (UNAUDITED)         2000             2000
                         -------------    ------------    -------------    -------------    -------------
Operating expenses:
  Sales and
     marketing.........     $   --        $   561,053      $   333,162      $ 1,895,189     $  2,456,242
  Research and
     development.......         --          1,706,895        1,066,329        4,375,989        6,082,884
  General and
     administrative....         --            770,521          551,018        3,173,180        3,943,701
                            ------        -----------      -----------      -----------     ------------
Loss from operations...         --         (3,038,469)      (1,950,509)      (9,444,358)     (12,482,827)
Loss on foreign
  currency
  translation..........         --                 --               --           (5,187)          (5,187)
Interest income........        410             82,106           51,325          413,193          495,709
Interest expense.......         --            (18,336)         (14,585)        (189,173)        (207,509)
                            ------        -----------      -----------      -----------     ------------
Net income (loss)......     $  410        $(2,974,699)     $(1,913,769)     $(9,225,525)    $(12,199,814)
                            ======        ===========      ===========      ===========     ============

        The accompanying notes are an integral part of these statements.

                                BROADSOFT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                 REDEEMABLE EQUITY SECURITIES                 STOCKHOLDERS' EQUITY (DEFICIT)
                                       ------------------------------------------------   ---------------------------------------
                                                                       SERIES B
                                              SERIES A                REDEEMABLE
                                             REDEEMABLE               CONVERTIBLE
                                          PREFERRED STOCK           PREFERRED STOCK           COMMON STOCK
                                       ----------------------   -----------------------   ---------------------     ADDITIONAL
                                        SHARES       AMOUNT      SHARES       AMOUNT        SHARES      AMOUNT    PAID-IN CAPITAL
                                       ---------   ----------   ---------   -----------   ----------   --------   ---------------
Balance, November 17, 1998
 (Inception).........................         --   $       --          --   $        --           --   $     --     $       --
 Net income..........................         --           --          --            --           --         --             --
                                       ---------   ----------   ---------   -----------   ----------   --------     ----------
Balance, December 31, 1998...........         --           --          --            --           --         --             --
Total, December 31, 1998.............
 Issuance of common stock, April
   1999, $.01 per share..............         --           --          --            --   24,412,244    122,061        122,061
 Issuance of Series A Redeemable
   Preferred Stock, April 1999, $.48
   per share.........................  8,150,000    3,912,000          --            --           --         --             --
 Issuance of common stock, June 1999,
   $.01 per share....................         --           --          --            --    1,700,000      8,500          8,500
 Issuance of Series A Redeemable
   Preferred Stock, June 1999, $.48
   per share.........................    850,000      408,000          --            --           --         --             --
 Issuance of common stock, August --
   October 1999, $.01 per share......         --           --          --            --    2,350,832     11,754         24,639
 Issuance of common stock, October --
   December 1999, $.025 per share....         --           --          --            --    1,336,750      6,684         47,351
 Amortization of deferred
   compensation......................         --           --          --            --           --         --             --
 Net loss............................         --           --          --            --           --         --             --
                                       ---------   ----------   ---------   -----------   ----------   --------     ----------
Balance, December 31, 1999...........  9,000,000    4,320,000          --            --   29,799,826    148,999        202,551
Total, December 31, 1999.............
 Issuance of common stock, January
   2000, $.025 per share.............         --           --          --            --       48,000        240         67,860
 Issuance of common stock, February,
   March, and August 2000, $.10 per
   share.............................         --           --          --            --       57,000        285        130,165
 Issuance of common stock, March and
   April 2000, $.25 per share........         --           --          --            --      340,000      1,700        576,300
 Issuance of common stock, May 2000,
   $.27 per share....................         --           --          --            --        6,000         30         11,520
 Issuance of common stock, September
   2000, $.425 per share.............         --           --          --            --       10,000         50         35,950
 Exercise of options March -- May
   2000, $.250 -- $.305 per share....         --           --          --            --       80,000        400        136,600
 Issuance of Series B Redeemable
   Convertible Preferred Stock,
   April -- August 2000, $4.54 per
   share.............................         --           --   3,850,000    17,499,983           --         --             --
 Deferred compensation...............         --           --          --            --           --         --      7,081,156
 Amortization of deferred
   compensation......................         --           --          --            --           --         --             --
 Issuance of warrants................         --           --          --            --           --         --        206,000
 Foreign currency translation
   adjustment........................         --           --          --            --           --         --             --
 Net loss............................         --           --          --            --           --         --             --
                                       ---------   ----------   ---------   -----------   ----------   --------     ----------
Balance, September 30, 2000..........  9,000,000   $4,320,000   3,850,000   $17,499,983   30,340,826   $151,704     $8,448,102
                                       =========   ==========   =========   ===========   ==========   ========     ==========
Total, September 30, 2000............

                                                       STOCKHOLDERS' EQUITY (DEFICIT)
                                       --------------------------------------------------------------

                                                                          EARNINGS
                                                          OTHER           (DEFICIT)
                                                       ACCUMULATED       ACCUMULATED
                                         DEFERRED     COMPREHENSIVE        DURING                       COMPREHENSIVE
                                       COMPENSATION      INCOME       DEVELOPMENT STAGE      TOTAL      INCOME (LOSS)
                                       ------------   -------------   -----------------   -----------   -------------
Balance, November 17, 1998
 (Inception).........................  $        --       $   --         $         --      $        --    $        --
 Net income..........................           --           --                  410              410            410
                                       -----------       ------         ------------      -----------    -----------
Balance, December 31, 1998...........           --           --                  410              410
Total, December 31, 1998.............                                                                            410
 Issuance of common stock, April
   1999, $.01 per share..............           --           --                   --          244,122             --
 Issuance of Series A Redeemable
   Preferred Stock, April 1999, $.48
   per share.........................           --           --                   --               --             --
 Issuance of common stock, June 1999,
   $.01 per share....................           --           --                   --           17,000             --
 Issuance of Series A Redeemable
   Preferred Stock, June 1999, $.48
   per share.........................           --           --                   --               --             --
 Issuance of common stock, August --
   October 1999, $.01 per share......      (12,885)          --                   --           23,508             --
 Issuance of common stock, October --
   December 1999, $.025 per share....      (20,615)          --                   --           33,420             --
 Amortization of deferred
   compensation......................       11,500           --                   --           11,500             --
 Net loss............................           --           --           (2,974,699)      (2,974,699)    (2,974,699)
                                       -----------       ------         ------------      -----------    -----------
Balance, December 31, 1999...........      (22,000)          --           (2,974,289)      (2,644,739)
Total, December 31, 1999.............                                                                     (2,974,699)
 Issuance of common stock, January
   2000, $.025 per share.............      (66,900)          --                   --            1,200             --
 Issuance of common stock, February,
   March, and August 2000, $.10 per
   share.............................     (124,750)          --                   --            5,700             --
 Issuance of common stock, March and
   April 2000, $.25 per share........     (493,000)          --                   --           85,000             --
 Issuance of common stock, May 2000,
   $.27 per share....................       (9,930)          --                   --            1,620             --
 Issuance of common stock, September
   2000, $.425 per share.............      (31,750)          --                   --            4,250             --
 Exercise of options March -- May
   2000, $.250 -- $.305 per share....     (115,700)          --                   --           21,300             --
 Issuance of Series B Redeemable
   Convertible Preferred Stock,
   April -- August 2000, $4.54 per
   share.............................           --           --                   --               --             --
 Deferred compensation...............   (7,081,156)          --                   --               --             --
 Amortization of deferred
   compensation......................    1,723,114           --                   --        1,723,114             --
 Issuance of warrants................           --           --                   --          206,000             --
 Foreign currency translation
   adjustment........................           --        3,966                   --            3,966          3,966
 Net loss............................           --           --           (9,225,525)      (9,225,525)    (9,225,525)
                                       -----------       ------         ------------      -----------    -----------
Balance, September 30, 2000..........  $(6,222,072)      $3,966         $(12,199,814)     $(9,818,114)
                                       ===========       ======         ============      ===========
Total, September 30, 2000............                                                                    $(9,221,559)
                                                                                                         ===========

        The accompanying notes are an integral part of these statements.

                                BROADSOFT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                        PERIOD FROM                                                    PERIOD FROM
                                         INCEPTION                     NINE MONTHS                      INCEPTION
                                       (NOVEMBER 17,                      ENDED        NINE MONTHS    (NOVEMBER 17,
                                         1998) TO       YEAR ENDED    SEPTEMBER 30,       ENDED         1998) TO
                                       DECEMBER 31,    DECEMBER 31,       1999        SEPTEMBER 30,   SEPTEMBER 30,
                                           1998            1999        (UNAUDITED)        2000            2000
                                       -------------   ------------   -------------   -------------   -------------
Cash flows provided by (used in)
  operating activities:
  Net income (loss)..................    $    410      $(2,974,699)    $(1,913,769)    $(9,225,525)   $(12,199,814)
  Adjustments to reconcile net income
    (loss) to net cash provided by
    (used in) operating activities --
    Depreciation and amortization....          --           51,663          28,573         307,942         359,605
    Stock compensation...............          --           68,132          56,632       1,723,114       1,791,246
    Changes in operating assets and
      liabilities:
      Prepaid expenses and other
         assets......................          --         (116,758)        (83,363)        (93,314)       (210,072)
      Accounts payable and accrued
         expenses....................          --           87,458         103,907       1,126,833       1,214,291
      Deferred rent..................          --               --              --          29,773          29,773
                                         --------      -----------     -----------     -----------    ------------
         Net cash provided by (used
           in) operating
           activities................         410       (2,884,204)     (1,808,020)     (6,131,177)     (9,014,971)
                                         --------      -----------     -----------     -----------    ------------
Cash flows used in investing
  activities:
  Purchases of property and
    equipment........................          --         (280,654)       (234,959)     (2,881,893)     (3,162,547)
                                         --------      -----------     -----------     -----------    ------------
Cash flows from financing activities:
  Borrowings under credit and
    equipment facilities.............          --          717,276              --         438,834       1,156,110
  Repayments under credit and
    equipment facilities.............          --               --              --        (586,891)       (586,891)
  Proceeds from term loans...........          --               --              --       3,000,000       3,000,000
  Repayments of term loans...........                                                     (207,582)       (207,582)
  Proceeds from notes payable........     500,000               --              --              --         500,000
  Proceeds from issuance of Series A
    Preferred Stock..................          --        3,820,000       3,820,000              --       3,820,000
  Proceeds from issuance of Series B
    Preferred Stock..................          --               --              --      17,499,983      17,499,983
  Proceeds from issuance of common
    stock............................          --          261,418         225,108         119,070         380,488
                                         --------      -----------     -----------     -----------    ------------
         Net cash provided by
           financing activities......     500,000        4,798,694       4,045,108      20,263,414      25,562,108
                                         --------      -----------     -----------     -----------    ------------
Net increase in cash and cash
  equivalents........................     500,410        1,633,836       2,002,129      11,250,344      13,384,590
Effect of exchange rate on cash and
  cash equivalents...................          --               --              --           3,535           3,535
                                         --------      -----------     -----------     -----------    ------------
Cash and cash equivalents, beginning
  of period..........................          --          500,410         500,410       2,134,246              --
                                         --------      -----------     -----------     -----------    ------------
Cash and cash equivalents, end of
  period.............................    $500,410      $ 2,134,246       2,502,539     $13,388,125    $ 13,388,125
                                         ========      ===========     ===========     ===========    ============
Supplementary information:
  Cash paid for interest.............    $     --      $    14,585     $    14,585     $   166,173    $    180,758
                                         ========      ===========     ===========     ===========    ============

        The accompanying notes are an integral part of these statements.

                                BROADSOFT, INC.
                          A DEVELOPMENT STAGE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS:

     BroadSoft, Inc. (BroadSoft or the Company), was incorporated under the name iKNOW, Inc., on November 17, 1998 (Inception) under the laws of the state of Delaware. The Company changed its name to BroadSoft, Inc., in January 1999. BroadSoft is based in Gaithersburg, Maryland, and has an office in Montreal, Canada.

     BroadSoft provides software service delivery and creation systems that support business telephony applications such as call waiting, voicemail and conferencing for use on the internet. BroadSoft's products are designed to enable rapid and economical design and deployment of enhanced services to business and residential customers on an open, hardware-independent software platform.

     The Company is in the development stage, has limited operating history, and has not recognized revenues to date. Since its inception, the Company's operations have consisted of raising capital and developing and marketing its products. The Company's operations are subject to certain risks and uncertainties including, among others, current and potential competitors with greater resources and longer operating histories, rapidly changing technology, and dependence on key management personnel. The Company will require additional capital to fund its operations in 2001. The Company plans to obtain the necessary capital through its pending merger with Unisphere Networks, Inc., as described below. Should the merger not be consummated, there can be no assurance that the Company will be able to obtain additional financing when needed, if at all, or on terms acceptable to the Company.

     On October 20, 2000, the Company entered into a definitive agreement to be acquired by Unisphere Networks, Inc. (Unisphere), in a stock-for-stock merger. Under the terms of the agreement, each share of BroadSoft common stock will be converted into shares of Unisphere common stock, and all outstanding options to acquire BroadSoft common stock will be exchanged for options to purchase Unisphere common stock. The total amount of shares of Unisphere common stock that will be issued to the BroadSoft common stockholders and option holders will be between 5,710,000 and 7,460,000 shares and options, including 750,000 options that are designated for certain BroadSoft employees. The actual number of shares will depend upon the trading price of the Unisphere common stock in the public market during a specified period as defined in the merger agreement.

     The closing of the transaction is subject to the completion of Unisphere's initial public offering, the effectiveness of the registration statement that Unisphere will file with the Securities and Exchange Commission registering the shares of Unisphere common stock that will be issued to BroadSoft stockholders and option holders, and a variety of other customary conditions.

2. SIGNIFICANT ACCOUNTING POLICIES:

  Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

                                BROADSOFT, INC.
                          A DEVELOPMENT STAGE COMPANY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Due From Lessor

     In April 2000, the Company entered into an agreement to lease additional office space. In conjunction with this lease, the Company incurred leasehold improvement costs related to preparing the space for occupancy. The provisions of the lease agreement require the lessor to reimburse the Company for these costs.

  Property and Equipment

     Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment consisted of the following as of December 31, 1999, and September 30, 2000:

                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1999            2000
                                                             ------------    -------------
Equipment and computer software............................    $212,188       $1,592,100
Furniture and fixtures.....................................      57,912          418,450
Leasehold improvements.....................................      10,554        1,151,997
Less -- Accumulated depreciation and amortization..........     (51,663)        (336,605)
                                                               --------       ----------
Property and equipment, net................................    $228,991       $2,825,942
                                                               ========       ==========

     Depreciation expense is computed using the straight-line method over estimated useful lives of three years for equipment and five years for furniture and fixtures. Leasehold improvements, including those for which the Company received reimbursement from the lessor, are amortized over the lesser of the estimated useful life of the asset or the remaining lease term.

     In accordance with the American Institute of Certified Public Accountants Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," the Company capitalizes costs related to software and implementation in connection with its internal use software systems. Such costs are amortized principally over one to two years.

  Long-Lived Assets

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is measured by comparing the carrying value to the estimated undiscounted future cash flows expected to result from the use of the assets and their disposition. Since Inception, the Company has not recorded a provision for the possible impairment of long-lived assets.

  Research and Development and Software Development Costs

     In accordance with SFAS No. 86, "Accounting for the Costs of Software to Be Sold, Leased, or Otherwise Marketed," software development costs incurred prior to the establishment of technological feasibility are charged to expense. Software development costs incurred subsequent to the establishment of technological feasibility are capitalized until the product is available for general release to customers. The Company has not capitalized such development costs under SFAS No. 86.

                                BROADSOFT, INC.
                          A DEVELOPMENT STAGE COMPANY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Deferred Rent

     The Company recognizes rent expense on a straight-line basis over the life of the lease. In conjunction with its operating leases for office space, the Company has recorded deferred rent of approximately $36,000. The Company also recorded leasehold improvements and deferred rent of $960,000 related to the reimbursement due from the Company's lessor for the leasehold improvements purchased by the Company. During the nine-month period ended September 30, 2000, approximately $7,000 was amortized as a reduction of rent expense. The remaining deferred rent will be amortized to reduce rent expense over the remaining term of the lease.

  Income Taxes

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

  Fair Value of Financial Instruments

     The Company's financial instruments consist primarily of cash and cash equivalents, amounts due from lessor, accounts payable, credit facilities, term loans, and notes payable. In management's opinion, the carrying amounts of these financial instruments approximate their fair values at December 31, 1998 and 1999, and September 30, 2000.

  Stock-Based Compensation

     The Company accounts for stock-based employee issuances using the intrinsic value method in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost is generally recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

  Foreign Currency

     The functional currency of the Company's branch in Montreal is the Canadian dollar. The financial statements of this branch are translated to U.S. dollars using period-end rates of exchange for assets and liabilities and average rates of exchange during the period for expenses. Translation gains and losses are accumulated as a component of other comprehensive income in stockholders' equity (deficit).

  Comprehensive Income (Loss)

     The Company has adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires the reporting of comprehensive income (loss) in addition to net income (loss) from operations. Comprehensive income (loss) is a more inclusive reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income (loss). The Company's only component of other accumulated comprehensive income is the foreign currency translation adjustment recognized in the nine months ended September 30, 2000.

                                BROADSOFT, INC.
                          A DEVELOPMENT STAGE COMPANY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000, and management believes that this standard will not have a significant impact on its results of operations, financial position, or cash flows.

  Segment Reporting

     The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires a business enterprise, based upon a management approach, to disclose financial and descriptive information about its operating segments. SFAS No. 131 also establishes standards for disclosures about products and services, geographic areas, and major customers. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. Under this definition, the Company operated as a single segment for all years and periods presented. In addition, the operations of the Company's foreign branch have not been significant.

  Reclassifications

     Certain prior year amounts have been reclassified to conform to the current presentation.

     Interim Financial Information

     The financial information for the nine months ended September 30, 1999, is unaudited but includes all adjustments, consisting only of normal recurring adjustments, that BroadSoft's management considers necessary for a fair presentation of BroadSoft's operating results and cash flows for the period.

3. TERM LOANS, CREDIT FACILITIES AND NOTES PAYABLE:

  Term Loans

     In June 2000, the Company entered into a subordinated debt agreement that provides for two term loans (the Term Loans) of $3 million each. The Term Loans are collateralized by substantially all of the Company's assets. The maturity date of the Term Loans is 36 months from the date the funds are borrowed by the Company. The Term Loans bear interest at 12.5 percent, and payments of principal and interest are due monthly. As of September 30, 2000, $2,792,418 was outstanding under the Term Loans. This amount is shown in the accompanying financial statements net of a discount of $183,000 related to warrants that were issued to the lender concurrent with the borrowings under the Term Loans (see
Note 4). The debt discount will be amortized to interest expense using the effective interest method over the period the Term Loans are outstanding. Amortization of approximately $23,000 has been recorded as interest expense for the nine months ended September 30, 2000.

  Credit Facilities

     In July 1999, the Company entered into a senior credit agreement with a commercial lender (the Credit Agreement), which is collateralized by substantially all of the Company's assets. The Credit Agreement provided for a line of credit (the Line of Credit) and a $750,000 equipment facility (the Equipment Facility). The Company borrowed $450,000 under the Line of Credit during 1999. This amount was repaid at the closing of the Series B Redeemable Convertible Preferred Stock (see Note 4).

                                BROADSOFT, INC.
                          A DEVELOPMENT STAGE COMPANY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Amounts borrowed under the Line of Credit carry an interest rate of prime plus
1.5 percent (10 percent as of December 31, 1999) and are repayable in monthly installments of interest only. As of September 30, 2000, no amounts are outstanding under the Line of Credit, and the Company has available borrowings of $1.0 million.

     The Equipment Facility was issued to finance equipment and software purchases. Interest accrues at the 36-month treasury rate plus 3.5 percent, with a minimum interest rate of 7.25 percent, and is based on the date the funds are borrowed. The interest rate on the borrowings under the Equipment Facility was
9.56 percent as of December 31, 1999. The borrowings outstanding under the Equipment Facility as of September 30, 2000, bore interest at rates ranging from
9.56 to 10.16 percent. Amounts borrowed under the Equipment Facility are due 36 months from the date of borrowing and are repayable in monthly installments of principal and interest. The future minimum principal payments of the Term Loans and the Equipment Facility are as follows:

For the three months ended December 31, 2000................  $  207,164
For the year ended December 31:
  2001......................................................   1,156,560
  2002......................................................   1,294,217
  2003......................................................     703,696
                                                              ----------
          Total.............................................  $3,361,637
                                                              ==========

  Notes Payable

     In December 1998, the Company issued three notes to parties that subsequently became holders of Series A Redeemable Preferred Stock. One note was for $250,000, and two notes were for $125,000 each. The notes bore interest at 8 percent and were due on demand. In April 1999, when the Series A Redeemable Preferred Stock was issued (see Note 4), the outstanding principal balance on the notes was exchanged as partial consideration for the Series A Redeemable Preferred Stock. The accrued interest accumulated under the notes was paid in cash.

4. CAPITAL STOCK:

  Common Stock Split

     In August 2000, a two for one stock split of the Company's common stock was effected. All share and per share amounts, including stock option information, have been restated in the accompanying financial statements and the notes thereto to reflect this stock split.

  Series A Redeemable Preferred Stock

     In April 1999, the Company completed a financing transaction (the Financing Transaction) in which it issued 9,000,000 shares of Series A Redeemable Preferred Stock (the Series A Preferred) and 20,448,980 shares of the Company's common stock. The Series A Preferred was issued for $4,320,000 or $.48 per share, and the Company's common stock was issued for $204,490 or $.01 per share. The Series A Preferred is redeemable upon the earlier of (i) the date 20 days subsequent to an initial public offering yielding aggregate net proceeds to the Company of at least $15 million, (ii) a change in control of the Company, as defined, or (iii) equally each year beginning in the fifth year and ending in the seventh year from the original issuance date. The redemption price for the Series A Preferred is equivalent to the original issue price plus any declared or accrued but unpaid dividends.

                                BROADSOFT, INC.
                          A DEVELOPMENT STAGE COMPANY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Founders' Stock

     Concurrent with the Financing Transaction, 5,663,264 shares of the Company's common stock (the Founder Shares) were issued to the Company's founders as partial compensation for services rendered. The Company recorded stock compensation expense of $56,632 related to the Founder Shares. The Founder Shares are subject to stock restriction agreements and vest over a period from the date of issuance to April 22, 2003. Vesting can be accelerated upon certain change of control events.

  Series B Redeemable Convertible Preferred Stock

     In 2000, the Company authorized the issuance and sale of up to 4,015,004 shares of its Series B Redeemable Convertible Preferred Stock (the Series B Preferred), which has a par value of $.01 per share. The Company sold 3,850,000 shares of the Series B Preferred in private placement offerings yielding proceeds to the Company of approximately $17,500,000 or $4.54 per share. Each share of the Series B Preferred is convertible at any time at the option of the holder into shares of the Company's common stock at a specified conversion rate that is subject to adjustment. As of September 30, 2000, the conversion rate was one for two. Unless otherwise determined by the Company's Board of Directors, the Series B Preferred will automatically convert into shares of common stock immediately upon the closing of an initial public offering in which the aggregate proceeds to the Company exceed $30 million and the offering price meets certain thresholds or upon a change of control in the Company, as defined. The Series B Preferred is redeemable at the same time and according to the same provisions as the Series A Preferred. The redemption price for the Series B Preferred is equivalent to the original issue price plus any declared or accrued but unpaid dividends.

  Warrants

     In connection with the borrowings under the first of the Term Loans, the Company issued to the lender warrants to purchase 66,000 shares of the Company's Series B Preferred for approximately $4.54 per share. The warrants expire upon the earlier of (i) seven years, (ii) three years from the effective date of a qualified initial public offering, as defined, or (iii) on the effective date of a change in control in the Company, as defined. The fair value of these warrants of $206,000 was recorded in the accompanying financial statements as a discount offsetting the amount recorded under the Term Loans and as additional paid-in capital. In addition and in connection with the Credit Agreement (see Note 3), the Company issued warrants to purchase 100,000 shares of the Company's common stock for $.25 per share. The warrants expire in November 2006.

5. 1999 STOCK INCENTIVE PLAN:

     In October 1999, the Company adopted the 1999 Stock Incentive Plan (the 1999 Plan). The 1999 Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, and common stock awards. During 2000 and under the 1999 Plan, the Company issued options to purchase shares of common stock to its employees. The options granted are accounted for under APB No. 25. The Company recorded deferred compensation of approximately $5,918,000 related to these issuances. Of this amount, approximately $245,000, $58,000, and $44,000 is reflected as compensation expense and is included as research and development, general and administrative, and sales and marketing, respectively, in the accompanying statements of operations and approximately $5,571,000 is included as deferred compensation in the accompanying balance sheets. Had compensation cost been determined based on the estimated fair value of the options at the grant dates consistent with SFAS No. 123, pro forma net loss would have been approximately $9,260,906. The weighted-average fair value of the options granted by

                                BROADSOFT, INC.
                          A DEVELOPMENT STAGE COMPANY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

the Company during 2000 is estimated to be $4.54 per option assuming the following: no dividend yield, risk free interest rate of 6 percent, an expected term of ten years, and an expected volatility of 65 percent.

     The following summarizes option activity during 2000:

                                                                             WEIGHTED-
                                                              NUMBER OF       AVERAGE
                                                               SHARES      EXERCISE PRICE
                                                              ---------    --------------
Granted in 2000.............................................  2,915,200    $          .38
Exercised in 2000...........................................     80,000               .32
                                                              ---------    --------------
Options outstanding, September 30, 2000; exercise prices
  ranging from $.25 to $1.14................................  2,835,200    $          .37
                                                              =========    ==============
Options exercisable, September 30, 2000.....................     20,000    $          .31
                                                              =========    ==============

                                                      NUMBER OF OPTIONS
                                                          CURRENTLY        WEIGHTED-AVERAGE
EXERCISE PRICE                                           OUTSTANDING        REMAINING LIFE
--------------                                        -----------------    ----------------
$ .25...............................................        290,000              9.44
  .27...............................................        360,000              9.57
  .31...............................................        882,000              9.69
  .38...............................................        454,500              9.82
  .43...............................................        748,700              9.89
 1.14...............................................        100,000              9.92
                                                          ---------              ----
                                                          2,835,200              9.73
                                                          =========              ====

     During 1999 and 2000, the Company issued 3,025,332 and 340,000 shares, respectively, of restricted common stock to its employees. Of these, 1,962,832 were issued for $.01 per share, 1,062,500 were issued for $.025 per share, and 340,000 were issued for $.25 per share. In addition, during 2000, 70,000 unvested employee stock options were exercised for shares of restricted common stock. The vesting of the restricted common stock begins one year following the date of issuance. The Company recorded deferred compensation of approximately $493,000 related to issuances in 2000. Of this amount, approximately $66,000 is reflected as compensation expense and is included in sales and marketing in the accompanying statements of operations and approximately $427,000 is included as deferred compensation in the accompanying balance sheets.

     During 1999 and 2000, the Company also issued 662,250 and 121,000 shares, respectively, of common stock and 0 and 20,000 options, respectively, to purchase common stock to certain consultants and other nonemployees as consideration for services. The Company valued these amounts using a fair value model. The Company recognized deferred compensation expense of $33,500 and amortized $11,500 related to these issuances during 1999. For the nine months ended September 30, 2000, the Company recognized deferred compensation of approximately $1,512,000. Of this amount, approximately $1,310,000 is reflected as compensation expense and is included in general and administrative in the accompanying statements of operations and approximately $202,000 is included as deferred compensation in the accompanying balance sheets.

                                BROADSOFT, INC.
                          A DEVELOPMENT STAGE COMPANY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6. COMMITMENTS AND CONTINGENCIES:

  Stockholders Agreements

     In connection with the sale of the Series A Preferred and the Series B Preferred, certain common and preferred stockholders and the Company entered into a Common Stock and Series A Preferred Stock Purchase Agreement, a Registration Rights Agreement, and a Stockholders Agreement (together, the Stockholders Agreements). The Stockholders Agreements, among other things, (i) prescribe certain limitations on the transfer of stock, (ii) grant the Company and certain stockholders certain rights with respect to sales of stock, and
(iii) grant certain investors antidilution rights and rights of first refusal with respect to additional securities that may be offered for sale by the Company. The Stockholders Agreements terminate upon the liquidation of the Company, upon the written agreement of a majority of the stockholders, or upon consummation of a qualified initial public offering or sale transaction, as defined.

  Leases

     The Company leases office space under operating lease agreements that expire in February 2001 and April 2010. The Company incurred approximately $122,000 in rent expense for 1999 and approximately $176,000 for the nine months ended September 30, 2000. The remaining future minimum lease payments are as follows:

For the three months ended December 31, 2000................  $   96,252
For the year ended December 31:
  2001......................................................     510,307
  2002......................................................     526,862
  2003......................................................     492,221
  2004......................................................     496,699
  Thereafter................................................   3,201,214
                                                              ----------
          Total.............................................  $5,323,555
                                                              ==========

     The lease that expires in 2010 requires the Company to maintain a $700,000 letter of credit with a financial institution.

  Software Licensing Agreement

     During 1999, the Company entered into a database software licensing agreement with a third party. The licensed database software product will be used in certain BroadSoft applications. The agreement requires the Company to pay royalties ranging from $4,000 to 15 percent of the selling price of the Company's database server when the licensed product is used. In addition to the royalties, the Company is obligated to pay the third party a software maintenance fee equal to 15 percent of the total royalties. Should the Company decide to use an alternate database software product, no obligations would be incurred under the license agreement. As no revenues have been recognized to date, there are no obligations and no amounts have been paid related to the license agreement.

  Litigation

     The Company is subject to lawsuits, investigations, and claims arising out of the ordinary course of business. In the opinion of management, resolution of these matters will not have a material effect on the financial statements or results of operations of the Company if disposed of unfavorably.

                                BROADSOFT, INC.
                          A DEVELOPMENT STAGE COMPANY

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7. INCOME TAXES:

     For the period from inception to December 31, 1998, for the year ended December 31, 1999, for the nine months ended September 30, 2000, and for the period from Inception (November 17, 1998) to September 30, 2000, no income tax provision or benefit was recorded as the deferred tax benefit related to the Company's operating loss was offset in its entirety by a valuation allowance. The actual tax benefits for the year ended December 31, 1999, and for the nine-month period ended September 30, 2000, differed from the expected tax benefit as a result of the following:

                                                                                INCEPTION
                                                                              (NOVEMBER 17)
                                            DECEMBER 31,    SEPTEMBER 30,    TO SEPTEMBER 30,
                                                1999            2000               2000
                                            ------------    -------------    ----------------
Computed expected tax benefit.............  $(1,041,144)     $(3,212,039)      $(4,253,183)
Increase in deferred tax valuation
  allowance...............................    1,038,000        2,569,000         3,607,000
Nondeductible expenses....................        3,144          643,039           646,183
                                            -----------      -----------       -----------
          Net deferred tax asset..........  $        --      $        --       $        --
                                            ===========      ===========       ===========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred income taxes are as follows:

                                                            DECEMBER 31,    SEPTEMBER 30,
                                                                1999            2000
                                                            ------------    -------------
Deferred tax assets:
  Net operating loss carryforwards........................  $   583,000      $ 1,283,000
  Organization costs......................................      419,000        2,211,000
  Accrued expenses........................................       18,000           35,000
  Other...................................................       18,000           78,000
                                                            -----------      -----------
          Total...........................................    1,038,000        3,607,000
  Valuation allowance.....................................   (1,038,000)      (3,607,000)
                                                            -----------      -----------
          Net deferred tax asset..........................  $        --      $        --
                                                            ===========      ===========

     The Company has determined that its net deferred tax assets, composed primarily of net operating loss carryforwards and organization costs, did not satisfy the recognition criteria set forth in SFAS No. 109 and, accordingly, established a full valuation allowance for the net deferred tax assets. As of December 31, 1999, and September 30, 2000, the Company had net operating loss carryforwards of approximately $1.7 million and $3.6 million, respectively, to offset future taxable income, which begin to expire in 2019. The ability to utilize net operating loss carryforwards in the future may be limited in the event that the Company experiences a change in control as defined by tax laws and regulations.

8. RETIREMENT PLAN:

     On January 1, 2000, the Company implemented a 401(k) retirement plan for the benefit of all eligible employees. Participants may contribute up to 15 percent of their annual compensation to the retirement plan, subject to statutory limits. Employee contributions are fully vested. The Company's contribution is discretionary and is determined by the Board of Directors. All employer contributions, if any, vest after three years of service by the employee. During the nine months ended September 30, 2000, the Company did not contribute to the plan.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           UNISPHERE NETWORKS, INC.,

                           PITCHER ACQUISITION CORP.,

                                      AND

                                BROADSOFT, INC.

                          DATED AS OF OCTOBER 20, 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I THE MERGER........................................   A-1
  1.1  The Merger...........................................   A-1
  1.2  The Closing..........................................   A-1
  1.3  Actions at the Closing...............................   A-1
  1.4  Additional Action....................................   A-2
  1.5  Conversion of Shares.................................   A-2
  1.6  Dissenting Shares....................................   A-4
  1.7  Exchange of Shares...................................   A-4
  1.8  Fractional Shares....................................   A-5
  1.9  Options and Warrants.................................   A-5
  1.10 Escrow...............................................   A-7
  1.11 Certificate of Incorporation and By-laws.............   A-7
  1.12 No Further Rights....................................   A-7
  1.13 Closing of Transfer Books............................   A-7
  1.14 Tax Consequences.....................................   A-8
  1.15 Accounting Treatment.................................   A-8
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY....   A-8
  2.1  Organization, Qualification and Corporate Power......   A-8
  2.2  Capitalization.......................................   A-8
  2.3  Authorization of Transaction.........................   A-9
  2.4  Noncontravention.....................................   A-9
  2.5  Subsidiaries.........................................  A-10
  2.6  Financial Statements.................................  A-10
  2.7  Absence of Certain Changes...........................  A-10
  2.8  Undisclosed Liabilities..............................  A-10
  2.9  Tax Matters..........................................  A-10
  2.10 Assets...............................................  A-12
  2.11 Owned Real Property..................................  A-12
  2.12 Real Property Leases.................................  A-12
  2.13 Intellectual Property................................  A-12
  2.14 Contracts............................................  A-14
  2.15 Powers of Attorney...................................  A-15
  2.16 Insurance............................................  A-15
  2.17 Litigation...........................................  A-15
  2.18 Warranties...........................................  A-15
  2.19 Employees............................................  A-16
  2.20 Employee Benefits....................................  A-16
  2.21 Environmental Matters................................  A-18
  2.22 Legal Compliance.....................................  A-19
  2.23 Customers and Suppliers..............................  A-19

                                                              PAGE
                                                              ----
  2.24 Permits..............................................  A-19
  2.25 Certain Business Relationships With Affiliates.......  A-19
  2.26 Brokers' Fees........................................  A-19
  2.27 Books and Records....................................  A-19
  2.28 Disclosure...........................................  A-19
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER AND
THE TRANSITORY SUBSIDIARY...................................  A-20
  3.1  Organization, Qualification and Corporate Power......  A-20
  3.2  Capitalization.......................................  A-20
  3.3  Authorization of Transaction.........................  A-20
  3.4  Noncontravention.....................................  A-20
  3.5  Reports and Financial Statements.....................  A-21
  3.6  Absence of Material Adverse Change...................  A-21
  3.7  Litigation...........................................  A-21
  3.8  Interim Operations of the Transitory Subsidiary......  A-22
  3.9  Brokers' Fees........................................  A-22
  3.10 Disclosure...........................................  A-22
  3.11 Other Transactions...................................  A-22
ARTICLE IV COVENANTS........................................  A-22
  4.1  Closing Efforts......................................  A-22
  4.2  Governmental and Third-Party Notices and Consents....  A-22
  4.3  Special Meeting, Prospectus/Proxy Statement and
     Registration Statement.................................  A-23
  4.4  Operation of Business................................  A-24
  4.5  Access to Information................................  A-26
  4.6  Notice of Breaches...................................  A-26
  4.7  Exclusivity..........................................  A-26
  4.8  Expenses.............................................  A-27
  4.9  Agreements from Certain Affiliates of the Company....  A-27
  4.10 Listing of Merger Shares.............................  A-27
  4.11 Loan.................................................  A-27
  4.12 Directors and Officers Insurance.....................  A-27
  4.13 Employee Benefit and Related Matters.................  A-28
  4.14 Certain Tax Matters..................................  A-28
ARTICLE V CONDITIONS TO CONSUMMATION OF MERGER..............  A-29
  5.1  Conditions to Each Party's Obligations...............  A-29
  5.2  Conditions to Obligations of the Buyer and the
     Transitory Subsidiary..................................  A-29
  5.3  Conditions to Obligations of the Company.............  A-31

                                                              PAGE
                                                              ----
ARTICLE VI INDEMNIFICATION..................................  A-32
  6.1  Indemnification by the Company Stockholders..........  A-32
  6.2  Indemnification by the Buyer.........................  A-32
  6.3  Indemnification Claims...............................  A-32
  6.4  Survival of Representations and Warranties...........  A-35
  6.5  Limitations..........................................  A-35
ARTICLE VII TERMINATION.....................................  A-36
  7.1  Termination of Agreement.............................  A-36
  7.2  Effect of Termination................................  A-37
ARTICLE VIII DEFINITIONS....................................  A-37
ARTICLE IX MISCELLANEOUS....................................  A-40
  9.1  Press Releases and Announcements.....................  A-40
  9.2  No Third Party Beneficiaries.........................  A-40
  9.3  Entire Agreement.....................................  A-40
  9.4  Succession and Assignment............................  A-40
  9.5  Counterparts and Facsimile Signature.................  A-41
  9.6  Headings.............................................  A-41
  9.7  Notices..............................................  A-41
  9.8  Governing Law........................................  A-42
  9.9  Amendments and Waivers...............................  A-42
  9.10 Severability.........................................  A-42
  9.11 Submission to Jurisdiction...........................  A-43
  9.12 Construction.........................................  A-43

Exhibit A    --   Escrow Agreement
Exhibit B    --   Stockholder Voting Agreement
Exhibit C    --   Affiliate Agreement
Exhibit D    --   Loan and Security Agreement
Exhibit E    --   Opinion of Counsel to the Company
Exhibit F    --   Noncompetition and Nonsolicitation Agreement
Exhibit G-1  --   Lock-Up Agreement (Employee)
Exhibit G-2  --   Lock-Up Agreement (Non-Employee)
Exhibit H    --   Opinion of Counsel to the Buyer and the Transitory
                  Subsidiary

                          AGREEMENT AND PLAN OF MERGER

     Agreement entered into as of October 20, 2000 by and among Unisphere Networks, Inc., a Delaware corporation (the "Buyer"), Pitcher Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), and BroadSoft, Inc., a Delaware corporation (the "Company"). The Buyer, the Transitory Subsidiary and the Company are referred to collectively herein as the "Parties."

     This Agreement contemplates a merger of the Transitory Subsidiary into the Company. In such merger, the stockholders of the Company will receive common stock of the Buyer in exchange for their capital stock of the Company. It is intended that the merger would qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The parties further intend for the merger to be accounted for, for financial accounting purposes, as a purchase transaction.

     Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Company and the Transitory Subsidiary file a certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law (the "Certificate of Merger") with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

     1.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP in Reston, Virginia, commencing at 9:00 a.m. local time on such mutually agreeable date as soon as practicable (and in any event not later than three business days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the "Closing Date").

     1.3 Actions at the Closing.  At the Closing:

          (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2;

          (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in
     Section 5.3;

          (c) the Company and the Transitory Subsidiary shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

          (d) the Buyer shall deliver certificates for the Initial Shares (as defined below) to a bank trust company or other entity reasonably satisfactory to the Company appointed by the Buyer to act as the exchange agent (the "Exchange Agent") in accordance with Section 1.7; and

          (e) the Buyer, Michael Tessler and Robert Goodman (the "Indemnification Representatives") and an independent escrow agent mutually agreeable to the parties (the "Escrow Agent") shall execute and deliver the Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement") and the Buyer shall deliver to the Escrow Agent a certificate for the Escrow Shares (as defined below) being placed in escrow on the Closing Date pursuant to Section 1.10.

     1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

     1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

          (a) Each share of common stock, $.01 par value per share, of the Company ("Common Shares") issued and outstanding immediately prior to the Effective Time (other than Common Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares (as defined below) and Common Shares held in the Company's treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.10)
     (i) such number of shares of common stock, $.01 par value per share, of the Buyer ("Buyer Common Stock") as is equal to the Common Conversion Ratio (as defined below) plus (ii) any Additional Shares pursuant to Section 1.5(d) below.

          (b) The "Common Conversion Ratio" shall be the result obtained by dividing (i) 4,960,000 by (ii) the sum of (A) number of outstanding Common Shares immediately prior to the Effective Time (the "Actual Closing Shares") (after giving effect to the exercise of all Warrants (as defined below) outstanding immediately prior to the Effective Time and the conversion of all shares of Series B Convertible Preferred Stock, $.01 par value per share (the "Series B Preferred Shares") into Common Shares (as contemplated by Section 5.2(m)), and (B) the number of Common Shares issuable upon the exercise of all Options (as defined below) outstanding immediately prior to the Effective Time, other than any Options issued as contemplated by Section 4.4(a) (such sum being referred to as the "Fully-Diluted Closing Shares").

          (c) Of the shares of Buyer Common Stock into which the Common Shares were converted pursuant to this Section 1.5, 496,000 shares of Buyer Common Stock (the "Escrow Shares") shall be deposited into escrow pursuant to
     Section 1.10 and shall be held and disposed of in accordance with the terms of the Escrow Agreement. Stockholders of record of the Company immediately prior to the Effective Time ("Company Stockholders") shall be entitled to receive initially in the aggregate the number of shares of Buyer Common Stock into which their Common Shares were converted pursuant to this
     Section 1.5 (and cash in lieu of any fractional share of Buyer Common Stock, provided that such cash shall be paid following the end of the Measurement Period, as contemplated in Section 1.8 below), less the number of Escrow Shares (the "Initial Shares"). The Initial Shares shall be allocated among the Company Stockholders pro rata in accordance with the number of Common Shares held by each, with any fractions being rounded down to the nearest whole number. The Initial Shares and the Escrow Shares are referred to as the "Total Closing Shares."

          (d) Promptly following the expiration of the Measurement Period (as defined below) (but in any event within 15 days thereafter), the Buyer shall issue, without deduction, reduction or setoff, that number of additional shares of Buyer Common Stock (the "Additional Shares"), if any, equal to the Total Merger Shares (as defined below) less the Total Closing Shares. Of such Additional Shares, that number of shares equal to the product of (i) the Total Merger Consideration (as defined below) less 4,960,000 shares, multiplied by (ii) 10%, shall be considered Escrow Shares and deposited into escrow pursuant to Section 1.10. The Company Stockholders shall be entitled to receive initially the number of Additional Shares not deposited into escrow pursuant to the preceding sentence, which shall be allocated among the Company Stockholders pro rata in accordance with the number of Initial Shares received by each in respect of its Common Shares, with any fractions being rounded down to the nearest whole number and cash being paid in lieu of any fractional share following the end of the Measurement Period as contemplated by Section 1.8 below. The Initial Shares, the Additional Shares and the Escrow Shares are referred to as the "Merger Shares."

          (e) The number of "Total Merger Shares" shall equal the product of (A) the Total Merger Consideration multiplied by (B) a fraction, the numerator of which is the number of Actual Closing

     Shares and the denominator of which is the number of Fully-Diluted Closing Shares. The "Total Merger Consideration" shall be calculated as follows:

             (i) if the Buyer Average Stock Price is less than or equal to Threshold A, then the Total Merger Consideration shall be 6,710,000 shares of Buyer Common Stock;

             (ii) if the Buyer Average Stock Price is greater than Threshold A and less than Threshold B, then the Total Merger Consideration shall be the number of shares of Buyer Common Stock equal to the quotient of (x) Threshold B multiplied by 5,460,000, (y) divided by the Buyer Average Stock Price;

             (iii) if the Buyer Average Stock Price is equal to or greater than Threshold B and less than or equal to Threshold C, then the Total Merger Consideration shall be 5,460,000 shares of Buyer Common Stock;

             (iv) if the Buyer Average Stock Price is greater than Threshold C and less than Threshold D, then the Total Merger Consideration shall be the number of shares of Buyer Common Stock equal to the quotient of (x) Threshold C multiplied by 5,460,000, (y) divided by the Buyer Average Stock Price; and

             (v) if the Buyer Average Stock Price is equal to or greater than Threshold D, then the Total Merger Consideration shall be 4,960,000 shares of Buyer Common Stock; where

             (vi) "Threshold A" shall mean the quotient of (A) Threshold B multiplied by 5,460,000, (B) divided by 6,710,000. "Threshold B" shall mean a fraction, the numerator of which is $10,000,000,000 plus the amount of the Gross IPO Proceeds (as defined below), and the denominator of which is the number of Post-IPO Shares. "Threshold "C" shall mean a fraction, the numerator of which is $14,000,000,000 plus the amount of the Gross IPO Proceeds, and the denominator of which is the number of Post-IPO Shares. "Threshold D" shall mean the quotient of (A) Threshold C multiplied by 5,460,000, (B) divided by 4,960,000. "Gross IPO Proceeds" shall mean the price per share to the public, as set forth on the cover of the final prospectus for the IPO (as defined below), multiplied by the number of shares sold to the public in the IPO, after giving effect to the exercise by the underwriters of their over-allotment option, if applicable. "Post-IPO Shares" means the number of shares of Buyer Common Stock outstanding immediately after the closing of the IPO, plus the number of shares of Buyer Common Stock issuable upon the exercise of options and warrants to purchase Buyer Common Stock then outstanding, plus the number of shares issued upon the exercise of the underwriters' over-allotment option, if applicable. "IPO" shall mean the first public underwritten offering of equity securities made by the Buyer pursuant to an effective registration statement on Form S-1 under the Securities Act (as defined below). The "Buyer Average Stock Price" shall be equal to the average of the last reported sale price per share for the Buyer Common Stock on the Nasdaq National Market for the 20 consecutive trading days (the "Measurement Period") beginning with the first complete trading day following the later to occur of (x) the public announcement of Buyer's quarterly financial results for the Buyer's first fiscal quarter ending after the IPO and (y) the 30th day following the Closing Date.

          (f) Each Company Share (as defined below) held in the Company's treasury immediately prior to the Effective Time shall be cancelled and retired without payment of any consideration therefor.

          (g) Each share of common stock, $.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

          (h) In the event of any change in Buyer Common Stock between the date of this Agreement and the later of the date 10 days following the Measurement Period or the date all Additional Shares are issued pursuant to
     Section 1.5(d) by reason of stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the number and class of shares of Buyer Common Stock to be issued and delivered in the Merger as provided in this Agreement shall be appropriately adjusted.

     1.6 Dissenting Shares.

     (a) For purposes of this Agreement, "Dissenting Shares" means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive Merger Shares, unless such Company Stockholder shall have forfeited his, her or its right to appraisal under the Delaware General Corporation Law or properly withdrawn, his, her or its demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.5, and (ii) promptly following the occurrence of such event, the Buyer shall deliver to the Exchange Agent a certificate representing 90% of the Merger Shares to which such holder is entitled pursuant to Section 1.5 (which shares shall be considered Initial Shares for all purposes of this Agreement) and shall deliver to the Escrow Agent a certificate representing the remaining 10% of the Merger Shares to which such holder is entitled pursuant to Section 1.5 (which shares shall be considered Escrow Shares for all purposes of this Agreement).

     (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law; provided that, prior to the Closing, the Company shall have the opportunity to participate in all such negotiations and proceedings. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands, unless required to do so by a court of competent jurisdiction. Prior to the Closing, the Buyer shall consult with the Company prior to entering into any agreement to settle any such demands.

     1.7 Exchange of Shares.

     (a) Prior to the Effective Time, the Buyer shall appoint the Exchange Agent to effect the exchange for the Initial Shares and the Additional Shares of certificates that, immediately prior to the Effective Time, represented Common Shares converted into Merger Shares pursuant to Section 1.5 (including any Common Shares referred to in the last sentence of Section 1.6(a)) ("Certificates"). On the Closing Date, the Buyer shall deliver to the Exchange Agent, in trust for the benefit of holders of Certificates, stock certificates (issued in the name of the Company Stockholders) representing the Initial Shares, as described in Section 1.5. As soon as practicable after the Effective Time, the Buyer shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a Certificate advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Initial Shares issuable pursuant to
Section 1.5. Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the Initial Shares issuable pursuant to Section 1.5. Following determination of the Total Merger Consideration, the Buyer shall deliver to the Exchange Agent stock certificates representing the Additional Shares and each holder of a Certificate, upon proper surrender thereto, shall be entitled to receive the Additional Shares issuable pursuant to Section 1.5. Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive a certificate for the Initial Shares or Additional Shares, if any, issuable pursuant to Section 1.5 (and cash in lieu of any fractional share of Buyer Common Stock, provided that such cash shall be paid following the end of the Measurement Period, as contemplated in Section 1.8 below). Holders of Certificates shall not be entitled to receive certificates for the Initial Shares or Additional Shares, if any, to which they would otherwise be entitled until such Certificates are properly surrendered.

     (b) If any Initial Shares or Additional Shares, if any, are to be issued in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Initial Shares or Additional Shares, if any, that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Common Shares for any Initial Shares or Additional Shares, if any, issuable to such holder pursuant to Section 1.5 that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the Initial Shares issuable in exchange therefor pursuant to Section 1.5. The Board of Directors of the Buyer may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Buyer an appropriate affidavit and/or a bond in such sum as it may direct as indemnity against any claim that may be made against the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

     (d) No dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date shall be paid to former Company Stockholders entitled by reason of the Merger to receive Initial Shares or Additional Shares, if any, until such holders surrender their Certificates for certificates representing the Merger Shares. Upon such surrender, the Buyer shall pay or deliver to the persons in whose name the certificates representing such Initial Shares or Additional Shares, if any, are issued any dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

     (e) Certificates representing the Merger Shares may be legended to reflect the lock-up agreements contemplated by Section 5.2(j).

     1.8 Fractional Shares. No certificates or scrip representing fractional Initial Shares shall be issued to former Company Stockholders upon the surrender for exchange of Certificates, and such former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Initial Shares or Additional Shares, if any, that would have otherwise been issued to such former Company Stockholders. In lieu of such fractional shares, promptly following the Measurement Period (but in any event within 10 days thereafter), any holder of Common Shares who would otherwise be entitled to a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock issuable to such holder) shall (provided that such holder shall have surrendered its Certificate(s)), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Buyer Average Stock Price.

     1.9 Options and Warrants.

     (a) As of the Effective Time, all options to purchase Common Shares issued by the Company pursuant to its stock option plans or otherwise ("Options"), whether vested or unvested, and the Company's stock option plan(s) under which Options have been granted shall be assumed by the Buyer. Immediately after the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire Buyer Common Stock on the same terms and conditions as were applicable under such Option at the Effective Time, subject to the adjustments contemplated by this Section 1.9(a). For all assumed Options, other than any Options issued as contemplated by Section 4.4(a) (referred to as the "Permitted Options"), each Option shall become an option to acquire a number of shares of Buyer Common Stock equal to the number of Common Shares subject to the unexercised portion of such Option multiplied by the Common Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Option, other than Permitted Options, shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Common Conversion Ratio (with any fraction resulting from such division to be rounded up to the nearest whole cent). The number of shares purchasable under, and the exercise price of, each assumed Permitted Option shall not be adjusted in connection with the Merger and shall remain the same after the Effective Time. Following the Measurement Period, with respect to any Options assumed by Buyer pursuant to this Section 1.9(a) and still unexercised, other than Permitted Options, the holder of such assumed Option shall receive additional options, on the same terms and conditions and at the same exercise price per share in effect immediately prior to such issuance, to purchase a number of shares of Buyer Common Stock equal to the difference between (i) the number of shares of Buyer Common Stock subject to such assumed Option immediately prior thereto multiplied by a fraction, (A) the numerator of which is the Total Merger Consideration and
(B) the denominator of which is 4,960,000 (with any fraction resulting from such multiplication to be rounded down to the nearest whole number), and (ii) the number of shares of Buyer Common Stock subject to such assumed Option immediately prior thereto. The exercise price in effect immediately prior to such adjustment shall not be adjusted. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986 (as amended, the "Code"), if applicable, and all of the other terms of the Options shall otherwise remain unchanged. In the event the Buyer receives a request to exercise any Option assumed by it following the Effective Time and prior to the expiration of the Measurement Period, Buyer shall notify the optionholder of the consequence of such exercise with respect to potential additional options contemplated by this Section 1.9(a).

     (b) As soon as practicable after the Effective Time, the Buyer or the Surviving Corporation shall deliver to the holders of Options appropriate notices setting forth the number of shares of Buyer Common Stock subject to such assumed Option, the exercise price per share, and such holders' rights pursuant to such Options, as amended by this Section 1.9, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.9 and such notice). The Buyer or the Surviving Corporation shall deliver to the holders of Options an appropriate notice after the expiration of the Measurement Period, describing any additional options issued pursuant to this Section 1.9.

     (c) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Options assumed in accordance with this Section 1.9. Within 10 days after the Effective Time, the Buyer shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933 (as amended, the "Securities Act") with respect to all shares of Buyer Common Stock subject to such Options that may be registered on a Form S-8, and within 10 days after the expiration of the Measurement Period, Buyer shall amend such Registration Statement on Form S-8, if necessary, to take into account any additional options issued with respect to the Options pursuant to this Section 1.9. Buyer shall use its best efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding.

     (d) The Company shall cause the termination, as of the Effective Time, of the Second Amended and Restated Replacement Warrant to Purchase Stock, dated November 4, 1999, by the Company in favor of Silicon Valley Bank and the Warrant Agreement by and between the Company and Comdisco, Inc. dated as of June 5, 2000 (the "Warrants") to the extent that either Warrant remains unexercised as of the Effective Time.

     (e) The Company shall obtain, prior to the Closing, the consent from each holder of an Option or a Warrant to the amendment (in the case of Options) or termination (in the case of Warrants) of such

Option or Warrant pursuant to this Section 1.9 (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

     (f) Section 2.2 of the Disclosure Schedule sets forth (i) all Common Shares, Series A Preferred Shares (as defined below) and Series B Preferred Shares (collectively, the "Company Shares") outstanding immediately prior to the Effective Time that are unvested or are subject to a repurchase option, risk of forfeiture or other conditions under any applicable restricted stock purchase agreement or other agreement with the Company (the "Restricted Shares") and (ii) all elections made under Section 83(b) of the Code with respect thereto. Any shares of Buyer Common Stock (including Additional Shares) issued in exchange for the Restricted Shares will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition (provided, however, that the vesting schedule of such shares shall accelerate in accordance with the terms of the applicable restricted stock purchase or other agreement upon the Effective Time, and further provided that the repurchase price in effect immediately prior to the Effective Time, if any, shall be appropriately adjusted by dividing it by the Common Conversion Ratio, and further provided that after expiration of the Measurement Period, such repurchase price shall not be further adjusted to reflect the issuance of any Additional Shares), and the certificates representing such shares of Buyer Common Stock shall accordingly be marked with appropriate legends.

     1.10 Escrow.

     (a) On the Closing Date and following the determination of the Total Merger Consideration (if applicable), the Buyer shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares, as described in Section 1.5, for the purpose of securing the indemnification obligations of the Indemnifying Stockholders (as defined in Section 6.1) set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

     (b) The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Indemnification Representatives.

     1.11 Certificate of Incorporation and By-laws.

     (a) The Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (1) the name of the corporation set forth therein shall be changed to the name of the Company and (2) the identity of the incorporator shall be deleted.

     (b) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

     1.12 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

     1.13 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Buyer, the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for Initial Shares and, if applicable, Additional Shares in accordance with Section 1.5, subject to Section 1.10 and to applicable law in the case of Dissenting Shares.

     1.14 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.15 Accounting Treatment. For accounting purposes, the Merger is intended to be accounted for as a purchase.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article II; provided, however, that the Company may insert appropriate cross-references in a paragraph of the Disclosure Schedule to another paragraph of the Disclosure Schedule, and such other paragraph in this
Article II shall be deemed to be so qualified as well. For purposes of this
Article II, the phrase "to the knowledge of the Company" or any phrase of similar import shall be deemed to refer to the actual knowledge of those employees and directors identified in the introduction to the Disclosure Schedule.

     2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Certificate of Incorporation and By-laws. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws. For purposes of this Agreement, "Company Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise), operations or results of operations of the Company.

     2.2 Capitalization. The authorized capital stock of the Company consists of (a) 50,000,000 Common Shares, of which, as of the date of this Agreement, 30,345,826 shares were issued and outstanding and 30,000 shares were held in the treasury of the Company and (b) 13,015,004 shares of preferred stock, of which
(i) 9,000,000 shares have been designated as Series A Preferred Stock, $.01 par value per share (the "Series A Preferred Shares"), of which, as of the date of this Agreement, 9,000,000 shares were issued and outstanding and (ii) 4,015,004 shares have been designated as Series B Preferred Shares, of which, as of the date of this Agreement, 3,850,000 shares were issued and outstanding, 66,000 shares were reserved for issuance upon exercise of outstanding Warrants and 99,000 were reserved for possible issuance upon exercise of Warrants that may be required to be issued upon the occurrence of certain events described in Section
2.2 of the Disclosure Schedule. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of (i) all stockholders of the Company, indicating the number and class or series of Company Shares held by each stockholder and (for Company Shares other than Common Shares) the number of Common Shares (if any) into which such Company Shares are convertible, (ii) all outstanding Options and Warrants, indicating
(A) the holder thereof, (B) the number and class or series of Company Shares subject to each Option and Warrant and (for Company Shares other than Common Shares) the number of Common Shares (if any) into which such Company Shares are convertible, (C) the exercise price, date of grant, vesting schedule and expiration date for each Option or Warrant, and (D) any terms regarding the acceleration of vesting, and (iii) all stock option plans and other stock or equity-related plans of the Company. All of the issued and outstanding Company Shares are, and all Company Shares that may be issued upon exercise of Options or Warrants will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. As of the date of this Agreement, other than the Options and Warrants listed in Section 2.2 of the Disclosure Schedule and, with respect to redemption rights, other than pursuant to the Company Charter, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except as set forth in Section 2.2 of the Disclosure Schedule, and except for the Company's Second Amended and Restated Stockholders' Agreement, dated May 23, 2000 (the "Stockholders Agreement"), and the Company's Amended and Restated Registration Rights Agreement, dated April 25, 2000 (the "Registration Rights Agreement"), there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

     2.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding Common Shares (including the Series B Preferred Shares, voting on an as-converted basis, voting together with the Common Shares as a single class) and a majority of the Company's Series A Preferred Shares and Series B Preferred Shares, voting as a single class (with each Series A Preferred Share having one vote and each Series B Preferred Share having that number of votes as is equal to the number of Common Shares into which it is then convertible) (collectively, the "Requisite Stockholder Approval"), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     2.4 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), if any, obtaining the Requisite Stockholder Approval and filing of the Certificate of Merger as required by the Delaware General Corporation Law, except as set forth on Section 2.4 of the Disclosure Schedule, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party or by which the Company is bound or to which any of their assets is subject, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets subject, in the cases of Section 2.4(c) and (e), to any conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations, consents, notices, waivers or violations which, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement: "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, landlord's and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation,
(iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company and (iv) liens for current Taxes not yet due and payable; and "Ordinary Course of Business" means the ordinary course of the Company's business, consistent with past custom and practice (including with respect to frequency and amount).

     2.5 Subsidiaries. The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association.

     2.6 Financial Statements. The Company has provided to the Buyer (a) the audited consolidated balance sheets and statements of operations and cash flows of the Company as of and for the period from inception through December 31, 1999 and the year ended December 31, 1999 and the audited statement of changes in stockholders' equity for the year ended December 31, 1999; and (b) the unaudited consolidated balance sheet and statements of operations, changes in stockholders' equity and cash flows as of and for the eight months ended as of August 31, 2000 (the "Most Recent Balance Sheet Date"). Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company; provided, however, that the Financial Statements referred to in clause (b) above are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

     2.7 Absence of Certain Changes.  Since the Most Recent Balance Sheet Date,
(a) there has occurred no event or development which has had, or would reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) except as set forth on Section 2.7 of the Disclosure Schedule, neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (n) of Section 4.4.

     2.8 Undisclosed Liabilities. Except as set forth on Section 2.8 of the Disclosure Schedule, the Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) of the type required to be reflected in a balance sheet prepared in accordance with GAAP, except for (a) liabilities shown on the balance sheet referred to in clause (b) of Section 2.6 (the "Most Recent Balance Sheet"), and (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period.

     2.9 Tax Matters.

     (a) For purposes of this Agreement, the following terms shall have the following meanings:

          (i) "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

          (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

     (b) The Company has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects, and the Company has paid on a timely basis all Taxes whether or not shown on such Tax Returns to be due and payable. The Company is not nor has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The unpaid Taxes of the Company for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. The Company does not have any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

     (c) The Company has delivered to the Buyer complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since its inception. None of the federal income Tax Returns of the Company have been audited by the Internal Revenue Service. The Company has delivered or made available to the Buyer complete and accurate copies of all other Tax Returns of the Company together with all related examination reports and statements of deficiency for all periods from and after the Company's inception. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

     (d) The Company: (i) is not a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company are subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) except as set forth in Section 2.9(d) of the Disclosure Schedule, has not made any payments, is not obligated to make any payments, or is not a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code;
(iv) does not have any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is not or has not been required to make a basis reduction pursuant to Treasury Regulation
Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

     (e) The Company has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

     (f) Except as set forth in Section 2.9(f) of the Disclosure Schedule, no state or federal "net operating loss" of the Company determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

     2.10 Assets. The Company owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Such tangible assets, taken in the aggregate, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they presently are used. Except as set forth in Section 2.10 of the Disclosure Schedule, no asset of the Company (tangible or intangible) is subject to any Security Interest.

     2.11 Owned Real Property.  The Company does not own any real property.

     2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists, as of the date of this Agreement, all real property leased or subleased to or by the Company and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer complete and accurate copies of the leases and subleases (as amended to date) listed in Section 2.12 of the Disclosure Schedule. With respect to each lease and sublease listed in Section 2.12 of the Disclosure Schedule, except as set forth in Section 2.12 of the Disclosure Schedule:

          (a) the lease or sublease is legal, valid, binding, in full force and effect and is enforceable by the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and rules of law governing injunctive relief and other equitable remedies;

          (b) subject to the giving of notices and receipt of consents set forth on Section 2.4 of the Disclosure Schedule, the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, unless the lease or sublease would, by its express terms, expire prior to the Closing;

          (c) the Company is not, nor to the knowledge of the Company, is any other party, in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such lease or sublease; and

          (d) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

     2.13 Intellectual Property.

     (a) Except as set forth in Section 2.13(a) of the Disclosure Schedule, the Company owns or has the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by the Company to other parties (together, the "Customer Deliverables") or (ii) to operate the Company's internal systems that are material to the business or operations of the Company, including, without limitation, computer hardware systems, software applications and embedded systems (the "Internal Systems"; the Intellectual Property owned by or licensed to the Company and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the "Company Intellectual Property"). Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company has taken the measures to protect the proprietary nature of each item of Company Intellectual Property as are specified in Section 2.13 of the Disclosure Schedule. To the knowledge of the Company, other than with respect to commercially available, off-the-shelf software embedded in or otherwise part of the Internal Systems, (a) no other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Section 2.13(c) of the Disclosure Schedule), and (b) no other person or entity is infringing, violating or misappropriating any of the Company Intellectual

Property. For purposes of this Agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights and registrations thereof,
(iii) mask works and registrations and applications for registration thereof,
(iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information,
(vi) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing. Section 2.13(a) of the Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company or any Subsidiary, and the measures taken by the Company to protect the proprietary nature of each item of Company Intellectual Property.

     (b) Except as set forth in Section 2.13(b) of the Disclosure Schedule, none of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. None of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity.
Section 2.13(b) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Company alleging any such infringement, violation or misappropriation; and the Company has provided to the Buyer complete and accurate copies of all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat. The Company has provided to the Buyer complete and accurate copies of all written documentation in the Company's possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.

     (c) Section 2.13(c) of the Disclosure Schedule identifies each license or other agreement (or type of license or other agreement) (written or oral) pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property.

     (d) Section 2.13(d) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" licenses).

     (e) The Company has not disclosed the source code for any of the software owned by the Company (the "Software") or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, and has not entered into any escrow arrangement with respect to the Software, each except pursuant to the agreements listed in Section 2.13(e) of the Disclosure Schedule, and the Company has taken reasonable measure to prevent disclosure of such source code.

     (f) All of the copyrightable materials (including Software) incorporated in or bundled with the Customer Deliverables have been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company. No portion of such copyrightable materials was jointly developed with any third party.

     (g) To the knowledge of the Company, the Customer Deliverables and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

     (h) All of the Customer Deliverables currently being marketed, distributed or licensed by the Company or which were marketed, distributed or licensed by the Company since its inception, and all Internal Systems, are Year 2000 Compliant. The Company is not aware of any failure to be Year 2000 Compliant of any third-party system that is material to the business or operations of the Company, including without limitation any system belonging to any of the Company's suppliers, service providers or customers.

     (i) For purposes of this Agreement, "Year 2000 Compliant" means that the applicable system or item:

          (i) will accurately receive, record, store, provide, recognize and process all date and time data from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years;

          (ii) will accurately perform all date-dependent calculations and operations (including, without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years; and

          (iii) will not malfunction, cease to function or provide invalid or incorrect results as a result of (x) the change of years from 1999 to 2000,
     (y) date data, including date data which represents or references different centuries, different dates during 1999 and 2000, or more than one century or (z) the occurrence of any particular date;

in each case without human intervention, other than original data entry.

     2.14 Contracts.

     (a) Section 2.14 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company is a party as of the date of this
Agreement:

          (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum or having a remaining term longer than 12 months;

          (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $10,000, or (C) in which the Company or any Subsidiary has granted manufacturing rights, "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

          (iii) any agreement establishing a partnership or joint venture, or any business arrangement for the distribution or development of products;

          (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $10,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

          (v) any agreement concerning confidentiality or noncompetition, excluding the Company's standard form of Nondisclosure and Noncompete Agreement entered into with each employee and consultant of the Company and provided to the Buyer pursuant to Section 2.19 hereof;

          (vi) any employment or consulting agreement, excluding the Company's standard form of Nondisclosure and Noncompete Agreement entered into with each employee and consultant of the Company and provided to the Buyer pursuant to Section 2.19 hereof;

          (vii) any agreement involving any officer, director or stockholder of the Company or any affiliate (an "Affiliate"), as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), thereof;

          (viii) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

          (ix) any agreement which contains any provisions requiring the Company to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

          (x) any other agreement (or group of related agreements) either involving more than $10,000 or not entered into in the Ordinary Course of Business.

     (b) The Company has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.14 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding, in full force and effect and enforceable by the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and rules of law governing injunctive relief and other equitable remedies; (ii) subject to the giving of notices and receipt of consents set forth in Section 2.4 of the Disclosure Schedule, the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing (unless the agreement would, by its express terms, expire prior to the Closing) and the consummation of the transactions contemplated hereby will not cause a default under or result in the acceleration of the obligations under the agreement; and (iii) the Company is not, nor, to the knowledge of the Company, is any other party, in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such contract, subject to any conflicts, breaches, violations or defaults which, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect.

     2.15 Powers of Attorney. Except as set forth in Section 2.15 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company.

     2.16 Insurance. Section 2.16 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, directors' and officers', environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Company has no liability for retroactive premiums or similar payments, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

     2.17 Litigation. Except as set forth in Section 2.17 of the Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration, mediation or investigation before any Governmental Entity or before any arbitrator (a "Legal Proceeding") which is pending or, to the Company's knowledge, has been threatened against the Company which (a) seeks either damages in excess of $25,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

     2.18 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company, which are set forth in Section 2.18 of the Disclosure Schedule and (ii) manufacturers' warranties for which the Company does not have any liability. Section 2.18 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling its obligations under the guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and the Company does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

     2.19 Employees.

     (a) Section 2.19 of the Disclosure Schedule contains a list of all employees of the Company, along with the position and the authority to work in the United States (whether by U.S. citizenship or otherwise) of each such person. The Company has previously provided to the Buyer the annual rate of compensation of each current employee of the Company, which information is true and complete as of the date hereof. The Company has not extended loans to any of its employees which remain, as of the date hereof, unpaid. Each employee of the Company has entered into a Nondisclosure and Noncompete Agreement with the Company on the Company's standard form, a copy of which standard form has previously been delivered to the Buyer. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company.

     (b) The Company is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

     2.20 Employee Benefits.

     (a) For purposes of this Agreement, the following terms shall have the following meanings:

          (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

          (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (iii) "ERISA Affiliate" means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

     (b) Section 2.20(b) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company or any ERISA Affiliate. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for each Employee Benefit Plan, if such reports and statements have been required, have been delivered to the Buyer. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

     (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

     (d) All the Employee Benefit Plans that are intended to be qualified under
Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and
Section 401(m)(2) of the Code for each plan year ending prior to the Closing
Date.

     (e) Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

     (f) At no time has the Company or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

     (g) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

     (h) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company, or any ERISA Affiliate that would subject the Company or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

     (i) No Employee Benefit Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

     (j) Each Employee Benefit Plan (other than the Company's 1999 Stock Incentive Plan) is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

     (k) Section 2.20(k) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     (l) Section 2.20(l) of the Disclosure Schedule sets forth the policy of the Company and any Subsidiary with respect to accrued vacation, accrued sick time, compensatory time and earned time-off and the amount of such liabilities as of September 30, 2000.

     2.21 Environmental Matters.

     (a) The Company has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals;
(v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

     (b) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment by the Company or, to the knowledge of the Company, by any other party, at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company. With respect to any such releases of Materials of Environmental Concern by the Company, the Company has given all required notices to Governmental Entities (copies of which have been provided to the Buyer). The Company is not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Company that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Company. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

     (c) Set forth in Section 2.21(c) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which the Company has possession of or access to as of the date hereof. A complete and accurate copy of each such document has been provided to the Buyer.

     (d) The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

     2.22 Legal Compliance. Except with respect to tax matters that are treated in Section 2.9, employee benefits matters that are treated in Section 2.20 and environmental matters that are treated in Section 2.21, the Company, and the conduct and operations of its business, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

     2.23 Customers and Suppliers. No customer accounted for any revenues of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date. Section 2.23 of the Disclosure Schedule sets forth each supplier that is the sole supplier of any significant product to the Company. No such supplier has indicated within the past year that it will stop, or decrease the rate of, supplying products to the Company. No purchase order or commitment of the Company is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

     2.24 Permits. Section 2.24 of the Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by the Company as of the date hereof. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted or as proposed to be conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

     2.25 Certain Business Relationships With Affiliates. No Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company. Section
2.25 of the Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof which have occurred or existed since the Company's inception, other than investments made with respect to the Company Shares.

     2.26 Brokers' Fees. Other than fees payable to Robertson Stephens Inc. and W.R. Hambrecht & Co., the Company does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     2.27 Books and Records. The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of the Company's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

     2.28 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER
                         AND THE TRANSITORY SUBSIDIARY

     Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company as follows:

     3.1 Organization, Qualification and Corporate Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect (as defined below). The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished or made available to the Company complete and accurate copies of its Certificate of Incorporation and By-laws. For purposes of this Agreement, "Buyer Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise), operations or results of operations of the Buyer and its subsidiaries, taken as a whole.

     3.2 Capitalization. The authorized capital stock of the Buyer consists solely of 105,824,172 shares of Buyer Common Stock, of which 90,284,760 shares were issued and outstanding as of September 30, 2000; provided that the Board of Directors of the Buyer has approved an amendment to the Buyer's certificate of incorporation increasing the number of authorized shares of Buyer Common Stock to 295,000,000 and creating a class of 5,000,000 shares of authorized "blank check" preferred stock, which amendment the Buyer expects will be submitted for approval by its stockholders, approved and filed prior to completion of the IPO. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. As of September 30, 2000, the Buyer has reserved a total of 14,139,381 shares of Buyer Common Stock for issuance pursuant to the exercise of outstanding options, warrants or other securities convertible into or exchangeable for shares of Buyer Common Stock and an additional 1,400,031 shares of Buyer Common Stock are reserved for future grants of stock options or restricted stock awards. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Buyer.

     3.3 Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

     3.4 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act and the Hart-Scott-Rodino Act, if any, and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

     3.5 Reports and Financial Statements. The Buyer has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its Registration Statement on Form S-1 (the "IPO Registration Statement"), as filed with the Securities and Exchange Commission (the "SEC"), and all written comments provided by the staff of the SEC to the Buyer with respect to the IPO Registration Statement and all responses to such comments filed by the Buyer with the SEC (other than responses that the Buyer determines should be kept confidential for bona fide business purposes, provided that the Buyer shall in any event provide all responses that relate to the Company or the transactions contemplated by this Agreement). The IPO Registration Statement complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations thereunder when filed and, upon effectiveness thereof in accordance with the Securities Act, the Buyer currently intends to offer shares of Buyer Common Stock to the public pursuant thereto. As of the date of this Agreement, Credit Suisse First Boston Corporation has advised the Buyer that it supports the Buyer's current intention to go forward with the IPO. As of the date of this Agreement, subject to the last three sentences of this Section 3.5, the IPO Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the IPO Registration Statement, subject to the last three sentences of this Section 3.5, (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer. The Company acknowledges that the IPO Registration Statement has not been declared effective and is the subject of ongoing review by the staff of the SEC, and that additional modifications to the IPO Registration Statement and the financial statements included therein may be necessary in response to comments issued by the SEC staff. Among other things, the SEC staff has issued comments regarding potential compensation expenses attributable to "cheap stock" issued by the Buyer, regarding the period over which certain intangible assets of the Buyer should be amortized and regarding potential variable accounting with respect to certain stock options issued by the Buyer. The Company agrees that any modification to the IPO Registration Statement made by the Buyer after the date of this Agreement in response to comments from the SEC staff, including any modifications to existing disclosure or financial data or any addition of new disclosure, shall not give rise to a breach of the representations and warranties made in this Section 3.5.

     3.6 Absence of Material Adverse Change. Since June 30, 2000, there has occurred no event or development which has had, or would reasonably be expected to have in the future, a Buyer Material Adverse Effect.

     3.7 Litigation. Except as disclosed in the IPO Registration Statement, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Buyer's knowledge, threatened against the Buyer or any subsidiary of the Buyer which, if determined adversely to the Buyer or such subsidiary, could have, individually or in the aggregate, a Buyer Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

     3.8 Interim Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

     3.9 Brokers' Fees. Other than fees payable to Credit Suisse First Boston Corporation, neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     3.10 Disclosure. No representation or warranty by the Buyer contained in this Agreement contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

     3.11 Other Transactions. On the date hereof, the Buyer is not in active and substantive discussions with any third party involving (i) an Acquisition (as defined below) of the Buyer (ii) the Buyer's acquisition of any other business or entity, or (iii) issuances by the Buyer of any of its securities, other than (x) the IPO, (y) in connection with the exercise or conversion of currently outstanding warrants, options and other convertible securities, and
(z) the issuance of further employee stock options and the issuance of the Buyer's Common Stock pursuant thereto. An "Acquisition" is an acquisition, purchase, merger, other business combination or other single transaction or series of related transactions the result of which is a sale of all or substantially all of the assets of the Buyer or a merger or acquisition of the Buyer with, into or by any other corporation or corporations, in which the shareholders of the corporation immediately prior to such transaction do not own a majority of the outstanding shares of the surviving entity or entities.

                                   ARTICLE IV

                                   COVENANTS

     4.1 Closing Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable ("Reasonable Best Efforts"), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

     4.2 Governmental and Third-Party Notices and Consents.

     (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Parties shall file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use its Reasonable Best Efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable; provided, however, that, notwithstanding anything to the contrary in this Agreement, the Buyer shall not be obligated to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Buyer or its Affiliates.

     (b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Section 2.4 of the Disclosure Schedule.

     4.3 Special Meeting, Prospectus/Proxy Statement and Registration Statement.

     (a) The Company shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the Requisite Stockholder Approval, either at a special meeting of stockholders or pursuant to a written stockholder consent, all in accordance with the applicable requirements of the Delaware General Corporation Law. In connection with such special meeting of stockholders or written stockholder consent, the Buyer shall prepare, with the assistance and cooperation of the Company, a Registration Statement on Form S-4 (the "Registration Statement"). In connection with the preparation of the Registration Statement, the Company shall use its Reasonable Best Efforts to provide to the Buyer no later than November 10, 2000 (i) financial statements of the Company as of and for the nine months ended September 30, 2000, which financial statements shall be audited by Arthur Andersen LLP, auditors of the Company ("Arthur Andersen"), (ii) comparative unaudited income statements of the Company for the quarter-to-date periods ended September 30, 1999 and 2000 and an unaudited income statement and cash flow statement of the Company for the year-to-date period ended September 30, 1999, (iii) audited financial statements of the Company as of and for the year ended December 31, 1998 and 1999, (iv) a reviewed (SAS E71 level) income statement of the Company for the twelve months ended September 30, 2000, and (v) such other information as is required to be provided with respect to the Company in the Registration Statement (collectively, the information identified in clauses (i) through (v) being referred to as the "Required Information"). The Registration Statement shall include a prospectus/proxy statement to be used for the purpose of offering the Merger Shares to stockholders of the Company and soliciting proxies or written consents from stockholders of the Company for the purpose of obtaining the Requisite Stockholder Approval (such prospectus/proxy statement, together with any accompanying letter to stockholders, notice of meeting and form of proxy or written consent, shall be referred to herein as the "Prospectus/Proxy Statement"). The summary of the Merger in the Prospectus/Proxy Statement shall include a summary of the terms relating to the indemnification obligations of the Company Stockholders, the escrow arrangements and the authority of the Indemnification Representatives, and a statement that the adoption of this Agreement by the stockholders of the Company shall constitute approval of such terms. Each of the Buyer and the Company shall use Reasonable Best Efforts in order to prepare the Registration Statement and the Prospectus/Proxy Statement as expeditiously as possible after the date hereof, with a view towards having such documents prepared by the later of the tenth business day after the date that the Company provides the Required Information and the tenth business day after the date that the Buyer's IPO is consummated, provided that each of the Buyer and the Company acknowledge that the Registration Statement shall not be filed prior to the effectiveness of the IPO Registration Statement. The Buyer shall file the Registration Statement with the SEC and shall, with the assistance of the Company, promptly respond to any SEC comments on the Registration Statement and shall otherwise use its Reasonable Best Efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable. Promptly following such time as the Registration Statement is declared effective, the Company shall distribute the Prospectus/Proxy Statement to its stockholders and, pursuant thereto, shall use its Reasonable Best Efforts to obtain the Requisite Stockholder Approval. If the Requisite Stockholder Approval is obtained by means of a written consent, the Company shall send, pursuant to Sections 228 and 262(d) of the Delaware General Corporation Law, a written notice to all stockholders olders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Common Shares pursuant to Section 262 of the Delaware General Corporation Law (which notice shall include a copy of such Section 262), and shall promptly inform the Buyer of the date on which such notice was sent.

     (b) The Company, acting through its Board of Directors, shall include in the Prospectus/Proxy Statement the unanimous recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.

     (c) The Company shall ensure that the Prospectus/Proxy Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the

Company shall not be responsible for the accuracy or completeness of any information relating to the Buyer or furnished by the Buyer in writing for inclusion in the Prospectus/Proxy Statement).

     (d) The Buyer shall ensure that the Registration Statement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided that the Buyer shall not be responsible for the accuracy or completeness of any information relating to the Company or furnished by the Company in writing for inclusion in the Registration Statement).

     (e) Contemporaneously with the execution of this Agreement, the Company Stockholders listed on Section 4.3(e) of the Disclosure Schedule hereto shall each enter into a Stockholder Voting Agreement substantially in the form attached hereto as Exhibit B.

     4.4 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not, without the written consent of the Buyer:

          (a) except for (i) the Options described on Section 4.4(a) of the Disclosure Schedule (which Options shall contain the Buyer's standard option terms and conditions and shall expressly provide that the Merger shall not accelerate the vesting schedule thereof), (ii) the Options that may be granted pursuant to offer letters which offers have not been accepted, declined or terminated as of the date hereof and which are set forth on Section 2.7 of the Disclosure Schedule and (iii) redemption of the Series A Preferred Shares as contemplated by Section 5.2(s) hereof, issue or sell, or redeem or repurchase, any stock or other securities of the Company or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities or Options or Warrants outstanding on the date hereof and except for repurchases of Restricted Shares with an aggregate purchase price not exceeding $25,000 from employees of the Company upon termination of their employment), or amend any of the terms of (including without limitation the vesting of) any such convertible securities or Options or Warrants;

          (b) except for redemption of the Series A Preferred Shares as contemplated by Section 5.2(s) hereof, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

          (c) create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity, except (i) as contemplated by this Agreement, (ii) for advances to the Company's employees for the purposes of business travel of up to $5,000 in each instance and $25,000 in the aggregate, and (iii) for incurrences of indebtedness after January 31, 2001 under the Company's loan arrangement with Comdisco, Inc.;

          (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
     Section 2.20(k) or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for (i) existing payment obligations as provided to Buyer pursuant to Section 2.19, (ii) amendments to the Company's 1999 Stock Incentive Plan or the adoption of a new stock option plan solely to permit the Option grants contemplated by
     Section 4.4(a),

     (iii) compensation increases for employees of the Company (other than any person identified in the fifth paragraph of the preamble to the Disclosure Schedule) on his or her anniversary date, not to exceed 7% of such employee's base salary, and (iv) an amendment required pursuant to Section 4.13(a) of this Agreement;

          (e) acquire, sell, lease, license or dispose of any assets or property (including without limitation any real property, shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business or a Permitted Contract (as defined below);

          (f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

          (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

          (h) amend the Company's Restated Certificate of Incorporation (the "Company Charter"), by-laws or other organizational documents (except for amendments to the Company Charter solely to permit the grants of Options contemplated by Section 4.4(a) hereof and redemption of the Series A Preferred Shares as contemplated by Section 5.2(s) hereof);

          (i) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

          (j) amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement that is listed on Schedule 2.13 or Schedule 2.14 hereto or enter into any contract or agreement, other than a Permitted Contract, that would be required to be listed on either such schedule if it existed on the date of this Agreement;

          (k) make or commit to make any capital expenditure in excess of the amounts set forth in the Company's budget for the fiscal year 2000, which has been provided to Buyer, or in excess of the amounts set forth in the budget for fiscal year 2001, approved by the Company's Board of Directors and the Buyer after the date hereof; provided, however, that if the Company and the Buyer are unable to agree upon a capital budget for 2001, then the capital budget for the first quarter of 2001 shall be deemed for this purpose to equal the amount of capital expenditures made by the Company in the last quarter of 2000 increased by 15%, with the budget being increased by 15% each quarter thereafter;

          (l)  institute or settle any Legal Proceeding;

          (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in any of the conditions to the Merger set forth in Article V not being satisfied; or

          (n) agree in writing or otherwise to take any of the foregoing actions.

          A "Permitted Contract" shall mean (i) outbound software licenses, substantially in accordance with the Company's standard form (which form shall be finalized and approved by Buyer following the date hereof, such approval not to be unreasonably withheld), which licenses shall not provide any exclusive license rights and which shall have reasonable, arms-length pricing with discounts not in excess of those that are customary in the industry, (ii) inbound licenses of technology rights from third parties which, in the aggregate (but excluding any license fees payable under commercially available, off the shelf software under "shrink wrap" licenses), would not bind the Company to pay license fees in excess of $100,000, (iii) non-disclosure agreements with third parties, which contain restrictions on disclosure by the third party that are substantially similar to those contained in the Company's standard form as in effect on the date of this Agreement, (iv) evaluation agreements on the Company's standard form as in effect on the date of this Agreement and (v) contracts with parties listed in, and regarding the subject matter specified in,
     Section 4.4(e) of the Disclosure

     Schedule. In connection with the form of outbound software license contemplated by (i) above, the Buyer and the Company agree that they will use their Reasonable Best Efforts in order to review and agree promptly after the date of this Agreement on a mutually agreeable form of license agreement for use by the Company.

     4.5 Access to Information.

     (a) The Company shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company.

     (b) Within 15 days after the end of each month ending prior to the Closing, beginning with October 2000, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the financial condition and results of operations of the Company as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company.

     (c) Buyer agrees to keep the Company advised of all material developments regarding the IPO Registration Statement and the IPO. Buyer shall promptly provide to the Company further amendments of the IPO Registration Statement as they are filed, as well as any comments received by the Company from the SEC staff regarding the IPO Registration Statement and any responses filed by the Company with the SEC with respect to such comments (other than responses that the Buyer determines should be kept confidential for bona fide business purposes, provided that the Buyer shall in any event provide all responses that relate to the Company or the transactions contemplated by this Agreement). Buyer will use Reasonable Best Efforts to provide the Company with reasonable access from time to time to the Buyer's lead underwriter involved in the IPO.

     (d) In addition to the information provided by the Company under Section 4.5(c) above, in the event that the IPO is not consummated by December 31, 2000, the Buyer shall permit representatives of the Company to have access to Buyer's internal revenue forecasts and financial projections and information regarding Buyer's backlog and supply chain.

     4.6 Notice of Breaches.

     (a) From the date of this Agreement until the Effective Time, the Company shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure
Schedule inaccurate at any time after the date of this Agreement until the Closing Date. No such supplemental information shall be deemed to cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.

     (b) From the date of this Agreement until the Effective Time, the Buyer shall promptly deliver to the Company supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement inaccurate at any time after the date of this Agreement until the Closing Date. No such supplemental information shall be deemed to cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement.

     4.7 Exclusivity. The Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, except as otherwise expressly contemplated in Section 4.4(a) of this Agreement, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any division of the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company or any division of the Company to any party (other than the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction. The Company shall immediately notify any party with which discussions or negotiations of the nature described above were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described above, the Company shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

     4.8 Expenses. Except as set forth in Article VI and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that if the Merger is consummated, the Company shall not incur more than an aggregate of $3.0 million in investment banking, broker's, finder's, legal and accounting fees and expenses in connection with the Merger, and all other fees and expenses of the Company in connection with the transactions contemplated hereby shall be borne by the Company Stockholders.

     4.9 Agreements from Certain Affiliates of the Company. Upon the execution of this Agreement, the Company shall provide to the Buyer a list of those persons who are, in the Company's reasonable judgment, Affiliates of the Company. The Company shall provide to the Buyer such information and documents as the Buyer shall reasonably request for purposes of reviewing such list and shall notify the Buyer in writing regarding any change in the identity of its Affiliates prior to the Closing Date. In order to help ensure that the issuance of and any resale of the Merger Shares will comply with the Securities Act, the Company shall use its Reasonable Best Efforts to deliver or cause to be delivered to the Buyer, as soon as practicable and in any case prior to the mailing of the Prospectus/Proxy Statement (or, in the case of any person who becomes an Affiliate after such date, as soon as practicable after such person becomes an Affiliate), an Affiliate Agreement, in the form attached hereto as Exhibit C (an "Affiliate Agreement"), executed by each of its Affiliates. The Buyer shall be entitled to place appropriate legends on the certificates evidencing any Merger Shares to be issued to Affiliates of the Company, and to issue appropriate stop transfer instructions to the transfer agent for the Buyer Common Stock, setting forth restrictions on transfer consistent with the terms of the Affiliate Agreement.

     4.10 Listing of Merger Shares. On or prior to the date that the Registration Statement is declared effective by the SEC, Buyer shall submit a properly completed application for listing of the Merger Shares on the Nasdaq National Market ("Nasdaq"), and shall pay any fee required in connection therewith. Thereafter, Buyer shall use its Reasonable Best Efforts to cause the listing of the Merger Shares on Nasdaq, including responding promptly to any reasonable requests or inquiries from Nasdaq with respect to such application.

     4.11 Loan. The Company and the Buyer shall enter into a Loan and Security Agreement in the form attached hereto as Exhibit D. Promptly after the date hereof, the parties shall provide such agreement and any related agreements to Comdisco, Inc. and Silicon Valley Bank for their review and approval, and the parties shall execute such agreement and any related agreements promptly following such approval. The Buyer acknowledges that such lenders will require subordination of such loan to the Company's presently outstanding loans and agrees to execute subordination agreements with those lenders that include subordination provisions substantially similar to those contained in the Subordination Agreement between Comdisco, Inc. and Silicon Valley Bank dated as of June 5, 2000.

     4.12 Directors and Officers Insurance.

     (a) Provided that the Company obtains a directors' and officers' runoff liability insurance polic(ies) with insurance carrier(s) reasonably acceptable to Buyer and with a premium(s) not in excess of $75,000, with aggregate coverage limits of at least $25 million and which provide coverage for claims for a period of six years from and after the Effective Time (collectively, the "Runoff Policy"), then for a period of six years from and after the Effective Time, Buyer will fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provision under the Company Charter or the Company's bylaws as each is in effect on the date hereof (the persons to be indemnified pursuant to the provisions referred to in this Section 4.12(a) shall be referred to as, collectively, the "Company Indemnified Parties"). The provisions with respect to indemnification and exculpation from liability set forth in the Company Charter and the Company's bylaws on the date of this Agreement shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Company Indemnified Party, except as may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time, and except to the extent the Buyer expressly assumes the provisions relating to indemnification.

     (b) For six years after the Effective Time, Buyer shall use its Reasonable Best Efforts to take any such actions, other than the payment of additional premiums, as may be necessary in order to maintain in full force and effect the Runoff Policy.

     (c) This Section 4.12 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Company, Buyer, the Surviving Corporation and the Company Indemnified Parties, and shall be binding on all successors and assigns of Buyer and the Surviving Corporation.

     4.13 Employee Benefit and Related Matters.

     (a) Any Company-sponsored Employee Benefit Plans in effect at the Effective Time will continue to be sponsored and maintained without material change (except as required by law) by the Buyer and the Surviving Corporation until such time as those Company plans are merged into Parent's benefit plans or the participants in the Company Employee Benefit Plans who are employees or immediate family members of employees immediately prior to the Effective Time ("Covered Employees") otherwise become covered under the Parent's benefit plans or other benefit plans; provided, however, that, prior to the Effective Time, the Company shall amend its Trust Star 401(k) plan to provide that such plan does not cover employees of affiliated companies.

     (b) If Covered Employees are included in any Employee Benefit Plan of Buyer or its Subsidiaries, Buyer agrees that the Covered Employees shall receive credit under such plan (other than any such plan providing for sabbaticals) for service prior to the Effective Time with the Company to the same extent such serve was counted under similar Company Employee Benefit Plans for purposes of eligibility, vesting, eligibility for retirement (but not for benefit accrual) and, with respect to vacation, disability and severance, the determination of benefit levels. If Covered Employees are included in any medical, dental or health plan other than the plan or plans they participated in immediately prior to the Effective Time, Buyer agrees that any such plans shall not include pre-existing condition exclusions, except to the extent such exclusions were applicable under the similar Company Employee Benefit Plan immediately prior to the Effective Time.

     4.14 Certain Tax Matters.

     (a) Each of Buyer and the Company will use its Reasonable Best Efforts to cause the Merger to constitute a reorganization within the meaning of Section 368(a) of the Code, and to timely satisfy, or cause to be timely satisfied, all applicable tax reporting and filing requirements contained in the Code and the Treasury Regulations with respect to the Merger, including the reporting requirements contained in Treasury Regulation 1.367(a)-3(c)(6).

     (b) In connection with the filing of the Registration Statement, the Company and Buyer shall execute and deliver to Hale and Dorr LLP and to Cooley Godward LLP, tax representation letters in customary form, dated as of the date of such filing. Following delivery of such tax representation letters, each of Buyer and the Company will use Reasonable Best Efforts to cause Hale and Dorr LLP and Cooley Godward LLP, respectively, to deliver a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act and to obtain the consent of Hale and Dorr LLP and Cooley Godward LLP to the filing of such tax opinions as exhibits to the Registration Statement. In rendering such opinions, and in rendering the opinions referenced in Sections 5.2(l) and 5.3(g) hereof, each of such counsel shall be entitled to rely on the tax representation letters described in this Section 4.14.

     (c) Prior to the Effective Time, the Company shall submit to a stockholder vote the right of any "disqualified individual" (as defined in Section 280G(c) of the Code) to receive any and all payments that could be deemed "parachute payments" under Section 280G(b) of the Code, in a manner that satisfies the stockholder approval requirements for the small business exemption of Code
Section 280G(b)(5). In addition, prior to the Effective Time, the Company shall provide adequate disclosure to the stockholders of the Company of all material facts concerning each such payment that, but for such vote, could be deemed a "parachute payment" to a "disqualified individual" under Code Section 280G, in a manner that satisfied Code Section 280G(b)(5)(B).

                                   ARTICLE V

                      CONDITIONS TO CONSUMMATION OF MERGER

     5.1 Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement and the Merger shall have received the Requisite Stockholder Approval;

          (b) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act, if applicable, shall have expired or otherwise been terminated;

          (c) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and there shall not be in effect any stop order suspending the effectiveness of the Registration Statement or any proceedings seeking such a stop order;

          (d) the IPO shall have closed; and

          (e) the Merger Shares shall have been approved for listing on the Nasdaq National Market, subject to notice of issuance.

     5.2 Conditions to Obligations of the Buyer and the Transitory
Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

          (a) the number of Dissenting Shares shall not exceed 2.5% of the number of outstanding Common Shares as of the Effective Time (calculated after giving effect to the conversion into Common Shares of all outstanding and Series B Preferred Shares);

          (b) the Company shall have obtained (and shall have provided copies thereof to the Buyer) all of the consents identified on Schedule 5.2(b) (collectively, the "Required Closing Consents"); provided, that to the extent that the Buyer waives the receipt of any Required Closing Consent and proceeds to consummate the Merger, Buyer and any other Indemnified Party (as defined in Article VI) shall not be permitted to make any claim for indemnification under Article VI hereof with respect to the failure to receive such Required Closing Consent or any Damages arising therefrom;

          (c) the representations and warranties of the Company set forth in this Agreement shall be true and correct, as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date) and except for any failure to be true and correct which has not resulted in, and would not be reasonably likely to result in, a Company Material Adverse Change (as defined below);

          (d) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

          (e) no Legal Proceeding shall be pending or threatened in writing (other than those specifically identified in Section 2.17 of the Disclosure Schedule) wherein an unfavorable judgment, order, decree, stipulation or injunction would reasonably be likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

          (f) the Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate (the "Company Certificate") to the effect that each of the conditions specified in clause (a) of Section 5.1 and clauses
     (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Company or a Subsidiary) of this Section 5.2 is satisfied in all respects;

          (g) the Buyer shall have received from counsel to the Company an opinion with respect to the matters set forth in Exhibit E attached hereto, addressed to the Buyer and dated as of the Closing Date;

          (h) the Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director and officer of the Company (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);

          (i) the employees of the Company identified in Section 5.2(i) of the Disclosure Schedule (the "Key Employees") shall have (i) accepted an offer of employment from Buyer (which offer may be contingent upon the Closing),
     (ii) executed an offer letter in a form reasonably satisfactory to Buyer and consistent with Buyer's past practice, (iii) taken no action to rescind acceptance of such offer of employment, (iv) agreed that the occurrence of the Merger, in and of itself, shall not constitute "Good Reason" with respect to acceleration of such employee's Options upon termination of employment; and (v) executed a Noncompetition and Nonsolicitation Agreement in the form attached hereto as Exhibit F;

          (j) the parties identified in Section 5.2(j) of the Disclosure Schedule shall have executed lock-up agreements prior to effectiveness of the IPO Registration Statement, substantially in the forms attached hereto as Exhibit G-1 or G-2 (with the form on Exhibit G-1 being executed by employees and the form on Exhibit G-2 being executed by non-employees);

          (k) no circumstance with respect to, change in or effect on the Company (a "Company Material Adverse Change") shall have occurred since the date hereof that is reasonably likely to be or have a Company Material Adverse Effect, other than a circumstance, change or effect resulting, alone or in combination, from (a) failure of the Company to meet any revenue or earnings projections, (b) the delay or cancellation of orders by the Company's customers or the disruption or loss of any relationship set forth in Section 5.2(k) of the Disclosure Schedule, (c) conditions generally effecting the United States economy or the software industry, (d) actions required to be taken or prohibited from being taken by this Agreement, (e) change in accounting principles or requirements or applicable laws or regulations, or (f) failure by Buyer to take action required by this Agreement;

          (l) the Buyer shall have received an opinion from Hale and Dorr LLP, in a form reasonably satisfactory to the Buyer, dated the Closing Date, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code; provided that if Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Cooley Godward LLP renders such opinion to the Buyer; provided, further, that this condition shall be deemed satisfied, at the Company's election, if the Company is not responsible for failure of the Merger to constitute such a reorganization;

          (m) all outstanding Series B Preferred Shares shall have been converted into Common Shares;

          (n) all Warrants shall have been exercised or terminated;

          (o) the Buyer shall have received such other certificates and instruments (including without limitation certificates of good standing of the Company in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

          (p) any "parachute payments" will have been approved by the percentage of holders of the outstanding Company Shares as required by law as described in Section 4.14(c);

          (q) the Company shall have delivered to the Buyer a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to the Buyer; and

          (r) the Company shall have delivered to the Buyer all Tax good standing and other clearance certificates or similar documents which are required by any Tax authority in any jurisdiction in which the Company is required to file Tax Returns to relieve the Buyer from any obligations to withhold any portion of any consideration payable by reason of this Agreement or the transactions contemplated hereby or thereby;

          (s) the Company shall have caused to be redeemed, for the consideration specified in the Company Charter, all outstanding Series A Preferred Shares not later than the last day of the calendar month preceding the month in which the Merger is consummated; and

          (t) the Company shall have provided to the Buyer a balance sheet as of the end of the calendar month preceding the month in which the Merger is consummated, prepared in accordance with GAAP, and showing total assets of less than $10.0 million.

     5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

          (a) the Buyer shall have effected all of the registrations, filings and notices referred to in Section 4.2 which are required on the part of the Buyer, except for any which if not obtained or effected would not have a Buyer Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

          (b) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in the first sentence of Section 3.1 and Section 3.3 and any representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement that are not so qualified (other than those set forth in Section 3.1 and Section 3.3) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date);

          (c) each of the Buyer and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

          (d) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have a Buyer Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

          (e) the Buyer shall have delivered to the Company a certificate (the "Buyer Certificate") to the effect that each of the conditions specified in clause (c) of Section 5.1 and in clauses (a) through (d) (insofar as clause
     (d) relates to Legal Proceedings involving the Buyer) of this Section 5.3 is satisfied in all respects;

          (f) the Company shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion with respect to the matters set forth in Exhibit H attached hereto, addressed to the Company and dated as of the Closing Date;

          (g) the Company shall have received an opinion from Cooley Godward LLP, in a form reasonably satisfactory to the Company, dated the Closing Date, to the effect that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code; provided that if Cooley Godward LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr LLP renders such opinion to the Company; and

          (h) the Company shall have received such other certificates and instruments (including without limitation certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

                                   ARTICLE VI

                                INDEMNIFICATION

     6.1 Indemnification by the Company Stockholders. The Company Stockholders receiving the Merger Shares pursuant to Section 1.5 (the "Indemnifying Stockholders"), severally but not jointly, shall indemnify the Buyer in respect of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other reasonable expenses of litigation) ("Damages") incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from, relating to or constituting:

          (a) any inaccuracy in or breach of any representation or warranty or failure to perform any covenant or agreement of the Company contained in this Agreement or the Company Certificate; or

          (b) any claim by a stockholder or former stockholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company;
     (ii) any rights of a stockholder (other than the right to receive the Merger Shares pursuant to this Agreement or appraisal rights under the applicable provisions of the Delaware General Corporation Law), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Certificate of Incorporation or By-laws of the Company; or
     (iv) any claim that his, her or its shares were wrongfully repurchased by the Company.

     6.2 Indemnification by the Buyer. The Buyer shall indemnify the Indemnifying Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Indemnifying Stockholders resulting from, relating to or constituting any inaccuracy in or breach of any representation or warranty or failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement or the Buyer Certificate.

     6.3 Indemnification Claims.

     (a) A party entitled, or seeking to assert rights, to indemnification under this Article VI (an "Indemnified Party") shall give written notification to the party from whom indemnification is sought (an "Indemnifying Party") of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Such notification shall be given within

20 days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI and
(ii) the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense (the "Controlling Party") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

     (b) In order to seek indemnification under this Article VI, an Indemnified Party shall give written notification (a "Claim Notice") to the Indemnifying Party which contains (i) a description and the amount (the "Claimed Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Damages. If the Indemnified Party is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

     (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Value (as defined below) equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Value equal to the Agreed Amount) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 6.3(d) for the resolution of such dispute (a "Dispute"). For purposes of this Article VI, the "Value" of any Escrow Shares delivered in satisfaction of an indemnity claim shall be the average of the last reported sale prices per share of the Buyer Common Stock on the Nasdaq National Market over the ten consecutive trading days ending on the third day immediately preceding the date of distribution of such Escrow Shares (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock since the beginning of such ten-day period), multiplied by the number of such Escrow Shares.

     (d) During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use reasonable efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the "ADR Procedure"). In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the "ADR Service"), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this Section 6.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute (other than injunctive relief reasonably necessary to protect such party's interest in the Dispute) prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party. If the Indemnified Party is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, pursuant to an ADR Procedure, as a result of a judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to the Buyer and/or the Indemnifying Stockholders (which notice shall be consistent with the terms of the resolution of the Dispute).

     (e) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

     (f) For purposes of this Section 6.3 and the last two sentences of Section 6.4, (i) if the Indemnifying Stockholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments provided for in Section
6.3 or Section 6.4) shall be deemed to refer to the Indemnification Representatives, and (ii) if the Indemnifying Stockholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments provided for in Section 6.3 or Section 6.4) shall be deemed to refer to the Indemnification Representatives. The Indemnification Representatives shall have full power and authority on behalf of each Indemnifying Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnifying Stockholders under this
Article VI. The Indemnification Representatives shall have no liability to any Indemnifying Stockholder for any action taken or omitted on behalf of the Indemnifying Stockholders pursuant to this Article VI.

     6.4 Survival of Representations and Warranties. All representations and warranties contained in this Agreement, the Company Certificate and the Buyer Certificate shall (a) survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party and (b) shall expire on the date one year following the Closing Date, except that the representations and warranties set forth in Section 2.2 (and any portion of the Company Certificate relating thereto) shall survive the Closing without limitation. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an "Expected Claim Notice"), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares to the Indemnifying Stockholders in accordance with the terms of the Escrow Agreement.

     6.5 Limitations.

     (a) Notwithstanding anything to the contrary herein, except with respect to Damages relating to willful misrepresentation, fraud or breach of the representation and warranties in Section 2.2 (or the portion of the Company Certificate relating thereto), (i) the aggregate liability of the Indemnifying Stockholders, on the one hand, and the Buyer, on the other hand, for Damages under this Article VI shall not exceed 10% of the Total Merger Consideration,
(ii) the Indemnifying Stockholders and the Buyer shall be liable under this
Article VI only if the aggregate Damages for which they or it would otherwise be liable exceeds $1,000,000, but if the Damages do exceed that amount, then the Indemnifying Stockholders or the Buyer, as the case may be, shall be liable for all Damages, and (iii) each Indemnifying Stockholder shall only be liable for his, her or its pro rata share (based on the number of Merger Shares received by such Indemnifying Stockholder as a percentage of the total number of Merger Shares issued); provided that the limitation set forth in clauses (i) and (ii) above shall not apply to a claim pursuant to Section 6.1(a) relating to a breach of the covenants set forth in Section 4.8. For purposes solely of this Article VI, all representations and warranties of the Company in Article II (other than Section 2.28) and all representations and warranties of the Buyer and the Transitory Subsidiary in
Article III (other than Section 3.10) shall be construed as if the term "material" and any reference to "Company Material Adverse Effect" and "Buyer Material Adverse Effect" (and variations thereof) were omitted from such representations and warranties.

     (b) Except for Damages relating to willful misrepresentation, fraud and breach of the representation and warranties set forth in Section 2.2 or the covenants set forth in Section 4.8, the Escrow Agreement shall be the exclusive means for the Buyer to collect any Damages for which it is entitled to indemnification under this Article VI.

     (c) Except with respect to claims based on willful misrepresentation and fraud, after the Closing, the rights of the Indemnified Parties under this
Article VI and the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

     (d) No Indemnifying Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

                                  ARTICLE VII

                                  TERMINATION

     7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Effective Time (whether before or after Requisite Stockholder Approval), as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent;

          (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Company of written notice of such breach;

          (c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (b) or (c) of Section 5.3 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to the Buyer of written notice of such breach;

          (d) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Company Stockholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval;

          (e) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before February 28, 2001 (the "Termination Date") by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); provided that such date shall be extended until April 29, 2001 in the event that the Registration Statement has been filed but has not been declared effective by the Termination Date;

          (f) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before Termination Date by reason of the failure of any condition precedent under Section 5.1 or 5.3 hereof (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement); provided that such date shall be extended until April 29, 2001 in the event that the Registration Statement has been filed but has not been declared effective by the Termination Date; or

          (g) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the IPO Registration Statement has not been declared effective by January 31, 2001.

     7.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement), provided that the terms of the Mutual Non-Disclosure Agreement dated September 20, 2000 between the Buyer and the Company (the "NDA"), the letter agreement with respect to nonsolicitation of employees dated October 3, 2000 between the Buyer and the Company (the "Letter Agreement"), and the provisions of Article 9 hereof shall survive any such termination without limitation.

                                  ARTICLE VIII

                                  DEFINITIONS

     For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

DEFINED TERM                                                      SECTION
------------                                                    ------------
Acquisition.................................................    3.11
Actual Closing Shares.......................................    1.5(b)
Additional Shares...........................................    1.5(d)
ADR Procedure...............................................    6.3(d)
ADR Service.................................................    6.3(d)
Affiliate...................................................    2.14(a)(vii)
Affiliate Agreement.........................................    4.9
Agreed Amount...............................................    6.3(c)
Arthur Andersen.............................................    4.3(a)
Buyer.......................................................    Introduction
Buyer Average Stock Price...................................    1.5(e)(vi)
Buyer Certificate...........................................    5.3(e)
Buyer Common Stock..........................................    1.5(a)
Buyer Material Adverse Effect...............................    3.1
CERCLA......................................................    2.21(a)
Certificates................................................    1.7(a)
Certificate of Merger.......................................    1.1
Claim Notice................................................    6.3(b)
Claimed Amount..............................................    6.3(b)
Closing.....................................................    1.2

DEFINED TERM                                                      SECTION
------------                                                    ------------
Closing Date................................................    1.2
Code........................................................    1.9(a)
Common Conversion Ratio.....................................    1.5(b)
Common Shares...............................................    1.5(a)
Company.....................................................    Introduction
Company Certificate.........................................    5.2(f)
Company Charter.............................................    4.4(h)
Company Indemnified Parties.................................    4.12(a)
Company Intellectual Property...............................    2.13(a)
Company Material Adverse Change.............................    5.2(k)
Company Material Adverse Effect.............................    2.1
Company Shares..............................................    1.9(f)
Company Stockholders........................................    1.5(c)
Controlling Party...........................................    6.3(a)
Covered Employee............................................    4.13(a)
Customer Deliverables.......................................    2.13(a)
Damages.....................................................    6.1
Disclosure Schedule.........................................    Article II
Dispute.....................................................    6.3(c)
Dissenting Shares...........................................    1.6(a)
Effective Time..............................................    1.1
Employee Benefit Plan.......................................    2.20(a)(i)
Environmental Law...........................................    2.21(a)
ERISA.......................................................    2.20(a)(ii)
ERISA Affiliate.............................................    2.20(a)(iii)
Escrow Agreement............................................    1.3(e)
Escrow Agent................................................    1.3(e)
Escrow Shares...............................................    1.5(c)
Expected Claim Notice.......................................    6.4
Exchange Act................................................    2.14(a)(vii)
Exchange Agent..............................................    1.3(d)
Financial Statements........................................    2.6
Fully-Diluted Closing Shares................................    1.5(b)
GAAP........................................................    2.6
Governmental Entity.........................................    2.4
Gross IPO Proceeds..........................................    1.5(e)(vi)
Hart-Scott-Rodino Act.......................................    2.4
Indemnification Representatives.............................    1.3(e)
Indemnified Party...........................................    6.3(a)
Indemnifying Party..........................................    6.3(a)
Indemnifying Stockholders...................................    6.1

DEFINED TERM                                                      SECTION
------------                                                    ------------
Initial Shares..............................................    1.5(c)
Intellectual Property.......................................    2.13(a)
Internal Systems............................................    2.13(a)
IPO.........................................................    1.5(e)(vi)
IPO Registration Statement..................................    3.5
Key Employees...............................................    5.2(i)
Legal Proceeding............................................    2.17
Letter Agreement............................................    7.2
Materials of Environmental Concern..........................    2.21(b)
Measurement Period..........................................    1.5(e)(vi)
Merger......................................................    1.1
Merger Shares...............................................    1.5(d)
Most Recent Balance Sheet...................................    2.8
Most Recent Balance Sheet Date..............................    2.6
Nasdaq......................................................    4.10
NDA.........................................................    7.2
Non-controlling Party.......................................    6.3(a)
Options.....................................................    1.9(a)
Ordinary Course of Business.................................    2.4
Parties.....................................................    Introduction
Permits.....................................................    2.24
Permitted Contract..........................................    4.4
Permitted Options...........................................    1.9(a)
Post-IPO Shares.............................................    1.5(e)(vi)
Prospectus/Proxy Statement..................................    4.3(a)
Reasonable Best Efforts.....................................    4.1
Registration Rights Agreement...............................    2.2
Registration Statement......................................    4.3(a)
Response....................................................    6.3(c)
Required Closing Consents...................................    5.2(b)
Required Information........................................    4.3(a)
Requisite Stockholder Approval..............................    2.3
Restricted Shares...........................................    1.9(f)
Runoff Policy...............................................    4.12(a)
SEC.........................................................    3.5
Securities Act..............................................    1.9(c)
Security Interest...........................................    2.4
Series A Preferred Shares...................................    2.2
Series B Preferred Shares...................................    1.5(b)
Software....................................................    2.13(e)
Stockholders Agreement......................................    2.2

DEFINED TERM                                                      SECTION
------------                                                    ------------
Surviving Corporation.......................................    1.1
Taxes.......................................................    2.9(a)(i)
Tax Returns.................................................    2.9(a)(ii)
Termination Date............................................    7.1(e)
Threshold A.................................................    1.5(e)(vi)
Threshold B.................................................    1.5(e)(vi)
Threshold C.................................................    1.5(e)(vi)
Threshold D.................................................    1.5(e)(vi)
Total Closing Shares........................................    1.5(c)
Total Merger Consideration..................................    1.5(e)
Total Merger Shares.........................................    1.5(f)
Transitory Subsidiary.......................................    Introduction
Value.......................................................    6.3(c)
Warrants....................................................    1.9(d)
Year 2000 Compliant.........................................    2.13(i)

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

     9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in
Article I concerning issuance of the Merger Shares and Article VI concerning indemnification are intended for the benefit of the Company Stockholders and (b) the provisions in Section 4.12 are intended for the benefit of the Company Indemnified Parties.

     9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the NDA and the Letter Agreement shall remain in effect in accordance with their terms.

     9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer. In the event of an Acquisition of Buyer, the following additional provisions shall apply:

          (a) In the event of an Acquisition prior to the Closing of the Merger, this Agreement, unless previously terminated, shall continue to be binding upon the Parties, except that (i) the conditions set forth in Sections 5.1(c), 5.1(d), 5.1(e), 5.2(j) and 5.2(n) shall be deemed to have been satisfied and (ii) appropriate provision shall be made so that each Company Stockholder and each holder of Options shall thereafter become entitled in the Merger to the same consideration it would have received had the Merger closed immediately prior to the Acquisition. For purposes of determining the number of shares of Buyer Common Stock each Company Stockholder and each holder of Options would have been entitled to in this event, (A) the Measurement Period shall be deemed to have elapsed immediately upon the Acquisition, (B) the Buyer Average Stock Price shall thereafter mean the value of the consideration received or to be received in the Acquisition by the holders of Buyer Common Stock with respect to each share of Buyer Common Stock outstanding immediately prior to the closing of the Acquisition, determined in accordance with paragraph (d) below, (C) Threshold B shall thereafter mean a fraction, the numerator of which is $10 billion and the denominator of which is the sum of the number of shares of Buyer Common Stock outstanding immediately prior to the closing of the Acquisition plus the number of shares of Buyer Common Stock issuable upon the exercise of options and warrants to purchase Buyer Common Stock then outstanding, and (D) Threshold C shall thereafter mean a fraction the numerator of which is $14 billion and the denominator of which is the same as that described in clause (C) above.

          (b) In the event of an Acquisition after the Closing of the Merger but prior to the end of the Measurement Period, (i) the Measurement Period shall be deemed to have elapsed immediately upon the Acquisition, (ii) the Buyer Average Stock Price shall thereafter mean the value of the consideration received or to be received in the Acquisition by the holders of Buyer Common Stock with respect to each share of Buyer Common Stock outstanding immediately prior to closing of the Acquisition, (iii) Threshold B shall thereafter mean a fraction, the numerator of which is $10 billion and the denominator of which is the sum of the number of shares of Buyer Common Stock outstanding immediately prior to the closing of the Acquisition plus the number of shares of Buyer Common Stock issuable upon the exercise of options and warrants to purchase Buyer Common Stock then outstanding, (excluding any Initial Shares issued to Company Stockholders, any shares underlying Options and warrants of the Company that were assumed in connection with the Merger and any shares underlying Options issued pursuant to Section 4.4(a)), and (iv) Threshold C shall thereafter mean a fraction the numerator of which is $14 billion and the denominator of which is the same as that described in clause (iii) above.

          (c) If any portion of the consideration received or to be received by the Holders of Buyer Common Stock in the Acquisition takes a form other than cash or other consideration with a readily determinable value, the value of such consideration shall be determined in good faith by the board of directors of the Buyer, provided that if any portion of such consideration consists of equity securities of a class that is traded on a national securities exchange or quoted on the Nasdaq Stock Market, then the value of each share of such security shall be the average of the last reported sale price per share for the 20 consecutive trading days immediately prior to the announcement of the Acquisition, unless the method for valuing such consideration is specified in the definitive agreement regarding the Acquisition, in which event such methodology shall be used. The Indemnification Representatives shall have the authority, on behalf of the Company Stockholders and the holders of Options, to approve any interpretation, modification or waiver of this Section 9.4 and, if requested by the acquiror in the Acquisition, to confirm that the terms of this Section 9.4 have been complied with or waived. Any determination by the Indemnification Representatives shall be final and binding on each Company Stockholder and holder of Options.

     9.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

     9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:                                    Copy to:
BroadSoft, Inc.                                       Cooley Godward LLP
200 Perry Parkway, Suite 1                            One Freedom Square
Gaithersburg, MD 20877                                11951 Freedom Drive
Tel: (301) 977-9440                                   Reston, VA 20190
Fax: (301) 977-8846                                   Tel.: (703) 456-8000
Attn: Mr. Michael Tessler                             Fax: (703) 456-8100
      Chief Executive Officer                         Attn: Adam Salassi, Esq.

If to the Buyer or                                    Copies to:
the Transitory Subsidiary:
                                                      Unisphere Networks, Inc.
Unisphere Networks, Inc.                              1 Executive Drive
1 Executive Drive                                     Chelmsford, MA 01824
Chelmsford, MA 01824                                  Tel.: (978) 848-0300
Tel.: (978) 848-0300                                  Fax: (978) 441-0678
Fax: (978) 848-0599                                   Attn: Suzanne Zabitchuck, Esq.
Attn: Mr. James Dolce
      Chief Executive Officer                         Hale and Dorr LLP
                                                      60 State Street
                                                      Boston, MA 02109
                                                      Tel.: (617) 526-6000
                                                      Fax: (617) 526-5000
                                                      Attn: Mark Borden, Esq.

     Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, or ordinary mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

     9.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     9.11 Submission to Jurisdiction. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section
9.7. Nothing in this Section 9.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

     9.12 Construction.

     (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

     (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                          UNISPHERE NETWORKS, INC.

                                          By: /s/ JAMES A. DOLCE, JR.
                                            ------------------------------------

                                          Title: President & CEO
                                             -----------------------------------

                                          PITCHER ACQUISITION CORP.

                                          By: /s/ JAMES A. DOLCE, JR.
                                            ------------------------------------

                                          Title: President
                                             -----------------------------------

                                          BROADSOFT, INC.

                                          By: /s/ MICHAEL TESSLER
                                            ------------------------------------

                                          Title: President & CEO
                                             -----------------------------------

     The undersigned, being the duly elected Secretary of the Transitory Subsidiary, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding shares of capital stock of the Transitory Subsidiary entitled to vote on this Agreement.

                                          Suzanne M. Zabitchuck
                                          --------------------------------------
                                          Secretary

     The undersigned, being the duly elected Secretary of the Company, hereby certifies that this Agreement has been adopted by the requisite number of votes of the Company's capital stock required to adopt this Agreement.

                                          --------------------------------------
                                          Secretary

                                                                       EXHIBIT A

                                ESCROW AGREEMENT

     This Escrow Agreement is entered into as of                , 200  , by and
among Unisphere Networks, Inc., a Delaware corporation (the "Buyer"), and Michael Tessler and Robert Goodman (the "Indemnification Representatives") and
               (the "Escrow Agent").

     WHEREAS, the Buyer and BroadSoft, Inc. (the "Company") have entered into an Agreement and Plan of Merger dated as of October 20, 2000 (the "Merger Agreement") by and among the Company, the Buyer and a subsidiary of the Buyer, pursuant to which such subsidiary will be merged (the "Merger") into the Company which, as the surviving corporation (the "Surviving Corporation"), will become a wholly-owned subsidiary of the Buyer;

     WHEREAS, the Merger Agreement provides that an escrow account will be established to secure the indemnification obligations of the stockholders of the Company receiving consideration pursuant to Section 1.5 of the Merger Agreement (collectively, the "Indemnifying Stockholders") to the Buyer; and

     WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. Consent of Company Stockholders. The Indemnifying Stockholders have, either by virtue of their approval of the Merger Agreement or through the execution of an instrument to such effect, consented to: (a) the establishment of this escrow to secure the Indemnifying Stockholders' indemnification obligations under Article VI of the Merger Agreement in the manner set forth herein, (b) the appointment of the Indemnification Representatives as their representatives for purposes of this Agreement and as attorneys-in-fact and agents for and on behalf of each Indemnifying Stockholder, and the taking by the Indemnification Representatives of any and all actions and the making of any decisions required or permitted to be taken or made by them under this Agreement and (c) all of the other terms, conditions and limitations in this Agreement.

     2. Escrow and Indemnification.

     (a) Escrow of Shares. Simultaneously with the execution of this Agreement, the Buyer shall deposit with the Escrow Agent a certificate for 496,000 shares of common stock of the Buyer, as determined pursuant to Section 1.5 of the Merger Agreement, issued in the name of the Escrow Agent or its nominee. The Escrow Agent hereby acknowledges receipt of such stock certificate. The Buyer may from time to time deposit with the Escrow Agent additional shares of common stock of the Buyer pursuant to Section 1.5(d) or the final sentence of Section 1.6(a) of the Merger Agreement. The shares deposited with the Escrow Agent pursuant to the first sentence of this Section 2(a), together with any further shares deposited by the Buyer pursuant to the immediately preceding sentence, are referred to herein as the "Escrow Shares." The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to hold the Escrow Shares in an escrow account (the "Escrow Account"), subject to the terms and conditions of this Agreement.

     (b) Indemnification. The Indemnifying Stockholders have agreed in Article VI of the Merger Agreement to indemnify and hold harmless the Buyer from and against specified Damages (as defined in Section 6.1 of the Merger Agreement). The Escrow Shares shall be security for such indemnity obligation of the Indemnifying Stockholders, subject to the limitations, and in the manner provided, in this Agreement.

     (c) Dividends, Etc. Any securities distributed in respect of or in exchange for any of the Escrow Shares, whether by way of stock dividends, stock splits or otherwise, shall be issued in the name of the Escrow Agent or its nominee, and shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account. Such securities shall be considered Escrow Shares for purposes hereof. Any cash dividends or property (other than securities) distributed in respect of the Escrow Shares shall promptly be distributed by the Escrow Agent to the Indemnifying Stockholders in accordance with Section 3(c).

     (d) Voting of Shares. The Indemnification Representatives shall have the right, in their sole discretion, on behalf of the Indemnifying Stockholders, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares. The Indemnification Representatives shall have no obligation to solicit consents or proxies from the Indemnifying Stockholders for purposes of any such vote.

     (e) Transferability. The respective interests of the Indemnifying Stockholders in the Escrow Shares shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and the Buyer, and no such assignment or transfer shall be valid until such notice is given.

     3. Distribution of Escrow Shares.

     (a) The Escrow Agent shall distribute the Escrow Shares only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by the Buyer and both of the Indemnification Representatives and that instructs the Escrow Agent as to the distribution of some or all of the Escrow Shares, (ii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either the Buyer or the Indemnification Representatives, that instructs the Escrow Agent as to the distribution of some or all of the Escrow Shares, or (iii) the provisions of Section 3(b) hereof.

     (b) Within five business days after [insert one year anniversary of the Closing Date] (the "Termination Date"), the Escrow Agent shall distribute to the Indemnifying Stockholders all of the Escrow Shares then held in escrow, registered in the name of the Indemnifying Stockholders. Notwithstanding the foregoing, if the Buyer has previously delivered to the Escrow Agent a copy of a Claim Notice (as defined in Section 6.3(b) of the Merger Agreement) and the Escrow Agent has not received written notice executed by the Buyer and both Indemnification Representatives of the resolution of the claim covered thereby, or if the Buyer has previously delivered to the Escrow Agent a copy of an Expected Claim Notice (as defined in Section 6.4 of the Merger Agreement) and the Escrow Agent has not received written notice of the resolution of the anticipated claim covered thereby, the Escrow Agent shall retain in escrow after the Termination Date such number of Escrow Shares as have a Value (as defined in Section 4 below and using a deemed distribution date of the Termination Date for purposes thereof) equal to the Claimed Amount covered by such Claim Notice or equal to the estimated amount of Damages set forth in such Expected Claim Notice, as the case may be. Any Escrow Shares so retained in escrow shall be distributed only in accordance with the terms of clauses (i) or (ii) of Section 3(a) hereof.

     (c) Any distribution of all or a portion of the Escrow Shares (or cash or other property pursuant to Section 2(c)) to the Indemnifying Stockholders shall be made by delivery of stock certificates issued in the name of the Indemnifying Stockholders covering such percentage of the Escrow Shares being distributed as is calculated in accordance with the percentages set forth opposite such holders' respective names on Attachment A attached hereto; provided, however, that the Escrow Agent shall withhold the distribution of the portion of the Escrow Shares otherwise distributable to an Indemnifying Stockholder who has not, according to a written notice provided by the Buyer to the Escrow Agent, prior to such distribution, surrendered pursuant to the terms of the Merger Agreement his, her or its stock certificates formerly representing shares of stock of the Company; and provided further that such Attachment A shall be appropriately revised by the Buyer in the event the Buyer deposits additional Escrow Shares with the Escrow Agent pursuant to Section 1.5(e) or the final sentence of Section 1.6(a) of the Merger Agreement following the date of this Agreement. Any such withheld shares shall be delivered to the Buyer promptly after the Termination Date, and shall be promptly delivered by the Buyer to the Indemnifying Stockholders to whom such shares would have otherwise been distributed upon surrender of their Company stock certificates. Distributions to the Indemnifying Stockholders shall be made by mailing stock certificates to such holders at their respective addresses shown on Attachment A (or such other address as may be provided in writing to the Escrow Agent by any such holder). No fractional Escrow Shares shall be distributed to Indemnifying Stockholders pursuant to this Agreement. Instead, the number of shares that each Indemnifying Stockholder shall receive shall be rounded down to the nearest whole number and cash shall be paid by the Buyer, without interest, in lieu of any fractional share based upon the Value of the Escrow Shares being distributed.

     4. Valuation of Escrow Shares. For purposes of this Agreement, the "Value" of any Escrow Shares shall be the average of the last reported sale prices per share of the common stock of the Buyer Common Stock on the Nasdaq National Market over the ten consecutive trading days ending on the third day immediately preceding the date of distribution of such Escrow Shares, multiplied by the number of such Escrow Shares.

     5. Fees and Expenses of Escrow Agent. The Buyer shall pay all of the fees of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder.

     6. Limitation of Escrow Agent's Liability.

     (a) The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and the Escrow Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

     (b) The Buyer and the Indemnifying Stockholders hereby, jointly and severally, agree to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. The Buyer, on the one hand, and the Indemnifying Stockholders, on the other hand, shall each be liable for one-half of such amounts.

     7. Liability and Authority of Indemnification Representatives; Successors and Assignees.

     (a) Each Indemnification Representative shall incur no liability to the Indemnifying Stockholders with respect to any action taken or suffered by him in reliance upon any note, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized, nor for other action or inaction except his own willful misconduct or gross negligence. The Indemnification Representatives may, in all questions arising under the Escrow Agreement, rely on the advice of counsel and the Indemnification Representatives shall not be liable to the Indemnifying Stockholders for anything done, omitted or suffered in good faith by the Indemnification Representatives based on such advice.

     (b) In the event of the death or permanent disability of any Indemnification Representative, or his or her resignation as an Indemnification Representative, a successor Indemnification Representative shall be appointed by the other Indemnification Representative or, absent its appointment, a successor Indemnification Representative shall be elected by a majority vote of the Indemnifying Stockholders, with each such Indemnifying Stockholder (or his, her or its successors or assigns) to be given a vote equal to the number of votes represented by the shares of stock of the Company held by such Indemnifying Stockholder immediately prior to the effective time of the Merger. Each successor Indemnification Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Indemnification Representatives, and the term "Indemnification Representatives" as used herein shall be deemed to include successor Indemnification Representatives.

     (c) The Indemnification Representatives, acting jointly but not singly, shall have full power and authority to represent the Indemnifying Stockholders, and their successors, with respect to all matters arising under this Agreement and all actions taken by any Indemnification Representative hereunder shall be binding upon the Indemnifying Stockholders, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Indemnification Representatives, acting together, shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise any claims asserted hereunder and to authorize any release of the Escrow Shares to be made with respect thereto, on behalf of the Indemnifying Stockholders and their successors. All actions to be taken by the Indemnification Representatives hereunder shall be evidenced by, and taken upon, the written direction of a majority thereof.

     (d) The Escrow Agent may rely on the Indemnification Representatives as the exclusive agents of the Indemnifying Stockholders under this Agreement and shall incur no liability to any party with respect to any action taken or suffered by it in reliance thereon.

     8. Amounts Payable by Indemnifying Stockholders. The amounts payable by the Indemnifying Stockholders under this Agreement (i.e., the indemnification obligations pursuant to Section 6(b)) shall be payable solely as follows. The Escrow Agent shall notify the Indemnification Representative of any such amount payable by the Indemnifying Stockholders as soon as it becomes aware that any such amount is payable, with a copy of such notice to the Buyer. On the sixth business day after the delivery of such notice, the Escrow Agent shall sell such number of Escrow Shares (up to the number of Escrow Shares then available in the Escrow Account), subject to compliance with all applicable securities laws, as is necessary to raise such amount, and shall be entitled to apply the proceeds of such sale in satisfaction of such indemnification obligations of the Indemnifying Stockholders; provided that if the Buyer delivers to the Escrow Agent (with a copy to the Indemnification Representatives), within five business days after delivery of such notice by the Indemnification Representatives, a written notice contesting the legitimacy or reasonableness of such amount, then the Escrow Agent shall not sell Escrow Shares to raise the disputed portion of such claimed amount except in accordance with the terms of clauses (i) or (ii) of Section 3(a).

     9. Termination. This Agreement shall terminate upon the distribution by the Escrow Agent of all of the Escrow Shares in accordance with this Agreement; provided that the provisions of Sections 6 and 7 shall survive such termination.

     10. Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

        If to the Buyer:

        If to the Indemnification Representatives:

        If to the Escrow Agent:

     Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 10.

     11. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than 60 days prior to the date when such resignation shall take effect. The Buyer may appoint a successor Escrow Agent without the consent of both Indemnification Representatives so long as such successor is a bank with assets of at least $500 million, and may appoint any other successor Escrow Agent with the consent of the Indemnification Representatives, which shall not be unreasonably withheld. If, within such notice period, the Buyer provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Shares then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Shares to such designated successor. If no successor Escrow Agent is named as provided in this Section 11 prior to the date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent.

     12. General.

     (a) Governing Law; Assigns. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflict-of-law principles and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

     (b) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (c) Entire Agreement. Except for those provisions of the Merger Agreement referenced herein, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

     (d) Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Escrow Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

     (e) Amendment. This Agreement may be amended only with the written consent of the Buyer, the Escrow Agent and both of the Indemnification Representatives.

     (f) Consent to Jurisdiction and Service. The parties hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts in the State of Delaware and of any Federal court located in said State in connection with any actions or proceedings brought against any party hereto by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, the parties hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that the service thereof may be made by certified or registered first-class mail directed to such party, at their respective addresses in accordance with Section 10 hereof.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                          UNISPHERE NETWORKS, INC.

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

                                          By:
                                            ------------------------------------
                                              Michael Tessler

                                          By:
                                            ------------------------------------
                                              Robert Goodman

                                          [ESCROW AGENT]

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

                                                                    ATTACHMENT A

           INDEMNIFYING STOCKHOLDER                              PERCENTAGE
           ------------------------                              ----------

                                                                       EXHIBIT B

                          STOCKHOLDER VOTING AGREEMENT

     STOCKHOLDER VOTING AGREEMENT, effective as of October 20, 2000 (this "AGREEMENT"), among the stockholders listed on the signature page(s) hereto (collectively, "STOCKHOLDERS" and each individually, a "STOCKHOLDER"), BroadSoft, Inc., a Delaware corporation (the "COMPANY") and Unisphere Networks, Inc., a Delaware corporation ("BUYER"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

     WHEREAS, as of the date hereof, the Stockholders collectively own of record and beneficially shares of capital stock of the Company, as set forth on
Schedule I hereto (such shares, or any other voting or equity of securities of the Company hereafter acquired by any Stockholder prior to the termination of this Agreement, being referred to herein collectively as the "SHARES");

     WHEREAS, concurrently with the execution of this Agreement, Buyer and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), pursuant to which, upon the terms and subject to the conditions thereof, a subsidiary of Buyer will be merged with and into the Company, and the Company will be the surviving corporation (the "MERGER"); and

     WHEREAS, as a condition to the willingness of Buyer to enter into the Merger Agreement, Buyer has required that the Stockholders agree, and in order to induce Buyer to enter into the Merger Agreement, the Stockholders are willing to agree to vote in favor of adopting the Merger Agreement and approving the Merger and certain other matters described herein, upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

     SECTION 1. VOTING OF SHARES.

     (a) Each Stockholder, severally and not jointly, covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at any meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, such Stockholder will vote, or cause to be voted, all of his, her or its respective Shares (a) in favor of adoption of the Merger Agreement and approval of the Merger contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time, (b) if stockholder consent is necessary or appropriate, in favor of approval of each other transaction contemplated by the Merger Agreement (including, without limitation, (x) an amendment the Company's Restated Certificate of Incorporation (the "Charter") to provide that the Series A Stock (as defined below) may be redeemed at the option of the Company and (y) any grants of stock options pursuant to Section 4.4 of the Merger Agreement and, if necessary, any associated approval of a new stock option plan or amendment to the Company's 1999 Stock Incentive Plan or to the Company's Restated Certificate of Incorporation), and (c) against any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock of the Company or all or substantially all of the assets of the Company.

     (b) Each Stockholder further agrees that he, she or it will take all actions necessary to terminate all obligations of the Company under the Company's Amended and Restated Registration Rights Agreement, dated April 25, 2000 and Second Amended and Restated Stockholders' Agreement, dated May 23, 2000, effective upon the consummation of the Merger.

     (C) Each Stockholder that owns any shares of the Company's Series B Convertible Preferred Stock ("SERIES B STOCK"), severally and not jointly, covenants and agrees that such Stockholder will vote and consent to, or cause to be voted and consented to, all of his, her or its respective Shares of Series B Stock, at any meeting of holders of Series B Stock or in any written consent of holders of Series B Stock, (1) to elect, as contemplated by Article IV, Section 2(a)(iii) of the Charter, that the Merger shall not be treated as a liquidation, dissolution or winding up of the Company, (2) to elect that the Merger shall not give rise to any right of redemption of the Series B Stock under Article IV, Section 2(e)(ii) of the Charter, and (3) in favor of automatic conversion of all outstanding shares of Series B Stock into shares of the Company's Common Stock pursuant to Article IV,
Section 2(d)(ii)(2) of the Charter, effective immediately prior to the consummation of the Merger, and further covenants that such Stockholder will not rescind any such vote, election, waiver or approval during the term hereof and will take all actions necessary to cause such automatic conversion.

     (D) Each Stockholder that owns any shares of the Company's Series A Preferred Stock ("SERIES A STOCK"), severally and not jointly, covenants and agrees that such Stockholder will vote and consent to, or cause to be voted and consented to, all of his, her or its respective Shares of Series A Stock, at any meeting of holders of Series A Stock or in any written consent of holders of Series A Stock, to elect, as contemplated by Article IV, Section 2(a)(iii) of the Charter, that the Merger shall not be treated as a liquidation, dissolution or winding up of the Company, and further covenants that such Stockholder will not rescind any such vote, election, waiver or approval during the term hereof and shall take all actions necessary to cause such waiver of redemption rights and conversion.

     (E) Each Stockholder, severally and not jointly, hereby irrevocably grants to, and appoints, Buyer, and any individual designated in writing by it, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares at any meeting of the stockholders of the Company called with respect to any of the matters specified in, and in accordance and consistent with this
Section 1. Each Stockholder understands and acknowledges that Buyer is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(e) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Except as otherwise provided for herein, each Stockholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

     SECTION 2. TRANSFER OF SHARES.

     (A) Each Stockholder, severally and not jointly, covenants and agrees that such Stockholder will not directly or indirectly (a) sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares, (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares; provided, that a Stockholder may transfer Shares to his or her spouse or children, to a trust established for the benefit of his or her spouse, children or himself or herself, or to an entity wholly-owned by such Stockholder, or dispose of them under his or her will, provided that the transferee agrees to be bound by all the provisions hereunder and such transferee executes an instrument confirming the same to the Buyer prior to the action.

     (B) Each Stockholder, severally and not jointly, agrees to submit to the Company contemporaneously with or promptly following execution of this Agreement all certificates representing the Shares so that the

Company may place thereon a conspicuous legend referring to the transfer restrictions set forth in this Agreement.

     SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each Stockholder on his, her or its own behalf hereby severally and not jointly represents and warrants to Buyer with respect to himself, herself or itself and his, her or its ownership of the Shares as follows:

          (A) OWNERSHIP OF SHARES. On the date hereof, the Shares are owned beneficially by Stockholder or its nominee. Stockholder has sole voting power, without restrictions (other than restrictions imposed pursuant to the Company's Second Amended and Restated Stockholders' Agreement, dated May 23, 2000), with respect to all of the Shares.

          (B) POWER, BINDING AGREEMENT. Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations, under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any material agreement to which Stockholder is a party, including, without limitation, any voting agreement, stockholders' agreement, partnership agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          (C) NO CONFLICTS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Stockholder or any of its properties or assets, other than such conflicts, violations or defaults or terminations, cancellations or accelerations which individually or in the aggregate do not materially impair the ability of Stockholder to perform its obligations hereunder.

     SECTION 4. NO SOLICITATION. Prior to the termination of this Agreement in accordance with its terms, each Stockholder agrees, in its individual capacity as a stockholder of the Company, that (i) it will not, nor will it authorize or permit any of its employees, agents and representatives to, directly or indirectly, (a) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transactions involving the Company or a division of the Company, (b) furnish any non-public information concerning the business, properties or assets of the Company or any division of the Company to any party (other than Buyer) or (c) engage in any discussions or negotiations with any party (other than Buyer) concerning any such transaction described in paragraph (a) above, and (ii) it will notify Buyer as soon as possible if any such inquiries or proposals are received by, any information or documents is requested from, or any negotiations or discussions are sought to be initiated or continued with, it or any of its affiliates in its individual capacity.

     SECTION 5. TERMINATION. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time (as such term is defined in the Merger Agreement) or (ii) any termination of the Merger Agreement in accordance with the terms thereof; provided that no such termination shall relieve any party of liability for a willful breach hereof prior to termination.

     SECTION 6. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 7. FIDUCIARY DUTIES. Each Stockholder is signing this Agreement solely in such Stockholder's capacity as an owner of his, her or its respective Shares, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

     SECTION 8. MISCELLANEOUS.

     (A) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

     (B) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

     (C) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

     (D) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                           [SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer.

                                                       BROADSOFT, INC.

Dated: ----------------------                          By:
                                                       ------------------------------------------------
                                                       Name:
                                                       ------------------------------------------------
                                                       Title:
                                                       ------------------------------------------------
                                                       UNISPHERE NETWORKS, INC.

Dated: ----------------------                          By:
                                                       ------------------------------------------------
                                                       Name:
                                                       ------------------------------------------------
                                                       Title:
                                                       ------------------------------------------------
                                                       STOCKHOLDERS:

Dated: ----------------------
                                                       ------------------------------------------------
                                                       Michael Tessler

Dated: ----------------------
                                                       ------------------------------------------------
                                                       Scott D. Hoffpauir

Dated: ----------------------
                                                       ------------------------------------------------
                                                       Robert Goodman

                                                       Bessemer Venture Partners IV, L.P.
Dated: ----------------------                          By: Deer IV & Co. LLC, General Partner

                                                       By:
                                                       ------------------------------------------------
                                                       Title: Manager

                                Bessec Ventures IV, L.P.
                                By: Deer IV & Co. LLC, General Partner

Dated: ----------------------   By: ----------------------------------------------------
                                Title: Manager

                                Cove Ventures, LLC
                                By: Cove Road Associates, LLC, its Managing
                                    Member

Dated: ----------------------   By: ----------------------------------------------------
                                Name:
                                Title:

                                Charles River Partnership IX

Dated: ----------------------   By: ----------------------------------------------------
                                General Partner

                                Columbia Broadsoft Investors, LLC
                                By: Columbia Capital, L.L.C., its Managing Partner

Dated: ----------------------   By: ----------------------------------------------------
                                Name:
                                Title:

                                Crescendo IV, L.P.

Dated: ----------------------   By: ----------------------------------------------------
                                Jeffrey J. Hinck, General Partner

                                Plum Bush Inc.
Dated: ----------------------   By: ----------------------------------------------------
                                Name:
                                Title:

                                   SCHEDULE I

                                       TO

                          STOCKHOLDER VOTING AGREEMENT

               STOCKHOLDER                                  SHARES
               -----------                                  ------
Michael Tessler..........................  2,535,102 shares of Common Stock
Scott Hoffpauir..........................  2,195,918 shares of Common Stock
Robert Goodman...........................  1,724,490 shares of Common Stock
Bessemer Venture Partners IV, L.P. ......  5,259,182 shares of Common Stock
                                           2,400,000 shares of Series A Stock
                                           792,000 shares of Series B Stock
Bessec Ventures IV, L.P. ................  3,506,124 shares of Common Stock
                                           1,600,000 shares of Series A Stock
                                           528,000 shares of Series B Stock
Cove Ventures, LLC.......................  440,000 shares of Series B Stock
Charles River Partnership IX.............  4,800,000 shares of Common Stock
                                           2,400,000 shares of Series A Stock
                                           1,320,000 shares of Series B Stock
Columbia Broadsoft Investors, LLC........  2,000,000 shares of Common Stock
                                           1,000,000 shares of Series A Stock
                                           1,320,000 shares of Series B Stock
Crescendo IV, L.P. ......................  1,980,000 shares of Series B Stock
Plum Bush Inc. ..........................  1,600,000 shares of Common Stock

                                                                       EXHIBIT C

                              AFFILIATE AGREEMENT

                                                                           , 200

Unisphere Networks, Inc.
1 Executive Drive
Chelmsford, MA 01824

BroadSoft, Inc.
200 Perry Parkway, Suite 1
Gaithersburg, MD 20877

Dear Sirs:

     An Agreement and Plan of Merger dated as of October 20, 2000 (the "Merger Agreement") has been entered into by and among Unisphere Networks, Inc. (the "Buyer"), Pitcher Acquisition Corp. (the "Transitory Subsidiary") and BroadSoft, Inc. (the "Company"). The Merger Agreement provides for the merger of the Transitory Subsidiary with and into the Company (the "Merger"). In accordance with the Merger Agreement, the shares of each class of capital stock of the Company (collectively, the "Company Stock") owned by the undersigned at the Effective Time (as defined in the Merger Agreement) shall be converted into shares of common stock, $.01 par value per share, of the Buyer (the "Buyer Common Stock"), as described in the Merger Agreement.

     The undersigned may be deemed to be an "affiliate" of the Company within the meaning of the rules promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and the rules relating to pooling of interests accounting. In consideration of the mutual agreements set forth in the Merger Agreement and hereinafter in this agreement, the undersigned represents and agrees as follows:

     1. Rule 145.

     (a) The undersigned will not offer, sell, transfer, pledge, hypothecate or otherwise dispose of, or reduce the undersigned's interest in or risk relating to, any shares of Buyer Common Stock issued to the undersigned in the Merger unless at such time either: (i) such transaction shall be permitted pursuant to the provisions of Rule 145 under the Securities Act; (ii) the undersigned shall have furnished to the Buyer an opinion of counsel, satisfactory to the Buyer, to the effect that no registration under the Securities Act would be required in connection with the proposed offer, sale, transfer, pledge, hypothecation or other disposition; or (iii) a registration statement under the Securities Act covering the proposed offer, sale, transfer, pledge, hypothecation or other disposition shall be effective under the Securities Act.

     (b) The undersigned understands that all certificates representing shares of Buyer Common Stock delivered to the undersigned pursuant to the Merger shall bear a legend substantially in the form set forth below, until the earliest to occur of (i) one of the events referred to in paragraph (a) above or (ii) the date on which the undersigned requests removal of such legend, provided that such request occurs at least two years from the Effective Time and that the undersigned is not at the time of such request, and has not been during the three-month period immediately preceding such request, an affiliate of the
Buyer:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 of the Securities Act of 1933 applies and may only be transferred in accordance with the provisions of such rule. In addition, the shares represented by this certificate may only be transferred in accordance with the terms of an Affiliate Agreement dated as
     of           , 200               between the initial holder hereof and the
     corporation, a copy of which agreement may be inspected by the holder of this certificate at the principal offices of the corporation, or furnished by the corporation to the holder of this certificate upon written request without charge."

     (c) The Buyer, in its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to the certificates for the shares of Buyer Common Stock which are required to bear the foregoing legend.

     2. Miscellaneous.

     (a) This agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     (b) This agreement shall be binding on the undersigned's successors and assigns, including his heirs, executors and administrators.

The undersigned has carefully read this agreement and discussed its requirements, to the extent the undersigned believed necessary, with its counsel or counsel for the Company.

                                          Very truly yours,

                                          --------------------------------------

                                          Print Name:
                                          --------------------------------------

Accepted:

Unisphere Networks, Inc.

By:
----------------------------------------------------
Name:
Title:

---------------------------------------------------------
Date

BroadSoft, Inc.

By:
----------------------------------------------------
Name:
Title:

---------------------------------------------------------
Date

                                                                       EXHIBIT D

                          LOAN AND SECURITY AGREEMENT

                        DATED AS OF                , 200

                                    BETWEEN

                    UNISPHERE NETWORKS, INC. (THE "LENDER")

                                      AND

                        BROADSOFT, INC. (THE "BORROWER")

                          LOAN AND SECURITY AGREEMENT

     This Loan and Security Agreement, dated as of                , 200 , is
between Unisphere Networks, Inc., a Delaware corporation (the "Lender"), and BroadSoft, Inc., a Delaware corporation having a principal place of business at 200 Perry Parkway, Gaithersburg, Maryland 20877 (the "Borrower").

                                   RECITALS:

     WHEREAS, the Lender and Borrower have entered into an Agreement and Plan of
Merger, dated October   , 2000 (the "Merger Agreement"), that contemplates the
merger of the Borrower into a wholly-owned subsidiary of the Lender (the "Merger"); and

     WHEREAS, pending consummation of the Merger, the Borrower may require additional credit for the operation of its business; and

     WHEREAS, Lender is willing to provide Borrower with such financing arrangements on the terms and conditions hereafter provided.

     NOW, THEREFORE, in consideration of the undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     As used in this Agreement:

          "Agreement" means this Loan and Security Agreement, as it may be amended or modified and in effect from time to time.

          "Authorized Officer" means the President, Vice President, Treasurer or Secretary of the Borrower, acting singly.

          "Base Rate" means the annual rate of interest published and in effect from time to time in the "Money Rates" column of the Wall Street Journal, eastern edition, as the "prime rate."

          "Business Day" means, with respect to any borrowing or payment, a day other than Saturday or Sunday on which banks are open for business in Boston, Massachussetts.

          "Change In Control" means the existing shareholders cease to own (either directly or indirectly) at least sixty-seven percent (67%) of the voting stock of the Borrower.

          "Code" means the Uniform Commercial Code of the jurisdiction with respect to which such term is used, as in effect from time to time.

          "Collateral" shall have the meaning assigned to such term in Article IV hereof.

          "Commitment Termination Date" means the earliest to occur of (a) 5:00 p.m., eastern daylight time, on August 31, 2001, (b) the Effective Time (within the meaning of the Merger Agreement) and (c) the termination of the Merger Agreement.

          "Credit Commitment" means the obligation of Lender to make Loans to Borrower in the aggregate amount not to exceed $9,000,000.

          "Default" means an event described in Article VII.

          "Effective Date" means the date of this Agreement.

          "GAAP" shall have the meaning given to such term in the Merger Agreement.

          "Indebtedness" means all liabilities, obligations and indebtedness of any and every kind and nature, including, without limitation, all liabilities and all obligations to general creditors (other than trade payables), whether now or hereafter owing, arising, due or payable, from Borrower to any Person, and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise.

          "Intellectual Property Security Agreement" means the Intellectual Property Agreement, substantially in the form attached hereto as Exhibit "D", executed and delivered by Borrower in favor of the Lender.

          "Intellectual Property Collateral" means all of the following, to the extent owned, or ownership is hereafter acquired, by the Borrower:

             (a) any and all copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and deviation work thereof, whether published or unpublished, and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held;

             (b) any and all patents, patent applications and like protections including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same ("the Patents");

             (c) any and all trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with or symbolized by such trademarks;

             (d) any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

             (e) any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

             (f) any and all claims for damages by any of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for or collect such damages for said use or infringement of the intellectual property rights identified above;

             (g) all licenses or other rights to use any of the intellectual property rights identified above, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

             (h) all amendments, renewals and extensions of any of the intellectual property rights identified above; and

             (i) all proceeds and products of the foregoing, including, without limitation, all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

          "Landlord Waiver" means that certain landlord waiver executed and delivered by each landlord for the premises leased by the Borrower where any Collateral is located, in substantially the form attached hereto as Exhibit "C".

          "Loan" as defined in Section 2.1(a).

          "Loan Documents" means this Agreement, the Note, the Intellectual Property Security Agreement, the Landlord Waivers and any Supplemental Documentation.

          "Loan Request" means a loan request in substantially the form attached hereto as Exhibit "B".

          "Material Adverse Effect" shall have the meaning given to the term "Company Material Adverse Effect" in the Merger Agreement and shall also include any material adverse effect on (i) the Borrower's ability to pay the Obligations in accordance with the terms thereof, or (ii) the Collateral or the Lender's liens on the Collateral or the priority of such liens.

          "Material Adverse Change" shall have the meaning given to the term "Company Material Adverse Change" in the Merger Agreement.

          "Maturity Date" means the first anniversary of the date upon which the Merger Agreement is terminated or the Merger is closed.

          "Obligations" means all unpaid principal of and accrued and unpaid interest on the Note and all other obligations, interest, fees, charges and expenses of the Borrower to the Lender arising under or in connection with the Loan Documents.

          "Permitted Indebtedness" means the indebtedness or obligations described in Section 6.5(a) of this Agreement.

          "Permitted Liens" means the liens, mortgages, encumbrances, pledges and other security interests described in Section 6.5(b) of this Agreement.

          "Person" means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, enterprise, government or any department or agency of any government.

          "Reasonable Best Efforts" shall have the meaning given to such term in the Merger Agreement.

          "Supplemental Documentation" means agreements, instruments, documents, financing statements, warehouse receipts, bills of lading, notices of assignment of accounts, schedules of accounts assigned, mortgages and other written matter necessary or reasonably requested by the Lender to perfect and maintain perfected the Lender's security interest in the Collateral.

     All undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the Commonwealth of Massachusetts to the extent the same are used or defined therein. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement.

     Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

                                   ARTICLE II

                               THE LOAN FACILITY

     2.1 Loan Facility.

     (a) Loans. Subject to satisfaction of the conditions set forth in Article III hereof, the Lender agrees, on the terms and conditions set forth in this Agreement, to make loans and advances (each, a "Loan") to the Borrower at the Borrower's request for working capital purposes, from March 1, 2001 until the Commitment Termination Date, which loans and advances in an aggregate amount outstanding from time to time do not exceed the Commitment. In no event shall the Borrower request, or the Lender be required to advance, loans or advances in excess of $1,500,000 during any calendar month. The Borrower shall repay the aggregate outstanding principal amount of each such Loan, together with all interest due thereon, and all other amounts owing under this Agreement or the Loan Documents in connection with such Loan in full on the Maturity Date. If the aggregate of all outstanding Loans shall at any time exceed the Commitment, the Borrower shall immediately pay such excess to the Lender. The obligation of the Borrower to repay the principal amount of each Loan, and any and all interest which accrues thereon, shall be evidenced by a promissory note in the original principal amount of the Commitment, executed and delivered by the Borrower in substantially the form of Exhibit "A" hereto (the "Note").

     (b) Making the Loans. Each Loan shall be made on notice of the principal amount of each Loan given by the Borrower to Lender not later than 12:00 noon on the third Business Day prior to the date of the proposed Loan (which shall also be on Business Day). Such notice shall be made by submitting to the Lender a duly executed Loan Request (which specifies the amount of such Loan). Each Loan shall comply with all of the provisions of this Agreement. The Lender shall promptly advance the requested amount to the Borrower in immediately available funds to the deposit account specified by the Borrower.

     2.2 Interest.

     (a) Interest Rates. The Borrower shall pay interest on the Loans at a per annum rate equal to the Base Rate plus four percent (4%) (the "Applicable Rate"), payable monthly in arrears on the first day of each calendar month commencing after the first Loan is made, provided, however, that while any Default exists, amounts payable under the Loan Documents shall bear interest (compounded monthly and payable on demand with respect to overdue amounts) at a rate per annum equal to two percent (2%) above the Applicable Rate until such amounts are paid in full.

     (b) Interest Basis. Interest shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day the Loan is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on the Loan shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     2.3 Method of Payment. All payments of principal, interest, and fees hereunder shall be made in immediately available funds in United States Dollars to the Lender at the Lender's address specified pursuant to Section 9.14, by noon (local time) on the date when due. Any of the Loans outstanding at any time under this Loan Agreement may be prepaid in whole or in part without penalty. Amounts repaid or prepaid with respect to the Loans may not be reborrowed, provided that the Borrower shall give the Lender written notice of its intention to prepay any of the outstanding amounts, which notice shall specify the amount to be so prepaid and the date of such prepayment, not less than 2 days prior to such prepayment.

                                  ARTICLE III

                              CONDITIONS PRECEDENT

     3.1 Conditions to Initial Loan. The Lender shall not be required to make any Loans under this Agreement unless, on the date of the initial Loan Request delivered by the Borrower to the Lender, the Borrower has furnished to the Lender, or caused to be furnished to the Lender (unless otherwise waived by Lender in writing), the following, in a form and substance reasonably satisfactory to the Lender and its counsel, each dated as of the date of the initial Loan Request (or such other date as shall be acceptable to the Lender):
(a) the Note; (b) the Intellectual Property Security Agreement; (c) a certificate of the secretary of the Borrower: (1) certifying that attached thereto are true and correct copies of the Borrower's charter documents, by-laws, and documents evidencing all corporate action taken to authorize this transaction and (2) giving the name, position and signature specimen of all authorized officers; (d) the written opinion of counsel to the Borrower, addressed to the Lender in form and substance reasonably satisfactory to Lender;
(e) written documentation satisfactory to Lender evidencing that Lender holds a first priority perfected security interest in the Collateral, junior only to Silicon Valley Bank and Comdisco and only with respect to borrowings from them under credit facilities that exist on the Effective Date; and (f) such other documents as Lender or its counsel may reasonably request.

     3.2 Conditions To All Borrowings. The obligations of the Lender to make any Loan whether or not after the Effective Date, shall also be subject to the following conditions precedent that on the date such Loan is made and after giving effect thereto:

          (a) Each of the representations and warranties of the Borrower contained in this Agreement, the Loan Documents or the Merger Agreement shall be true and correct as of the date as of which they were made and, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date), shall also be true and correct as of the date the Loan is made, except for any failure to be true and correct which has not resulted in, and would not be reasonably likely to result in, a Material Adverse Change, and no Default shall have occurred and be continuing;

          (b) Borrower shall deliver to the Lender a Loan Request, executed by the chief executive officer of Borrower, affirming compliance with the foregoing Section 3.2(a) as of such date;

          (c) The Merger Agreement shall not have been terminated;

          (d) The Closing (as defined in the Merger Agreement) shall not have occurred, and the failure of the Closing to have occurred shall not be attributable to the failure of the Borrower to have satisfied the conditions to closing set forth in Sections 5.1(a) and 5.2 of the Merger Agreement;

          (e) The Lender shall not have the right (whether or not exercised) to terminate the Merger Agreement under Section 7.1(b) thereof; and

          (f) The Borrower shall comply with all other requirements under this Agreement.

                                   ARTICLE IV

                           GRANT OF SECURITY INTEREST

     4.1 To secure payment and performance of all Obligations, the Borrower hereby grants to the Lender a security interest in the following property (collectively, the "Collateral"):

          All of the Borrower's now owned or hereafter acquired, wherever located:

             (a) Inventory, including but not limited to all inventory, supplies, raw materials, work in process, goods, merchandise, finished inventory and other tangible personal property held by the Borrower for sale or for lease, furnished or to be furnished under contracts of service, or used or consumed in the Borrower's business, goods in transit, any and all returned or repossessed inventory or merchandise and all documents of title (whether negotiable or negotiable) representing any of the foregoing, and all proceeds thereof; and

             (b) Accounts, including, but not limited to, all accounts, all rights of the Borrower to payment for goods sold or leased or for services rendered, all accounts receivable of the Borrower; all obligations owing to the Borrower evidenced by an instrument or chattel paper; all rights of the Borrower to payment under a contract not yet earned by performance; all obligations owing to the Borrower of any kind or nature, including all writings, if any, evidencing the same, including all instruments, drafts, acceptances and chattel paper; any and all proceeds of any of the foregoing. Further included within the term "Accounts" are all right, title and interest of Borrower in and to the Inventory which gave rise to any Account, (including the right of stoppage in transit) all guaranties of, and security and liens with respect to any Account, and all Accounts, Documents and Contract Rights of Borrower as defined in the Uniform Commercial Code; and

             (c) Instruments, and Chattel Paper, including all instruments and chattel paper as defined in the Uniform Commercial Code and all proceeds thereof; and

             (d) General Intangibles, including, but not limited to, all general intangibles as defined in the Uniform Commercial Code, all Intellectual Property Collateral and all proceeds thereof, including without limitation, any and all rights of Borrower to any refund of any tax assessed against Borrower or paid by Borrower, loss carry-back tax refunds, insurance premium rebates, unearned premiums, insurance proceeds, choses in action, names, trade names, goodwill (whether related to the business, any intellectual property, or otherwise), trade secrets, computer programs, computer records, data, computer software, customer lists, patents, patent rights, patent applications, patents pending, patent licenses or assignments, development ideas and concepts, licenses, permits, franchises, telephone numbers, literary rights, rights to performance, trademarks, trademark applications, trademark rights, logos, intellectual property, copyrights, copyright applications, licenses, proprietary or other processes, blueprints, drawings, designs, diagrams, plans, reports, charts, catalogs, manuals, research, literature, proposals, cost estimates, routes, and other reproductions on paper or otherwise, of any and all concepts or ideas, whether or not related to the business or operations of Borrower, and including the patents and trademarks listed on Schedule A hereto; and

             (e) Equipment, including but not limited to all equipment, vehicles, machinery, tools, furniture, fixtures, trade fixtures and parts. Further included within the term "Equipment" is all tangible personal property utilized in the conduct of the Borrower's business (but excluding any property hereinbefore defined as "Inventory") and all additions, accessions, substitutions, components, and replacements thereto, therefor and thereof and all proceeds thereof; and

             (f) Other tangible and intangible property including, without limitation, all investment property; and

             (g) all products and proceeds of the above, including insurance proceeds.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Lender that on the date hereof, and on the date of each and every Loan made after the date hereof:

     5.1 Executive Offices. The location of the Borrower's chief executive office, principal place of business, other offices and places of business and of the Borrower's Accounts and Inventory are set forth on Schedule 5.1 hereto, and are the sole offices and places of business of Borrower. Borrower will provide Lender with at least thirty (30) days' prior written notice of any proposed change to the locations set forth on Schedule 5.1 hereof.

     5.2 Corporate Power; Authorization; Enforceable Obligations. The execution, delivery and performance by Borrower of the Loan Documents, to the extent it is a party thereto, and the creation of all liens provided for herein and therein: (i) are within Borrower's corporate power; (ii) have been and will be duly authorized by all necessary or proper action; (iii) are not in contravention of any provision of Borrower's by-laws or charter; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach or termination of, constitute a default under, or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower is a party or by which Borrower or any of its property is bound (except for such conflict, breach, termination, default or acceleration as could not reasonably be expected to have a Material Adverse Effect); (vi) will not result in the creation or imposition of any lien upon any of the property of Borrower other than those in favor of the Lender, all pursuant to the Loan Documents; and (vii) do not require the consent or approval of any governmental body, agency, authority or any other Person, except such consents as have been obtained. Each of the Loan Documents delivered in connection herewith at such time shall have been duly executed and delivered for the benefit of or on behalf of Borrower, and each shall then constitute a legal, valid and binding obligation of Borrower, enforceable against it in accordance with its terms.

     5.3 Title to Collateral. Except as disclosed to the Lender in writing, including in the Merger Agreement or the disclosure schedule thereto, Borrower owns all of its personal property and has good, clear and marketable title thereto, free and clear of all liens and encumbrances, except (i) liens created hereunder; and (ii) liens listed on Schedule 6.5 attached hereto. There are no outstanding commitments of Borrower relative to the purchase, sale, mortgage or lease of said property, other than in the usual course of business.

     5.4 Intellectual Property Collateral. Borrower is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party.

                                   ARTICLE VI

                                   COVENANTS

     (A) Following the Effective Date and through the period ending on the closing of the Merger or the termination of the Merger Agreement, Borrower shall comply in all material respects with all of its covenants set forth in the Merger Agreement and shall use its Reasonable Best Efforts to obtain Landlord Waivers from each landlord where material assets of the Borrower are located.

     (B) Following the closing of the Merger or the termination of the Merger Agreement and for the remainder of the term of this Agreement and for so long as any loans to Borrower remain outstanding under this Agreement, unless the Lender shall otherwise consent in writing:

     6.1 Reports and Notices. Borrower shall deliver, or cause to be delivered, to the Lender:

          (a) Within 90 days after the close of Borrower's fiscal year, copies of the audited annual financial statements of Borrower and statements of income and cash flows for such fiscal year audited by a certified public accountant satisfactory to Lender and prepared on a consistent basis and in accordance with GAAP.

          (b) As soon as practicable, but in any event within 2 Business Days after Borrower becomes aware of the existence of any Default, or any development or other information which could reasonably be expected to have a Material Adverse Effect, telephonic or telecopy notice specifying the nature of such Default or development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within 5 days.

          (c) Such other information respecting the Borrower's business, financial condition or prospects as the Lender may, from time to time, reasonably request.

     6.2 Transactions with Affiliates. Borrower shall not make any payments or distributions of any kind to any shareholder of the Borrower or any affiliates of such shareholder and Borrower shall not enter into any transaction for the purchase, sale or exchange of property or the rendering of any service to or for any shareholder or director of the Borrower, or any affiliate of such person or entity unless such payments or transactions are in the ordinary course of Borrower's business and are upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm's-length transaction with an unaffiliated person.

     6.3 Corporate Existence, etc. Borrower shall maintain its corporate existence, business and assets, keep its business and assets adequately insured, maintain its chief executive office at the location provided in Section 5.2 hereof, continue to engage in the same lines of business, and comply in all material respects with all requirements of law. Borrower will maintain all of its assets and properties in good repair and working order. Borrower will not relocate its chief executive office or permit any of its assets or property to be kept at any locations other than as provided in Section 5.2 hereof.

     6.4 Cooperation with Lender. Borrower shall cooperate with the Lender, take such action, execute such documents, and provide such information as the Lender may from time to time reasonably request in order further to effect the transactions contemplated by and the purposes of the Loan Documents.

     6.5 Indebtedness and Liens.

     (a) The Borrower will not create, incur, assume, guarantee or become liable, contingently or otherwise, with respect to any indebtedness or obligation, except (i) Indebtedness to the Lender arising under the Loan Documents; (ii) Indebtedness which is subordinated to the Obligations, provided the terms of such Indebtedness, including the terms of subordination thereof, are reasonably satisfactory to the Lender in all respects; (iii) current liabilities of the Borrower not incurred through the borrowing of money or the obtaining of credit (except credit on an open account customarily extended); (iv) Indebtedness in respect of taxes or other governmental charges which are being contested in good faith by the appropriate proceedings; (v) operating or capital leases entered into by the Borrower in the ordinary course, provided such operating or capital leases shall not cause a Default herein; (vi) purchase money security interests; and (vii) such other Indebtedness described on Schedule 6.5 hereto.

     (b) The Borrower will not create, incur, or allow to be created or exist any lien, encumbrance, mortgage, pledge or other security interest of any kind upon any of its assets, except (i) liens securing the Obligations; (ii) liens securing taxes or governmental charges not yet due; (iii) liens securing capital leases; (iv) purchase money security interests; (v) liens to secure worker's compensation, employment insurance and social security obligations incurred in the ordinary course or (vi) liens described on Schedule 6.5 hereto.

     6.6 Insurance. Borrower agrees to keep all the Collateral insured with coverages in amounts not less than usually carried by one engaged in a like business (and in any event not less than that required by Lender), naming the Lender as a loss payee, and payable to the Lender and Borrower, as their interests may appear. Borrower hereby appoints Lender as attorney-in-fact for Borrower in obtaining, adjusting, settling and canceling such insurance and endorsing any drafts. As further assurance for the payment and performance of the Obligations, Borrower hereby assigns to Lender all sums, including returned or unearned premiums, that may become payable under any policy of insurance on the Collateral, and Borrower hereby directs each insurance company issuing any such policy to make payment of such sums directly to Lender.

     6.7 Inspection. Borrower will keep accurate and complete records of the Collateral, and Lender or any of its agents shall have the right, upon reasonable notice, to inspect the Collateral wherever located and to visit Borrower's place or places of business, at intervals to be determined by Lender and without Borrower's hindrance or delay, to inspect, audit, check and make extracts from any copies of books, records, journals, orders, receipts and correspondence that relate to the Collateral or to the general financial condition of Borrower. Lender may temporarily remove any of the Borrower's records for the purpose of having copies made thereof.

     6.8 Taxes. Borrower will pay all real and personal property taxes, assessments and charges as well as all franchise, income, unemployment, old age benefit, withholding, sales and other taxes assessed against it, or payable by it at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to its property, and will furnish the Lender upon request, receipts, or other evidence that deposits or payments have been made.

     6.9 Sales or Mergers. Borrower will (a) not sell or dispose of any of its assets, including the Collateral, except in the ordinary and usual course of its business or (b) merge or consolidate, or permit any of its subsidiaries to merge or consolidate with or into any business or entity.

     6.10 Government Accounts. Borrower will immediately notify Lender if any of Borrower's accounts arise out of contracts with the United States, any state or municipality, or any department, agency or instrumentality thereof, and execute any instruments and take any steps required by Lender in order that all monies due and to become due under such contracts shall be assigned to Lender.

     6.11 Reimbursement. Borrower will reimburse Lender on demand for any sums paid or advanced by Lender to satisfy any tax, lien or security interest or other encumbrance on the Collateral, to provide insurance on the Collateral or to pay for the maintenance and preservation of the Collateral; provided however, that Lender shall not be obligated to make any such payments or deposits. Any such sums paid or advanced by Lender shall be deemed secured by the Collateral and constitute part of the Obligations.

     6.12 Repair. Borrower will maintain all of its assets and property in good repair and working order.

     6.13 Registration of Intellectual Property Rights.

     (a) Borrower shall register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office or the United States Patent and Trademark Office or the United States Copyright Office, as applicable, any additional intellectual property rights developed or acquired by Borrower from time to time, including, without limitation, which are material to the business of the Borrower and/or any of its subsidiaries, revisions or additions to the intellectual property rights currently owned by the Borrower, provided that Borrower shall not be required to make such registration if it reasonably determines that there are valid business reasons for not so doing. Borrower shall execute and deliver such instruments, agreements and documents, including, without limitation, the Intellectual Property Security Agreements, as Lender shall reasonably request from time to time to perfect the Lender's security interests in the Borrower's intellectual property rights.

     (b) Borrower shall (i) protect, defend and maintain the validity and enforceability of the Intellectual Property Collateral, (ii) use its best efforts to detect infringements of the Intellectual Property Collateral and promptly advise Lender in writing of material infringements detected and (iii) not allow any Intellectual Property Collateral to be abandoned, forfeited or dedicated to the public without the written consent of Lender, which shall not be unreasonably withheld.

     (c) Lender may audit Borrower's Intellectual Property Collateral to confirm compliance with this Section 6.13, provided such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing. Lender shall have the right, but not the obligation, to take, at Borrower's sole expense, any actions that Borrower is required under this Section 6.13 to take, but which Borrower fails to take, after fifteen (15) days' notice to Borrower. Borrower shall reimburse and indemnify Lender for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this
Section 6.13.

                                  ARTICLE VII

                                    DEFAULTS

     The occurrence of any one or more of the following events shall constitute
Default:

     7.1 Any representation or warranty made in this Agreement or the Merger Agreement by or on behalf of the Borrower to the Lender shall be materially false on the date as of which made.

     7.2 Nonpayment of principal or interest due under the Note within 7 calendar days following the date when due.

     7.3 The breach by the Borrower of any of the covenants contained in this Agreement or the Merger Agreement, which default shall not have been cured within 20 calendar days after written notice thereof is given to the Borrower by the Lender.

     7.4 The occurrence of default or an event of default under any of the Loan Documents, or under any other material agreement, instrument or document with respect to borrowed money to which the Borrower is a party, which remains uncured for 15 calendar days after written notice thereof is given to the Borrower.

     7.5 The Borrower shall (i) have an order for relief entered with respect to it under the federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, acquiesce in, or have appointed for it or any substantial portion of its property a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.5.

     7.6 This Agreement or the Intellectual Property Security Agreements shall for any reason fail to create a valid and perfected security interest in any collateral purported to be covered thereby, except as permitted by the terms of such agreements, or this Agreement or any of the other Loan Documents shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability thereof.

     7.7 A Change in Control (other than pursuant to the Merger Agreement) shall have occurred.

     7.8 Borrower shall make any payment to, or any payment shall be made on account of any Indebtedness other that Indebtedness permitted under Section 6.5, except as may be agreed to by Lender.

                                  ARTICLE VIII

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

     8.1 Acceleration. If any Default described in Section 7.5 occurs with respect to the Borrower, the Obligations shall immediately become due and payable without any election, notice or action on the part of the Lender. If any other Default occurs, the Lender may declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

     8.2 Amendments. The Lender and the Borrower may enter into written agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lender or the Borrower hereunder or waiving any Default hereunder. To be effective, any such amendment or waiver must be in writing and signed by the Lender and the Borrower.

     8.3 Preservation of Rights, No Adverse Impact. No delay or omission of the Lender to exercise any right under this Agreement or any of the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lender, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents, or by law afforded shall be cumulative and all shall be available to the Lender until the Obligations have been paid in full.

     8.4 Remedies.

     (a) Upon the occurrence and during the continuance of a Default, the Lender may proceed to protect and enforce to Lender's rights by suit in equity, action of law and/or other appropriate proceeding either for specific performance of any covenant or condition contained in this Agreement, any Loan Document or in any instrument or document delivered to the Lender pursuant hereto, or in the exercise of any rights, remedies or powers granted in this Agreement, any Loan Document and/or any such instrument or document the Lender may proceed to declare the obligations under this Agreement or any Loan Document to be due and payable pursuant to Section 8.1 hereof and the Lender proceed to enforce payment of such documents as provided herein, or in any Loan Document, and may offset and apply toward the payment of such amount any indebtedness of the Lender to the Borrower.

     (b) Upon the occurrence and during the continuance of a Default, the Lender may enter and take possession of all Collateral and the premises on which they are located, and in the Lender's sole discretion operate and use Borrower's equipment, whether or not Collateral hereunder, complete work in process, apply as Borrower's attorney-in-fact for domestic or foreign patents or other intellectual property rights with respect to inventions and seek registration or assignment, foreign and domestic, of any trademarks, trade names, styles, logos or copyrights, and sell, lease or license the Collateral to third persons or associations without being liable to Borrower on account of any losses, damage or depreciation that may occur as a result thereof so long as Lender shall act reasonably and in good faith; and at the Lender's option and without notice to Borrower (except as specifically herein provided) Lender may sell, lease, assign and deliver the whole or any part of the Collateral, or any substitute therefor or any addition thereto, at public or private sale, for cash, upon credit, or for future delivery, at such prices and upon such terms as Lender deems advisable, including without limitation, the right to sell or lease in conjunction with other property, real or personal, and allocate the sale or lease proceeds among the items of property sold without the necessity of the Collateral being present at any such sale or lease, or in view of prospective purchasers thereof. Lender shall give Borrower at least ten (10) days' by hand delivery at or by United States first-class mail, postage prepaid (in which event notice shall be deemed to have been given when so deposited in the mail), to the address specified herein, of the time and place of any public or private sale or other disposition unless the Collateral is perishable, threatens to decline speedily in value, or is the type customarily sold in a recognized market. Upon such sale, Lender may become the purchaser of the whole or any part of the Collateral, discharged from all claims and free from any right of redemption. In case of any such sale by Lender of all or any of said Collateral on credit or for future delivery, property so sold may be retained by Lender until the selling price is paid by the purchaser. Lender shall incur no liability in case of the failure of the purchaser to take up and pay for the property so sold. In case of any such failure, the said property may again be sold.

     (c) The Lender for a term to commence on the date of this Agreement and continuing thereafter until all debts and Obligations of any kind or character owing from Borrower to Lender are fully paid and discharged, may enter and use all premises or places of business which Borrower presently has or may hereafter have and where any of said Collateral may be located, and the Lender may use all machinery and equipment owned or leased by Borrower and all goodwill, patent rights, trade names, or logos, whether or not Collateral hereunder.

     (d) Borrower will assemble the Collateral in a single location at a place to be designated by Lender and make the Collateral at all times secure and available to Lender.

     (e) At Borrower's expense the Lender in its own name or in the name of others may communicate with account debtors in order to verify with them to Lender's satisfaction the existence, amount and terms of any accounts or contract rights and also notify account debtors that Collateral has been assigned to Lender and that payments shall be made directly to Lender. Upon request of Lender, Borrower will so notify such account debtors and will indicate on all billings to such account debtors that their accounts must be paid to Lender. Borrower does hereby appoint Lender and its agents as Borrower's attorney-in-fact: to collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof in its own name or in the name of the Borrower; to endorse the Batter upon any notes, checks, drafts, money orders, or other instruments, documents, receipts or Collateral that may come into its possession and to apply the same in full or part payment of any amounts owing to Lender; to sign and endorse the Batter upon any documents, instruments, drafts against account debtors, assignments, verifications and notices in connection with Accounts, and any instrument or document relating thereto or to Borrower's rights therein; and to give written notice to any office and officials of the United States Post Office to effect such change or changes of address that all mail addressed to Borrower may be delivered directly to Lender. Borrower hereby grants to its said attorney-in-fact full power to do any and all things necessary to be done in and about the premises as fully and effectually as Borrower might or could do, and hereby ratifies all that its attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and is irrevocable for the term of this Agreement for all transactions hereunder and thereafter as long as Borrower may be indebted to Lender.

     8.5 Application of Proceeds. Any and all proceeds of any Collateral realized or obtained by the Lender upon exercise of its rights and remedies hereunder, shall be applied to the amounts outstanding under this Agreement or any other Loan Document, after payment of any and all costs and expenses, fees and commission and taxes of such sale, collection or other realization, in accordance with the following:

          (a) Any and all proceeds of any Collateral shall first be applied to the payment of any and all expenses, charges or other amounts which may be due and owing under this Agreement or the Loan Documents; and

          (b) Any and all proceeds of any Collateral remaining after application as provided in paragraph (a) above shall be applied to the payment of principal, interest or charges outstanding with respect to the Loans or under the Note; and

          (c) Any surplus remaining after application as provided in paragraphs
     (a) and (b) above, shall be paid to the Borrower, or its successors or assigns, or to whomsoever may be lawfully entitled to receive the same.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loan herein contemplated.

     9.2 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     9.3 Entire Agreement. The Loan Documents and the Merger Agreement embody the entire agreement and understanding between the Borrower and the Lender and supersede all prior agreements and understandings between the Borrower and the Lender relating to the subject matter thereof.

     9.4 No Third Party Beneficiary. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

     9.5 Expenses. The Borrower agrees to pay, on demand, all of the Lender's own out-of-pocket expenses (including reasonable attorneys' fees) incurred in connection with preparing, executing and delivering this Agreement and the Loan Documents and all related instruments and documents executed and delivered in connection herewith, and in connection with any and all amendments and/or modifications of the Loan Documents. Upon the occurrence of a Default, and so long as a Default is continuing, Borrower shall pay to Lender on demand all expenses incurred in connection with the collection and enforcement of all Obligations under the Loan Documents including, without limitation, all reasonable attorneys' fees, and all reasonable costs incurred by Lender in connection with the collection and enforcement of the Obligations and in connection with any proceeding commenced by or against Borrower under Title 11 of the U.S. Code.

     9.6 Indemnity. Borrower hereby indemnifies the Lender and its respective directors, officers, employees, affiliates and agents (collectively, "Indemnified Persons") against, and agrees to hold each such Indemnified Person harmless from, any and all losses, claims, damages and liabilities, including claims brought by any officer, director or shareholder or former officer, director or shareholder of Borrower, and related expenses including reasonable counsel fees and expenses, incurred by such Indemnified Person arising out of any claim, litigation, investigation or proceeding (whether or not such Indemnified Person is a party thereto) relating to any transactions, services or matters that are the subject of the Loan Documents; provided, however, that such indemnity shall not apply to any such losses, claims, damages, or liabilities or related expenses determined by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Indemnified Person. All amounts due hereunder shall be payable on demand and shall constitute Obligations hereunder.

     9.7 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.8 Nonliability of Lender. The relationship between the Borrower and the Lender shall be solely that of borrower and lender. The Lender shall have no fiduciary responsibilities to the Borrower. The Lender undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

     9.9 CHOICE OF LAW. THIS AGREEMENT AND THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS (AND NOT THE LAW OF CONFLICTS) OF THE COMMONWEALTH OF MASSACHUSETTS.

     9.10 CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS AND THE UNITED STATES DISTRICT COURTS SITTING THERIN FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE LENDER OR ANY AFFILIATE OF THE LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN THE COMMONWEALTH OF MASSACHUSETTS.

     9.11 WAIVER OF JURY TRIAL. THE BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

     9.12 Further Assurances. The Borrower, at its own expense, shall do, make, execute and deliver all such additional and further acts, deeds, assurances, documents, instruments and certificates as the Lender may reasonably require, including, without limitation, (a) executing, delivering and filing financing statements and continuation statements under the Uniform Commercial Code, (b) obtaining governmental and other third party consents and approvals, and (c) obtaining waivers from mortgagees and landlords.

     9.13 Successors and Assigns. The terms and provisions of this Agreement and the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or obligations under the Loan Documents.

     9.14 Giving Notice. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at their addresses as follows (unless otherwise designated in writing to the other parties): (i) if to Borrower, at the address set forth below the Borrower's name on the signature page hereto and (ii) if to Lender, at the address set forth the Lender's name on the signature page hereto. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given three Business Days after being sent; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answer back confirmed in the case of telexes).

     9.15 Change of Address. The Borrower and the Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

     9.16 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower and the Lender.

     9.17 Revised Article 9 of the Uniform Commercial Code. The parties acknowledge and agree to the following provisions in anticipation of the possible application, in one or more jurisdictions, to the transactions contemplated hereby of the revised Article 9 of the UCC in the form or substantially in the form approved by the American Law Institute and the National Conference of Commissioners on Uniform State Law and contained in the 1999 official text of Revised Article 9 ("Revised Article 9"). In applying the law of any jurisdiction in which Revised Article 9 is in effect, the Collateral shall be and include all assets of the Borrower, whether or not within the scope of Revised Article 9. The Collateral shall include, without limitation, the following categories of assets (as defined in Revised Article 9) belonging to the Borrower or in which the Borrower has any rights: goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, general intangibles (including payment intangibles and software), supporting obligations and any and all proceeds of any thereof, wherever located, whether now owned and hereafter acquired. The Lender may at any time and from time to time file financing statements, continuation statements and amendments thereto that describe the Collateral as all assets of the Borrower or words of similar effect and which contain any other information required by Part 5 of the Revised Article 9 for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower. The Borrower agrees to furnish any such information to the Lender promptly upon request. Any such financing statements, continuation statements or amendments may be signed by the Lender on behalf of the Borrower and may be filed at any time in any jurisdiction whether or not Revised Article 9 is then in effect in that jurisdiction. The Borrower shall at all times and from time to time, whether or not Revised Article 9 is in effect in any particular jurisdiction, take such steps as the lender may reasonably request for the Lender to obtain an acknowledgement, in form and substance satisfactory to the Lender, of any bailee having possession of any of the Collateral that the bailee holds such Collateral for the Lender. Nothing contained in this Section shall be construed to narrow the scope of the Lender's security interest in any of the Collateral or the perfection or priority thereof or to impair or otherwise limit any of the rights, powers, privileges or remedies of the Lender hereunder except (and then only to the extent) mandated by Revised Article 9 to the extent then applicable.

     IN WITNESS WHEREOF, the Borrower and the Lender have executed this Agreement as of the date first above written.

                                          Borrower: BROADSOFT, INC

                                          By:
                                            ------------------------------------
                                              Name:
                                            ------------------------------------
                                              Title:
                                            ------------------------------------
                                              Address: 200 Perry Parkway
                                                       Gaithersburg, MD 20877

                                          Lender: UNISPHERE NETWORKS, INC.

                                          By:
                                            ------------------------------------
                                              Name:
                                            ------------------------------------
                                              Title:
                                            ------------------------------------
                                              Address: One Executive Drive
                                                       Chelmsford, MA 01824

                                   SCHEDULES

     Schedule 5.1 -- Executive Offices

     Schedule 6.5 -- Permitted Liens and Indebtedness

                                    EXHIBITS

     Exhibit "A" -- Note

     Exhibit "B" -- Loan Request

     Exhibit "C" -- Landlord Waiver

     Exhibit "D" -- Intellectual Property Security Agreement

                                  EXHIBIT "A"

                                      NOTE
$                                                                         , 2000
                                                           Boston, Massachusetts

     FOR VALUE RECEIVED, on the Maturity Date, BroadSoft, Inc., a Delaware
corporation having a principal place of business at                ,
               (the "Borrower"), promises to pay to Unisphere Networks, Inc.
(the "Lender"), or order, at                , or such other place as Lender or
any holder hereof may from time to time designate, the principal sum of
[          Dollars ($          )] or, if less, the aggregate unpaid principal
amount of all Loans, in United States Dollars and in immediately available funds as provided in the Loan and Security Agreement of even date between the Borrower and Lender (the "Loan Agreement"), together with interest on the unpaid principal amount hereof from time to time outstanding, at the rates and on the dates set forth in the Loan Agreement. Interest shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed.

     This Note is issued pursuant to, and is entitled to the benefits of, the Loan Agreement, as it may be amended from time to time. Reference is hereby made thereto for a statement of the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is secured pursuant to the terms of the Loan Agreement and other Loan Documents certain, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Loan Agreement.

     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of the Loan and the date and amount of each principal payment hereunder.

     If any payment of principal or interest is not made when due hereunder, or if any other Default shall occur for any reason, or if the Loan Agreement shall be terminated or not renewed for any reason whatsoever, then and in any such event, in addition to all rights and remedies of Lender under the Loan Agreement or any Loan Document, applicable law or otherwise, all such rights and remedies being cumulative and enforceable alternatively, successively and concurrently, Lender may, at its option, declare any and all of the Borrower's obligations, liabilities and indebtednesses owing by Borrower under this Note, the Loan Agreement and any other Loan Document (collectively, the "Obligations") to be due and payable, whereupon the then unpaid balance thereof, together with all interest accrued thereon or expenses incurred in connection therewith shall forthwith become due and payable, together with all interest accruing thereafter at the rate set forth in the Loan Agreement until the indebtedness evidenced by this Note is paid in full, plus all costs and expenses of collection hereof, including, without limitation, reasonable attorneys' fees and expenses.

     Borrower shall pay all Lender's costs and expenses (including, without limitation, all reasonable attorneys' fees and expenses) incurred in connection with the enforcement of or preservation of rights under this Note on the terms provided in the Loan Agreement.

     No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or of any other right of Lender, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Borrower and every indorser or guarantor of this Note regardless of the time, order or place of signing waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

     None of the terms or provisions of this Note may be excluded, modified, or amended except by a written instrument duly executed on behalf of the holder expressly referring hereto and setting forth the provision so excluded, modified or amended. This Note shall be binding upon the successors and assigns of the Borrower and inure to the benefit of Lender and its successors, endorsees and assigns. If any term or provision of this Note shall be held to be invalid or unenforceable, in whole or in part in any jurisdiction, then such invalidity or unenforceability shall only effect such term or provision, and shall not effect such term or provision in any other jurisdiction or any other term or provision of this Note.

     BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER AT THE ADDRESS PROVIDED BELOW THE BORROWER'S EXECUTION HEREOF. BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

     BORROWER HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

     All rights and obligations hereunder shall be governed by the laws of the Commonwealth of Massachusetts (without giving effect to principles of conflicts or choice of laws) and this Note shall be deemed to be made under seal.

     ATTEST:                                           BROADSOFT, INC.

                                                       By:    ------------------------------------------------
-----------------------------------------------------
     Secretary                                         Name:  ------------------------------------------------
                                                       Title:
                                                              ------------------------------------------------

                   SCHEDULE OF LOAN AND PAYMENTS OF PRINCIPAL
                                       TO
                            NOTE OF BROADSOFT, INC.

                                                       Dated:             , 2000

                        PRINCIPAL
                         AMOUNT       MATURITY      PRINCIPAL
                           OF        OF INTEREST     AMOUNT        UNPAID
DATE                      LOAN         PERIOD         PAID         BALANCE
----                   -----------   -----------   -----------   -----------

                                  EXHIBIT "B"
                              FORM OF LOAN REQUEST

                                BROADSOFT, INC.

                                                                          [DATE]

Unisphere Networks, Inc.
1 Executive Drive
Chelmsford, MA 01824
Attn:

     Re: Loan Request

     Ladies and Gentlemen:

     The undersigned (the "Borrower") hereby requests that you make a Loan pursuant to the terms and conditions set forth in the Loan and Security
Agreement dated as of                 , 2000, by and between the Borrower and
Unisphere Networks, Inc. (the "Lender"), as the same may be amended and in effect from time to time (the "Loan Agreement"), as set forth below. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Loan Agreement.

     The Borrower hereby certifies that the conditions precedent to the Loan set forth in Article III of the Loan Agreement have been complied with.

     The Borrower hereby requests, pursuant to sec.2.1(b) of the Loan Agreement,
that the Lender make a Loan in the principal amount of $          on [Date],
(the "Drawdown Date"). We understand that this request obligates us to accept the requested Loan on the proposed Drawdown Date.

     You are hereby directed to transfer the proceeds of the requested Loan to Borrower in accordance with the following instructions: wire to: [WIRE INSTRUCTIONS].

                                          Very truly yours,

                                          BROADSOFT, INC.

                                          By:
                                            ------------------------------------
                                          Title:
                                             -----------------------------------
                                                Duly Authorized

                                  EXHIBIT "C"

                                LANDLORD WAIVER

     WHEREAS, Unisphere Networks, Inc. ("Lender") has or is about to provide certain financing arrangements to BroadSoft, Inc. ("Borrower") pursuant to which Lender has been or will be granted a security interest in all of the Borrower's personal property described on Schedule A attached hereto and made a part hereof (hereafter "Collateral") and,

     WHEREAS, the Collateral has or may become affixed to or be located on,
wholly or in part, the certain real estate located at                , as more
fully described in the Lease (defined below), a true and correct copy of which is attached hereto as Exhibit A (the "Premises") and,

     WHEREAS, the undersigned has an interest in the Premises as owner and lessor pursuant to a certain lease between Borrower, as tenant, and the
undersigned, as landlord, dated                (together with any amendments or
modifications thereof, the "Lease"),

     NOW, THEREFORE, for good and valuable considerations, the receipt and sufficient of which are hereby acknowledge, the undersigned agrees as follows:

          (a) That it waives and relinquishes any landlord's lien, all rights of levy or distraint, security interest or other interest the undersigned may now or hereafter have in any of the Collateral whether for rent or otherwise;

          (b) That the Collateral may be installed in or located on the Premises and shall not be deemed a fixture or part of the real estate but shall at all times be considered personal property;

          (c) That it disclaims any interest in the Collateral and agrees neither to assert any claim to nor take any action with respect to the Collateral while Borrower is indebted to Lender;

          (d) That Lender or its representatives may, in accordance with the terms of the Loan and Security Agreement between Borrower and Lender dated
                 , 2000 ("Loan Agreement"), enter upon the Premises at any time to inspect or remove the Collateral and may advertise and conduct a public or private auction thereon;

          (e) That Lender, at its option, may, in accordance with the Loan Agreement, enter the Premises for the purpose of repossessing, removing, selling or otherwise dealing with the Collateral, and such license shall be irrevocable and shall continue from the date Lender enters the Premises for as long as Lender deems necessary but not to exceed a period of sixty (60) days after the receipt by Lender of written notice by the undersigned directing removal of the Collateral; provided that during such sixty (60) day period, Lender makes payment of rent at the rate set forth in the Lease, prorated on a per diem basis to be determined on a thirty (30) day month, without incurring any other obligations of Borrower. Lender may, subsequent to the sixty (60) day period, remain on said Premises for an additional period not to exceed ninety (90) days at the rental provided under the Lease, prorated on a per diem basis to be determined on a thirty
     (30) day month, without incurring any other obligation of Borrower. Lender shall promptly repair any damages to the Premises caused directly by any repossession or removal by Lender or its agents of the Collateral or Lender or its agents otherwise dealing with any of the Collateral and shall indemnify, pay, protect, defend and hold harmless the undersigned, its lender and their respective successors and assigns from and against any loss, claim, damage, cost or expense arising directly out of Lender's entry onto the Premises or Lender's repossession, removal, sale or otherwise dealing with the Collateral; and

          (f) The undersigned agrees to give notice in writing by certified or registered mail to Lender of any Event of Default (as defined in the Lease) by Borrower under the provisions of the Lease. Any such notice shall be promptly sent to (or such address as Lender may specify in writing to the undersigned):Unisphere Networks, Inc., at One Executive Drive, Chelmsford,
     MA 01824, Attn:               .

     Upon receipt of said notice, Lender shall thereupon have the right, but not the obligation, to cure any monetary Event of Default within five (5) days thereafter and any non-monetary Event of Default within ten (10) days thereafter. In no event shall Lender be permitted to cure any monetary Event of Default more than twice in any Lease Year (as defined in the Lease). Any payment made or act done by Lender to cure any such Event of Default shall not constitute an assumption of the Lease or any obligations of Borrower or the undersigned.

     This waiver may not be changed or terminated orally and is binding upon the undersigned and the heirs, personal representatives, successors and assigns of the undersigned and inures to the benefit of Lender and the successors and assigns of Lender.

Dated this           day of             , 2000.

[LANDLORD]

By:
        ----------------------------------------
Title:
        ----------------------------------------
Address:
        ----------------------------------------
        ----------------------------------------

[               ]
COUNTY OF

     The foregoing instrument was acknowledged this           day of
            , 2000 by                , the                of                (the
"Landlord"), to be his free act and deed in said capacity and the free act and deed of the Landlord, on behalf of said Landlord, before me,

                                          --------------------------------------
                                          Notary Public
                                          My commission expires:

                              SCHEDULE A TO UCC-1

     All of the Borrower's now owned or hereafter acquired:

          (a) Inventory, including but not limited to all inventory, supplies, raw materials, work in process, goods, merchandise, finished inventory and other tangible personal property held by the Borrower for sale or for lease, furnished or to be furnished under contracts of service, or used or consumed in the Borrower's business, goods in transit, any and all returned or repossessed inventory or merchandise and all documents of title (whether negotiable or negotiable) representing any of the foregoing, and all proceeds thereof; and

          (b) Accounts including, but not limited to all accounts, all rights of the Borrower to payment for goods sold or leased or for services rendered, all accounts receivable of the Borrower; all obligations owing to the Borrower evidenced by an instrument or chattel paper; all rights of the Borrower to payment under a contract not yet earned by performance; all obligations owing to the Borrower of any kind or nature, including all writings, if any, evidencing the same, including all instruments, drafts, acceptances and chattel paper; any and all proceeds of any of the foregoing. Further included within the term "Accounts" are all right, title and interest of Borrower in and to the Inventory which gave rise to any Account, (including the right of stoppage in transit) all guaranties of, and security and liens with respect to any Account, and all Accounts, Documents and Contract Rights of Borrower as defined in the Uniform Commercial Code; and

          (c) Instruments, and Chattel Paper, including all instruments and chattel paper as defined in the Uniform Commercial Code and all proceeds thereof; and

          (d) General Intangibles, including but not limited to all general intangibles as defined in the Uniform Commercial Code, the Intellectual Property Collateral described on the attached Schedule A-1 and all proceeds thereof, including without limitation, any and all rights of Borrower to any refund of any tax assessed against Borrower or paid by Borrower, loss carry-back tax refunds, insurance premium rebates, unearned premiums, insurance proceeds, choses in action, names, trade names, goodwill, trade secrets, computer programs, computer records, data, computer software, customer lists, patents, patent rights, patent applications, patents pending, patent licenses or assignments, development ideas and concepts, licenses, permits, franchises, telephone numbers, literary rights, rights to performance, trademarks, trademark applications, trademark rights, logos, intellectual property, copyrights, proprietary or other processes, blueprints, drawings, designs, diagrams, plans, reports, charts, catalogs, manuals, research, literature, proposals, cost estimates, routes, and other reproductions on paper or otherwise, of any and all concepts or ideas, whether or not related to the business or operations of Borrower; and

          (e) Equipment, including but not limited to all equipment, vehicles, machinery, tools, furniture, fixtures, trade fixtures and parts. Further included within the term "Equipment" is all tangible personal property utilized in the conduct of the Borrower's business (but excluding any property hereinbefore defined as "Inventory") and all additions, accessions, substitutions, components, and replacements thereto, therefor and thereof and all proceeds thereof; and

          (f) Other tangible and intangible property; and all products and proceeds of the above, including insurance proceeds.

                                  EXHIBIT "D"
                    INTELLECTUAL PROPERTY SECURITY AGREEMENT
                    INTELLECTUAL PROPERTY SECURITY AGREEMENT

     This Intellectual Property Security Agreement is entered into as of
            , 2000 between Unisphere Networks, Inc. ("Lender") and BroadSoft, Inc. ("Grantor").

                                    RECITALS

     A. Lender has agreed to make certain advances of money and to extend certain financial accommodations to Grantor (the "Loans") in the amounts and manner set forth in that certain Loan and Security Agreement between Lender and Grantor dated of even date herewith (as the same may be amended, modified or supplemented from time to time, the "Loan Agreement"). Lender is willing to make the Loans to Grantor, but only upon the condition, among others, that Grantor shall grant to Lender a security interest in, among other things, certain Copyrights, Trademarks and Patents to secure the obligations of Grantor under the Loan Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

     B. Pursuant to the terms of the Loan Agreement, Grantor has granted to Lender a security interest in all of Grantor's right, title and interest, whether presently existing or hereafter acquired, in, to and under all of the Collateral.

     NOW, THEREFORE, for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, as collateral security for the prompt and complete payment when due of its obligations under the Loan Agreement, Grantor hereby represents, warrants, covenants and agrees as follows:

                                   AGREEMENT

     To secure its obligations under the Loan Agreement, Grantor grants and pledges to Lender a security interest in all of Grantor's right, title and interest in, to and under its Intellectual Property Collateral (including without limitation those Copyrights, Patents and Trademarks listed on Schedules A, B and C hereto), together with all goodwill of the business symbolized by the Trademarks, the right to sue for past, present and future infringements, all rights corresponding thereto throughout the world and all re-issues, divisions continuations, renewals, extensions and continuations-in-part thereof, and all proceeds of each of the foregoing (including, without limitation, all license royalties and proceeds of infringement suits).

     This security interest is granted in conjunction with the security interest granted to Lender under the Loan Agreement. The rights and remedies of Lender with respect to the security interest granted hereby are in addition to those set forth in the Loan Agreement and the other Loan Documents, and those which are now or hereafter available to Lender as a matter of law or equity. Each right, power and remedy of Lender provided herein or in the Loan Agreement or any of the Loan Documents, or now or hereafter existing at law or in equity shall be cumulative and concurrent and shall be in addition to every right, power or remedy provided for herein and the exercise by Lender of any one or more of the rights, powers or remedies provided for in this Intellectual Property Security Agreement, the Loan Agreement or any of the other Loan Documents, or now or hereafter existing at law or in equity, shall not preclude the simultaneous or later exercise by any person, including Lender, of any or all other rights, powers or remedies.

     IN WITNESS WHEREOF, the parties have cause this Intellectual Property Security Agreement to be duly executed by its officers thereunto duly authorized as of the first date written above.

                                          GRANTOR:

                                          Address of Grantor: BROADSOFT, INC.
                                                              200 Perry Parkway
                                                              Gaithersburg, MD
                                                              20877

                                          By:
                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                          LENDER:

                                          Address of Lender:UNISPHERE NETWORKS,
                                                            INC.
                                                            One Executive Drive
                                                            Chelmsford, MA 01824

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:

[               ]
COUNTY OF

     The foregoing instrument was acknowledged this           day of
            , 2000 by                , the                of BroadSoft, Inc.
(the "Grantor"), to be his free act and deed in said capacity and the free act and deed of the Grantor, on behalf of said Grantor, before me,

                                          --------------------------------------
                                          Notary Public
                                          My commission expires:

[               ]
COUNTY OF

     The foregoing instrument was acknowledged this                day of
            , 2000 by                , the                of Unisphere Networks,
Inc. (the "Lender"), to be his free act and deed in said capacity and the free act and deed of the Lender, on behalf of said Lender, before me,

                                          --------------------------------------
                                          Notary Public
                                          My commission expires:

                                   EXHIBIT A

                                   COPYRIGHTS

                                                              REGISTRATION/    REGISTRATION/
                                                               APPLICATION      APPLICATION
DESCRIPTION                                                      NUMBER            DATE
-----------                                                   -------------    -------------

                                   EXHIBIT B

                                    PATENTS

                                                              REGISTRATION/    REGISTRATION/
                                                               APPLICATION      APPLICATION
DESCRIPTION                                                      NUMBER            DATE
-----------                                                   -------------    -------------

                                   EXHIBIT C

                                   TRADEMARKS

                                                              REGISTRATION/    REGISTRATION/
                                                               APPLICATION      APPLICATION
DESCRIPTION                                                      NUMBER            DATE
-----------                                                   -------------    -------------

                                                                       EXHIBIT E

                   FORM OF OPINION OF COUNSEL TO THE COMPANY

Note: This exhibit contains the substantive opinions that will be rendered by counsel to the Company at the Closing. The parties acknowledge that such legal opinions will be delivered in a manner that is consistent with such counsel's standard form of legal opinion, with customary qualifications, assumptions and limitations.

     1. The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

     2. The authorized capital stock of the Company consists of [repeat description in first sentence of Section 2.2 of the Agreement]. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Except as set forth on the Disclosure Schedule and, with respect to redemption rights, other than pursuant to the Company Charter, to the best of such counsel's knowledge, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. All of the issued and outstanding shares of capital stock of the Company were issued in compliance with the registration requirements (or valid exemptions therefrom) under the Securities Act of 1933.

     3. The Company has all requisite corporate power and authority to execute and deliver the Agreement and to perform its obligations thereunder. The execution and delivery by the Company of the Agreement and the consummation by the Company of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action (including the Requisite Stockholder Approval) on the part of the Company. The Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as rights to indemnity may be limited under applicable laws and except as enforcement may be limited by applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally.

     4. Except as set forth in Section 2.4 of the Agreement or Section 2.4 of the Disclosure Schedule, neither the execution and delivery by the Company of the Agreement, nor the consummation by the Company of the transactions contemplated thereby, (i) conflicts with or violates any provision of the Company Charter or By-laws of the Company, (ii) to the best knowledge of such counsel, conflicts with, results in a breach of, constitutes (with or without due notice or lapse of time or both) a default under, results in the acceleration of obligations under, creates in any party the right to terminate, modify or cancel, or requires any notice, consent or waiver under, any material contract or instrument known to such counsel to which the Company is a party or by which the Company is bound or to which any of its material assets is subject,
(iii) to the best of such counsel's knowledge, results in the imposition of any Security Interest upon any material assets of the Company or (iv) violates any statute, rule or regulation, or any order, writ, injunction or decree known to such counsel, that is applicable to the Company or any of its properties or assets.

     5. Except as set forth in the Disclosure Schedule, to the best of such counsel's knowledge, there is no Legal Proceeding which is pending or threatened against the Company which, if determined adversely to the Company, could have a Company Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

     6. Upon the filing of the Certificate of Merger with the Secretary of State of Delaware, the Merger will be effective under Delaware law.

                                                                       EXHIBIT F

                 NON-COMPETITION AND NON-SOLICITATION AGREEMENT

     AGREEMENT dated as of             , 200     , by and between Unisphere
Networks, Inc. with its principal place of business at One Executive Drive,
Chelmsford, Massachusetts 01824 ("Unisphere"), and             ("the Employee").

     WHEREAS, pursuant to an Agreement and Plan of Merger dated as of October 20, 2000 (the "Merger Agreement") among Unisphere, Pitcher Acquisition Corp., a Delaware corporation ("Acquisition"), and BroadSoft, Inc. ("BroadSoft"), Acquisition was merged with and into BroadSoft (the "Merger") and BroadSoft was the surviving corporation in the Merger;

     WHEREAS, the Employee's stock and stock options in BroadSoft were acquired or assumed, respectively, by Unisphere in connection with the Merger;

     WHEREAS, following the Merger, BroadSoft was owned, directly or indirectly, by Unisphere (collectively with its subsidiaries, the "Company");

     WHEREAS, the Company deems it of significant importance to its Business (as hereinafter defined) and the Merger to prohibit the Employee from engaging in a business in competition with the Business, or interfering with the Company's employees, and, in order to accomplish such purpose, believes it to be in its best interest to enter into an agreement with the Employee restricting such actions; and

     WHEREAS, Employee is willing to refrain from engaging in certain activities which would be to the detriment of the Company in consideration of payments received by the Employee in connection his employment with the Company and with the Merger.

     Accordingly, the parties hereto agree as follows:

     1. Term. This Agreement shall be for a term commencing on the date hereof and ending on the later to occur of (i) the [second/third](1) anniversary of this Agreement and (ii) one year following the date on which the Employee shall cease to be an employee of the Company and its affiliates (the "Restricted Period"). Nothing contained in this Agreement shall confer on the Employee any right to continue in the employ of the Company or its affiliates.

     2. Covenant Against Competition, Other Covenants. The Employee acknowledges that (i) the Employee's work for BroadSoft and the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (ii) the value of all goodwill resulting from the operation of the business of the Company and its subsidiaries and other affiliates should properly belong to the Company; (iii) the covenants and agreements of the Employee contained in this Section 2 are essential to such goodwill of the Company; (iv) the highly innovative and proprietary technologies developed by the Company and its predecessors offer the Company a distinct competitive advantage, and (v) the Company would not have entered into the Merger Agreement but for the covenants and agreements set forth in this Section
2. Accordingly, the Employee covenants and agrees that:

     2.1. Non-Competition Covenant. By and in consideration of the salary and benefits provided and to be provided by BroadSoft and the Company and by and in consideration of the consideration received pursuant to the Merger Agreement, and further in consideration of the Employee's exposure to the proprietary information of the Company, the Employee covenants and agrees that, during the Restricted Period, he shall not within any state in the United States or within any country in which the Company directly or indirectly conducts, or reasonably expects to conduct, its business, directly or indirectly, (i) engage in the Business, or (ii) render any services to any person, corporation, partnership or other entity (other than the Company or its affiliates) engaged in the Business or (iii) become financially

---------------

1 Agreements executed by Michael Tessler and Scott Hoffpauir will provide for the third anniversary and agreements executed by all other key employees will provide for the second anniversary.

interested in any person, corporation, partnership or other entity engaged in the Business (other than the Company or its affiliates) as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity; provided, however, that, notwithstanding the foregoing, the Employee may (i) invest in securities of any entity solely for investment purposes and without participating in the business thereof, if (A) the Employee does not, directly or indirectly own 5% or more of any class of securities of such entity, (B) the Employee does not, directly or indirectly, provide any services to such entity and, (C) the Employee does not become a member of the board of directors of such entity, and (ii) invest in venture capital funds solely for investment purposes so long as the Employee is not a controlling person or manager of, or member of a group which controls or manages such entity. For purposes hereof, "Business" shall mean: the development, manufacturing, marketing or sale of any product that is competitive with any product developed, manufactured, marketed or sold, or under development (as evidenced by a written development plan), by the Company while the Employee is employed by the Company, provided, that the term "Business" shall not include the business of any entity that acquires the Company after the date hereof (whether by stock acquisition, asset acquisition, merger or otherwise).

     2.2. Non-Solicitation. During the Restricted Period, the Employee shall not, without the Company's prior written consent, directly or indirectly, solicit or encourage any person who, at any time during the period that the Employee is employed by the Company or its affiliates, is or was an employee or independent contractor of the Company or its subsidiaries to terminate his, her or its relationship with the Company or any of its subsidiaries. From the date hereof through the end of the Restricted Period, the Employee will not, whether for his or her own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company's or any of its subsidiaries' relationship with any person who, at any time during the period that the Employee is employed by the Company or its affiliates, is or was a customer or client of the Company or any of its subsidiaries. During the Restricted Period, the Employee shall not hire or engage (on behalf of the Employee or any other person or entity) any employee or independent contractor who is employed or engaged by the Company at the time of the Employee's termination of employment or at any time within the 180-day period which precedes such termination.

     3. Rights and Remedies upon Breach of the Agreement.

     3.1. The Employee acknowledges and agrees that any breach by him of any of the provisions of Section 2 (the "Restrictive Covenants") will result in irreparable injury and damage for which money damages might not provide an adequate remedy. Therefore, if the Employee breaches, or threatens to commit a breach of, any of the provisions of Section 2, the Company and its subsidiaries shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its subsidiaries under law or in equity (including, without limitation, the recovery of damages): the right and remedy to seek to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

     3.2. The Employee acknowledges that any breach of the Restrictive Covenants will entitle the Company to seek specific performance and other equitable relief. The existence of any claim or cause of action by the Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

     4. Severability. The Employee acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and
(ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

     5. Duration and Scope of Covenants. If any court, arbitrator or other decision-maker of competent jurisdiction determines that any of Employee's covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

     6. Dispute Resolution. Any and all claims, disputes, and controversies between the Employee and the Company with respect to interpretation, construction, breach, enforceability, and/or enforcement of the terms and provisions of this Agreement may be submitted for resolution by the state and federal courts in Montgomery County, Maryland, and the parties hereby expressly consent to the non-exclusive personal jurisdiction of the state and federal courts in Montgomery County, Maryland in any lawsuit arising from or related to this Agreement.

     7. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

         (i) If to the Company, to:

         Unisphere Networks, Inc.
         One Executive Drive
         Chelmsford, Massachusetts 01824
         Attention: President and Chief Executive Officer

         with a copy to:

         Unisphere Networks, Inc.
         One Executive Drive
         Chelmsford, Massachusetts 01824
         Attention: Suzanne Zabitchuck, Esq.

         (ii) If to the Employee, at:

Any such person may by notice given in accordance with this Section 7 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

     8. Entire Agreement. Other than with respect to that certain Employee Patent and Secrecy Agreement between the Company and the Employee dated as of the date hereof, the Merger Agreement and that certain Employee Nondisclosure and Noncompete Agreement (with the exception of paragraphs 8, 9 and 10 thereof) with BroadSoft (which agreements shall survive in their entirety without regard to this Agreement), this Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements, written or oral, with respect thereto.

     9. Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

     10. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

     11. Assignment. This Agreement, and the Employee's rights and obligations hereunder, may not be assigned by the Employee; any purported assignment by the Employee in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company's assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and the rights hereunder.

     12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

     13. Counterpart. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

     14. Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 2, 3 and 6, and the other provisions of this Agreement (to the extent necessary to effectuate the survival of Sections 2, 3 and 6), shall survive termination of this Agreement.

     15. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

                           [Signature page to follow]

     IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

                                          UNISPHERE NETWORKS, INC.

                                          By:
                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                          EMPLOYEE

                                          --------------------------------------

                                                                     EXHIBIT G-1

                                                                          , 2000

Unisphere Networks, Inc.
1 Executive Drive
Chelmsford, MA 01824

Credit Suisse First Boston Corporation
UBS Warburg LLC
J.P. Morgan & Co. Inc.
as Representatives of the several
  Underwriters to be named in the
  within-mentioned Underwriting Agreement
c/o Credit Suisse First Boston Corporation
  Eleven Madison Avenue
  New York, New York 10010-3629

Dear Sirs:

     As an inducement to the Underwriters to execute the Underwriting Agreement, pursuant to which an offering will be made that is intended to result in the establishment of a public market for shares of common stock, par value $0.01 per share (the "Securities"), of Unisphere Networks, Inc. (the "Company"), the undersigned hereby agrees that from the date hereof and until 180 days after the initial public offering (the "Commencement Date") of the Securities pursuant to the Underwriting Agreement to which you are or expect to become parties, the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Securities or securities convertible into or exchangeable or exercisable for any shares of Securities, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation ("CSFBC"). In addition, the undersigned agrees that, without the prior written consent of CSFBC, it will not, during the period commencing on the date hereof and ending 180 days after the Commencement Date, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

     Any Securities received upon exercise of options granted to the undersigned also will be subject to this Agreement. Any Securities acquired by the undersigned in the open market and any Securities sold by the undersigned to the Representatives in the initial public offering pursuant to the Underwriting Agreement will not be subject to this Agreement. Any transfer without consideration of Securities (i) as a bona fide gift or gifts, (ii) to a family member or trust, (iii) to an affiliate or (iv) to any wholly-owned subsidiary, limited partner, member or stockholder of the undersigned may be made, provided the transferee agrees in advance in writing to be bound by the terms of this Agreement. Any transfers made pursuant to this paragraph shall not be counted in determining whether the limits set forth in the second and third paragraphs of this letter have been exceeded.

     In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Agreement.

     This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Agreement shall lapse and become null and void if (i) the Commencement Date shall not have occurred on or before December 31, 2000, (ii) the Company notifies the Underwriters in writing prior to the execution of the Underwriting Agreement that it does not intend to proceed with the Offering, or (iii) the Underwriting Agreement is terminated in accordance with its terms.

                                          Very truly yours,

                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                                                     EXHIBIT G-2

                                                                          , 2000

Unisphere Networks, Inc.
1 Executive Drive
Chelmsford, MA 01824

Credit Suisse First Boston Corporation
UBS Warburg LLC
J.P. Morgan & Co. Inc.
as Representatives of the several
  Underwriters to be named in the
  within-mentioned Underwriting Agreement
c/o Credit Suisse First Boston Corporation
  Eleven Madison Avenue
  New York, New York 10010-3629

Dear Sirs:

     As an inducement to the Underwriters to execute the Underwriting Agreement, pursuant to which an offering will be made that is intended to result in the establishment of a public market for shares of common stock, par value $0.01 per share (the "Securities"), of Unisphere Networks, Inc. (the "Company"), the undersigned hereby agrees that from the date hereof and until 180 days after the initial public offering (the "Commencement Date") of the Securities pursuant to the Underwriting Agreement to which you are or expect to become parties, the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Securities or securities convertible into or exchangeable or exercisable for any shares of Securities, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation ("CSFBC"). In addition, the undersigned agrees that, without the prior written consent of CSFBC, it will not, during the period commencing on the date hereof and ending 180 days after the Commencement Date, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

     Notwithstanding the foregoing, that number of the Securities will be released (the "Early Release") from the 180-day restriction described in the preceding paragraph equal to the product of (x) 1,500,000 (such number to be adjusted for stock splits, stock combinations, recapitalizations and the like) and (y) the quotient of (i) the number of Securities owned by the undersigned (excluding Securities acquired by the undersigned in the open market), divided by (ii) the number of Securities owned in the aggregate by the undersigned and the other stockholders of the Company who are signatories to this form of Agreement (together, the "Release Stockholders") (excluding Securities acquired by the Release Stockholders in the open market) (it being agreed that no fractional shares will be released as of the result of such formula and that the number of Securities calculated pursuant to such formula shall be rounded down to the nearest whole share) provided that (1) any such transactions may be effected beginning on the later to occur of (a) the 90th day after the Commencement Date and (b) the 20th trading day after the first complete trading day following the public announcement of the Company's quarterly financial results for the first quarter ending after the initial public offering (the "Early Release Date"), (2) the last reported sales price of the Securities on The Nasdaq Stock Market's National Market is at least twice the offering price of the Securities in the initial public offering (such numbers to be adjusted for stock splits, stock combinations, recapitalizations and the like) for 20 of the 30 trading days ending on the last trading day preceding the Early Release Date, (3) the undersigned gives CSFBC and the Company prior written notice (the "Written Notice") of its intention to take any of the actions set forth in the first sentence of this paragraph pursuant to such Early Release, indicating the number of Securities in respect of which the undersigned desires to dispose pursuant to such Early Release, and
(4) the undersigned executes any such action only through CSFBC or any of its affiliates acting as broker (the "Brokerage Action"), unless otherwise agreed in writing by CSFBC. In the event that, within 30 days after the Early Release Date, CSFBC has not received Written Notices from Release Stockholders indicating an intention to dispose of an aggregate of 1,500,000 Securities, additional Securities held by each Release Stockholder so notifying CSFBC of an intention by such stockholders to so dispose (collectively, the "Notifying Release Stockholders") shall be released from the 180-day restriction described in the preceding paragraph, up to an amount equal to the product of (A) the difference of 1,500,000 minus all Securities covered by Written Notices regarding an intention to dispose and (B) the quotient of (i) the number of Securities owned by each Notifying Release Stockholder (excluding Securities acquired by Notifying Release Stockholders in the open market) by (ii) the number of Securities owned in the aggregate by all Notifying Release Stockholders (excluding Securities acquired by all Notifying Release Stockholders in the open market); provided that such Notifying Release Stockholder provides prior written notice to CSFBC and the Company of the number of additional Securities it desires to dispose pursuant to the last sentence of this paragraph (the "Additional Written Notice"). The undersigned shall be entitled to apportion the Securities subject to Early Release under this paragraph among itself and its affiliates in such proportion as it deems appropriate. In no case, however, shall the total number of Securities intended to be disposed by a Release Shareholder, a Notifying Release Shareholder or their respective affiliates be greater than the sum of the Securities available for Early Release under this paragraph of such Release Shareholder, Notifying Release Shareholder or their respective affiliates.

     CSFBC shall effect the Brokerage Action within a period not to exceed 30 days from the date of the delivery of each Written Notice and each Additional Written Notice to CSFBC in a manner at its sole discretion deemed necessary to minimize the impact of such transactions on he trading price of the Securities. CSFBC shall consult with the undersigned regarding the amount and timing of the Brokerage Action and shall use its reasonable best efforts to effect the Brokerage Action involving in the aggregate for the Release Stockholders no less than 250,000 Securities (such number to be adjusted for stock splits, stock combinations, recapitalizations and the like) per calendar week. Notwithstanding anything to the contrary set forth herein, the Release Stockholders may effect the transactions described above with respect to, in the aggregate, no more than 1,500,000 Securities (such number to be adjusted for stock splits, stock combinations, recapitalizations and the like) pursuant to the preceding paragraph upon satisfaction of the conditions set forth herein.

     In addition, the Release Stockholders shall be entitled to receive the benefit (along with any other associated obligations) of any additional early release provisions granted to any other holder of Securities, except for the early release of not more than 500,000 Securities from lock-up arrangements set forth in the registration statement on Form S-1 relating to the initial public offering (excluding Securities that may be released pursuant to the second paragraph of this Agreement) including, without limitation, the early release of Securities held by employees or consultants of the Company. None of the 500,000 Securities subject to early release under this paragraph shall include any Securities held by Siemens Corporation or its affiliates.

     Any Securities received upon exercise of options granted to the undersigned also will be subject to this Agreement. Any Securities acquired by the undersigned in the open market and any Securities sold by the undersigned to the Representatives in the initial public offering pursuant to the Underwriting Agreement will not be subject to this Agreement. Any transfer without consideration of Securities (i) as a bona fide gift or gifts, (ii) to a family member or trust, (iii) to an affiliate or (iv) to any wholly-owned subsidiary, limited partner, member or stockholder of the undersigned may be made, provided the transferee agrees in advance in writing to be bound by the terms of this Agreement. Any transfers made pursuant to this paragraph shall not be counted in determining whether the limits set forth in the second and third paragraphs of this letter have been exceeded.

     In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Agreement.

     This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Agreement shall lapse and become null and void if (i) the Commencement Date shall not have occurred on or before December 31, 2000, (ii) the Company notifies the Underwriters in writing prior to the execution of the Underwriting Agreement that it does not intend to proceed with the Offering, or (iii) the Underwriting Agreement is terminated in accordance with its terms.

                                         Very truly yours,

                                          --------------------------------------

                                         Name:
                                              ----------------------------------

                                                                       EXHIBIT H

                    FORM OF OPINION OF COUNSEL TO THE BUYER
                         AND THE TRANSITORY SUBSIDIARY

Note: This exhibit contains the substantive opinions that will be rendered by counsel to the Buyer and the Transitory Subsidiary at the Closing. The parties acknowledge that such legal opinions will be delivered in a manner consistent with such counsel's standard form of legal opinion, with customary qualifications, assumptions and limitations.

     1. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

     2. The authorized capital stock of the Company consists of [repeat description in first sentence of Section 3.2 of the Agreement]. Except as set forth in Section 3.2 of the Agreement, to the best of such counsel's knowledge, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock.

     3. Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to execute and deliver the Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of the Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and the Transitory Subsidiary, respectively. The Agreement and (in the case of the Buyer) the Escrow Agreement have been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitute valid and binding obligations of the Buyer and the Transitory Subsidiary, enforceable against the Buyer and the Transitory Subsidiary in accordance with their terms, except as rights to indemnity may be limited under applicable laws and except as enforcement may be limited by applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally.

     4. Except as set forth in Section 3.3 of the Agreement, neither the execution and delivery by the Buyer or the Transitory Subsidiary of the Agreement or (in the case of the Buyer) the Escrow Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated thereby, (i) conflicts with or violates any provision of the charter or by-laws of the Buyer or the Transitory Subsidiary, (ii) to the best of such counsel's knowledge, conflicts with, results in a breach of, constitutes (with or without due notice or lapse of time or both) a default under, results in the acceleration of obligations under, creates in any party the right to terminate, modify or cancel, or requires any notice, consent or waiver under, any material contract or instrument known to such counsel to which the Buyer or the Transitory Subsidiary is a party, or (iii) violates any statute, rule or regulation, or any order, writ, injunction or decree known to such counsel that is applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

     5. Upon the filing of the Certificate of Merger with the Secretary of State of Delaware, the Merger will be effective under Delaware law.

                                                                         Annex B

October 18, 2000

                                                     PRIVILEGED AND CONFIDENTIAL

Board of Directors
BroadSoft, Inc.
220 Perry Parkway
Gaithersburg, MD 20877

Gentlemen:

     We understand that BroadSoft Inc., a Delaware corporation ("Company"), Unisphere Networks, Inc., a Delaware corporation ("Parent") and Pitcher Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Subsidiary"), propose to enter into an Agreement and Plan of Merger, a draft of which has been provided to us, dated October 17, 2000 (the "Agreement"), pursuant to which Subsidiary will be merged with and into the Company, which will be the surviving entity and which will become a wholly-owned subsidiary of Parent (the "Merger"). Pursuant to the Merger, as more fully described in the Agreement, we understand that the merger consideration to BroadSoft shareholders and option holders (the "Consideration") shall be equal to: (W) 4.96 million shares and options of Unisphere in the event that the Unisphere Average Stock Price is greater than $136.93; (X) 5.46 million shares and options of Unisphere in the event that the Unisphere Average Stock Price is greater than $89.36 and less than $124.39; 6.71 million shares and options of Unisphere in the event that the Unisphere Average Stock Price is less than $72.72; (Y) a number of shares and options of Unisphere determined by dividing (a) $488 million by (b) the Unisphere Average Stock Price in the event the Unisphere Average Stock Price is greater than $72.72 and less than $89.36; or (Z) a number of shares and options of Unisphere determined by dividing (a) $679 million by (b) the Unisphere Average Stock Price in the event the Unisphere Average Stock Price is greater than $124.39 and less than $136.93. The "Unisphere Average Stock Price" shall be equal to the average price for Unisphere common stock for the 20 consecutive trading days immediately following the later of, the public announcement of Unisphere's first reported quarterly results as a public company, or the 30th day following the closing of the Merger. The terms and conditions of the Merger are set forth in more detail in the Agreement.

     You have asked our opinion as investment bankers as to whether the Consideration to be received by the stockholders of the Company under the Agreement pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date of the Agreement. As you are aware, we were not retained to nor did we advise the Company with respect to alternatives to the Merger or the Company's underlying decision to proceed with or effect the Merger. Further, we were not requested to nor did we

Board of Directors
BroadSoft, Inc.
October 18, 2000
Page  Two

solicit or assist the Company in soliciting indications of interest from third parties for all or any part of the Company.

     In connection with our opinion, we have, among other things: (i) reviewed publicly available financial and other data with respect to the Parent, and certain other relevant financial and operating data relating to the Company and Parent made available to us; (ii) reviewed the financial terms and conditions of the Agreement in the form presented to the Company's Board of Directors; (iii) compared the financial position and operating results of the Company and Parent with certain other public companies which we deemed to be relevant; (iv) considered the financial terms, to the extent publicly available, of selected recent business combinations which we deemed to be comparable, in whole or in part, to the Merger; (v) discussed with representatives of the management of the Company and Parent certain information of a business and financial nature regarding the Company and Parent, including the historical and current financial condition and operating results, as well as the future prospects, of the Company and Parent; (vi) made inquiries regarding and discussed the Merger and the Agreement and other matters related thereto with the Company's counsel; and
(vii) performed such other analyses and examinations as we have deemed appropriate.

     In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Company and Parent provided to us by their respective managements, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of Company and Parent and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in the Company's or Parent's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to the Company as to all legal and financial reporting matters with respect to the Company, the Merger and the Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for reviewing any patent applications, technology license agreements, individual credit files, etc. or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Company or Parent, nor have we been furnished with any such appraisals. We are not experts in the evaluation of patents or copyrights and have assumed, with your consent, that patents and copyrights of each of the Company and Parent are valid and enforceable. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made

Board of Directors
BroadSoft, Inc.
October 18, 2000
Page  Three

available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not, by delivering this opinion, assumed any obligation to update, revise or reaffirm this opinion.

     We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to its obligations thereunder. We also have assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions will be imposed that could have a material adverse effect on the contemplated benefits of the Merger.

     We have been retained solely for the purpose of advising you on the fairness, from a financial point of view, of the Merger and will receive a fee for our services.

     Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the stockholders of the Company pursuant to the Merger was fair to such stockholders from a financial point of view, as of the date hereof.

     We are not expressing an opinion regarding the price at which the Parent Common Stock may trade at any future time. The Consideration to be received by the stockholders of the Company pursuant to the Merger is based upon a fixed exchange ratio and, accordingly, the market value of the Consideration may vary significantly.

     This opinion is directed to the Board of Directors of the Company in its consideration of the Merger and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger, nor is any person or entity entitled to rely hereon other than the Board of Directors of the Company. Further, this opinion addresses only the financial fairness of the Consideration to be received by the stockholders of the Company and does not address the relative merits of the Merger and any alternatives to the Merger, the Company's underlying decision to proceed with or affect the Merger or any other aspect of the Merger. This opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, or filed with any regulatory authority without our prior written consent.

                                          Very truly yours,

                                          W.R. HAMBRECHT+CO LLC

                                                                         ANNEX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SEC. 262. APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article EIGHTH of Unisphere's amended and restated certificate of incorporation provides that Unisphere will indemnify its directors and officers
(a) against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of Unisphere) brought against him by virtue of his position as a director or officer of Unisphere if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, Unisphere's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and
(b) against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of Unisphere brought against him by virtue of his position as a director or officer of Unisphere if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any matter as to which such person will have been adjudged to be liable to Unisphere, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, Unisphere is required to indemnify him against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to the director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless Unisphere determines that the applicable standard of conduct required for indemnification has not been met. If Unisphere determines that the director or officer did not meet the applicable standard of conduct required for indemnification, or if Unisphere fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give notice to Unisphere of the action for which indemnity is sought and Unisphere has the right to participate in such action or assume the defense thereof.

     Article EIGHTH of Unisphere's amended and restated certificate of incorporation further provides that the indemnification provided therein is not exclusive and that if the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers, Unisphere must indemnify those persons to the fullest extent permitted by such laws as so amended.

     Article NINTH of the Unisphere's amended and restated certificate of incorporation provides that none of Unisphere's directors will be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS:

 EXHIBIT
   NO.                             DESCRIPTION
 -------                           -----------
 2.1(1)    Agreement and Plan of Merger by and among the Registrant,
           Pitcher Acquisition Corp. and BroadSoft, Inc., dated as of
           October 20, 2000
 3.1(2)    Amended and Restated Certificate of Incorporation
 3.2(2)    Amended and Restated By-Laws

 EXHIBIT
   NO.                             DESCRIPTION
 -------                           -----------
 4.1(2)    Specimen certificate for shares of common stock
 5.1*      Opinion of Hale and Dorr LLP
10.1*      1999 Stock Incentive Plan, as amended
10.2*      2000 Employee Stock Purchase Plan
10.3(2)    Amended and Restated Employment Agreement by and between the
           Registrant and James A. Dolce, Jr., dated as of July 31,
           2000
10.4(2)    Employment Agreement by and between the Registrant and John
           J. Connolly, dated as of June 16, 2000
10.5(2)    Employment Agreement by and between Castle Networks, Inc.
           and Thomas M. Burkardt, dated as of March 7, 1999
10.6(2)    Employment Agreement by and between Redstone Communications,
           Inc. and Kurt A. Melden, dated as of March 14, 1999
10.7(2)    Employment Agreement by and between Redstone Communications,
           Inc. and Jeffrey P. Lindholm, dated as of March 14, 1999
10.8(2)    Employment Agreement by and between the Registrant and
           Martin C. Clague, dated as of April 1, 1999
10.9(2)    Severance Agreement by and between the Registrant and Martin
           C. Clague, dated as of January 31, 2000
10.10(2)+  Custom Sales Agreement by and between Redstone
           Communications, Inc. and IBM Corporation, dated as of
           January 1, 1999
10.11(2)+  Manufacturing Services Agreement by and between Redstone
           Communications, Inc. and ACT Manufacturing, Inc., dated as of December 3, 1998
10.12(2)+  Software License Agreement by and between Trillium Digital
           Systems, Inc. and Castle Networks, Inc., dated as of
           February 25, 1998
10.13(2)   Master Purchase Agreement by and between the Registrant and
           Siemens AG, dated as of August 1, 2000
10.14(2)   Tax Sharing Agreement by and between the Registrant and
           Siemens Corporation, dated as of July 31, 2000
10.15(2)   OEM Software Distribution Agreement for DirX-Metadirectory
           Software by and between the Registrant and Siemens AG, dated as of March 29, 2000
10.16(2)   Software Development Services Agreement by and between the
           Registrant and Siemens Canada Limited, dated as of May 12,
           2000
10.17(2)   One Executive Drive Lease by and between MGI Chelmsford
           Corp. and Castle Networks, Inc., dated as of February 25,
           1999, with respect to property located at One Executive
           Drive, Chelmsford, Massachusetts
10.18(2)   Lease by and between 235 Littleton Road Associates, Inc. and the Registrant, dated as of December 15, 1999, with respect to property located at 235 Littleton Road, Westford,
           Massachusetts
10.19(2)   Lease by and between Glenborough Fund V and Redstone
           Communications, Inc., dated as of February 17, 1999, with
           respect to property located at 5 Carlisle Drive, Westford,
           Massachusetts
10.20(2)   Lease by and between Trustees of Michelson Farm-Westford
           Technology Park Trust and the Registrant, dated as of March
           31, 2000, as amended, with respect to property located at
           Michelson Farm-Westford Technology Park, Westford,
           Massachusetts

 EXHIBIT
   NO.                             DESCRIPTION
 -------                           -----------
10.21(2)   Lease by and between Trustees of Michelson Farm-Westford
           Technology Park Trust and the Registrant, dated as of June
           30, 2000, with respect to property located at Michelson
           Farm-Westford Technology Park, Westford, Massachusetts
10.22(2)   Lease by and between 7800 Congress L&C and the Registrant, dated as of May 9, 2000, with respect to property located at
           7800 Congress Avenue, Boca Raton, Florida
10.23(2)   Agreement and General Release by and between the Registrant and George S. Donahue, dated as of July 31, 2000
10.24(2)+  Master Manufacturing and Purchase Agreement by and between
           Castle Networks, Inc. and Bull HN Information Systems Inc.,
           acting through Bull Electronics Unit (now known as Celestica
           Inc.), dated as of September 22, 1999
10.25(2)   OEM Agreement for Purchase of Products by and between Castle
           Networks, Inc. and Siemens Information and Communication
           Networks, Inc., dated as of December 23, 1998
10.26(2)   Purchase Order by and between Siemens Telecom Innovation
           Centre and Redstone Communications, Inc., dated as of
           October 1, 1999
10.27(2)   Preliminary Unsupported Software License Agreement by and
           between the Registrant and Fujitsu Siemens Computers, dated as of August 7, 2000
10.28(2)   Engineering Services Agreement by and between the Registrant and Siemens Information and Communication Networks, Inc.,
           dated as of October 2, 2000
10.29(2)   Assignment and Assumption Agreement by and between the
           Registrant and Siemens Information and Communication
           Networks, Inc., dated as of April 1, 1999, as amended
10.30*     Master Purchase Agreement by and between the Registrant and
           Siemens SAS, ICN fixed Networks, dated as of December 15,
           2000.
21.1(2)    Subsidiaries of the Registrant
23.1       Consent of KPMG LLP
23.2       Consent of KPMG LLP
23.3       Consent of KPMG LLP
23.4       Consent of PricewaterhouseCoopers LLP
23.5       Consent of Arthur Andersen LLP
23.6       Consent of Arthur Andersen LLP
23.7*      Consent of Hale and Dorr LLP (included in Exhibit 5.1)
99.1(1)    Opinion of W.R. Hambrecht + Co. LLC
99.2*      Form of Proxy Card of BroadSoft, Inc.

---------------
(1) Attached as an Annex to the proxy statement/prospectus, which is part of this Registration Statement.

(2) Filed as an Exhibit to the Registrant's Registration Statement on Form S-1 (File No. 333-43144), as amended, and incorporated herein by reference.

 *  To be filed by amendment.

 + We have sought confidential treatment from the Securities and Exchange Commission for selected portions of this exhibit. The omitted portions have been separately filed with the Securities and Exchange Commission.

     (b) FINANCIAL STATEMENT SCHEDULES

     Schedule II -- Valuation and Qualifying Accounts

ITEM 22.  UNDERTAKINGS.

     The Registrant hereby undertakes as follows:

          (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2) That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

          (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chelmsford, Massachusetts on December 20, 2000.

                                          UNISPHERE NETWORKS, INC.

                                          By: /s/  JAMES A. DOLCE, JR.
                                            ------------------------------------
                                                    James A. Dolce, Jr.
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                   TITLES                    DATE
                     ---------                                   ------                    ----
              /s/ JAMES A. DOLCE, JR.                President, Chief Executive      December 20, 2000
---------------------------------------------------    Officer and Director
                James A. Dolce, Jr.                    (Principal Executive
                                                       Officer)

               /s/ JOHN J. CONNOLLY                  Chief Financial Officer and     December 20, 2000
---------------------------------------------------    Treasurer (Principal
                 John J. Connolly                      Financial and Accounting
                                                       Officer)

               /s/ ANTHONY T. MAHER                  Chairman of the Board of        December 20, 2000
---------------------------------------------------    Directors
                 Anthony T. Maher

                /s/ CRAIG R. BENSON                  Director                        December 20, 2000
---------------------------------------------------
                  Craig R. Benson

               /s/ DIETRICH A. DIEHN                 Director                        December 20, 2000
---------------------------------------------------
                 Dietrich A. Diehn

              /s/ STEPHAN D. HOWALDT                 Director                        December 20, 2000
---------------------------------------------------
                Stephan D. Howaldt

                /s/ PETER T. MORRIS                  Director                        December 20, 2000
---------------------------------------------------
                  Peter T. Morris

                /s/ DANIEL E. SMITH                  Director                        December 20, 2000
---------------------------------------------------
                  Daniel E. Smith

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Unisphere Networks, Inc.:

     Under date of October 16, 2000, we reported on the consolidated balance sheets of Unisphere Networks, Inc. and Subsidiaries (an indirect majority-owned subsidiary of Siemens AG) as of September 30, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from January 12, 1999 (date of inception) to September 30, 1999 and for the year ended September 30, 2000. In connection with our audit of the aforementioned consolidated financial statements, we also audited the related financial statement schedule listed in Item 16(b). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit.

     In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Boston, Massachusetts
October 16, 2000

                            UNISPHERE NETWORKS, INC.
                 SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                 BALANCE AT     ADDITIONS                   BALANCE AT
                                                BEGINNING OF    CHARGED TO                    END OF
                                                  PERIODS        EXPENSES     DEDUCTIONS      PERIOD
                                                ------------    ----------    ----------    ----------
Allowance for doubtful accounts:
For the period January 12, 1999 to September
  30, 1999....................................     $   --         $   --        $   --        $   --
For the Year Ended September 30, 2000.........     $   --         $  827        $   --        $  827
Reserve for sales returns, allowances & other:
For the period January 12, 1999 to September
  30, 1999....................................     $   --         $   --        $   --        $   --
For the Year Ended September 30, 2000.........     $   --         $1,267        $ (204)       $1,063

                                 EXHIBIT INDEX

EXHIBIT
NO.                                DESCRIPTION
-------                            -----------
 2.1(1)    Agreement and Plan of Merger by and among the Registrant,
           Pitcher Acquisition Corp. and BroadSoft, Inc., dated as of
           October 20, 2000
 3.1(2)    Amended and Restated Certificate of Incorporation
 3.2(2)    Amended and Restated By-Laws
 4.1(2)    Specimen certificate for shares of common stock
 5.1*      Opinion of Hale and Dorr LLP
10.1*      1999 Stock Incentive Plan, as amended
10.2*      2000 Employee Stock Purchase Plan
10.3(2)    Amended and Restated Employment Agreement by and between the
           Registrant and James A. Dolce, Jr., dated as of July 31,
           2000
10.4(2)    Employment Agreement by and between the Registrant and John
           J. Connolly, dated as of June 16, 2000
10.5(2)    Employment Agreement by and between Castle Networks, Inc.
           and Thomas M. Burkardt, dated as of March 7, 1999
10.6(2)    Employment Agreement by and between Redstone Communications,
           Inc. and Kurt A. Melden, dated as of March 14, 1999
10.7(2)    Employment Agreement by and between Redstone Communications,
           Inc. and Jeffrey P. Lindholm, dated as of March 14, 1999
10.8(2)    Employment Agreement by and between the Registrant and
           Martin C. Clague, dated as of April 1, 1999
10.9(2)    Severance Agreement by and between the Registrant and Martin
           C. Clague, dated as of January 31, 2000
10.10(2)+  Custom Sales Agreement by and between Redstone
           Communications, Inc. and IBM Corporation, dated as of
           January 1, 1999
10.11(2)+  Manufacturing Services Agreement by and between Redstone
           Communications, Inc. and ACT Manufacturing, Inc., dated as of December 3, 1998
10.12(2)+  Software License Agreement by and between Trillium Digital
           Systems, Inc. and Castle Networks, Inc., dated as of
           February 25, 1998
10.13(2)   Master Purchase Agreement by and between the Registrant and
           Siemens AG, dated as of August 1, 2000
10.14(2)   Tax Sharing Agreement by and between the Registrant and
           Siemens Corporation, dated as of July 31, 2000
10.15(2)   OEM Software Distribution Agreement for DirX-Metadirectory
           Software by and between the Registrant and Siemens AG, dated as of March 29, 2000
10.16(2)   Software Development Services Agreement by and between the
           Registrant and Siemens Canada Limited, dated as of May 12,
           2000
10.17(2)   One Executive Drive Lease by and between MGI Chelmsford
           Corp. and Castle Networks, Inc., dated as of February 25,
           1999, with respect to property located at One Executive
           Drive, Chelmsford, Massachusetts
10.18(2)   Lease by and between 235 Littleton Road Associates, Inc. and the Registrant, dated as of December 15, 1999, with respect to property located at 235 Littleton Road, Westford,
           Massachusetts
10.19(2)   Lease by and between Glenborough Fund V and Redstone
           Communications, Inc., dated as of February 17, 1999, with
           respect to property located at 5 Carlisle Drive, Westford,
           Massachusetts

EXHIBIT
NO.                                DESCRIPTION
-------                            -----------
10.20(2)   Lease by and between Trustees of Michelson Farm-Westford
           Technology Park Trust and the Registrant, dated as of March
           31, 2000, as amended, with respect to property located at
           Michelson Farm-Westford Technology Park, Westford,
           Massachusetts
10.21(2)   Lease by and between Trustees of Michelson Farm-Westford
           Technology Park Trust and the Registrant, dated as of June
           30, 2000, with respect to property located at Michelson
           Farm-Westford Technology Park, Westford, Massachusetts
10.22(2)   Lease by and between 7800 Congress L&C and the Registrant, dated as of May 9, 2000, with respect to property located at
           7800 Congress Avenue, Boca Raton, Florida
10.23(2)   Agreement and General Release by and between the Registrant and George S. Donahue, dated as of July 31, 2000
10.24(2)+  Master Manufacturing and Purchase Agreement by and between
           Castle Networks, Inc. and Bull HN Information Systems Inc.,
           acting through Bull Electronics Unit (now known as Celestica
           Inc.), dated as of September 22, 1999
10.25(2)   OEM Agreement for Purchase of Products by and between Castle
           Networks, Inc. and Siemens Information and Communication
           Networks, Inc., dated as of December 23, 1998
10.26(2)   Purchase Order by and between Siemens Telecom Innovation
           Centre and Redstone Communications, Inc., dated as of
           October 1, 1999
10.27(2)   Preliminary Unsupported Software License Agreement by and
           between the Registrant and Fujitsu Siemens Computers, dated as of August 7, 2000
10.28(2)   Engineering Services Agreement by and between the Registrant and Siemens Information and Communication Networks, Inc.,
           dated as of October 2, 2000
10.29(2)   Assignment and Assumption Agreement by and between the
           Registrant and Siemens Information and Communication
           Networks, Inc., dated as of April 1, 1999, as amended
10.30*     Master Purchase Agreement by and between the Registrant and
           Siemens SAS, ICN fixed Networks, dated as of December 15,
           2000.
21.1(2)    Subsidiaries of the Registrant
23.1       Consent of KPMG LLP
23.2       Consent of KPMG LLP
23.3       Consent of KPMG LLP
23.4       Consent of PricewaterhouseCoopers LLP
23.5       Consent of Arthur Andersen LLP
23.6       Consent of Arthur Andersen LLP
23.7*      Consent of Hale and Dorr LLP (included in Exhibit 5.1)
99.1(1)    Opinion of W.R. Hambrecht + Co. LLC
99.2*      Form of Proxy Card of BroadSoft, Inc.

---------------
(1) Attached as an Annex to the proxy statement/prospectus, which is part of this Registration Statement.

(2) Filed as an Exhibit to the Registrant's Registration Statement on Form S-1 (File No. 333-43144), as amended, and incorporated herein by reference.

 *  To be filed by amendment.

 + We have sought confidential treatment from the Securities and Exchange Commission for selected portions of this exhibit. The omitted portions have been separately filed with the Securities and Exchange Commission.